As filed with the Securities and Exchange Commission on February 2, 2011
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAPITAL BANK CORPORATION
(Exact name of registrant as specified in its charter)

North Carolina	6022	56-2101930
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification Number)

333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(919) 645-6400
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

R. Eugene Taylor, Chief Executive Officer
Capital Bank Corporation
333 Fayetteville Street, Suite 700
Raleigh, North Carolina 27601
(919) 645-6400
(Name, address, including zip code, and
telephone number, including area code, of agent for service)

Copies to:

David E. Shapiro, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
(212) 403-1000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Proposed Maximum	Amount of
to be Registered	Aggregate Offering Price	Registration Fee
Common Stock, no par value per share, underlying Subscription Rights(1)	$12,750,000(2)	$1,480.28(3)

(1)	This Registration Statement relates to the shares of Common Stock deliverable upon the exercise of non-transferable subscription rights pursuant to the rights offering described herein. Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers such additional shares of Common Stock as may be issued to prevent dilution of the shares of Common Stock covered hereby resulting from stock splits, stock dividends or similar transactions.

(2)	Represents the gross proceeds from the assumed exercise of all non-transferable subscription rights to be issued.

(3)	Calculated pursuant to Rule 457(o) under the Securities Act. This fee is fully offset by a fee of $3,069.00, which was previously paid in connection with the Registration Statement on Form S-1 (File No. 333-162637) filed by Capital Bank Corporation on October 22, 2009. No securities were issued or sold under the prior Registration Statement. Pursuant to Rule 457(p) under the Securities Act, such unused filing fee may be applied to the filing fee payable in connection with this Registration Statement.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED [          ], 2011

PROSPECTUS

Common Stock Underlying Subscription Rights
to Purchase up to
5,000,000 Shares of Common Stock

We are distributing at no charge to holders of our common stock, no par value per share, non-transferable subscription rights to purchase up to 5,000,000 shares of our common stock in the aggregate. You will receive 0.3882637 subscription rights for each share of common stock held by you of record as of 5:00 p.m., Eastern Standard time, on January 27, 2011. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.55 per share of common stock, subject to an overall beneficial ownership limit of 4.9% for each participant.

The subscription rights will expire if they are not exercised by 5:00 p.m., Eastern Standard time, on [          ], 2011, unless we extend the offering period in our sole discretion. You should carefully consider whether to exercise your subscription rights before the expiration of the rights offering period. All exercises of subscription rights are irrevocable. Our Board of Directors is making no recommendation regarding your exercise of the subscription rights. The subscription rights may not be sold or transferred.

Investing in our common stock involves risks.  See “Risk Factors” beginning on page 9 to read about factors you should consider before exercising your subscription rights.

We may in our sole discretion cancel the rights offering at any time and for any reason. If we cancel this offering, the subscription agent will return all subscription payments it has received for the cancelled rights offering without interest or penalty. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the rights offering, and we may be required to do so to comply with the Company’s bylaws if we are unable to distribute the rights prior to the seventieth day following the original record date of January 27, 2011. In the event of any such change of the record date, NAFH will remain ineligible to participate in the rights offering.

We have engaged Registrar and Transfer Company to serve as the subscription agent and Eagle Rock Proxy Advisors, LLC as information agent for the rights offering. The subscription agent will hold in escrow the funds we receive from subscribers until we complete or cancel the rights offering.

This is not an underwritten offering. The shares are being offered directly by us without the services of an underwriter or selling agent.

Shares of our common stock are traded on the NASDAQ Global Select Market under the symbol “CBKN.” On January 31, 2011, the closing sale price for our common stock was $3.39 per share. The shares of common stock issued in the rights offering will also be listed on the NASDAQ Global Select Market under the same symbol. The subscription rights will not be traded or quoted on NASDAQ or any other stock exchange or trading market.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

These shares of common stock are not savings accounts, deposits, or other obligations of our bank subsidiary or any of our non-bank subsidiaries and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this prospectus is [          ], 2011.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus regardless of the time of delivery of this prospectus or any exercise of the rights.

The distribution of this prospectus and the rights offering and sale of shares of our common stock in certain jurisdictions may be restricted by law. This prospectus does not constitute an offer of, or a solicitation of an offer to buy, any shares of common stock in any jurisdiction in which such offer or solicitation is not permitted.

In this prospectus, all references to the “Company,” “we,” “us” and “our” refer to Capital Bank Corporation and its subsidiaries, unless the context otherwise requires or where otherwise indicated. References to “Capital Bank” or the “Bank” mean our wholly-owned banking subsidiary.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this prospectus may contain various “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which statements represent our judgment concerning the future and are subject to business, economic, and other risks and uncertainties, both known and unknown, that could cause our actual operating results and financial position to differ materially from the forward-looking statements. Such forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “believe,” or “continue,” or the negative thereof or other variations thereof or comparable terminology.

We caution that any such forward-looking statements are further qualified by important factors that could cause our actual operating results to differ materially from those in the forward-looking statements, including without limitation:

•	any effects of our recent change of control, in which North American Financial Holdings, Inc. (“NAFH”) acquired a majority ownership of our voting power, including any change in management, strategic direction, business plan, or operations;

•	our ability to comply with the minimum capital ratio requirements imposed by the Bank’s Memorandum of Understanding (“MOU”) with the Federal Deposit Insurance Corporation (“FDIC”) and the North Carolina Commissioner of Banks (the “NC Commissioner”) and the potential negative consequences that may result;

•	the effect of other requirements of the MOU and any further regulatory actions;

•	our new management’s ability to successfully integrate into our business and effectively execute our business plan;

•	the inability to receive dividends from the Bank and to service debt and satisfy obligations as they become due;

•	local economic conditions affecting retail and commercial real estate;

•	our ability to manage disruptions in the credit and lending markets;

•	the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand and the values of loan collateral, securities, and other interest-sensitive assets and liabilities;

•	risks related to loans secured by real estate, including further adverse developments in the real estate markets that would decrease the value and marketability of collateral;

•	the failure of assumptions and estimates underlying the establishment of reserves for possible loan losses and other estimates;

•	competition within the industry;

•	our dependence on attracting and retaining the services of key personnel and management;

•	uncertainty regarding the amount of proceeds received from the rights offering;

•	effects of the rights offering or the terms thereof on the price of our common stock;

•	our ability to cancel the rights offering;

•	the risk that we are required to change the record date for the rights offering to comply with the bylaws of the Company;

•	with respect to the participation in the rights offering by participants and other account holders in the Capital Bank 401(k) Retirement Plan (the “401(k) Plan”), a failure to obtain an exemption from the U.S. Department of Labor (the “DOL”), on a retroactive basis, effective to the commencement of the rights offering, such that the acquisition, holding, and exercise of the subscription rights by the 401(k)

Plan would constitute a prohibited transaction under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	the differing interests that NAFH, as a controlling shareholder, may have from the interests of other shareholders;

•	the other risk factors described under the heading “Risk Factors” in this prospectus.

Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. Also, these forward-looking statements represent our estimates and assumptions only as of the date such forward-looking statements are made.

You should read carefully this prospectus completely and with the understanding that our actual future results may be materially different from what we expect. We hereby qualify all of our forward-looking statements by these cautionary statements. Except as required by law, we assume no obligation to update these forward-looking statements publicly or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

QUESTIONS AND ANSWERS RELATING TO THE RIGHTS OFFERING

The following are examples of what we anticipate will be common questions about the rights offering. The answers are based on selected information included elsewhere in this prospectus. The following questions and answers do not contain all of the information that may be important to you and may not address all of the questions that you may have about the rights offering. This prospectus contains more detailed descriptions of the terms and conditions of the rights offering and provides additional information about us and our business, including potential risks related to the rights offering, the common stock of the Company, and our business.

What is the rights offering?

We are distributing to holders of our common stock as of 5:00 p.m., Eastern Standard time, on January 27, 2011, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.3882637 subscription rights for each share of common stock you owned as of 5:00 p.m., Eastern Standard time, on January 27, 2011. Each whole subscription right will entitle you to purchase one share of our common stock at a subscription price of $2.55 per share. The subscription rights will not be evidenced by any certificates. If our shareholders do not exercise their subscription rights in full, we will not issue the full number of shares authorized for issuance in connection with the rights offering.

Why are we conducting the rights offering?

On November 3, 2010, the Company and the Bank entered into an Investment Agreement (the “Investment Agreement”) with North American Financial Holdings, Inc. (“NAFH”). The Investment Agreement provides that the Company will commence a rights offering following the closing of the sale to NAFH of our common stock as contemplated by the Investment Agreement (the “Investment”). Pursuant to the Investment Agreement, shareholders of record as of a record date agreed between the Company and NAFH will receive non-transferable rights to purchase a number of shares of our common stock proportional to the number of shares of common stock held by such holders on such date, at a purchase price equal to $2.55 per share, subject to a maximum issuance of 5,000,000 shares of common stock and a beneficial ownership limit of 4.9% for each participant. The closing of the Investment occurred on January 28, 2011. We are conducting this rights offering as required by the Investment Agreement (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to increase their ownership of shares of our common stock following the completion of the Investment by NAFH.

Am I required to exercise the subscription rights I receive in the rights offering?

No. You may exercise any whole number of your subscription rights, or you may choose not to exercise any subscription rights. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

What is a subscription right?

For each whole subscription right that you own, you will have a right to buy from us one share of our common stock at a subscription price of $2.55 per share, subject to an overall beneficial ownership limit of 4.9% for each participant. You may exercise some or all of your subscription rights, subject to the overall beneficial ownership limit of 4.9%, or you may choose not to exercise any of your subscription rights. Fractional subscription rights will be eliminated by rounding down to the nearest whole number of subscription rights and may not be exercised.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Eastern Standard time, on the record date, you would receive 388.2637 subscription rights and would have the right to purchase 388 shares of common stock (rounded down from 388.2637 subscription rights) for $2.55 per share.

Is there an over-subscription privilege or a backstop?

There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. This means that neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription rights.

What are the limitations on the exercise of subscription rights?

Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated with respect to the approximately 88,877,846 shares of common stock potentially outstanding after the consummation of this rights offering if all rights are exercised. Any rights exercised by a rights holder for common stock subscribed for by that holder that would cause such holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription rights election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock, calculated based on the approximately 88,877,846 shares potentially outstanding after the consummation of this rights offering if all rights are exercised.

Any rights holder found to be in violation of such representation will have granted to us in the subscription rights election form, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and the market price for such shares, each as set forth in more detail in the subscription rights election form. See also “The Rights Offering — Limitation on Exercise of Subscription Rights.”

How soon must I act to exercise my subscription rights?

The rights may be exercised beginning on the date of this prospectus through the expiration of the rights offering period, which is 5:00 p.m., Eastern Standard time, on [          ], 2011, unless we elect to extend the rights offering. If you elect to exercise any rights, the subscription agent must actually receive all required documents and payments from you (and your payment must clear) before the expiration of the rights offering period. Although we have the option of extending the expiration date of the subscription period, we currently do not intend to do so.

Although we will make reasonable attempts to provide this prospectus to our shareholders, the rights offering and all subscription rights will expire on the expiration date, whether or not we have been able to locate each person entitled to subscription rights.

May I transfer my rights?

No, you may not sell, transfer or assign your rights to anyone else.

Are we requiring a minimum subscription to complete the rights offering?

No, there is no minimum subscription required.

How was the subscription price determined?

The Investment Agreement required the subscription price to be $2.55 per share of common stock, which is the same per share purchase price paid by NAFH in the Investment. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. The market price of our common stock may decline during or after the rights offering, and

v

you may not be able to sell the underlying shares of our common stock purchased during the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. You should obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering.

Are there any conditions to completion of the rights offering?

Yes. The completion of the rights offering is subject to the conditions described under “The Rights Offering — Conditions and Cancellation.”

Can the rights offering be cancelled?

Yes. We may cancel the rights offering at any time before the completion of the rights offering and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the rights offering, and we may be required to do so to comply with the Company’s bylaws if we are unable to distribute the rights prior to the seventieth day following the record date of January 27, 2011. In the event of any such change of the record date, NAFH will remain ineligible to participate in the rights offering.

How do I exercise my subscription rights?

You must properly complete the enclosed subscription rights election form and deliver it, along with the full subscription price, to the subscription agent, Registrar and Transfer Company, before 5:00 p.m., Eastern Standard time, on [          ], 2011. Do not deliver documents to the Company.

If you send a payment that is insufficient to purchase the number of shares you requested, or if the number of shares you requested is not specified in the form, the payment received will be applied to exercise your subscription rights to the fullest extent possible based on the amount of the payment received, subject to the elimination of fractional shares. If the payment exceeds the subscription price for the full exercise of your subscription rights, or if you subscribe for more shares than you are eligible to purchase (including if you attempt to exercise a fractional subscription right), then the excess will be returned to you as soon as practicable after completion of this offering. You will not receive interest on any payments refunded to you under the rights offering.

If the rights offering is not completed, will my subscription payment be refunded to me?

Yes. The subscription agent will hold all funds it receives in a segregated bank account until completion of the rights offering. If the rights offering is not completed, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable. If you own shares in “street name,” it may take longer for you to receive payment because the subscription agent will return payments through the record holder of the shares.

What form of payment must I use to pay the subscription price?

You must timely pay the full subscription price for the full number of shares of common stock you wish to acquire in the rights offering by delivering to the subscription agent a personal check or wire transfer of same day funds that clears before the expiration of the rights offering period. If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

What should I do if I want to participate in the rights offering, but my shares are held in the name of my broker, dealer, custodian bank or other nominee?

If your shares of common stock are held in the name of a broker, dealer, custodian bank or other nominee, then your broker, dealer, custodian bank or other nominee is the record holder of the shares you own. The record holder must exercise the subscription rights on your behalf for the shares of common stock you wish to purchase.

We will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. You should complete and return to the record holder of your shares the form entitled “Beneficial Owner Election Form.” You should receive this form from the record holder of your shares with the other rights offering materials.

If you wish to participate in the rights offering and purchase shares of our common stock, please contact the record holder of your shares promptly. Your broker, dealer, custodian bank or other nominee is the holder of the shares you own and must exercise the subscription rights on your behalf for shares you wish to purchase. Your broker, dealer, custodian bank or other nominee may establish a participation deadline prior to 5:00 p.m., Eastern Standard time on [          ], 2011, the expiration date of the rights offering.

What should I do if I want to participate in the rights offering, but my subscription rights are held in my account in the Company’s 401(k) Plan?

If you held shares of our common stock in your 401(k) Plan account as of the record date, you may exercise your subscription rights with respect to those shares of common stock by electing what amount (if any) of your subscription rights you would like to exercise by properly completing a special election form, called the “401(k) Plan Participant Election Form,” that is provided to you. You must return your properly completed 401(k) Plan Participant Election Form to the subscription agent in the prescribed manner. Your 401(k) Plan Participant Election Form must be received by the subscription agent by 5:00 p.m., Eastern Standard time, on [          ], 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise your subscription rights that are held in your 401(k) Plan account will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the different deadline set forth in this prospectus for shareholders generally) and solely with respect to the shares held through the 401(k) Plan as of the record date. Any subscription rights credited to your 401(k) Plan account will expire unless they are properly exercised by this special deadline. If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must also ensure that you have provided in your 401(k) Plan Participant Election Form instructions for the liquidation and transfer of the total amount of the funds required for such exercise to the Capital Bank Corporation Subscription Fund in your 401(k) Plan account and that such amount remains in the Capital Bank Corporation Subscription Fund until [          ], 2011.

Also note that, notwithstanding any election that you make regarding the exercise of your subscription rights held by your 401(k) Plan account, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. For additional information, see “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

After I exercise my subscription rights, can I change my mind?

No. Except as explained below with respect to the 401(k) Plan, all exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information that you consider to be unfavorable to the exercise of your subscription rights. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock at the subscription price of $2.55 per share.

In the case of the 401(k) Plan, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of the subscription rights held by their 401(k) Plan

accounts, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. For additional information, see “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

Are there risks in exercising my subscription rights?

Yes. The exercise of your subscription rights involves numerous risks. Exercising your subscription rights means buying shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

Has our Board of Directors or NAFH made a recommendation to our shareholders regarding the rights offering?

No. Neither our Board of Directors nor NAFH is making any recommendation regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering period or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price or at all. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

Will our directors, officers and NAFH participate in the rights offering?

All holders of our common stock as of the record date for the rights offering will receive, at no charge, the non-transferable subscription rights to purchase shares of our common stock as described in this prospectus. To the extent that our directors and officers held shares of our common stock as of the record date, they will receive the subscription rights and, while they are under no obligation to do so, will be entitled to participate in the rights offering. As NAFH was not a holder of our common stock as of the record date, NAFH will not receive subscription rights and will not be eligible to participate in the rights offering. NAFH will remain ineligible to participate in the rights offering even in the event that, prior to the distribution of rights, we change the record date of the rights offering, which may be required to comply with the Company’s bylaws if we are unable to distribute the rights prior to the seventieth day following the original record date of January 27, 2011.

What fees or charges apply if I exercise my subscription rights?

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

How do I exercise my subscription rights if I live outside of the United States or have an army post office or foreign post office address?

The subscription agent will hold subscription rights election forms for shareholders having addresses outside the United States or who have an army post office or foreign post office address. In order to exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent and timely follow other procedures described below under the heading “The Rights Offering — Foreign Shareholders.”

Will I receive interest on any funds I deposit with the subscription agent?

No. You will not be entitled to any interest on any funds that are deposited with the subscription agent pending completion or cancellation of the rights offering. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

When will I receive my new shares of common stock?

All shares that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering period, the subscription agent will arrange for the issuance of the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

When can I sell the shares of common stock I receive upon exercise of the subscription rights?

If you exercise your subscription rights, you will be able to resell the shares of common stock purchased by exercising your subscription rights once your account has been credited with those shares, provided you are not otherwise restricted from selling the shares (for example, because you are an affiliate who holds control stock or because you possess material nonpublic information about the Company). Although we will endeavor to issue the shares as soon as practicable after completion of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price.

Will the subscription rights be listed on a stock exchange or trading market?

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on NASDAQ or any other stock exchange or trading market. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “CBKN,” and the shares to be issued in connection with the rights offering are expected to be eligible for trading on NASDAQ under the same symbol.

What are the U.S. federal income tax consequences of exercising my subscription rights?

The receipt and exercise of subscription rights should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

What happens if I choose not to exercise my subscription rights?

You are not required to exercise your subscription rights or otherwise take any action in response to the rights offering. However, if you choose not to exercise your subscription rights or you exercise less than all of your subscription rights and other shareholders fully exercise their subscription rights or exercise a greater proportion of their subscription rights than you exercise, the percentage of our common stock owned by these other shareholders will increase relative to your ownership percentage, and your voting and other rights in the Company will likewise be diluted.

How many shares of common stock will be outstanding after the rights offering?

As of the record date, there were 12,877,846 shares of our common stock outstanding. As of January 28, 2011, immediately following the closing of the Investment, there were 83,877,846 shares of our common stock outstanding. If all of our shareholders exercise their subscription rights in full, we will issue 5,000,000 shares of common stock in the rights offering, which represents approximately 5.6% of the 88,877,846 shares of common stock potentially outstanding upon the completion of the rights offering.

How much money will we receive from the rights offering and how will such proceeds be used?

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 5,000,000 shares available in the rights offering, the total proceeds to us, before expenses, will be $12.75 million. We intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in the Bank.

What if I have more questions?

If you have more questions about the rights offering or need additional copies of the rights offering documents, please contact Eagle Rock Proxy Advisors, LLC, by calling (877) 864-5053 toll-free or, if you are a bank or broker, (908) 497-2340.

What effect will the rights offering have on holders of stock options?

Option holders will not be eligible to participate in the rights offering with respect to stock options that were unexercised as of the record date. The rights offering will not affect the rights of option holders under our equity compensation plans and relevant stock option agreements.

To whom should I send my forms and payment?

If your shares are held in the name of a broker, dealer, custodian bank or other nominee, then you should send your subscription documents and subscription payment to that record holder. If you are the record holder, then you should send your subscription rights election form and other documents, and subscription payment by mail or overnight courier to the subscription agent at:

By mail:	By hand or overnight courier:
Registrar and Transfer Company	Registrar and Transfer Company
Attn: Reorg/Exchange Dept	Attn: Reorg/Exchange Dept.
P.O. Box 645	10 Commerce Drive
Cranford, New Jersey 07016-0645	Cranford, New Jersey 07016

You, or, if applicable, your nominee, are solely responsible for completing delivery to the subscription agent of your subscription rights election form and other documents and subscription payment. You should allow sufficient time for delivery of your subscription materials to the subscription agent and clearance of payment before the expiration of the rights offering period.

x

SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information contained in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” our audited consolidated financial statements and the accompanying notes for the year ended December 31, 2009, and our unaudited consolidated financial statements for the quarter ended September 30, 2010, in their entirety before you decide to exercise your subscription rights.

Company Information

Overview

Capital Bank Corporation is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. Our primary wholly-owned subsidiary is Capital Bank, a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997.

Capital Bank is a community bank engaged in the general commercial banking business, primarily in growth markets in central and western North Carolina. As of December 31, 2010, the Bank had assets of approximately $1.6 billion, $1.3 billion in loans, $1.3 billion in deposits and $76.9 million in shareholders’ equity. Our principal executive office is located at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, and our telephone number is (919) 645-6400. We operate 32 branch offices in North Carolina: five in Raleigh, four in Asheville, three in Burlington, two in Cary, four in Fayetteville, three in Sanford, and one each in Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Siler City, Wake Forest, and Zebulon.

The Bank offers a full range of banking services, including the following: checking accounts; savings accounts; NOW accounts; money market accounts; certificates of deposit; individual retirement accounts; loans for real estate, construction, businesses, agriculture, personal use, home improvement and automobiles; equity lines of credit; mortgage loans; credit loans; consumer loans; credit cards; safe deposit boxes; bank money orders; internet banking; electronic funds transfer services including wire transfers and remote deposit capture; traveler’s checks; and free notary services to all Bank customers. In addition, the Bank provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. Through a partnership between the Bank’s financial services division and Capital Investment Companies, an unaffiliated Raleigh, North Carolina-based broker-dealer, the Bank also makes available a complete line of uninsured investment products and services.

As a bank holding company, we are subject to the supervision of the Board of Governors of the Federal Reserve System (the “Federal Reserve”). We are required to file with the Federal Reserve reports and other information regarding our business operations and the business operations of our subsidiaries. As a North Carolina-chartered bank, the Bank is subject to primary supervision, periodic examination and regulation by the NC Commissioner and by the FDIC as its primary federal regulator.

Memorandum of Understanding

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding with the FDIC and the NC Commissioner. In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities. In addition, the

Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

Closing of the Investment

On January 28, 2011, the Company completed the issuance and sale to NAFH of 71,000,000 shares of common stock for $181,050,000 in cash. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one contingent value right (“CVR”) per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio. Also in connection with the Investment, pursuant to an agreement among NAFH, the U.S. Department of the Treasury (the “Treasury”), and the Company, the Company’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”) and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with the Treasury’s Troubled Asset Relief Program (“TARP”) were repurchased (the “TARP Repurchase”). Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, or certain regulatory provisions of the Emergency Economic Stabilization Act of 2008 (“EESA”) and the American Recovery and Reinvestment Act (“ARRA”) that are imposed on TARP recipients.

As a result of the Investment, NAFH currently owns approximately 84.6% of the Company’s common stock. This rights offering is being conducted pursuant to an obligation of the Company under the Investment Agreement.

Appointments to the Board of Directors and Management

Effective as of the closing of the Investment, R. Eugene Taylor (Chairman), Christopher G. Marshall, Peter N. Foss, William A. Hodges, and R. Bruce Singletary were named to the Board of Directors of the Company and the Bank. Oscar A. Keller, III and Charles F. Atkins, existing members of the Company and Bank Boards of Directors, remained as such following the closing. All other members of the Board of Directors of the Company and the Bank resigned effective January 28, 2011. In addition, the Company has appointed several new executive officers: R. Eugene Taylor as Chief Executive Officer, Christopher G. Marshall as Chief Financial Officer, and R. Bruce Singletary as Chief Risk Officer. See “Management.”

Fiscal 2010 Results

On January 31, 2011, the Company announced financial results for the fourth quarter and full year of 2010. Key items for the fourth quarter and full year of 2010 and a subsequent event from early 2011 included the following:

•	On January 28, 2011, North American Financial Holdings, Inc. (“NAFH”) completed its investment of approximately $181 million in the Company through the purchase of 71 million shares of the Company’s common stock at $2.55 per share, resulting in NAFH owning approximately 85% of the Company’s outstanding common stock and leaving the Company in a “well capitalized” position.

•	Net loss to common shareholders was ($34.1) million, or ($2.59) per share in the fourth quarter of 2010 compared with ($7.8) million, or ($0.68) per share, in the fourth quarter of 2009. In 2010, net loss to common shareholders was ($63.8) million, or ($4.98) per share, compared with ($9.2) million, or ($0.80) per share, in 2009.

•	Net interest margin was 3.16% in the fourth quarter of 2010 compared with 3.48% in the third quarter of 2010 and 3.25% in the fourth quarter of 2009.

•	Nonperforming assets, including accruing restructured loans, were 5.98% of total assets as of December 31, 2010 compared with 5.69% as of September 30, 2010 and 4.87% as of December 31, 2009.

•	Allowance for loan losses increased to 2.87% of total loans as of December 31, 2010 from 2.74% as of September 30, 2010 and 1.88% as of December 31, 2009.

•	Provision for loan losses was $20.0 million in the fourth quarter of 2010 compared with $6.8 million in the third quarter of 2010 and $11.8 million in the fourth quarter of 2009. In 2010, provision for loan losses was $58.5 million compared with $23.1 million in 2009.

•	Deferred tax assets were fully reserved with the valuation allowance increasing to $33.3 million as of December 31, 2010 from $8.8 million as of September 30, 2010 and $0 as of December 31, 2009.

Net Interest Income

Net interest income decreased by $691 thousand, declining from $13.0 million in the fourth quarter of 2009 to $12.3 million in the fourth quarter of 2010. This decrease was primarily due to a 4.3% drop in average earning assets from the fourth quarter of 2009 to the fourth quarter of 2010. Among other things, principal paydowns and charge-offs on the loan portfolio contributed to the reduction in earning assets. Additionally, net interest margin decreased from 3.25% in the fourth quarter of 2009 to 3.16% in the fourth quarter of 2010. Net interest margin was negatively affected by a decline in asset yields, partially offset by a decline in funding costs. Yields on earning assets fell from 5.15% for the quarter ended December 31, 2009 to 4.68% for the quarter ended December 31, 2010, and rates on total interest-bearing liabilities fell from 2.18% for the quarter ended December 31, 2009 to 1.71% for the quarter ended December 31, 2010.

In 2010, net interest income increased by $2.1 million, rising from $48.9 million in 2009 to $51.0 million in 2010. This improvement was due to an increase in net interest margin from 3.14% in 2009 to 3.27% in 2010, partially offset by a 0.4% decline in average earning assets. Yields on earning assets fell from 5.27% in 2009 to 4.93% in 2010, and rates on total interest-bearing liabilities fell from 2.45% in 2009 to 1.88% in 2010. The Company’s interest rate swap on prime-indexed commercial loans, which expired in October 2009, increased interest income by $3.5 million in 2009, representing a benefit to net interest margin of 0.22%. Since the swap expired in 2009, the Company received no benefit in 2010.

Provision for Loan Losses and Asset Quality

Provision for loan losses for the quarter ended December 31, 2010 totaled $20.0 million, an increase from $11.8 million for the quarter ended December 31, 2009 and an increase from $6.8 million for the quarter ended September 30, 2010. The loan loss provision increased significantly in the current quarter due to higher levels of nonperforming assets, increased charge-offs, and downgrades to risk ratings of certain loans in the portfolio. Net charge-offs totaled $20.2 million, or 6.24% of average loans (annualized), in the fourth quarter of 2010, an increase from $5.3 million, or 1.52% of average loans (annualized), in the fourth quarter of 2009 and an increase from $6.3 million, or 1.87% of average loans (annualized), in the third quarter of 2010. Of the fourth quarter 2010 charge-offs, $9.5 million was related to one residential development project in the Company’s Triangle region.

Provision for loan losses totaled $58.5 million in 2010, an increase from $23.1 million in 2009. Net charge-offs increased from $11.8 million, or 0.89% of average loans, in 2009 to $48.6 million, or 3.60% of average loans, in 2010. The loan loss provision also increased significantly in 2010 due to higher levels of nonperforming assets, increased charge-offs, and downgrades to risk ratings of certain loans in the portfolio.

Nonperforming assets, which include nonperforming loans and other real estate, totaled 5.69% of total assets as of December 31, 2010, an increase from 5.32% as of September 30, 2010 and 2.90% as of December 31, 2009. Nonperforming assets, including accruing restructured loans, totaled 5.98% of total assets as of December 31, 2010, an increase from 5.69% as of September 30, 2010 and 4.87% as of December 31, 2009. Loans past due more than 30 days, excluding nonperforming loans, increased to 1.08% of total loans as of December 31, 2010 compared to 1.00% of total loans as of September 30, 2010 and 0.67% as of

December 31, 2009. The allowance for loan losses increased to 2.87% of total loans as of December 31, 2010 compared to 2.74% as of September 30, 2010 and 1.88% as of December 31, 2009. The allowance for loan losses covered 50% of nonperforming loans as of December 31, 2010, which was a decrease from 52% as of September 30, 2010 and 66% as of December 31, 2009.

Prior to the fourth quarter of 2010, the Company provided specific reserves on many of its impaired loans as part of the allowance for loan losses and charged down impaired loans to estimated fair value only if legal action had begun against a borrower in default or where a “confirmed loss” existed. However, during the fourth quarter of 2010, the Company began charging down all impaired loans to current fair value, and specific reserves are no longer provided. This change in practice has not impacted the amount of loan loss provision, since under both methods impaired loans are valued the same, but the change does increase the amount of net charge-offs recorded and decreases the level of allowance for loan losses. As of December 31, 2010 and 2009, the Company had recorded cumulative charge-offs of $17.9 million and $6.7 million, respectively, on impaired loans. If these cumulative charge-offs had instead been recorded as specific reserves, the allowance for loan losses would have increased from 2.87% of total loans to 4.24% of total loans as of December 31, 2010 and would have increased from 1.88% of total loans to 2.35% of total loans as of December 31, 2009.

Noninterest Income

Noninterest income increased by $6.2 million, rising from $1.8 million in the fourth quarter of 2009 to $8.0 million in the fourth quarter of 2010. This increase was primarily related to net gains of $5.3 million recorded on the sale of investment securities during the fourth quarter of 2010. The Company sold a significant portion of its agency bond and mortgage-backed securities portfolios and reinvested the proceeds in an effort to reposition the investment portfolio to execute certain interest rate risk management, liquidity, and tax strategies. Further, mortgage origination and other loan fees increased by $338 thousand as robust demand for residential mortgage originations and refinancings benefited income. Noninterest income was decreased in the fourth quarter of 2009 by an other-than-temporary impairment loss of $498 thousand that was recorded on an investment in trust preferred securities issued by a single entity.

In 2010, noninterest income increased by $5.4 million, rising from $10.2 million in 2009 to $15.5 million in 2010. This increase was primarily related to net gains of $5.9 million recorded on the sale of investment securities in 2010 as compared to net gains of $173 thousand recorded in 2009. Additionally, noninterest income was decreased in 2009 as an other-than-temporary impairment loss was recorded on an investment in trust preferred securities. The increase in noninterest income was partially offset by a nonrecurring BOLI gain of $913 thousand recognized in 2009.

Noninterest Expense

Noninterest expense increased $446 thousand, or 3%, rising from $14.7 million in the fourth quarter of 2009 to $15.1 million in the fourth quarter of 2010. FDIC deposit insurance expense increased by $979 thousand as the Company’s assessment rate was raised in 2010. Salaries and employee benefits expense increased by $871 thousand due to lower deferred loan costs, which decrease expense, and increased employee health insurance expense. Other real estate losses and miscellaneous loan costs increased by $440 thousand, of which $307 thousand was related to valuation adjustments to and losses on the sale of other real estate with the remaining increase representing higher loan workout, appraisal and foreclosure costs to resolve problem assets. Further, professional fees increased by $412 thousand due to higher legal and consulting expense. Partially offsetting the increase in noninterest expense, other expense declined by $2.0 million. In the fourth quarter of 2009, the Company incurred $1.9 million of direct nonrecurring expenses related to its proposed public stock offering. These expenses were recorded in other noninterest expense and primarily represented investment banking, legal and accounting costs related to the proposed offering.

In 2010, noninterest expense increased $4.5 million, or 9%, rising from $49.8 million in 2009 to $54.3 million in 2010. This increase was primarily due to a $3.4 million increase in other real estate losses and miscellaneous loan costs, of which $2.2 million was related to valuation adjustments to and losses on the sale of other real estate. FDIC deposit insurance expense increased by $1.1 million due to an increase in the

Company’s assessment rate in 2010. Professional fees increased by $1.0 million from higher legal and consulting expense. Partially offsetting the increase in noninterest expense, other expense declined by $1.3 million. In the fourth quarter of 2009, the Company incurred $1.9 million of direct nonrecurring expenses related to its proposed public stock offering. These expenses were recorded in other noninterest expense and primarily represented investment banking, legal and accounting costs related to the proposed offering. In the third quarter of 2010, the Company also incurred direct nonrecurring expenses related to a separate proposed public stock offering that was later withdrawn.

Income Taxes

Income taxes recorded in both the three months and year ended December 31, 2010 were primarily impacted by an increased valuation allowance recorded against deferred tax assets in those periods. Due to continued net operating losses in 2010 and ongoing stress on the Company’s financial performance and tax positions from elevated credit losses, the Company had fully reserved its deferred tax assets as of December 31, 2010. The valuation allowance recorded against deferred tax assets increased to $33.3 million as of December 31, 2010 from $8.8 million as of September 30, 2010.

Deferred tax assets represent timing differences in the recognition of certain tax benefits for accounting and income tax purposes, including the expected value of future tax savings that will be available to the Company to offset future taxable income through the carry forward of net operating losses. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

Balance Sheet

Loan balances declined by $135.8 million in 2010 due in part to net charge- offs for the year as well as net principal paydowns on outstanding loans. The declining loan portfolio reflects an effort by the Company to de-leverage its balance sheet to preserve capital and reduce its exposure to certain sectors of the commercial real estate market. Total investment securities decreased by $22.2 million over the same period as management sold certain municipal bonds to reduce the duration of its fixed income portfolio earlier in the year and then repositioned its portfolio later in the year to execute certain interest rate risk, liquidity, and tax strategies. The cash surrender value of BOLI policies decreased by $15.8 million after the Company surrendered certain BOLI contracts on former employees and directors in 2010 for the purpose of repositioning the BOLI portfolio for capital, liquidity and tax planning purposes.

Total deposits declined by $34.7 million in 2010. Savings accounts and time deposits increased by $1.7 million and $24.6 million, respectively, during 2010 while checking accounts and money market accounts decreased by $14.3 million and $46.7 million, respectively. Borrowings and securities sold under agreements to repurchase decreased by $52.5 million in 2010 as the Company paid off certain borrowings with increased liquidity from paydowns on loans and investment securities as well as the surrender of certain BOLI contracts.

Available Information

The Company files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”). You may read and copy any materials that the Company files with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website, at http://www.sec.gov, that contains the Company’s filed reports, proxy and information statements and other information that the Company files electronically with the SEC. Additionally, the Company makes these filings available, free of charge, on its website at http://www.capitalbank-us.com as soon as reasonably practicable after the Company electronically files such materials with, or furnishes them to, the SEC. None of the information contained on, or that may be accessed through, the Company’s website is a prospectus or constitutes part of, or is otherwise incorporated into, this prospectus.

Rights Offering Summary

The following summary describes the principal terms of the rights offering, but is not intended to be complete. See the information under the heading “The Rights Offering” in this prospectus for a more detailed description of the terms and conditions of the rights offering.

Subscription Rights	We are distributing at no charge to record holders of our common stock as of 5:00 p.m., Eastern Standard time, on the record date of January 27, 2011, 0.3882637 non-transferable subscription rights for each share of common stock then held of record.

For each whole subscription right that you own, you will have a right to buy from us one share of our common stock at a subscription price of $2.55 per share, subject to an overall beneficial ownership limit of 4.9% for each participant. You may exercise some or all of your subscription rights, or you may choose not to exercise any of your subscription rights.

No Over-Subscription Privilege or Backstop	There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. Neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription rights.

Subscription Price	$2.55 per share of common stock. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

Limitation on Exercise of Subscription Rights	Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated based on the approximately 88,877,846 shares of common stock potentially outstanding after the consummation of this rights offering if all rights are exercised. Any rights exercised by a rights holder for common stock subscribed for by that holder that would cause such holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription rights election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock as a result of the exercise of rights. See “The Rights Offering — Limitation on Exercise of Subscription Rights.”

Record Date	January 27, 2011.

Expiration Date	The subscription rights will expire at 5:00 p.m., Eastern Standard time, on [ ], 2011, unless the expiration date is extended.

Procedure for Exercising Rights	You must properly complete the enclosed subscription rights election form and deliver it, along with the full subscription price, to the subscription agent, Registrar and Transfer Company, before the expiration of the rights offering period. Your payment must also clear prior to the expiration of the rights offering period.

You may deliver the documents and payments by first class mail or courier service.

If you are a beneficial owner of shares that are registered in the name of a broker, dealer, custodian bank or other nominee, you should instruct your broker, dealer, custodian bank or other nominee to exercise your subscription rights on your behalf. Please follow the instructions of your nominee, who may require that you meet a deadline earlier than the expiration date of the rights offering.

Use of Proceeds	The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 5,000,000 shares available in the rights offering, the total proceeds to us, before expenses, will be $12.75 million. We intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in the Bank.

Non-Transferability/ No Listing of Rights	The subscription rights may not be sold, transferred or assigned and will not be listed for trading on NASDAQ or any other stock exchange or trading market.

No Revocation	All exercises of subscription rights are irrevocable (unless we are required by law to permit revocation), even if you later learn information about us that you consider unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of common stock offered pursuant to the rights offering. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights held by the 401(k) Plan, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on [ ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. For additional information, see “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

Conditions to the Rights Offering	The completion of the rights offering is subject to the conditions described under “The Rights Offering — Conditions and Cancellation.”

Amendment; Cancellation; Change of Record Date	We may amend the terms of the rights offering or extend the subscription period of the rights offering. We also reserve the right to cancel the rights offering at any time before the completion of the rights offering and for any reason. If the rights offering is cancelled, all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the rights offering, and we may be required to do so to comply with the Company’s bylaws if we are unable to distribute the rights prior to the seventieth day following the record date of

January 27, 2011. In the event of any such change of the record date, NAFH will remain ineligible to participate in the rights offering.

No Board or NAFH Recommendation	Neither our Board of Directors nor NAFH is making any recommendation regarding your exercise of the subscription rights. You are urged to make your own decision whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. See the section entitled “Risk Factors.”

Issuance of Common Stock	If you purchase shares of common stock through the rights offering, we will issue those shares to you in book-entry, or uncertificated, form as soon as practicable after the completion of the rights offering. Stock certificates will not be issued for shares of our common stock purchased in the rights offering.

Listing of Common Stock	Our common stock is listed on the NASDAQ Global Select Market under the symbol “CBKN,” and the shares to be issued in connection with the rights offering will also be listed on NASDAQ under the same symbol.

Federal Income Tax Consequences	The receipt and exercise of subscription rights should generally not be taxable for U.S. federal income tax purposes. You should, however, seek specific tax advice from your tax advisor in light of your particular circumstances and as to the applicability and effect of any other tax laws. See “Certain Material U.S. Federal Income Tax Considerations.”

Subscription Agent	Registrar and Transfer Company.

Information Agent	Eagle Rock Proxy Advisors, LLC.

Shares Outstanding After Completion of the Rights Offering	88,877,846 (based on shares outstanding as of January 28, 2011 and assuming full exercise of rights).

RISK FACTORS

An investment in our common stock involves certain risks. You should carefully consider the risks described below, together with the other information contained in this prospectus before making a decision to invest in our common stock. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occur, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to the Rights Offering

The subscription price determined for the rights offering is not an indication of the value of our common stock.

The Investment Agreement required the subscription price to be $2.55 per share of common stock, which is the same per share purchase price paid by NAFH for the Investment. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the trading price of our common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares purchased during the rights offering at a price equal to or greater than the subscription price or at all. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering.

The rights offering may cause the price of our common stock to decline.

Depending upon the trading price of our common stock at the time of our announcement of the rights offering and its terms, including the subscription price, together with the number of shares of common stock we could issue if the rights offering is completed, the rights offering may result in a decrease in the trading price of our common stock. This decrease may continue after the completion of the rights offering. If that occurs, your purchase of shares of our common stock in the rights offering may be at a price greater than the prevailing trading price.

Because you may not revoke or change your exercise of the subscription rights unless we are required by law to permit revocation, you could be committed to buying shares above the prevailing trading price at the time the rights offering is completed even if you later learn information about us that you consider unfavorable.

Once you exercise your subscription rights, you may not revoke or change the exercise unless we are required by law to permit revocation. The trading price of our common stock may decline before the subscription rights expire. If you exercise your subscription rights, and, afterwards, the trading price of our common stock decreases below the $2.55 per share subscription price, you will have committed to buying shares of our common stock at a price above the prevailing trading price and could have an immediate unrealized loss. In addition, if you exercise your subscription rights and later learn information about us that you consider unfavorable, you will be committed to buying shares and may not revoke or change your exercise. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights held in their 401(k) Plan accounts, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. For additional information, see “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

Our common stock is currently traded on the NASDAQ Global Select Market under the symbol “CBKN,” and the closing sale price of our common stock on NASDAQ on January 31, 2011 was $3.39 per share. There can be no assurances that the trading price of our common stock will equal or exceed the subscription price at the time of exercise or at the expiration date of the rights offering or that our common stock will continue to be listed on the NASDAQ Global Select Market.

You may not be able to resell any shares of our common stock that you purchase pursuant to the exercise of subscription rights immediately upon expiration of the subscription rights offering period or be able to sell your shares at a price equal to or greater than the subscription price.

If you exercise your subscription rights, you may not be able to resell the common stock purchased by exercising your subscription rights until your account has been credited with those shares. Moreover, you will have no rights as a shareholder of the shares you purchased in the rights offering until we issue the shares to you. Although we will endeavor to issue the shares as soon as practicable after expiration of the rights offering, there may be a delay between the expiration date of the rights offering and the time that the shares are issued. In addition, we cannot assure you that, following the exercise of your subscription rights, you will be able to sell your common stock at a price equal to or greater than the subscription price or at all.

If you do not exercise your subscription rights, you will suffer dilution of your percentage of ownership.

If you do not exercise your subscription rights or you exercise less than all of your rights, and other shareholders fully exercise their rights or exercise a greater proportion of their rights than you exercise, you will suffer dilution of your percentage ownership of our equity securities relative to such other shareholders. As of the record date, there were 12,877,846 shares of common stock outstanding. As of January 28, 2011, immediately following the closing of the Investment, there were 83,877,846 shares of our common stock outstanding. If all of our shareholders exercise their subscription rights in full, we will issue 5,000,000 shares of common stock in the rights offering, which represents approximately 5.6% of the 88,877,846 shares of common stock potentially outstanding upon the completion of the rights offering.

The subscription rights are non-transferable and thus there will be no market for them.

You may not sell, transfer or assign your rights to anyone else. We do not intend to list the rights on any securities exchange or any other trading market. Because the subscription rights are non-transferable, there is no market or other means for you to directly realize any value associated with the subscription rights.

We may cancel the rights offering at any time before the completion of the rights offering, and neither we nor the subscription agent will have any obligation to you except to return your subscription payment, without interest or penalty.

We may at our sole discretion cancel the rights offering at any time before the completion of the rights offering. If we elect to cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return to you, without interest or penalty, as soon as practicable any subscription payments.

If you do not act promptly and follow the subscription instructions, your exercise of subscription rights will be rejected.

Shareholders who desire to purchase shares in the rights offering must act promptly to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering period. If you are a beneficial owner of shares, you must act promptly to ensure that your broker, dealer, custodian bank or other nominee acts for you and that all required forms and payments are actually received by the subscription agent prior to the expiration of the rights offering period. We are not responsible if your broker, dealer, custodian bank or nominee fails to ensure that all required forms and payments are actually received by the subscription agent, and all payments clear, prior to the expiration of the rights offering period. If you fail to complete and sign the required subscription forms, send an incorrect payment amount or otherwise fail to follow the subscription procedures that apply to your exercise in the rights offering or your payment does not clear prior to the expiration of the rights offering period, the subscription agent may, depending on the circumstances, reject your subscription or accept it only to the extent of any payment that has been received and has cleared. Neither we nor the subscription agent will undertake to contact you concerning, or attempt to correct, an incomplete or incorrect subscription form. We have the sole discretion to determine whether the exercise of your subscription rights properly and timely follows the subscription procedures.

If you are a participant (or other account holder) in our 401(k) Plan, you may exercise your subscription rights held by your 401(k) Plan account by properly completing the special election form, called the “401(k) Plan Participant Election Form,” that is provided to you by the subscription agent, Registrar and Transfer Company. You must return your completed 401(k) Plan Participant Election Form to the subscription agent in the manner prescribed in the materials provided to you by [          ], 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise the subscription rights held by your 401(k) Plan account will not be effective. If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must also ensure that you have provided in your 401(k) Plan Participant Election Form instructions for the liquidation and transfer of the total amount of the funds required for such exercise to the Capital Bank Corporation Subscription Fund in your 401(k) Plan account and that such amount remains in the Capital Bank Corporation Subscription Fund until [          ], 2011). See “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.” If you fail to complete the 401(k) Plan Participant Election Form, including instructions to liquidate and transfer funds to the Capital Bank Corporation Subscription Fund, correctly and timely, you may be unable to participate in the rights offering. Neither we, the subscription agent, the information agent, the 401(k) Plan trustee, nor anyone else will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form or 401(k) Plan fund allocation and we will not be liable for failure to notify you of any defect or irregularity.

Also note that, notwithstanding any election that you make regarding the exercise of the subscription rights held by your 401(k) Plan account, your subscription rights will not be exercised with respect to shares held by the 401(k) Plan if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. For additional information, see “The Rights Offering — Special Instructions for Participants in Our 401(k) Plan.”

If you make payment of the subscription price by uncertified personal check, your check may not clear in sufficient time to enable you to purchase shares in the rights offering.

Any uncertified personal check used to pay the subscription price in the rights offering must clear prior to the expiration of the rights offering period, and the clearing process may require five or more business days. As a result, if you choose to use an uncertified personal check to pay the subscription price, it may not clear prior to the expiration of the rights offering period, in which event you would not be eligible to exercise your subscription rights. You may eliminate this risk by paying the subscription price by wire transfer of same day funds.

Our 401(k) Plan, which is receiving subscription rights, is not permitted to acquire, hold or dispose of subscription rights absent an exemption from the DOL.

The 401(k) Plan is receiving subscription rights with respect to the shares of common stock held by the 401(k) Plan on behalf of the participants (and other account holders) as of the record date even though 401(k) plans and other plans subject to ERISA, such as ours, are not permitted under ERISA or Section 4975 of the Code to acquire, hold or dispose of subscription rights absent an exemption from the DOL. We are submitting a request to the DOL that an exemption be granted on a retroactive basis, effective to the commencement of the rights offering, with respect to the acquisition, holding and exercise of the subscription rights by the 401(k) Plan and its participants (and other account holders); however, the DOL may deny our exemption application. If our exemption request is denied by the DOL, the DOL may require us to take appropriate remedial action and the IRS and DOL could impose certain taxes and penalties on us.

Because we do not have any formal commitments from any of our shareholders to participate in the rights offering and because no minimum subscription is required, we cannot assure you of the amount of proceeds, if any, that we will receive from the rights offering.

We do not have any formal commitments from any of our shareholders to participate in the rights offering and there is no minimum subscription required. We cannot assure you that any of our shareholders will exercise all or any part of their subscription rights. Therefore, we cannot assure you of the amount of proceeds that we will receive in the rights offering. If our shareholders subscribe for fewer shares of our common stock than anticipated, the net proceeds we receive from the rights offering could be reduced and we could incur damage to our reputation.

Our management will have broad discretion over the use of the net proceeds from the rights offering, and we may not invest the proceeds successfully.

We currently intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in the Bank. Accordingly, you will be relying on the judgment of our management with regard to the use of the proceeds from the rights offering, and you will not have the opportunity, as part of your investment decision, to assess whether we are using the proceeds appropriately. It is possible that we may invest the proceeds in a way that does not yield a favorable, or any, return for us.

Prior to the distribution of rights, we may change the record date of the offering, and neither we nor the subscription agent will have any obligation to holders of our common stock as of the original record date.

We have reserved the right to change the record date of the rights offering. If we are unable to distribute the rights prior to the seventieth day following the record date of January 27, 2011, including because the registration statement of which this prospectus forms a part is not yet effective, we may be required to change the record date in order to comply with the Company’s bylaws. Accordingly, if you sell your shares following the original record date and prior to the distribution of shares and we subsequently change the record date, you may no longer be entitled to receive rights in the rights offering and neither we nor the subscription agent will have any obligation to you. However, in no event will NAFH be eligible to participate in the rights offering.

Risks Related to Our Business

U.S. and international credit markets and economic conditions could adversely affect our liquidity, financial condition and profitability.

Global market and economic conditions continue to be disruptive and volatile and the disruption has particularly had a negative impact on the financial sector. The capital and credit markets have placed downward pressure on stock prices, and the availability of capital, credit and liquidity has been adversely affected for many issuers, in some cases, without regard to those issuers’ underlying financial condition or performance. Although we have not suffered any significant liquidity problems as a result of these recent events, the cost and availability of funds may be adversely affected by illiquid credit markets. Continued turbulence in U.S. and international markets and economies may also adversely affect our liquidity, financial condition and profitability.

Legislative and regulatory actions taken now or in the future to address the current liquidity and credit crisis in the financial industry may significantly affect our liquidity or financial condition.

The Federal Reserve, U.S. Congress, the Treasury, the FDIC and others have taken numerous actions to address the current liquidity and credit situation in the financial markets. These measures include actions to encourage loan restructuring and modification for homeowners; the establishment of significant liquidity and credit facilities for financial institutions and investment banks; and coordinated efforts to address liquidity and other weaknesses in the banking sector. The EESA, which established TARP, was enacted on October 3, 2008. As part of TARP, the Treasury created the Capital Purchase Program (“CPP”), which authorized the Treasury to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies for the purpose of stabilizing and providing liquidity to the U.S. financial markets.

On February 17, 2009, the ARRA was enacted as a sweeping economic recovery package intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. We participated in the CPP and sold $41.3 million of our Series A Preferred Stock and a warrant to purchase 749,619 shares of our common stock to the Treasury, which securities are no longer outstanding as a result of the TARP Repurchase. There can be no assurance as to the actual impact that EESA or its programs, including the CPP, and ARRA or its programs, will have on the national economy or financial markets. The failure of these significant legislative measures to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our financial condition, results of operations, liquidity or stock price.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which was intended primarily to overhaul the financial regulatory framework following the global financial crisis and will impact all financial institutions including our holding company and Capital Bank. The Dodd-Frank Act contains provisions that will, among other things, establish a Bureau of Consumer Financial Protection, establish a systemic risk regulator, consolidate certain federal bank regulators and impose increased corporate governance and executive compensation requirements. While many of the provisions in the Dodd-Frank Act are aimed at financial institutions significantly larger than us, and some will affect only institutions with different charters than us or institutions that engage in activities in which we do not engage, it will likely increase our regulatory compliance burden and may have a material adverse effect on us, including by increasing the costs associated with our regulatory examinations and compliance measures.

The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for the U.S. Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act may not be known for many months or years. We are closely monitoring all relevant sections of the Dodd-Frank Act to ensure continued compliance with laws and regulations. While the ultimate effect of the Dodd-Frank Act on us cannot be determined yet, the law is likely to result in increased compliance costs and fees paid to regulators, along with possible restrictions on our operations.

Further, the U.S. Congress and state legislatures and federal and state regulatory authorities continually review banking laws, regulations and policies for possible changes. Changes to statutes, regulations or regulatory policies, including interpretation and implementation of statutes, regulation or policies, including the Dodd-Frank Act, could affect us in substantial and unpredictable ways, including limiting the types of financial services and products we may offer or increasing the ability of non-banks to offer competing financial services and products. While we cannot predict the regulatory changes that may be borne out of the current economic crisis, and we cannot predict whether we will become subject to increased regulatory scrutiny by any of these regulatory agencies, any regulatory changes or scrutiny could increase or decrease the cost of doing business, limit or expand our permissible activities, or affect the competitive balance among banks, credit unions, savings and loan associations and other institutions. We cannot predict whether additional legislation will be enacted and, if enacted, the effect that it, or any regulations, would have on our business, financial condition or results of operations.

Changes in local economic conditions could lead to higher loan charge-offs and reduce our net income and growth.

Our business is subject to periodic fluctuations based on local economic conditions in central and western North Carolina. These fluctuations are not predictable, cannot be controlled and may have a material adverse impact on our operations and financial condition even if other favorable events occur. Our operations are locally oriented and community-based. Accordingly, we expect to continue to be dependent upon local business conditions as well as conditions in the local residential and commercial real estate markets we serve.

For example, an increase in unemployment, a decrease in real estate values or increases in interest rates, as well as other factors, could weaken the economies of the communities we serve.

Weakness in our market areas could depress our earnings and consequently our financial condition because:

•	customers may not want or need our products or services;

•	borrowers may not be able to repay their loans;

•	the value of the collateral securing loans to borrowers may decline; and

•	the quality of our loan portfolio may decline.

Any of the latter three scenarios could require us to charge off a higher percentage of loans and/or increase provisions for credit losses, which would reduce our net income.

Because the majority of our borrowers are individuals and businesses located and doing business in Wake, Granville, Lee, Cumberland, Johnston, Chatham, Alamance, Buncombe and Catawba Counties, North Carolina, our success will depend significantly upon the economic conditions in those and the surrounding counties. Unfavorable economic conditions or a continued increase in unemployment rates in those and the surrounding counties may result in, among other things, a deterioration in credit quality or a reduced demand for credit and may harm the financial stability of our customers. Due to our limited market areas, these negative conditions may have a more noticeable effect on us than would be experienced by a larger institution that is able to spread these risks of unfavorable local economic conditions across a large number of diversified economies.

We are exposed to risks in connection with the loans we make.

A significant source of risk for us arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. We have underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for loan losses, that we believe are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance and diversifying our loan portfolio. Such policies and procedures, however, may not prevent unexpected losses that could adversely affect our results of operations. Loan defaults result in a decrease in interest income and may require the establishment of or an increase in loan loss reserves. Furthermore, the decrease in interest income resulting from a loan default or defaults may be for a prolonged period of time as we seek to recover, primarily through legal proceedings, the outstanding principal balance, accrued interest and default interest due on a defaulted loan plus the legal costs incurred in pursuing our legal remedies. No assurance can be given that recent market conditions will not result in our need to increase loan loss reserves or charge off a higher percentage of loans, thereby reducing net income.

A significant portion of our loan portfolio is secured by real estate, and events that negatively impact the real estate market could hurt our business.

A significant portion of our loan portfolio is secured by real estate. As of September 30, 2010, approximately 84% of our loans had real estate as a primary or secondary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower and may deteriorate in value during the time the credit is extended. A continued weakening of the real estate market in our primary market areas could continue to result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing their loans, which in turn could have an adverse effect on our profitability and asset quality. If we are required to liquidate the collateral securing a loan to satisfy the debt during a period of reduced real estate values, our earnings and shareholders’ equity could be adversely affected. The declines in home prices in the markets we serve, along with the reduced availability of mortgage credit, also may result in increases in delinquencies and losses in our portfolio of loans related to residential real estate construction and development. Further declines in home prices coupled with a deepened economic recession and continued rises in unemployment levels could drive losses beyond that which is provided for in our allowance for loan losses. In that event, our earnings could be adversely affected.

Additionally, recent weakness in the secondary market for residential lending could have an adverse impact on our profitability. Significant ongoing disruptions in the secondary market for residential mortgage loans have limited the market for and liquidity of most mortgage loans other than conforming Fannie Mae and Freddie Mac loans. The effects of ongoing mortgage market challenges, combined with the ongoing correction in residential real estate market prices and reduced levels of home sales, could result in further price reductions in single family home values, adversely affecting the value of collateral securing mortgage loans held, mortgage loan originations and gains on sale of mortgage loans. Continued declines in real estate values and home sales volumes, and financial stress on borrowers as a result of job losses or other factors, could have further adverse effects on borrowers that result in higher delinquencies and greater charge-offs in future periods, which could adversely affect our financial condition or results of operations.

Our real estate and land acquisition and development loans are based upon estimates of costs and the value of the complete project.

We extend real estate land loans, construction loans, and acquisition and development loans to builders and developers, primarily for the construction/development of properties. We originate these loans on a presold and speculative basis and they include loans for both residential and commercial purposes. As of September 30, 2010, these loans totaled $391.7 million, or 30% of our total loan portfolio. Approximately $86.5 million of this amount was for construction of residential properties and $61.1 million was for construction of commercial properties. Additionally, approximately $163.6 million was for acquisition and development loans for both residential and commercial properties. Land loans, which are loans made with raw land as security, totaled $80.5 million, or 6% of our portfolio, as of September 30, 2010.

In general, construction and land lending involves additional risks because of the inherent difficulty in estimating a property’s value both before and at completion of the project. Construction costs may exceed original estimates as a result of increased materials, labor or other costs. In addition, because of current uncertainties in the residential and commercial real estate markets, property values have become more difficult to determine than they have been historically. Construction and land acquisition and development loans often involve the repayment dependent, in part, on the ability of the borrower to sell or lease the property. These loans also require ongoing monitoring. In addition, speculative construction loans to a residential builder are often associated with homes that are not presold, and thus pose a greater potential risk than construction loans to individuals on their personal residences. As of September 30, 2010, $71.0 million of our residential construction loans were for speculative construction loans. Slowing housing sales have been a contributing factor to an increase in nonperforming loans as well as an increase in delinquencies.

Nonperforming real estate land loans, construction loans and acquisition and development loans totaled $50.2 million and $24.6 million as of September 30, 2010 and December 31, 2009, respectively.

Our non-owner occupied commercial real estate loans may be dependent on factors outside the control of our borrowers.

We originate non-owner occupied commercial real estate loans for individuals and businesses for various purposes, which are secured by commercial properties. These loans typically involve repayment dependent upon income generated, or expected to be generated, by the property securing the loan in amounts sufficient to cover operating expenses and debt service. This may be adversely affected by changes in the economy or local market conditions. Non-owner occupied commercial real estate loans expose a lender to greater credit risk than loans secured by residential real estate because the collateral securing these loans typically cannot be liquidated as easily as residential real estate. If we foreclose on a non-owner occupied commercial real estate loan, our holding period for the collateral typically is longer than a 1-4 family residential property because there are fewer potential purchasers of the collateral. Additionally, non-owner occupied commercial real estate loans generally have relatively large balances to single borrowers or related groups of borrowers. Accordingly, charge-offs on non-owner occupied commercial real estate loans may be larger on a per loan basis than those incurred with our residential or consumer loan portfolios.

As of September 30, 2010, our non-owner occupied commercial real estate loans totaled $274.6 million, or 21% of our total loan portfolio. Nonperforming non-owner occupied commercial real estate loans totaled $4.6 million and $1.0 million as of September 30, 2010 and December 31, 2009, respectively.

Repayment of our commercial business loans is dependent on the cash flows of the borrower, which may be unpredictable, and the collateral securing these loans may fluctuate in value.

We offer different types of commercial loans to a variety of small to medium-sized businesses. The types of commercial loans offered are owner-occupied term real estate loans, business lines of credit and term equipment financing. Commercial business lending involves risks that are different from those associated with non-owner occupied commercial real estate lending. Our commercial business loans are primarily underwritten based on the cash flow of the borrower and secondarily on the underlying collateral, including real estate. The borrowers’ cash flow may be unpredictable, and collateral securing these loans may fluctuate in value. Some of our commercial business loans are collateralized by equipment, inventory, accounts receivable or other business assets, and the liquidation of collateral in the event of default is often an insufficient source of repayment because accounts receivable may be uncollectible and inventories may be obsolete or of limited use.

As of September 30, 2010, our commercial business loans totaled $345.5 million, or 26% of our total loan portfolio. Of this amount, $180.0 million was secured by owner-occupied real estate and $165.5 million was secured by business assets. Nonperforming commercial business loans totaled $8.4 million and $10.6 million as of September 30, 2010 and December 31, 2009, respectively.

A portion of our commercial real estate loan portfolio utilizes interest reserves which may not accurately portray the financial condition of the project and the borrower’s ability to repay the loan.

Some of our commercial real estate loans utilize interest reserves to fund the interest payments and are funded from loan proceeds. Our decision to establish a loan-funded interest reserve upon origination of a loan is based on the feasibility of the project, the creditworthiness of the borrower and guarantors and the protection provided by the real estate and other collateral. When applied appropriately, an interest reserve can benefit both the lender and the borrower. For the lender, an interest reserve provides an effective means for addressing the cash flow characteristics of a properly underwritten acquisition, development and construction loan. Similarly, for the borrower, interest reserves provide the funds to service the debt until the property is developed, and cash flow is generated from the sale or lease of the developed property.

Although potentially beneficial to the lender and the borrower, our use of interest reserves carries certain risks. Of particular concern is the possibility that an interest reserve may not accurately reflect problems with a borrower’s willingness or ability to repay the debt consistent with the terms and conditions of the loan obligation. For example, a project that is not completed in a timely manner or falters once completed may appear to perform if the interest reserve keeps the loan current. In some cases, we may extend, renew or restructure the term of certain loans, providing additional interest reserves to keep the loan current. As a result, the financial condition of the project may not be apparent and developing problems may not be addressed in a timely manner. Consequently, we may end up with a matured loan where the interest reserve has been fully advanced, and the borrower’s financial condition has deteriorated. In addition, the project may not be complete, its sale or lease-up may not be sufficient to ensure timely repayment of the debt or the value of the collateral may have declined, exposing us to increasing credit losses.

As of September 30, 2010, we had a total of 28 active residential and commercial acquisition, development and construction loans funded by an interest reserve with a total outstanding balance of $63.4 million, representing approximately 5% of our total outstanding loans. Total commitments on these loans equaled $74.6 million with total remaining interest reserves of $2.0 million, representing a weighted average term of approximately eight months of remaining interest coverage.

Our allowance for loan losses may prove to be insufficient to absorb losses in our loan portfolio.

Lending money is a substantial part of our business, and each loan carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	the changes and uncertainties as to the future value of the collateral, in the case of a collateralized loan;

•	the duration of the loan;

•	the credit history of a particular borrower; and

•	changes in economic and industry conditions.

We maintain an allowance for loan losses, which is a reserve established through a provision for loan losses charged to expense, which we believe is appropriate to provide for probable losses in our loan portfolio. The amount of this allowance is determined by our management through periodic reviews and consideration of several factors, including, but not limited to:

•	our general reserve, based on our historical default and loss experience and certain other qualitative factors; and

•	our specific reserve, based on our evaluation of impaired loans and their underlying collateral.

The determination of the appropriate level of the allowance for loan losses inherently involves a high degree of subjectivity and requires us to make significant estimates of current credit risks and future trends, all of which may undergo material changes. Continuing deterioration in economic conditions affecting borrowers, new information regarding existing loans, identification of additional problem loans and other factors, both within and outside of our control, may require an increase in the allowance for loan losses. In addition, bank regulatory agencies periodically review our allowance for loan losses and may require an increase in the provision for probable loan losses or the recognition of further loan charge-offs, based on judgments different than those of management. In addition, if charge-offs in future periods exceed the allowance for loan losses, we will need additional provisions to increase the allowance for loan losses. Any increases in the allowance for loan losses will result in a decrease in net income and, possibly, capital, and may have a material adverse effect on our financial condition and results of operations.

If our allowance for loan losses is not adequate, we may be required to make further increases in our provisions for loan losses and to charge off additional loans, which could adversely affect our results of operations.

For the nine months ended September 30, 2010, we recorded a provision for loan losses of $38.5 million compared to $11.2 million for the nine months ended September 30, 2009, an increase of $27.3 million. We also recorded net loan charge-offs of $28.4 million for the nine months ended September 30, 2010 compared to $6.5 million for the nine months ended September 30, 2009. As of September 30, 2010 and December 31, 2009, our allowance for loan losses totaled $36.2 million and $26.1 million, respectively, which represented 52% and 66% of nonperforming loans, respectively. Generally, our nonperforming loans and assets reflect operating difficulties of individual borrowers resulting from weakness in the local economy; however, more recently the deterioration in the general economy has become a significant contributing factor to the increased levels of delinquencies and nonperforming loans.

Slower sales and excess inventory in the housing market has been the primary cause of the increase in delinquencies and foreclosures for residential construction loans, which represented 3% of our nonperforming loans as of September 30, 2010. In addition, slowing housing sales have been a contributing factor to the increase in nonperforming loans as well as the increase in delinquencies. We are experiencing increasing loan delinquencies and credit losses. As of September 30, 2010, our total nonperforming loans increased to $69.9 million, or 5.28% of total loans, compared to $18.5 million, or 1.36% of total loans, as of September 30, 2009. As of September 30, 2010, our total past due loans, excluding nonperforming loans, increased to

$13.2 million, or 1.00% of total loans, compared to $9.3 million, or 0.67% of total loans, as of December 31, 2009 and decreased from $16.3 million, or 1.20% of total loans, as of September 30, 2009. If current trends in the housing and real estate markets continue, we expect that we will continue to experience higher than normal delinquencies and credit losses. Moreover, until general economic conditions improve, we may continue to experience increased delinquencies and credit losses. As a result, we may be required to make additional provisions for loan losses and to charge off additional loans in the future, which could materially adversely affect our financial condition and results of operations.

We have extended the maturity date and terms of a large amount of loans, which could increase the level of our troubled debt restructured loans.

A significant portion of our loans are renewed, or extended, upon maturity. As a prudent risk management strategy, in certain situations we prefer to fund loans with a relatively short maturity date, which provides us with the flexibility of reviewing the borrower’s financial condition and the appropriateness of loan terms on a more frequent basis. Upon renewal, loans are underwritten in the same manner and pursuant to the same approval process as a new loan origination. As of September 30, 2010, December 31, 2009, and September 30, 2009, loans outstanding totaling $720.4 million, $708.6 million, and $709.3 million, respectively, had been renewed or had terms extended at a previous maturity date.

While this practice provides certain benefits and flexibility to us as the lender, the extension or renewal of loans carries certain risks. If interest rates or other terms are modified upon extension of credit or if loan terms are renewed in situations where the borrower is experiencing financial difficulty and a concession is granted, the modification or renewal may require classification as a troubled debt restructuring (“TDR”).

In accordance with accounting standards, we classify loans as TDRs when certain modifications are made to the loan terms and concessions are granted to the borrowers due to their financial difficulty. Our practice is to only restructure loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute its business plan. With respect to restructured loans, we grant concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. In situations where a TDR is unsuccessful and the borrower is unable to satisfy the terms of the restructured agreement, the loan is placed on nonaccrual status and is written down to the underlying collateral value. As of September 30, 2010, December 31, 2009, and September 30, 2009, performing and nonperforming TDRs totaled $26.0 million, $50.3 million, and $38.1 million, respectively. As of September 30, 2010, December 31, 2009, and September 30, 2009, performing TDRs totaled $6.1 million, $34.2 million, and $29.0 million, respectively.

We continue to hold and acquire a significant amount of other real estate, which has led to increased operating expenses and vulnerability to additional declines in real property values.

We foreclose on and take title to the real estate serving as collateral for many of our loans as part of our business. Real estate owned by the Bank and not used in the ordinary course of its operations is referred to as “other real estate” or “ORE” property. At September 30, 2010, we had ORE with an aggregate book value of $17.9 million, compared to $10.7 million at December 31, 2009 and $8.4 million at September 30, 2009. Increased ORE balances have led to greater expenses as we incur costs to manage and dispose of the properties. We expect that our earnings will continue to be negatively affected by various expenses associated with ORE, including personnel costs, insurance and taxes, completion and repair costs, valuation adjustments and other expenses associated with property ownership, as well as by the funding costs associated with assets that are tied up in ORE. Any further decrease in real estate market prices may lead to additional ORE write-downs, with a corresponding expense in our statement of operations. We evaluate ORE properties periodically and write down the carrying value of the properties if the results of our evaluation require it. The expenses associated with ORE and any further property write-downs could have a material adverse effect on our financial condition and results of operations.

We are subject to environmental liability risk associated with lending activities.

A significant portion of our loan portfolio is secured by real property. During the ordinary course of business, we may foreclose on and take title to properties securing certain loans. In doing so, there is a risk that hazardous or toxic substances could be found on these properties. If hazardous or toxic substances are found, we may be liable for remediation costs, as well as for personal injury and property damage. Environmental laws may require us to incur substantial expenses to address unknown liabilities and may materially reduce the affected property’s value or limit our ability to use or sell the affected property. In addition, future laws or more stringent interpretations or enforcement policies with respect to existing laws may increase our exposure to environmental liability. Although we have policies and procedures to perform an environmental review before initiating any foreclosure action on nonresidential real property, these reviews may not be sufficient to detect all potential environmental hazards. The remediation costs and any other financial liabilities associated with an environmental hazard could have a material adverse effect on our financial condition and results of operations.

Changes in interest rates may have an adverse effect on our profitability.

Our earnings and financial condition are dependent to a large degree upon net interest income, which is the difference between interest earned from loans and investments and interest paid on deposits and borrowings. Approximately 58% of our loans were variable rate loans as of September 30, 2010, which means that our interest income will generally decrease in lower interest rate environments and rise in higher interest rate environments. Our net interest income will be adversely affected if market interest rates change such that the interest we earn on loans and investments decreases faster than the interest we pay on deposits and borrowings. We cannot predict with certainty or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Federal Reserve, affect interest income and interest expense. We have ongoing policies and procedures designed to manage the risks associated with changes in market interest rates. However, changes in interest rates still may have an adverse effect on our earnings and financial condition.

The fair value of our investments could decline.

The majority of our investment portfolio as of September 30, 2010 has been designated as available-for-sale. Unrealized gains and losses in the estimated value of the available-for-sale portfolio must be “marked to market” and reflected as a separate item in shareholders’ equity (net of tax) as accumulated other comprehensive income. As of September 30, 2010, we maintained $184.7 million, or 94%, of our total investment securities as available-for-sale. Shareholders’ equity will continue to reflect the unrealized gains and losses (net of tax) of these investments. The fair value of our investment portfolio may decline, causing a corresponding decline in shareholders’ equity.

Management believes that several factors affect the fair values of our investment portfolio. These include, but are not limited to, changes in interest rates or expectations of changes, changes to the credit ratings and financial condition of security issuers, the degree of volatility in the securities markets, inflation rates or expectations of inflation, and the slope of the interest rate yield curve. The yield curve refers to the differences between shorter-term and longer-term interest rates; a positively sloped yield curve means shorter-term rates are lower than longer-term rates. These and other factors may impact specific categories of the portfolio differently, and we cannot predict the effect these factors may have on any specific category.

Government regulations may prevent or impact our ability to pay dividends, engage in acquisitions or operate in other ways.

Current and future legislation and the policies established by federal and state regulatory authorities will affect our operations. Banking regulations, designed primarily for the protection of depositors, may limit our growth and the return to our current and/or potential investors by restricting certain of our activities, such as:

•	payment of dividends to our shareholders;

•	possible mergers with, or acquisitions of or by, other institutions;

•	our desired investments;

•	loans and interest rates on loans;

•	interest rates paid on our deposits;

•	the possible expansion of our branch offices; and/or

•	our ability to provide securities or trust services.

We cannot predict what changes, if any, will be made to existing federal and state legislation and regulations or the effect that such changes may have on our future business and earnings prospects. Many of these regulations are intended to protect depositors, the public and the FDIC, not shareholders. The cost of compliance with regulatory requirements including those imposed by the SEC may adversely affect our ability to operate profitably.

Specifically, federal and state governments could pass additional legislation responsive to current credit conditions that reduces the amounts borrowers are contractually required to pay under existing loan contracts or that limits our ability to foreclose on property or other collateral. If proposals such as these, or other proposals limiting our rights as a creditor, were to be implemented, we could experience higher credit losses on our loans or increased expense in pursuing our remedies as a creditor.

We have entered into an MOU that requires us to maintain elevated capital ratios and take other actions, and failure to comply with the terms of the MOU may result in adverse consequences.

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding with the FDIC and the NC Commissioner. Regulatory oversight and actions are on the rise as a result of the current severe economic conditions and the related impact on the banking industry, specifically real estate loans.

In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU may limit our ability to commit capital resources as we are required to preserve capital to meet the MOU’s requirements.

In addition, the Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

We are committed to expeditiously addressing and resolving all the issues raised in the MOU, and our Board of Directors and management have initiated actions to comply with its provisions, including the recent completion of the Investment. A material failure to comply with the terms of the MOU could subject us to additional regulatory actions, including a cease and desist order or other action, and further regulation, which may have a material adverse effect on our future business, results of operations and financial condition.

We are subject to examination and scrutiny by a number of regulatory authorities, and, depending upon the findings and determinations of our regulatory authorities, we may be required to make adjustments to our business, operations or financial position and could become subject to formal or informal regulatory orders.

We are subject to examination by federal and state banking regulators. Federal and state regulators have the ability to impose substantial sanctions, restrictions and requirements on us and our banking subsidiaries if they determine, upon conclusion of their examination or otherwise, violations of laws with which we or our subsidiaries must comply or weaknesses or failures with respect to general standards of safety and soundness, including, for example, in respect of any financial concerns that the regulators may identify and desire for us to address. Such enforcement may be formal or informal and can include directors’ resolutions, memoranda of understanding, cease and desist orders, civil money penalties and termination of deposit insurance and bank closures. Enforcement actions may be taken regardless of the capital levels of the institutions, and regardless of prior examination findings. In particular, institutions that are not sufficiently capitalized in accordance with regulatory standards may also face capital directives or prompt corrective actions. Enforcement actions may require certain corrective steps (including staff additions or changes), impose limits on activities (such as lending, deposit taking, acquisitions or branching), prescribe lending parameters (such as loan types, volumes and terms) and require additional capital to be raised, any of which could adversely affect our financial condition and results of operations. The imposition of regulatory sanctions, including monetary penalties, may have a material impact on our financial condition and results of operations and/or damage our reputation. In addition, compliance with any such action could distract management’s attention from our operations, cause us to incur significant expenses, restrict us from engaging in potentially profitable activities and limit our ability to raise capital.

We are dependent on our key personnel, including our senior management and directors, and our inability to integrate our new management and directors into our business and hire and retain key personnel may adversely affect our operations and financial performance.

We are, and for the foreseeable future will be, dependent on the services of our senior management and directors. In connection with the Investment, R. Eugene Taylor, Christopher G. Marshall, Peter N. Foss, William A. Hodges and R. Bruce Singletary were appointed to our Board of Directors. Mr. Oscar A. Keller, III and Charles F. Atkins remained as members of our Board of Directors following the closing of the Investment and all other prior directors of the Company resigned effective January 28, 2011. In addition, we appointed several new executive officers in connection with the Investment: R. Eugene Taylor as President, Chief Executive Officer and Chairman of the Board, Christopher G. Marshall as Executive Vice President and Chief Financial Officer and R. Bruce Singletary as Executive Vice President and Chief Risk Officer. B. Grant Yarber remained with the Company as Market President for North Carolina and Michael R. Moore, David C. Morgan and Mark Redmond remained with the Company as Executive Vice Presidents. We may not be able to integrate our new management and directors into our business without encountering potential difficulties, including but not limited to the loss of key employees and customers; possible changes in strategic direction, business plan, operations, control procedures and policies; and transitional issues related to changing responsibilities of management.

In addition, successful execution of our growth strategy will continue to place significant demands on our management and directors. The loss of any such person’s services may disrupt our operations and growth, and there can be no assurance that a suitable successor could be retained upon the terms and conditions that we would offer. Further, as we continue to grow our operations both in our current markets and other markets that we may target, we expect to continue to be dependent on our senior management and their relationships in such markets. Our inability to attract or retain additional personnel could materially adversely affect our business or growth prospects in one or more markets.

There are potential risks associated with future acquisitions and expansions.

We intend to continue to explore expanding our branch system through selective acquisitions of existing banks or bank branches, including through FDIC-assisted transactions. We may also explore combinations with other banks or bank branches in which NAFH has a majority interest at any time including during or immediately following this rights offering. We cannot say with any certainty that we will be able to consummate, or if consummated, successfully integrate, future acquisitions, or that we will not incur disruptions or unexpected expenses in integrating such acquisitions. In the ordinary course of business, we evaluate potential acquisitions that would bolster our ability to cater to the small business, individual and residential lending markets in our target markets. In attempting to make such acquisitions, we anticipate competing with other financial institutions, many of which have greater financial and operational resources. The process of identifying acquisition opportunities, negotiating potential acquisitions, obtaining the required regulatory approvals and integrating new operations and personnel requires a significant amount of time and expense and may divert management’s attention from our existing business. In addition, since the consideration for an acquired bank or branch may involve cash, notes or the issuance of shares of common stock, existing shareholders could experience dilution in the value of their shares of our common stock in connection with such acquisitions. Any given acquisition, if and when consummated, may adversely affect our results of operations or overall financial condition. In addition, we may expand our branch network through de novo branches in existing or new markets. These de novo branches will have expenses in excess of revenues for varying periods after opening, which could decrease our reported earnings.

Our ability to raise additional capital could be limited, could affect our liquidity and could be dilutive to existing shareholders.

We may be required or choose to raise additional capital, including for strategic, regulatory or other reasons. Current conditions in the capital markets are such that traditional sources of capital may not be available to us on reasonable terms if we need to raise additional capital, and the inability to access the capital markets could impair our liquidity, which is important to our business. In such case, there is no guarantee that we will be able to successfully raise additional capital at all or on terms that are favorable or otherwise not dilutive to existing shareholders.

We compete with larger companies for business.

The banking and financial services business in our market areas continues to be a competitive field and is becoming more competitive as a result of:

•	changes in regulations;

•	changes in technology and product delivery systems; and

•	the accelerating pace of consolidation among financial services providers.

We may not be able to compete effectively in our markets, and our results of operations could be adversely affected by the nature or pace of change in competition. We compete for loans, deposits and customers with various bank and nonbank financial services providers, many of which have substantially greater resources, including higher total assets and capitalization, greater access to capital markets and a broader offering of financial services.

The failure of other financial institutions could adversely affect us.

Our ability to engage in routine transactions, including, for example, funding transactions, could be adversely affected by the actions and potential failures of other financial institutions. We have exposure to many different industries and counterparties, and we routinely execute transactions with a variety of counterparties in the financial services industry. As a result, defaults by, or even rumors or concerns about, one or more financial institutions with which we do business, or the financial services industry generally, have led to market-wide liquidity problems and could lead to losses or defaults by us or by others. In addition, our credit risk may be exacerbated when the collateral we hold cannot be sold at prices that are sufficient for us to recover the full amount of our exposure. Any such losses could materially and adversely affect our financial condition and results of operations.

Consumers may decide not to use banks to complete their financial transactions, which could limit our revenue.

Technology and other changes are allowing parties to complete financial transactions through alternative methods that historically have involved banks. For example, consumers can now maintain funds in brokerage accounts or mutual funds that would have historically been held as bank deposits. Consumers can also complete transactions such as paying bills and/or transferring funds directly without the assistance of banks through the use of various electronic payment systems. The process of eliminating banks as intermediaries could result in the loss of fee income, as well as the loss of customer deposits and the related income generated from those deposits. The loss of these revenue streams and the lower cost deposits as a source of funds could have a material adverse effect on our financial condition and results of operations.

Technological advances impact our business.

The banking industry is undergoing rapid technological changes with frequent introductions of new technology-driven products and services. In addition to improving customer services, the effective use of technology increases efficiency and enables financial institutions to reduce costs. Our future success will depend, in part, on our ability to address the needs of our customers by using technology to provide products and services that will satisfy customer demands for convenience as well as to create additional efficiencies in our operations. Many of our competitors have substantially greater resources than we do to invest in technological improvements. We may not be able to effectively implement new technology-driven products and services or successfully market such products and services to our customers.

Our information systems, or those of our third party contractors, may experience an interruption or breach in security.

We rely heavily on our communications and information systems, and those of third party contractors, to conduct our business. Any failure, interruption or breach in security of these systems could result in failures or disruptions in our customer relationship management, general ledger, deposit, loan and other systems. While we have policies and procedures designed to prevent or limit the effect of the failure, interruption or security breach of our information systems, there can be no assurance that we can prevent any such failures, interruptions or security breaches of our information systems, or those of our third party contractors, or, if they do occur, that they will be adequately addressed. The occurrence of any failures, interruptions or security breaches of such information systems could damage our reputation, result in a loss of customer business, subject us to additional regulatory scrutiny, or expose us to civil litigation and possible financial liability, any of which could have a material adverse effect on our financial condition and results of operations.

Our controls and procedures may fail or be circumvented.

Management regularly reviews and updates our internal controls, disclosure controls and procedures and corporate governance policies and procedures. Any system of controls, however well designed and operated, is based in part on certain assumptions and can provide only reasonable, not absolute, assurances that the objectives of the system are met. Any failure or circumvention of our controls and procedures or failure to comply with regulations related to controls and procedures could have a material adverse effect on our business, results of operations and financial condition.

We have experienced net losses during the last three completed fiscal years, and we are uncertain as to whether or when we will again be profitable.

We have experienced net losses during the years ended December 31, 2010, December 31, 2009 and December 31, 2008, and losses may continue. Our ability to generate profit in the future requires successful growth in revenues and management of expenses, among other factors. While we expect to be able to generate profit over time, our operating losses may continue for an unknown period of time.

Risks Related to Ownership of Our Common Stock

NAFH is a controlling shareholder and may have interests that differ from the interests of our other shareholders.

Upon completion of the NAFH investment, and before accounting for any stock that may be issued pursuant to this rights offering, NAFH owned approximately 84.6% of the Company’s outstanding voting power. As a result, NAFH will be able to control the election of our directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to our shareholders for approval. Such transactions may include mergers and acquisitions (which may include mergers of the Company and/or its subsidiaries with or into NAFH and/or NAFH’s other subsidiaries), sales of all or some of the Company’s assets (including sales of such assets to NAFH and/or NAFH’s other subsidiaries) or purchases of assets from NAFH and/or NAFH’s other subsidiaries, and other significant corporate transactions.

Five of our seven directors, our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliated with NAFH. NAFH also has sufficient voting power to amend our organizational documents. The interests of NAFH may differ from those of our other shareholders, and it may take actions that advance its interests to the detriment of our other shareholders. Additionally, NAFH is in the business of making investments in or acquiring financial institutions and may, from time to time, acquire and hold interests in businesses that compete directly or indirectly with us. NAFH may also pursue, for its own account, acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us.

This concentration of ownership could also have the effect of delaying, deferring or preventing a change in our control or impeding a merger or consolidation, takeover or other business combination that could be favorable to the other holders of our common stock, and the trading price of our common stock may be adversely affected by the absence or reduction of a takeover premium in the trading price.

As a controlled company, we are exempt from certain NASDAQ corporate governance requirements.

Our common stock is currently listed on the NASDAQ Global Select Market. NASDAQ generally requires a majority of directors to be independent and requires independent director oversight over the nominating and executive compensation functions. However, under NASDAQ’s rules, if another company owns more than 50% of the voting power for the election of directors of a listed company, that company is considered a “controlled company” and exempt from rules relating to independence of the board of directors and the compensation and nominating committees. We are a controlled company because NAFH owns more than 50% of our voting power for the election of directors. Accordingly, we are exempt from certain corporate governance requirements, and holders of our common stock may not have all the protections that these rules are intended to provide.

The trading volume in our common stock has been low, and market conditions and other factors may affect the value of our common stock, which may make it difficult for you to sell your shares at times, volumes or prices you find attractive.

While our common stock is traded on the NASDAQ Global Select Market, we cannot assure you that an active trading market for our common stock will develop or be sustained after the rights offering. Our common stock is thinly traded and has substantially less liquidity than the average trading market for many other publicly traded companies. Trading volume may remain low as a result of the Investment and NAFH’s acquisition of a majority stake in the Company. Thinly traded stocks can be more volatile than stock trading in an active public market. Our stock price has been volatile in the past and several factors could cause the price to fluctuate substantially in the future. These factors include but are not limited to changes in analysts’ recommendations or projections, our announcement of developments related to our business, operations and stock performance of other companies deemed to be peers, news reports of trends, concerns, irrational exuberance on the part of investors and other issues related to the financial services industry. Recently, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies, including those in the financial services sector, have experienced wide price fluctuations that have not necessarily been related to operating performance. Our stock price may fluctuate significantly in the future, and these fluctuations may be unrelated to our performance. General market declines or market volatility in the future, especially in the financial institutions sector of the economy, could adversely affect the price of our common stock, and the current market price may not be indicative of future market prices. Therefore, our shareholders may not be able to sell their shares at the volume, prices or times that they desire.

We may choose to voluntarily delist our common stock from NASDAQ or cease to be a reporting issuer under SEC rules.

We may choose to, or our majority shareholder NAFH may cause us to, voluntarily delist from the NASDAQ Global Select Market. If we were to delist from NASDAQ, we may or may not list ourselves on another exchange, and may or may not be required to continue to file periodic and current reports and other information as a reporting issuer under SEC rules. A delisting of our common stock could negatively impact you by reducing the liquidity and market price of our common stock, reducing information available to you about the Company on an ongoing basis and potentially reducing the number of investors willing to hold or acquire our common stock. In addition, if we were to delist from NASDAQ, we would no longer be subject to any of the corporate governance rules applicable to NASDAQ listed companies. See also “— As a controlled company, we are exempt from certain NASDAQ corporate governance requirements.”

We may issue additional shares of common stock or convertible securities that will dilute the percentage ownership interest of existing shareholders and may dilute the book value per share of our common stock and adversely affect the terms on which we may obtain additional capital.

Our authorized capital includes 300,000,000 shares of common stock. As of January 28, 2011, we had 83,877,846 shares of common stock outstanding, will issue up to 5,000,000 additional shares of common stock in this rights offering, and had reserved for issuance 297,880 shares underlying options that are exercisable at an average price of $12.11 per share. In addition, as of January 28, 2011, we had the ability to issue 604,359 shares of common stock pursuant to options and restricted stock that may be granted in the future under our existing equity compensation plans. Although we presently do not have any intention of issuing additional common stock (other than pursuant to our equity compensation plans), we may do so in the future in order to meet our capital needs and regulatory requirements, and we will be able to do so without shareholder approval. Subject to applicable NASDAQ Listing Rules, our Board of Directors generally has the authority, without action by or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock for any corporate purpose, including issuance of equity-based incentives under or outside of our equity compensation plans. We may seek additional equity capital in the future as we develop our business and expand our operations. Any issuance of additional shares of common stock or convertible securities will dilute the percentage ownership interest of our shareholders and may dilute the book value per share of our common stock.

Our ability to pay dividends and other obligations is subject to regulatory limitations and the Bank’s ability to pay dividends to us, which is also subject to regulatory limitations.

Our ability to pay our obligations and declare and pay dividends depends on certain federal regulatory considerations, including the guidelines of the Federal Reserve regarding capital adequacy and dividends. The Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt. If we are not permitted to make these payments, we may experience adverse consequences under our agreements with the holders of our debt. Holders of our common stock are only entitled to receive such dividends as our Board of Directors may declare out of funds legally available for such payments. Although we have historically paid cash dividends on our common stock, we are not required to do so and our Board of Directors voted in the first quarter of 2010 to suspend the payment of our quarterly cash dividend. This may continue to adversely affect the market price of our common stock.

We are a separate legal entity from the Bank and our other subsidiaries, and we do not have significant operations of our own. We have historically depended on the Bank’s cash and liquidity as well as dividends to pay our operating expenses. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks can pay to their holding companies without regulatory approval. The Bank is also subject to limitations under state law regarding the payment of dividends, including the requirement that dividends may be paid only out of undivided profits and only if the Bank has surplus of a specified level. In addition, the Bank’s MOU requires the Bank to obtain regulatory approval prior to paying any cash dividends to us.

It is possible, depending upon the financial condition of the Bank and other factors, that the federal and state regulatory agencies could take the position that payment of dividends by the Bank would constitute an unsafe or unsound banking practice. In the event the Bank is unable to pay dividends sufficient to satisfy our obligations or is otherwise unable to pay dividends to us, we may not be able to service our obligations as they become due or to pay dividends on our common stock. Consequently, the inability to receive dividends from the Bank could adversely affect our financial condition, results of operations, cash flows and prospects.

The holders of our subordinated debentures have rights that are senior to those of our shareholders.

We have issued $34.3 million of subordinated debentures, which are senior to our shares of common stock. As a result, we must make payments on the subordinated debentures (and the trust preferred securities related to a portion of the subordinated debentures) before any dividends can be paid on our common stock and, in the event of bankruptcy, dissolution or liquidation, the holders of the debentures must be satisfied before any distributions can be made to the holders of common stock.

An investment in our common stock is not an insured deposit.

Our common stock is not a bank deposit and, therefore, is not insured against loss by the FDIC, any other deposit insurance fund or by any other public or private entity. Investment in our common stock is inherently risky for the reasons described in this “Risk Factors” section and elsewhere in this prospectus and is subject to the same market forces that affect the price of common stock in any company. As a result, our shareholders may lose some or all of their investment in our common stock.

UNAUDITED PRO FORMA FINANCIAL INFORMATION

Basis of Presentation

The unaudited pro forma consolidated balance sheet table for September 30, 2010, and the pro forma income statements and earnings per share tables for the fiscal year ended December 31, 2009 and the nine months ended September 30, 2010 presented below have been prepared by management to illustrate the impact of:

•	the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 50,000,000 shares to 300,000,000 shares;

•	the issuance of approximately 71.0 million shares of common stock to NAFH pursuant to the Investment Agreement at $2.55 per share;

•	the TARP Repurchase; and

•	the rights offering required by the Investment Agreement whereby shareholders of the Company are entitled to purchase up to 5,000,000 shares of common stock at a subscription price of $2.55 per share.

Consolidated Balance Sheets
(Unaudited)

The following table presents the Company’s unaudited pro forma consolidated balance sheet adjusted for the pro forma impacts of the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 50,000,000 shares to 300,000,000 shares, the issuance of common stock to NAFH in accordance with the Investment Agreement, the TARP Repurchase and a fully subscribed rights offering for the periods shown. The pro forma consolidated balance sheet as of September 30, 2010 assumes that the foregoing transactions occurred on September 30, 2010.

In Staff Accounting Bulletin Topic No. 5.J, Push Down Basis of Accounting Required in Certain Limited Circumstances, the SEC staff indicated that it believes push-down accounting is required in purchase transactions that result in an entity becoming substantially wholly owned. In determining whether a company has become substantially wholly owned, the SEC staff has stated that push-down accounting would be required if 95% or more of the company has been acquired, permitted if 80% to 95% has been acquired, and prohibited if less than 80% of the company is acquired. The Company has elected to use push-down accounting, and as such, will apply the acquisition method of accounting due to NAFH’s acquisition of 85% of the Company’s outstanding common stock.

The September 30, 2010 pro forma balance sheet includes significant adjustments related to the application of the acquisition method of accounting . While the Company believes that this analysis provide a reasonable basis for estimating fair values at that date, the actual fair value adjustments and purchase price allocation will be estimated and recorded on the balance sheet as of the Investment date. Such adjustments recorded as of the Investment date may differ significantly from estimates used herein for purposes of the pro forma balance sheet as of September 30, 2010.

		Adjustments
	September 30,	for Investment	September 30,	Adjustments		September 30,
	2010	and TARP	2010	for Rights		2010
	(As Reported)	Repurchase(1)	(As Adjusted)	Offering		(Pro Forma)
	(Dollars in thousands, except per share data)

ASSETS
Cash and cash equivalents	$68,069	$137,616 (2)	$205,685	$12,500	(3)	$218,185
Investment securities	196,046	—	196,046	—		196,046
Mortgage loans held for sale	8,528	—	8,528	—		8,528
Net loans	1,288,683	(86,751)	1,201,932	—		1,201,932
Other real estate	17,865	(2,000)	15,865	—		15,865
Premises and equipment, net	24,855	—	24,855	—		24,855
Bank-owned life insurance	6,895	—	6,895	—		6,895
Goodwill	—	43,481	43,481			43,481
Core deposit intangible, net	2,006	2,994	5,000	—		5,000
Deferred income tax	15,152	18,848	34,000	—		34,000
Other assets	21,600	—	21,600	—		21,600

Total assets	$1,649,699	$114,188	$1,763,887	$12,500		$1,776,387

LIABILITIES
Deposits:
Demand, non-interest checking	$125,438	$—	$125,438	$—		$125,438
NOW accounts	183,014	—	183,014	—		183,014
Money market accounts	139,772	—	139,772	—		139,772
Savings accounts	31,177	—	31,177	—		31,177
Time deposits	880,010	8,061	888,071	—		888,071

Total deposits	1,359,411	8,061	1,367,472	—		1,367,472
Borrowings	129,000	8,540	137,540	—		137,540
Subordinated debentures	34,323	(9,000)	25,323	—		25,323
Other liabilities	10,862	—	10,862	—		10,862

Total liabilities	1,533,596	7,601	1,541,197	—		1,541,197

SHAREHOLDERS’ EQUITY
Preferred stock, $1,000 par value	40,345	(40,345)	—	—		—
Common stock, no par value	145,461	77,229	222,690	12,500	(3)	235,190
Accumulated deficit	(73,955)	73,955	—	—		—
Accumulated other comprehensive income	4,252	(4,252)	—	—		—

Total shareholders’ equity	116,103	106,587	222,690	12,500		235,190

Total liabilities and shareholders’ equity	$1,649,699	$114,188	$1,763,887	$12,500		$1,776,387

Notes:

(1)	Adjustments in this column reflect the accounting for cash proceeds from the Investment, the repurchase of TARP preferred stock, and estimated fair value adjustments and purchase price allocation as of September 30, 2010. The Company is currently in the process of performing its valuation of the balance sheet as of the Investment date, including the use of a third party valuation estimate, and expects to finalize the valuation and complete the purchase price allocation as soon as practicable but no later than one year from the Investment date. Fair value adjustments that will be recorded as of the Investment date may differ significantly from estimates used herein for the pro forma balance sheet as of September 30, 2010.

(2)	Adjustments to cash for the Investment and TARP Repurchase were calculated as follows:

Proceeds from the Investment	$181,050
TARP preferred stock repurchase	(41,279)
Transaction costs associated with Investment	(2,155)

$137,616

(3)	Adjustment reflects net cash proceeds received by the Company as a result of the Rights Offering as follows:

Proceeds from the Rights Offering	$12,750
Estimated transaction costs from Rights Offering	(250)

$12,500

Pro Forma Income Statements and Earnings Per Share
(Unaudited)

The following tables present the Company’s unaudited pro forma earnings per share adjusted for the pro forma impacts of the shareholder approval of an increase in the number of shares of common stock authorized to be issued from 50,000,000 shares to 300,000,000 shares, the issuance of common stock to NAFH in accordance with the Investment Agreement, the TARP Repurchase and a fully subscribed rights offering for the periods shown. Pro forma earnings per share assume that the Company completed the Investment, the TARP Repurchase and the rights offering on January 1, 2009. The pro forma information below also includes certain adjustments associated with the hypothetical application of the acquisition method of accounting due to the change in control caused by NAFH’s ownership of 85% of the outstanding common stock following the Investment.

The pro forma income statement adjustments include significant adjustments associated with the application of the acquisition method of accounting due to the change in control caused by the Investment. These are estimated adjustments to the income statements for the year ended December 31, 2009 and for the nine months ended September 30, 2010 made solely for the purposes of these pro forma income statements. Future results of operations may differ significantly.

			Adjustments
	Year Ended	Adjustments	for Change in			Year Ended
	December 31,	for Investment	Control		Adjustments	December 31,
	2009	and TARP	(Purchase		for Rights	2009
	(As Reported)	Repurchase	Accounting)		Offering	(Pro Forma)
	(Dollars in thousands, except per share data)

Interest income:
Loans and loan fees	$70,178	$—	$3,200	(1)	$—	$73,378
Investment securities	12,921	—	—		—	12,921
Federal funds and other interest income	42	—	—		—	42

Total interest income	83,141	—	3,200		—	86,341

Interest expense:
Deposits	28,037	—	(4,031	)(2)	—	24,006
Borrowings and repurchase agreements	6,226	—	(1,348	)(3)	—	4,878

Total interest expense	34,263	—	(5,379)		—	28,884

Net interest income	48,878	—	8,579		—	57,457
Provision for loan losses	23,064	—	(23,064	)(4)	—	—

Net interest income after provision for loan losses	25,814	—	31,643		—	57,457

Noninterest income:

			Adjustments
	Year Ended	Adjustments	for Change in			Year Ended
	December 31,	for Investment	Control		Adjustments	December 31,
	2009	and TARP	(Purchase		for Rights	2009
	(As Reported)	Repurchase	Accounting)		Offering	(Pro Forma)
	(Dollars in thousands, except per share data)

Service charges and other fees	3,883	—	—		—	3,883
Bank card services	1,539	—	—		—	1,539
Mortgage origination and other loan fees	1,935	—	—		—	1,935
Brokerage fees	698	—	—		—	698
Bank-owned life insurance	1,830	—	—		—	1,830
Net gain on sale of investment securities	173	—	(560	)(5)	—	(387)
Total other-than-temporary impairment losses	(1,082)	—	1,082		—	—
Portion of impairment losses recognized in other comprehensive income	584	—	(584)		—	—

Net impairment losses recognized in earnings	(498)	—	498	(6)	—	—
Other	607	—	—		—	607

Total noninterest income	10,167	—	(62)		—	10,105

Noninterest expense:
Salaries and employee benefits	22,112	—	(159	)(7)	—	21,953
Occupancy	5,630	—	—		—	5,630
Furniture and equipment	3,155	—	—		—	3,155
Data processing and telecommunications	2,317	—	—		—	2,317
Advertising and public relations	1,610	—	—		—	1,610
Office expenses	1,383	—	—		—	1,383
Professional fees	1,488	—	—		—	1,488
Business development and travel	1,244	—	—		—	1,244
Amortization of core deposit intangible	1,146	—	—	(8)	—	1,146
Other real estate losses and miscellaneous loan costs	1,646	—	(217	)(9)	—	1,429
Directors’ fees	1,418	—	—		—	1,418
FDIC deposit insurance	2,721	—	—		—	2,721
Other	3,940	—	(1,882	)(10)	—	2,058

Total noninterest expense	49,810	—	(2,258)		—	47,552

Net income (loss) before taxes	(13,829)	—	33,839		—	20,010
Income tax expense (benefit)	(7,013)	—	13,045	(11)	—	6,032

Net income (loss)	$(6,816)	$—	$20,794		$—	$13,978

Dividends and accretion on preferred stock	2,352	(2,352)	—		—	—

Net income (loss) attributable to common shareholders	$(9,168)	$2,352	$20,794		$—	$13,978

Earnings per share — basic	(0.80)	0.72	0.25		(0.01)	0.16

Earnings per share — diluted	(0.80)	0.72	0.25		(0.01)	0.16

Weighted average shares:
Basic	11,470,314	71,000,000	—		5,000,000	87,470,314

Fully diluted	11,470,314	71,000,000	—		5,000,000	87,470,314

Notes:

(1)	Adjustment reflects the estimated impact of accretion of interest related to a $16,000 fair value discount adjustment (excluding credit adjustment) to loans as of September 30, 2010. Accretion was calculated over a five-year period.

(2)	Adjustment reflects the estimated impact of amortization of interest related to a $8,061 fair value premium adjustment to time deposits as of September 30, 2010. Amortization was calculated over a two-year period.

(3)	Adjustment reflects the estimated impact of amortization of interest related to a $8,540 fair value premium adjustment to borrowings net of accretion of interest related to a $9,000 fair value discount adjustment to subordinated debt as of September 30, 2010. Premium amortization on borrowings was calculated over a five-year period while discount accretion of interest on subordinated debt was calculated over a 25-year period.

(4)	Adjustment reflects the estimated impact of fair value credit adjustments required by purchase accounting and the proper accounting for acquired loans with evidence of credit deterioration.

(5)	Adjustment reflects the impact of purchase accounting relating to the elimination of unrealized gains existing as of January 1, 2009 due to the change in control. Accordingly, realized gains recorded during 2009 were decreased by the amount of gross unrealized gains as of December 31, 2008 on individual securities that were sold in 2009.

(6)	Adjustment reflects the reversal of an other-than-temporary impairment charge in 2009 that would have been included in purchase accounting adjustments upon change in control.

(7)	Adjustment reflects the impact of a reversal of compensation expense of $50 associated with stock options and $109 associated with restricted stock awards granted prior to January 1, 2009, which for purposes of this pro forma income statement are assumed to have vested upon the change of control.

(8)	Estimated impact of amortization on core deposit intangible recorded in purchase accounting as of September 30, 2010 is not materially different from actual amortization recorded in 2009.

(9)	Adjustment reflects the reversal of other real estate write downs recorded during 2009. These write downs were assumed to have been reflected in the acquisition method fair value estimate as the one-year measurement period would have improved the underlying assumptions used in valuing these assets reflecting significantly longer holding periods and more significant declines in market values than were originally projected.

(10)	Adjustment reflects the reversal of direct legal, investment banking, and accounting fees related to the withdrawn public offering in 2009.

(11)	Adjustment reflects recognition of tax expense associated with the adjusted pro forma net income before taxes assuming an effective rate equal to the Company’s blended federal and state statutory rate of 38.5%.

	Nine Months		Adjustments			Nine Months
	Ended	Adjustments	for Change in			Ended
	September 30,	for Investment	Control		Adjustments	September 30,
	2010	and TARP	(Purchase		for Rights	2010
	(As Reported)	Repurchase	Accounting)		Offering	(Pro Forma)
		(Dollars in thousands, except per share data)

Interest income:
Loans and loan fees	$52,080	$—	$2,400	(1)	$—	$54,480
Investment securities	7,278	—	—		—	7,278
Federal funds and other interest income	37	—	—		—	37

Total interest income	59,395	—	2,400		—	61,795

Interest expense:
Deposits	16,438	—	(3,023	)(2)	—	13,415
Borrowings and repurchase agreements	4,281	—	(1,011	)(3)	—	3,270

Total interest expense	20,719	—	(4,034)		—	16,685

Net interest income	38,676	—	6,434		—	45,110
Provision for loan losses	38,534	—	(38,534	)(4)	—	—

Net interest income after provision for loan losses	142	—	44,968		—	45,110

Noninterest income:
Service charges and other fees	2,468	—	—		—	2,468
Bank card services	1,479	—	—		—	1,479
Mortgage origination and other loan fees	1,108	—	—		—	1,108
Brokerage fees	743	—	—		—	743
Bank-owned life insurance	632	—	—		—	632
Net gain on sale of investment securities	511	—	2,965	(5)	—	3,476
Other	604	—	—		—	604

Total noninterest income	7,545	—	2,965		—	10,510

Noninterest expense:
Salaries and employee benefits	16,637	—	(129	)(6)	—	16,508
Occupancy	4,418	—	—		—	4,418
Furniture and equipment	2,312	—	—		—	2,312
Data processing and telecommunications	1,530	—	—		—	1,530
Advertising and public relations	1,464	—	—		—	1,464
Office expenses	940	—	—		—	940
Professional fees	1,785	—	—		—	1,785

	Nine Months		Adjustments			Nine Months
	Ended	Adjustments	for Change in			Ended
	September 30,	for Investment	Control		Adjustments	September 30,
	2010	and TARP	(Purchase		for Rights	2010
	(As Reported)	Repurchase	Accounting)		Offering	(Pro Forma)
		(Dollars in thousands, except per share data)

Business development and travel	937	—	—		—	937
Amortization of core deposit intangible	705	—	—	(7)	—	705
Other real estate losses and miscellaneous loan costs	3,858	—	(1,682	)(8)	—	2,176
Directors’ fees	828	—	—		—	828
FDIC deposit insurance	2,028	—	—		—	2,028
Other	1,738	—	(397	)(9)	—	1,341

Total noninterest expense	39,180	—	(2,208)		—	36,972

Net income (loss) before taxes	(31,493)	—	50,141		—	18,648
Income tax expense (benefit)	(3,510)	—	10,567	(10)	—	7,057

Net income (loss)	$(27,983)	$—	$39,574		$—	$11,591

Dividends and accretion on preferred stock	1,766	(1,766)	—		—	—

Net income (loss) attributable to common shareholders	$(29,749)	$1,766	$39,574		$—	$11,591

Earnings per share — basic	(2.34)	2.01	0.47		(0.01)	0.13

Earnings per share — diluted	(2.34)	2.01	0.47		(0.01)	0.13

Weighted average shares:
Basic	12,702,625	71,000,000	—		5,000,000	88,702,625

Fully diluted	12,702,625	71,000,000	—		5,000,000	88,702,625

Notes:

(1)	Adjustment reflects the estimated impact of accretion of interest related to a $16,000 fair value discount adjustment (excluding credit adjustment) to loans as of September 30, 2010. Accretion was calculated over a five-year period.

(2)	Adjustment reflects the estimated impact of amortization of interest related to a $8,061 fair value premium adjustment to time deposits as of September 30, 2010. Amortization was calculated over a two-year period.

(3)	Adjustment reflects the estimated impact of amortization of interest related to a $8,540 fair value premium adjustment to borrowings net of accretion of interest related to a $9,000 fair value discount adjustment to subordinated debt as of September 30, 2010. Premium amortization on borrowings was calculated over a five-year period while discount accretion of interest on subordinated debt was calculated over a 25-year period.

(4)	Adjustment reflects the estimated impact of fair value credit adjustments required by purchase accounting and the proper accounting for acquired loans with evidence of credit deterioration.

(5)	Adjustment reflects the impact of purchase accounting relating to the elimination of unrealized losses existing as of January 1, 2009 due to the change in control. Accordingly, realized gains recorded during 2010 were increased by the amount of gross unrealized losses as of December 31, 2008 on individual securities that were sold in 2010.

(6)	Adjustment reflects the impact of a reversal of compensation expense of $37 associated with stock options and $92 associated with restricted stock awards granted prior to January 1, 2009, which for purposes of this pro forma income statement are assumed to have vested upon the change of control.

(7)	Estimated impact of amortization on core deposit intangible recorded in purchase accounting as of September 30, 2010 is not materially different from actual amortization recorded in the nine months ended September 30, 2010.

(8)	Adjustment reflects the reversal of other real estate write downs recorded during 2010. These write downs were assumed to have been reflected in the acquisition method fair value estimate as the one-year measurement period would have improved the underlying assumptions used in valuing these assets reflecting significantly longer holding periods and more significant declines in market values than were originally projected.

(9)	Adjustment reflects the reversal of direct legal, investment banking, and accounting fees related to the withdrawn public offering in 2010.

(10)	Adjustment reflects the reversal of the $8,762 valuation allowance recorded against deferred tax assets in the nine months ended September 30, 2010 as well as recognition of tax expense associated with the adjusted pro forma net income before taxes assuming an effective rate equal to the Company’s blended federal and state statutory rate of 38.5%.

USE OF PROCEEDS

The total proceeds to us from the rights offering will depend on the number of subscription rights that are exercised. If we issue all 5,000,000 shares available in the rights offering, the total proceeds to us, before expenses, will be $12.75 million. We estimate that the expenses of the rights offering will be approximately $250,000, resulting in estimated net proceeds to us, assuming that all of the shares available in the rights offering are sold, of approximately $12.5 million. We intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in the Bank.

Because there is no minimum number of shares that must be sold in the rights offering, we can provide no assurance regarding the amount of capital we will actually raise in the rights offering.

CAPITALIZATION

The following table sets forth our capitalization at September 30, 2010 and as adjusted to reflect (1) the completion of the Investment and TARP Repurchase and (2) the sale of an assumed 5,000,000 shares of our common stock at the subscription price of $2.55 per share and the receipt of the net proceeds from the rights offering after deducting estimated offering expenses in the amount of $250,000. The table does not reflect the use of proceeds from the Investment or the rights offering. The information presented in the table below should be read in conjunction with the consolidated financial statements and notes thereto contained in this prospectus.

		As Adjusted
		for
		Investment
		and TARP	As Further
		Repurchase	Adjusted
		(Includes Fair	for Rights
	Actual	Value Adjustments)	Offering

Subordinated debentures	$34,323	$25,323	$25,323
SHAREHOLDERS’ EQUITY
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279, zero and zero shares issued and outstanding, respectively (liquidation preference of $41,279, $0 and $0, respectively)	40,345	—	—
Common stock, no par value; 50,000,000 (actual) and 300,000,000 shares (as adjusted) authorized; 12,880,954 (actual), 83,880,954 (as adjusted for Investment and TARP Repurchase) and 88,880,954 (as further adjusted for the rights offering) shares issued and outstanding	145,461	222,690	235,190
Accumulated deficit	(73,955)	—	—
Accumulated other comprehensive income	4,252	—	—

Total shareholders’ equity	116,103	222,690	235,190

Total liabilities and shareholders’ equity	$1,649,699	$1,763,887	$1,776,387

Book value per share	$5.81	$2.65	$2.65

PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

Our common stock is listed and traded on the NASDAQ Global Select Market under the symbol “CBKN.” The following table sets forth, for the quarters shown, the range of high and low sales prices of our common stock on the NASDAQ Global Select Market and the cash dividends declared on the common stock. As of January 28, 2011, we had approximately 83,877,846 shares of common stock outstanding, held of record by approximately 2,219 shareholders. The last reported sales price of our common stock on the NASDAQ Global Select Market on January 31, 2011, was $3.39 per share.

			Dividends
Quarter Ended	High	Low	Per Share

2010
December 31	$3.09	$1.50	$—
September 30	3.53	1.60	—
June 30	$6.95	$3.01	$—
March 31	4.70	3.00	—
2009
December 31	$5.74	$3.80	$0.08
September 30	6.90	4.59	0.08
June 30	6.39	4.13	0.08
March 31	7.00	4.00	0.08

Our shareholders are entitled to receive such dividends or distributions as our Board of Directors authorizes in its discretion. Our ability to pay dividends is subject to the restrictions of the North Carolina Business Corporation Act, the guidelines of the Federal Reserve regarding capital adequacy and dividends, and our organizational documents, including our Articles of Incorporation. There are also various statutory limitations on the ability of the Bank to pay dividends to us. The Bank’s MOU requires the Bank to obtain regulatory approval prior to paying any cash dividends to us, and the Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

Subject to the legal availability of funds to pay dividends, during 2009 we declared and paid dividends totaling $0.32 per share (see chart above for declared quarterly dividends). We have currently suspended payment of our quarterly cash dividend. Our Board of Directors will continue to evaluate the payment of cash dividends quarterly and determine whether such cash dividends are in our best interest in the business judgment of our Board of Directors and are consistent with maintaining our status as a “well capitalized” institution under applicable banking laws and regulations. Our earnings and projected future earnings as well as capital levels will be reviewed by the Board of Directors on a quarterly basis to determine whether a quarterly dividend will continue to be paid to shareholders, and if so, the appropriate amount. Actual declaration of any future dividends and the establishment of the record dates related thereto remains subject to further action by our Board of Directors as well as the limitations discussed above.

BUSINESS

General

Capital Bank Corporation is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. The Company’s primary wholly-owned subsidiary is Capital Bank, a state-chartered banking corporation that was incorporated under the laws of the State of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. The Company also serves as the holding company for CB Trustee, LLC and has interests in three trusts, Capital Bank Statutory Trust I, II and III (hereinafter collectively referred to as the “Trusts”). These Trusts are not consolidated with the financial statements of the Company. CB Trustee, LLC was established to facilitate the administration of deeds of trust relating to real property used as collateral to secure loans made by the Bank and has no assets, liabilities, operational income or expenses. Capital Bank Investment Services, Inc. currently has no operations and is inactive, but remains a subsidiary of the Company.

Capital Bank is a community bank engaged in the general commercial banking business, primarily in markets in central and western North Carolina. As of December 31, 2010, the Company had assets of approximately $1.6 billion, $1.3 billion in loans, $1.3 billion in deposits, and $76.9 million in shareholders’ equity. The Company’s corporate office is located at 333 Fayetteville Street, Suite 700, Raleigh, North Carolina 27601, and its telephone number is (919) 645-6400. The Bank operates 32 branch offices in North Carolina: five branch offices in Raleigh, four in Asheville, four in Fayetteville, three in Burlington, three in Sanford, two in Cary, and one each in Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Siler City, Pittsboro, Wake Forest and Zebulon.

The Bank offers a full range of banking services, including the following: checking accounts; savings accounts; NOW accounts; money market accounts; certificates of deposit; individual retirement accounts; loans for real estate, construction, businesses, agriculture, personal use, home improvement and automobiles; equity lines of credit; mortgage loans; credit loans; consumer loans; credit cards; safe deposit boxes; bank money orders; internet banking; electronic funds transfer services including wire transfers and remote deposit capture; traveler’s checks; and free notary services to all Bank customers. In addition, the Bank provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. Through a partnership between the Bank’s financial services division and Capital Investment Companies, an unaffiliated Raleigh, North Carolina-based broker-dealer, the Bank also makes available a complete line of uninsured investment products and services. The securities involved in these services are not deposits or other obligations of the Bank and are not insured by the FDIC.

The Trusts were formed for the sole purpose of issuing trust preferred securities. The proceeds from such issuances were loaned to the Company in exchange for subordinated debentures, which are the sole assets of the Trusts. The Company’s obligation under the subordinated debentures constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities. The Trusts have no operations other than those that are incidental to the issuance of the trust preferred securities.

Transaction with North American Financial Holdings, Inc.

On January 28, 2011, the Company completed the issuance and sale to NAFH of 71,000,000 shares of common stock for $181,050,000 in cash. The Company’s shareholders approved the issuance of such shares to NAFH, and an amendment to the Company’s articles of incorporation to increase the authorized shares of common stock to 300,000,000 shares from 50,000,000 shares, at a special meeting of shareholders held on December 16, 2010. In connection with the Investment, each existing Company shareholder received one contingent value right per share that entitles the holder to receive up to $0.75 in cash per CVR at the end of a five-year period based on the credit performance of the Bank’s existing loan portfolio. Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, or certain regulatory provisions of EESA and ARRA that are imposed on TARP recipients.

As a result of the Investment, NAFH currently owns approximately 84.6% of the Company’s common stock.

Lending Activities

The Bank originates a variety of loans, including loans secured by real estate, loans for construction, loans for commercial purposes, loans to individuals for personal and household purposes and loans to municipalities. A significant portion of the loan portfolio is related to real estate. The economic trends in the areas served by the Bank are influenced by the significant industries within the regions. Consistent with the Company’s emphasis on being a community-oriented financial institution, most of its lending activity is with customers located in and around counties in which it has banking offices. The ultimate collectability of the Bank’s loan portfolio is susceptible to changes in the market conditions of these geographic regions.

The Company uses a centralized risk management process to ensure uniform credit underwriting that adheres to its loan policies as approved annually by the Board of Directors. Lending policies are reviewed on a regular basis to confirm that the Company is prudent in setting underwriting criteria. Credit risk is managed through a number of methods including a loan approval process that establishes consistent procedures for the processing and approval of loan requests, risk grading of all commercial loans and certain consumer loans, and coding of all loans by purpose, class and collateral type. The Company also seeks to focus on underwriting loans that enhance a balanced, diversified portfolio. Management analyzes the Bank’s commercial real estate concentrations by market region on a regular basis in an attempt to prevent over-exposure to any one type of commercial real estate loan and incorporates third party real estate and market analysis to monitor market conditions.

The Company believes that early detection of potential credit problems through regular contact with the Bank’s clients, coupled with consistent reviews of the borrowers’ financial condition, are important factors in overall credit risk management. Management has designed an active system for the purpose of identifying problem loans and managing the quality of the portfolio. This system includes a problem loan detection program, which is designed to prioritize potential problem loans at an early stage to enable timely solutions by senior management. Under this program, loans that are projected to be 30 or more days past due at month-end are reviewed on a weekly basis. Additionally, the Bank employs a loan review department that audits a minimum of 25% of commercial loan commitments annually, concentrating on potentially high risk portions of the portfolio, a sample of each consumer loan officer’s loan portfolio and all unsecured commercial loans greater than $500,000. All findings are reported to senior management and the Audit Committee of the Board of Directors. The Bank has recently enhanced its loan review function to include an annual review of all loans in excess of $500,000. Another part of the Company’s approach to proactively managing credit quality is to aggressively work with customers for which a problem loan has been identified to potentially resolve issues before defaults result.

The amounts and types of loans outstanding for the past five years ended December 31 are shown on the following table:

	2010		2009		2008		2007		2006
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)

Commercial real estate	$806,184	64%	$892,523	64%	$803,634	64%	$708,768	65%	$638,492	64%
Consumer real estate	262,955	21	262,503	19	235,688	19	196,706	18	195,853	19
Commercial and industrial	145,435	12	183,733	13	186,474	15	169,389	15	155,673	15
Consumer	6,163	1	9,692	1	11,215	1	13,540	1	12,246	1
Other loans	33,742	2	41,851	3	17,357	1	6,704	1	5,788	1

	$1,254,479	100%	$1,390,302	100%	$1,254,368	100%	$1,095,107	100%	$1,008,052	100%

Investing Activities

Investment securities represent a significant portion of the Company’s assets. The Bank invests in securities as allowable under bank regulations. These securities include obligations of the U.S. Treasury, U.S. government agencies, U.S. government-sponsored entities, including mortgage-backed securities, bank eligible obligations of any state or political subdivision, privately-issued mortgage-backed securities, bank eligible corporate obligations, mutual funds and limited types of equity securities.

The Bank’s investment activities are governed internally by a written, Board-approved policy. The investment policy is carried out by the Company’s Risk Committee, which meets regularly to review the economic environment and establish investment strategies. The Risk Committee also has much broader responsibilities, which are discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk” contained elsewhere in this prospectus.

Investment strategies are reviewed by the Risk Committee based on the interest rate environment, balance sheet mix, actual and anticipated loan demand, funding opportunities and the overall interest rate sensitivity of the Company. In general, the investment portfolio is managed in a manner appropriate to the attainment of the following goals: (i) to provide a sufficient margin of liquid assets to meet unanticipated deposit and loan fluctuations and overall funds management objectives; (ii) to provide eligible securities to secure public funds and other borrowings; and (iii) to earn the maximum return on funds invested that is commensurate with meeting the requirements of (i) and (ii).

Funding Activities

Deposits are the primary source of funds for lending and investing activities, and their cost is the largest category of interest expense. Scheduled payments, as well as prepayments, and maturities from portfolios of loans and investment securities also provide a stable source of funds. The Company’s funding activities are monitored and governed through the Company’s overall asset/liability management process, which is further discussed under “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Market Risk” contained elsewhere in this prospectus. The Company conducts its funding activities in compliance with all applicable laws and regulations.

Deposits are attracted principally from clients within the Bank’s branch network through the offering of a broad selection of deposit instruments to individuals and businesses, including noninterest-bearing checking accounts, interest-bearing checking accounts, savings accounts, money market deposit accounts, certificates of deposit and individual retirement accounts. Deposit account terms vary with respect to the minimum balance required, the time period the funds must remain on deposit and service charge schedules. Interest rates paid on specific deposit types are determined based on (i) the interest rates offered by competitors, (ii) the anticipated amount and timing of funding needs, (iii) the availability and cost of alternative sources of funding, and (iv) the anticipated future economic conditions and interest rates. Client deposits are attractive sources of funding because of their stability and relative cost. Deposits are regarded as an important part of the overall client relationship and provide opportunities to cross-sell other services. In addition, the Bank gathers a portion of its deposit base through brokered deposits. At December 31, 2010, brokered deposits represented approximately 8% of the Company’s total deposits compared to 5% at December 31, 2009.

The types and mix of depository accounts for the past five years ended December 31 are shown on the following table:

	2010		2009		2008		2007		2006
		% of		% of		% of		% of		% of
	Amount	Total	Amount	Total	Amount	Total	Amount	Total	Amount	Total
	(Dollars in thousands)

Demand, noninterest checking	$116,113	9%	$141,069	10%	$125,281	10%	$114,780	10%	$120,945	11%
NOW accounts	185,782	14	175,084	13	144,985	11	119,299	11	109,692	11
Money market accounts	137,422	10	184,146	13	212,780	16	229,560	21	221,502	21
Savings accounts	30,639	2	28,958	2	28,726	2	32,399	3	35,049	3
Time deposits	873,330	65	848,708	62	803,542	61	602,660	55	568,021	54

	$1,343,286	100%	$1,377,965	100%	$1,315,314	100%	$1,098,698	100%	$1,055,209	100%

The Company’s ability to borrow funds from nondeposit sources provides additional flexibility in meeting its liquidity needs. Short-term borrowings include federal funds purchased, securities sold under repurchase agreements, short-term Federal Home Loan Bank (“FHLB”) borrowings, Federal Reserve Bank (“FRB”) discount window borrowings and brokered deposits. The Company also utilizes longer-term borrowings when management determines that the pricing and maturity options available through these sources create cost-effective options for funding asset growth and satisfying capital needs. The Company’s long-term borrowings include long-term FHLB advances, structured repurchase agreements and subordinated debt.

Market Area and Competition

Capital Bank’s primary markets are in central and western North Carolina. The Bank’s Triangle market includes operations in Wake, Johnston and Granville counties. The Triangle, which includes Raleigh, North Carolina’s capital, as well as Chapel Hill, Durham and Research Triangle Park, has a well-diversified economic base with a mixture of businesses, universities, and large medical institutions. The Bank’s Sandhills market includes operations in Cumberland, Lee and Chatham counties. The Sandhills market, which includes the city of Fayetteville, has a large military community and is home to Fort Bragg, the largest global Army installation with 10% of the Army’s active forces. Fayetteville and the surrounding Sandhills market have in recent years experienced significant growth due to the 2005 Base Realignment and Closure process (“BRAC”). Lee and Chatham counties are also significant centers for various industries, including agriculture, manufacturing, lumber and tobacco. The Bank’s Triad market includes operations in Alamance County, which has a diversified economic base, comprised primarily of manufacturing, agriculture, retail and wholesale trade, government, services and utilities. The Bank’s Western market includes operations in Buncombe and Catawba counties. Catawba County, which includes the town of Hickory, is a regional center for manufacturing and wholesale trade. The economic base of the city of Asheville, in Buncombe County, is comprised primarily of services, health care, tourism and manufacturing.

Local economic conditions in the markets that the Bank serves affect the Bank’s results of operations and, as a result, the Company’s results of operations. The following tables present certain important economic indicators at the latest date available for regions in which the Bank has branches:

Unemployment Rate:

				Percent Change	Percent Change
Region	2008	2009	2010	2008-2010	2009-2010

United States	6.5%	9.4%	9.3%	43.1%	(1.1)%
North Carolina	7.4%	10.6%	9.9%	33.8%	(6.6)%
Triangle:
Raleigh/Cary MSA	5.8%	8.8%	8.1%	39.7%	(8.0)%
Sandhills:
Fayetteville MSA	6.8%	9.2%	9.2%	35.3%	0.0%
Triad:
Burlington MSA	7.9%	12.1%	10.4%	31.6%	(14.0)%
Western:
Asheville MSA	5.8%	8.8%	8.1%	39.7%	(8.0)%
Hickory/Lenoir/Morganton MSA	9.5%	14.5%	12.6%	32.6%	(13.1)%

Source: North Carolina Employment Security Commission (NC ESC). Data each year is for the month of November.

Median Household Income:

Region	2009

United States(1)	$49,777
North Carolina(2)	$60,434

Region	2009

Triangle:
Granville County(2)	$50,698
Johnston County(2)	$54,089
Wake County(2)	$75,682
Sandhills:
Chatham County(2)	$54,654
Cumberland County(2)	$50,583
Lee County(2)	$49,375
Triad:
Alamance County(2)	$50,579
Western:
Buncombe County(2)	$47,450
Catawba County(2)	$51,200

Bankruptcy Filings(3)(4) (Business and Individual):

Region	2009	2010	Percent Change

United States	1,402,816	1,596,355	13.8%
North Carolina	26,917	27,358	1.6%
North Carolina — Eastern District	11,326	11,176	(1.3)%
North Carolina — Middle District	7,432	7,397	(0.5)%
North Carolina — Western District	8,159	8,785	7.7%

(1)	Source: Report, “Income, Poverty, and Health Insurance Coverage in the United States: 2009”. Released by the US Census Bureau/US Dept. of Commerce-Economics and Statistics Administration, September 2010.

(2)	Source: NC Dept. of Commerce, Economic Development Intelligence System (EDIS).

(3)	Source: United States Courts.

(4)	Bankruptcy data is for the 12-month period ended September 30, 2010 and 2009.

Commercial banking in North Carolina is extremely competitive. The Company competes in its market areas with some of the largest banking organizations in the state and the country, other community financial institutions, such as federally and state-chartered savings and loan institutions and credit unions, as well as consumer finance companies, mortgage companies and other lenders engaged in the business of extending credit. Many of the Company’s competitors have broader geographic markets, easier access to capital and lower cost funding, and higher lending limits than the Company; and are also able to provide more services and make greater use of media advertising.

Despite the competition in its market areas, the Company believes that it has certain competitive advantages that distinguish it from its competition. The Company believes that its primary competitive advantages are its strong local identity and affiliation with the communities it serves, and its emphasis on providing specialized services to small- and medium-sized business enterprises, professionals and upper-income individuals. The Bank offers customers modern, high-tech banking without compromising community values such as prompt, personal service and friendliness. The Bank offers many personalized services and attracts customers by being responsive and sensitive to their individualized needs. The Company relies on goodwill and referrals from shareholders and satisfied customers, as well as traditional media to attract new customers. To enhance a positive image in the communities in which it has branches, the Bank supports and participates in local events and its officers and directors serve on boards of local civic and charitable organizations.

Employees

As of December 31, 2010, the Company employed 406 persons, of which 389 were full-time and 17 were part-time. None of the Company’s employees are represented by a collective bargaining unit or agreement. The Company considers relations with its employees to be good.

Supervision and Regulation

Holding companies, banks and many of their non-bank affiliates are extensively regulated under both federal and state law. The following is a brief summary of certain statutes, rules and regulations affecting the Company and the Bank. This summary is qualified in its entirety by reference to the particular statutory and regulatory provisions referred to below and is not intended to be an exhaustive description of the statutes or regulations applicable to the Company’s or the Bank’s business. Supervision, regulation and examination of the Company and the Bank by bank regulatory agencies is intended primarily for the protection of the Bank’s depositors rather than holders of the Company’s common stock.

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding with the FDIC and the NC Commissioner. In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities.

In addition, the Company consults with the Federal Reserve Bank of Richmond prior to payment of any dividends or interest on debt.

The Company is also regulated by the SEC as a result of its publicly traded common stock. The regulatory compliance burden of being a publicly traded company has increased significantly over the last decade.

Holding Company Regulation

General

The Company is a bank holding company registered with the Federal Reserve under the Bank Holding Company Act of 1956 (the “BHCA”). As such, the Company and the Bank are subject to the supervision, examination and reporting requirements contained in the BHCA and the regulation of the Federal Reserve. The BHCA requires that a bank holding company obtain the prior approval of the Federal Reserve before: (i) acquiring direct or indirect ownership or control of more than five percent of the voting shares of any bank; (ii) taking any action that causes a bank to become a subsidiary of a bank holding company; (iii) acquiring all or substantially all of the assets of any bank; or (iv) merging or consolidating with any other bank holding company.

The BHCA generally prohibits a bank holding company and its subsidiaries, with certain exceptions, from engaging in or acquiring or retaining direct or indirect control of any company engaged in (i) activities other than banking or managing or controlling banks or other permissible subsidiaries, or (ii) those activities not determined by the Federal Reserve to be closely related to banking, or managing or controlling banks. In determining whether a particular activity is permissible, the Federal Reserve must consider whether the performance of such an activity can reasonably be expected to produce benefits to the public, such as greater convenience, increased competition or gains in efficiency, that outweigh possible adverse effects, such as undue concentration of resources, decreased or unfair competition, conflicts of interest or unsound banking practices. For example, extending credit and servicing loans, leasing real or personal property, providing securities brokerage services, providing certain data processing services, acting as agent or broker in selling credit life insurance and certain other types of insurance underwriting activities have all been determined by regulations of the Federal Reserve to be permissible non-bank activities.

The Federal Reserve has the power to order a bank holding company or its subsidiaries to terminate any activity or to terminate its ownership or control of any subsidiary when it believes that continuation of such activity or such ownership or control constitutes a serious risk to the financial safety, soundness or stability of any bank subsidiary of that bank holding company.

Additional Restrictions and Oversight

Subsidiary banks of a bank holding company are subject to certain restrictions imposed by the Federal Reserve on any extensions of credit to the bank holding company or any of its subsidiaries, investments in the stock or securities of the bank holding company and the acceptance of such stock or securities as collateral for loans to any borrower. A bank holding company and its subsidiaries are also prevented from engaging in certain tie-in arrangements in connection with any extension of credit, lease or sale of property or furnishing of services. An example of a prohibited tie-in would be any arrangement that would condition the provision or cost of services on a customer obtaining additional services from the bank holding company or any of its other subsidiaries.

The Federal Reserve may issue cease and desist orders against bank holding companies and non-bank subsidiaries to stop actions believed to present a serious threat to a subsidiary bank. The Federal Reserve regulates certain debt obligations, changes in control of bank holding companies and capital requirements.

Under the provisions of North Carolina law, the Bank is registered with and subject to supervision by the North Carolina Office of the Commissioner of Banks.

Capital Requirements

The Federal Reserve has established risk-based capital guidelines for bank holding companies. The minimum standard for the ratio of capital to risk-weighted assets (including certain off-balance-sheet obligations, such as standby letters of credit) is eight percent, of which at least four percent must consist of common equity, retained earnings, and a limited amount of perpetual preferred stock and minority interests in the equity accounts of consolidated subsidiaries, less certain goodwill items and other adjustments (“Tier 1 capital”). The remainder (“Tier 2 capital”) may consist of mandatorily redeemable convertible debt securities, a limited amount of other preferred stock, subordinated debt and loan loss reserves.

In addition, the Federal Reserve has established minimum leverage ratio guidelines for bank holding companies. These guidelines provide for a minimum leverage ratio of Tier 1 capital to adjusted average quarterly assets less certain amounts (“Leverage Ratio”) equal to three percent for bank holding companies that meet certain specified criteria, including having the highest regulatory rating. All other bank holding companies will generally be required to maintain a Leverage Ratio of at least four percent.

The guidelines provide that bank holding companies experiencing significant growth, whether through internal expansion or acquisitions, will be expected to maintain strong capital ratios well above the minimum supervisory levels without significant reliance on intangible assets. The same heightened requirements apply to bank holding companies with supervisory, financial, operational or managerial weaknesses, as well as to other banking institutions if warranted by particular circumstances or the institution’s risk profile. Furthermore, the guidelines indicate that the Federal Reserve will continue to consider a “tangible Tier 1 Leverage Ratio” (deducting all intangibles) in evaluating proposals for expansion or new activity. The Federal Reserve has not advised the Company of any specific minimum Leverage Ratio or tangible Tier 1 Leverage Ratio applicable to it.

As of December 31, 2010, the Company had Tier 1 risk-adjusted, total regulatory capital and leverage capital of approximately 8.08%, 9.60% and 6.39%, respectively. Those same ratios as of December 31, 2009 were 10.16%, 11.41% and 8.94%, respectively.

Anti-Money Laundering and the USA PATRIOT Act

The United and Strengthening of America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “USA PATRIOT Act”) contains anti-money laundering provisions that impose affirmative obligations on a broad range of financial institutions, including banks, brokers and dealers. Among other requirements, the USA PATRIOT Act requires all financial institutions to establish anti-money laundering programs that include, at a minimum, internal policies, procedures and controls; specific designation of an anti-money laundering compliance officer; ongoing employee training programs; and an independent audit function to test the anti-money laundering program. The USA Patriot Act requires financial institutions that establish, maintain, administer or manage private banking accounts for non-United States persons or their representatives to establish appropriate, specific, and where necessary, enhanced due diligence policies, procedures and controls designed to detect and report money laundering. The Company has established policies and procedures that the Company believes will comply with the requirements of the USA PATRIOT Act.

Emergency Economic Stabilization Act of 2008

In response to recent unprecedented market turmoil, the Emergency Economic Stabilization Act of 2008 was enacted on October 3, 2008. EESA authorized the Treasury to purchase or guarantee up to $700 billion in troubled assets from financial institutions under the Troubled Asset Relief Program. Pursuant to authority granted under EESA, the Treasury created the TARP Capital Purchase Program under which the Treasury was authorized to invest up to $250 billion in senior preferred stock of U.S. banks and savings associations or their holding companies.

Institutions participating in the TARP or CPP were required to issue warrants for common or preferred stock or senior debt to the Treasury. If an institution participates in the CPP or if the Treasury acquires a meaningful equity or debt position in the institution as a result of TARP participation, the institution is required to meet certain standards for executive compensation and corporate governance, including a prohibition against incentives to take unnecessary and excessive risks, recovery of bonuses paid to senior executives based on materially inaccurate earnings or other statements and a prohibition against agreements for the payment of golden parachutes. Following the TARP Repurchase, we do not expect these additional standards to be applicable to the Company.

American Recovery and Reinvestment Act of 2009

ARRA was enacted on February 17, 2009 and includes a wide variety of programs intended to stimulate the economy and provide for extensive infrastructure, energy, health and education needs. In addition, ARRA imposes certain executive compensation and corporate governance obligations on all current and future TARP recipients, including the Company, until the institution has redeemed the preferred stock, which TARP recipients are now permitted to do under ARRA without regard to the three year holding period and without the need to raise new capital, subject to approval of its primary federal regulator.

Additionally, ARRA amends Section 111 of EESA to require the Treasury to adopt additional standards with respect to executive compensation and corporate governance for TARP recipients, which are set forth in the TARP Standards for Compensation and Corporate Governance: Interim Final Rule (“Interim Final Rule”), adopted by the Treasury on June 15, 2009. Following the TARP Repurchase, we do not expect these additional standards to be applicable to the Company.

Dodd-Frank Wall Street Reform and Consumer Protection Act

On July 21, 2010, President Obama signed into law the Dodd-Frank Act, which was intended primarily to overhaul the financial regulatory framework following the global financial crisis and will impact all financial institutions including the Company and the Bank. The Dodd-Frank Act contains provisions that will, among other things, establish a Bureau of Consumer Financial Protection, establish a systemic risk regulator, consolidate certain federal bank regulators and impose increased corporate governance and executive compensation requirements. The Dodd-Frank Act requires various federal agencies to adopt a broad range of new implementing rules and regulations and to prepare numerous studies and reports for the U.S. Congress. The federal agencies are given significant discretion in drafting the implementing rules and regulations, and consequently, many of the details and much of the impact of the Dodd-Frank Act are not yet known.

Bank Regulation

General

The Bank is subject to numerous state and federal statues and regulations that affect its business, activities and operations, and is supervised and examined by the NC Commissioner and the FDIC. The FDIC and the NC Commissioner regularly examine the operations of banks over which they exercise jurisdiction. They have the authority to approve or disapprove the establishment of branches, mergers, consolidations and other similar corporate actions. They also have authority to prevent the continuance or development of unsafe or unsound banking practices and other violations of law. The FDIC and the NC Commissioner regulate and monitor all areas of the operations of banks and their subsidiaries, including loans, mortgages, the issuance of securities, capital adequacy, loss reserves and compliance with the Community Reinvestment Act of 1977 (“CRA”) as well as other laws and regulations. Interest and certain other charges collected and contracted for by banks are also subject to state usury laws and certain federal laws concerning interest rates.

Deposit Insurance

The deposit accounts of the Bank are insured by the Deposit Insurance Fund (the “DIF”) of the FDIC. Pursuant to EESA and ARRA, the maximum deposit insurance amount per depositor was temporarily increased from $100,000 to $250,000. The Dodd-Frank Act permanently increased the maximum amount of deposit insurance for banks, savings institutions and credit unions to $250,000 per depositor, retroactive to January 1, 2009. The Dodd-Frank Act also provides unlimited deposit insurance for non-interest bearing transaction accounts through December 31, 2013.

The FDIC issues regulations and conducts periodic examinations, requires the filing of reports and generally supervises the operations of its insured banks. This supervision and regulation is intended primarily for the protection of depositors. Any insured bank that is not operated in accordance with or does not conform to FDIC regulations, policies and directives may be sanctioned for noncompliance. Civil and criminal proceedings may be instituted against any insured bank or any director, officer or employee of such bank for the violation of applicable laws and regulations, breaches of fiduciary duties or engaging in any unsafe or unsound practice. The FDIC has the authority to terminate insurance of accounts pursuant to procedures established for that purpose.

The Bank is subject to insurance assessments imposed by the FDIC. The FDIC imposes a risk-based deposit premium assessment system, which was amended pursuant to the Federal Deposit Insurance Reform Act of 2005. Under this system, as amended, the assessment rates for an insured depository institution vary according to the level of risk incurred in its activities. To arrive at an assessment rate for a banking institution, the FDIC places it in one of four risk categories determined by reference to its capital levels and supervisory ratings. In addition, in the case of those institutions in the lowest risk category, the FDIC further determines its assessment rate based on certain specified financial ratios or, if applicable, its long-term debt ratings.

Recently, the FDIC has been actively seeking to replenish the DIF. The FDIC increased risk-based assessment rates uniformly by seven basis points, on an annual basis, beginning in the first quarter of 2009. On May 22, 2009, the FDIC adopted a final rule imposing a five basis point special assessment on each insured depository institution’s qualifying assets less Tier 1 capital as of June 30, 2009. The FDIC collected this special assessment on September 30, 2009. On November 12, 2009, the FDIC adopted a final rule that required insured financial institutions to prepay their estimated quarterly risk-based assessments for the fourth quarter of 2009 and for the following three years. Such prepaid assessments were collected on December 30, 2009 at a rate based on the insured institution’s modified third quarter 2009 assessment rate. The Company’s prepaid assessment was $7.3 million. Under the Dodd-Frank Act, the minimum designated reserve ratio of the DIF increased from 1.15 percent to 1.35 percent of estimated insured deposits. Additionally, the Dodd-Frank Act revised the assessment base against which an insured depository institution’s deposit insurance premiums paid to the DIF will be calculated. Under the FDIC’s proposed rules, the assessment base will change from adjusted domestic deposits to average consolidated total assets minus average tangible equity.

Dividends and Capital Requirements

Under North Carolina corporation laws, the Company may not pay a dividend or distribution, if after giving it effect, the Company would not be able to pay its debts as they become due in the usual course of business or the Company’s total assets would be less than its liabilities. In general, the Company’s ability to pay cash dividends is dependent upon the amount of dividends paid to the Company by the Bank. The ability of the Bank to pay dividends to the Company is subject to statutory and regulatory restrictions on the payment of cash dividends, including the requirement under the North Carolina banking laws that cash dividends be paid only out of undivided profits and only if the Bank has surplus of a specified level. During 2009, the Office of the Commissioner of Banks authorized a one-time transfer of funds from the Bank’s permanent surplus account to undivided profits for the purpose of paying dividends to the Company.

Like the Company, the Bank is required by federal regulations to maintain certain minimum capital levels. The levels required of the Bank are the same as required for the Company. As of December 31, 2010, the Bank had Tier 1 risk-adjusted, total regulatory capital and leverage capital of approximately 7.97%, 9.50% and 6.37%, respectively. Those same ratios as of December 31, 2009 were 7.42%, 8.68% and 6.52%, respectively. The Bank’s regulatory capital ratios as of December 31, 2009 were revised after its Call Reports were restated and amended in 2010 to reflect an adjustment to the regulatory capital treatment of the injection of proceeds from the sale of Series A Preferred Stock from the Company into the Bank in 2008.

Federal Deposit Insurance Corporation Improvement Act of 1991

The Federal Deposit Insurance Corporation Improvement Act of 1991 (“FDICIA”) provides for, among other things, (i) publicly available annual financial condition and management reports for certain financial institutions, including audits by independent accountants, (ii) the establishment of uniform accounting standards by federal banking agencies, (iii) the establishment of a “prompt corrective action” system of regulatory supervision and intervention, based on capitalization levels, with greater scrutiny and restrictions placed on depository institutions with lower levels of capital, (iv) additional grounds for the appointment of a conservator or receiver, and (v) restrictions or prohibitions on accepting brokered deposits, except for institutions which significantly exceed minimum capital requirements. FDICIA also provides for increased funding of the FDIC insurance funds and the implementation of risk-based premiums.

A central feature of FDICIA is the requirement that the federal banking agencies take “prompt corrective action” with respect to depository institutions that do not meet minimum capital requirements. Pursuant to FDICIA, the federal bank regulatory authorities have adopted regulations setting forth a five-tiered system for measuring the capital adequacy of the depository institutions that they supervise. Under these regulations, a depository institution is classified in one of the following capital categories: “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized” and “critically undercapitalized.” An institution may be deemed by the regulators to be in a capitalization category that is lower than is indicated by its actual capital position if, among other things, it receives an unsatisfactory examination rating with respect to asset quality, management, earnings or liquidity. FDICIA provides the federal banking agencies with significantly expanded powers to take enforcement action against institutions which fail to comply with capital or other standards. Such action may include the termination of deposit insurance by the FDIC or the appointment of a receiver or conservator for the institution.

Community Reinvestment Act of 1977

Banks are also subject to the CRA, which requires the appropriate federal bank regulatory agency, in connection with its examination of a bank, to assess such bank’s record in meeting the credit needs of the community served by that bank, including low- and moderate-income neighborhoods. Each institution is assigned one of the following four ratings of its record in meeting community credit needs: “outstanding,” “satisfactory,” “needs to improve” or “substantial noncompliance.” The regulatory agency’s assessment of the bank’s record is made available to the public. Further, such assessment is required of any bank which has applied to (i) charter a national bank, (ii) obtain deposit insurance coverage for a newly chartered institution, (iii) establish a new branch office that will accept deposits, (iv) relocate an office, or (v) merge or consolidate with, or acquire the assets or assume the liabilities of, a federally regulated financial institution. In the case of a bank holding company applying for approval to acquire a bank or other bank holding company, the Federal Reserve will assess the record of each subsidiary bank of the applicant bank holding company, and such records may be the basis for denying the application.

The Gramm-Leach-Bliley Modernization Act of 1999’s “CRA Sunshine Requirements” call for financial institutions to publicly disclose certain written agreements made in fulfillment of the CRA. Banks that are parties to such agreements must report to federal regulators the amount and use of any funds expended under such agreements on an annual basis, along with such other information as regulators may require.

Monetary Policy and Economic Controls

The Company and the Bank are directly affected by governmental policies and regulatory measures affecting the banking industry in general. Of primary importance is the Federal Reserve, whose actions directly affect the money supply which, in turn, affects banks’ lending abilities by increasing or decreasing the cost and availability of funds to banks. The Federal Reserve regulates the availability of bank credit in order to combat recession and curb inflationary pressures in the economy by open market operations in United States government securities, changes in the discount rate on member bank borrowings, changes in reserve requirements against bank deposits, and limitations on interest rates that banks may pay on time and savings deposits.

Deregulation of interest rates paid by banks on deposits and the types of deposits that may be offered by banks has eliminated minimum balance requirements and rate ceilings on various types of time deposit accounts. The effect of these specific actions and, in general, the deregulation of deposit interest rates has generally increased banks’ cost of funds and made them more sensitive to fluctuations in money market rates. In view of the changing conditions in the national economy and money markets, as well as the effect of actions by monetary and fiscal authorities, no prediction can be made as to possible future changes in interest rates, deposit levels, loan demand, or the business and earnings of the Bank or the Company. As a result, banks, including the Bank, face a significant challenge to maintain acceptable net interest margins.

Properties

The Company currently leases property located at 333 Fayetteville Street, Raleigh, North Carolina for its principal offices and a branch office. The lease is for 65,330 square feet, of which 47,785 square feet is for the Company’s principal offices and for the branch office. The remaining leased square footage is currently being subleased to various other entities. The Company owns 14 properties throughout North Carolina that are used as branch offices, which are located in Burlington (3), Clayton, Fayetteville (3), Graham, Hickory, Mebane, Raleigh, Sanford, Siler City, and Zebulon. The Company’s operations center is located in one of the Burlington offices. The Company leases 17 other properties throughout North Carolina that are used as branch offices and which are located in Asheville (4), Cary (2), Fayetteville, Holly Springs, Morrisville, Oxford, Pittsboro, Raleigh (3), Sanford (2), and Wake Forest. Additionally, the Company signed an agreement in 2010 to lease a building under construction to accommodate the Company’s planned relocation of an existing branch in Sanford. Management believes the terms of the various leases, which are reviewed on an annual basis, are consistent with market standards and were arrived at through arm’s length bargaining.

Legal Proceedings

There are no material pending legal proceedings to which the Company or its subsidiaries is a party or to which any of the Company’s or its subsidiaries’ property is subject. In addition, the Company is not aware of any threatened litigation, unasserted claims or assessments that could have a material adverse effect on the Company’s business, operating results or condition.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis is intended to aid the reader in understanding and evaluating the results of operations and financial condition of the Company and its consolidated subsidiaries as of and for the three and nine months ended September 30, 2010 and September 30, 2009, as of and for the years ended December 31, 2009 and 2008, and for the year ended December 31, 2007. This discussion is designed to provide more comprehensive information about the major components of the Company’s results of operations and financial condition, liquidity and capital resources than can be obtained from reading the financial statements alone. This discussion should be read in conjunction with, and is qualified in its entirety by reference to, the Company’s consolidated financial statements, including the related notes thereto, presented elsewhere in this prospectus.

Overview

Capital Bank Corporation is a bank holding company incorporated under the laws of North Carolina on August 10, 1998. The Company’s primary wholly-owned subsidiary is Capital Bank, a state-chartered banking corporation. The Bank was incorporated under the laws of the State of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. As of September 30, 2010, the Company conducted no business other than holding stock in the Bank and in three trusts, Capital Bank Statutory Trust I, II, and III.

Capital Bank is a community bank engaged in the general commercial banking business and operates through four North Carolina regions: Triangle, Sandhills, Triad and Western. As of September 30, 2010, the Bank had assets of approximately $1.6 billion, with gross loans and deposits outstanding of approximately $1.3 billion and $1.4 billion, respectively. The Bank operates 32 branch offices in North Carolina: five in Raleigh, four in Asheville, four in Fayetteville; three in Burlington, three in Sanford, two in Cary, and one each in Clayton, Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Siler City, Wake Forest and Zebulon.

The Bank offers a full range of banking services, including the following: checking accounts; savings accounts; NOW accounts; money market accounts; certificates of deposit; individual retirement accounts; loans for real estate, construction, businesses, agriculture, personal use, home improvement and automobiles; equity lines of credit; mortgage loans; credit loans; consumer loans; credit cards; safe deposit boxes; bank money orders; internet banking; electronic funds transfer services including wire transfers and remote deposit capture; traveler’s checks; and free notary services to all Bank customers. In addition, the Bank provides automated teller machine access to its customers for cash withdrawals through nationwide ATM networks. Through a partnership between the Bank’s financial services division and Capital Investment Companies, an unaffiliated Raleigh, North Carolina-based broker-dealer, the Bank also makes available a complete line of uninsured investment products and services. The securities involved in these services are not deposits or other obligations of the Bank and are not insured by the FDIC.

The Bank’s business consists principally of attracting deposits from the general public and investing these funds in loans secured by commercial real estate, secured and unsecured commercial and consumer loans, single-family residential mortgage loans and home equity lines. As a community bank, the Bank’s profitability depends primarily upon its levels of net interest income, which is the difference between interest income from interest-earning assets and interest expense on interest-bearing liabilities. When interest-earning assets approximate or exceed interest-bearing liabilities, any positive interest rate spread will generate net interest income.

The Bank’s profitability is also affected by its provision for loan losses, noninterest income and other operating expenses. Noninterest income primarily consists of service charges and ATM fees, debit card transaction fees, fees generated from originating mortgage loans, commission income generated from brokerage activity, and the increase in cash surrender value of bank-owned life insurance (“BOLI”). Operating expenses primarily consist of employee compensation and benefits, occupancy related expenses, depreciation and maintenance expenses on furniture and equipment, data processing and telecommunications, advertising and public relations, professional fees, other real estate and loan-related losses, FDIC deposit insurance and other noninterest expenses.

The Bank’s operations are influenced significantly by local economic conditions and by policies of financial institution regulatory authorities. The Bank’s cost of funds is influenced by interest rates on competing investments and by rates offered on similar investments by competing financial institutions in our market area, as well as general market interest rates. Lending activities are affected by the demand for financing, which in turn is affected by the prevailing interest rates.

As a bank holding company, the Company is subject to the supervision of the Federal Reserve. The Company is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a North Carolina chartered bank, the Bank is subject to primary supervision, periodic examination and regulation by the NC Commissioner and by the FDIC, as its primary federal regulator.

Critical Accounting Policies and Estimates

The following discussion and analysis of the Company’s financial condition and results of operations are based on the Company’s consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”). The preparation of these financial statements requires the Company to make estimates and judgments regarding uncertainties that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. On an ongoing basis, the Company evaluates its estimates, including those related to the allowance for loan losses, other-than-temporary impairment on investment securities, income taxes and impairment of long-lived assets. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. However, because future events and their effects cannot be determined with certainty, actual results may differ from these estimates under different assumptions or conditions, and the Company may be exposed to gains or losses that could be material.

The Company’s significant accounting policies are discussed below and in the notes to our consolidated financial statements included elsewhere in this prospectus. Management believes that the following accounting policies are the most critical to aid in fully understanding and evaluating the Company’s reported financial results, and they require management’s most difficult, subjective or complex judgments, resulting from the need to make estimates about the effect of matters that are inherently uncertain. Management has reviewed these critical accounting policies and related disclosures with the Audit Committee of the Board of Directors.

•	Allowance for Loan Losses — The allowance for loan losses represents management’s estimate of probable credit losses that are inherent in the existing loan portfolio. Management’s calculation of the allowance for loan losses consists of specific and general reserves. Specific reserves are applied to individually impaired loans based on specific information concerning the borrower and collateral value. General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on historical loss experience in each pool and management’s consideration of environmental factors such as changes in economic conditions, credit quality trends, collateral values, concentrations of credit risk, and loan review as well as regulatory exam findings. If economic conditions were to decline significantly or the financial condition of the Bank’s customers were to deteriorate, additional increases to the allowance for loan losses may be required.

•	Other-Than-Temporary Impairment on Investment Securities — Management evaluates each held-to-maturity and available-for-sale investment security in an unrealized loss position for other-than-temporary impairment based on an analysis of the facts and circumstances of each individual investment, which includes consideration of changes in general market conditions and changes in the financial strength of specific bond issuers. For debt securities determined to be other-than-temporarily impaired, the impairment is separated into the following: (1) the amount representing credit loss and (2) the amount related to all other factors. The amount representing credit loss is calculated based on management’s estimate of future cash flows and recoverability of the investment and is recorded in current earnings. Future adverse changes in market conditions or adverse changes in the financial strength of bond issuers could result in an other-than-temporary impairment charge that may impact earnings.

•	Income Taxes — A valuation allowance is recorded for deferred tax assets if management determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized. Management considers anticipated future taxable income and ongoing prudent and feasible tax planning strategies in determining the need, if any, for a valuation allowance. If actual taxable income were less than anticipated or if tax planning strategies are not effective, an additional valuation allowance may be required.

•	Impairment of Long-Lived Assets — Long-lived assets, including identified intangible assets other than goodwill, are evaluated for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Assets to be disposed of are transferred to ORE and are reported at the lower of the carrying amount or fair value less costs to sell. Future events or circumstances indicating that the carrying value of long-lived assets is not recoverable may require an impairment charge to earnings.

Analysis of Results of Operations and Financial Condition as of September 30, 2010

Executive Summary

The following is a summary of the Company’s significant results of operations and changes in financial position for the three and nine months ended September 30, 2010:

•	Regulatory capital ratios remained in excess of “well capitalized” levels as of September 30, 2010.

•	Net loss attributable to common shareholders was $9.7 million, or $0.74 per share, in the third quarter of 2010 compared with net income available to common shareholders of $3.0 million, or $0.26 per share, in the third quarter of 2009. For the year-to-date period, net loss attributable to common shareholders was $29.7 million, or $2.34 per share, in the first nine months of 2010 compared with net loss attributable to common shareholders of $1.3 million, or $0.12 per share, in the first nine months of 2009.

•	Net interest margin improved to 3.48% in the third quarter of 2010 from 3.25% in the second quarter of 2010 and 3.41% in the third quarter of 2009. For the year-to-date period, net interest margin improved to 3.30% in the first nine months of 2010 from 3.11% in the first nine months of 2009.

•	Nonperforming assets, including restructured loans, were 5.69% of total assets as of September 30, 2010 compared with 5.76% as of June 30, 2010 and 4.87% as of December 31, 2009.

•	Allowance for loan losses increased to 2.74% of total loans as of September 30, 2010 from 2.65% as of June 30, 2010 and 1.88% as of December 31, 2009.

•	Provision for loan losses fell to $6.8 million in the third quarter of 2010 from $20.0 million in the second quarter of 2010 but increased from $3.6 million in the third quarter of 2009. For the year-to-date period, provision for loan losses increased to $38.5 million in the first nine months of 2010 from $11.2 million in the first nine months of 2009.

•	The valuation allowance recorded against deferred tax assets increased to $8.8 million as of September 30, 2010 from $3.3 million as of June 30, 2010.

Results of Operations

Quarter ended September 30, 2010 compared to quarter ended September 30, 2009

Net loss attributable to common shareholders was $9.7 million, or $0.74 per share, in the third quarter of 2010 compared with net income available to common shareholders of $3.0 million, or $0.26 per share, in the third quarter of 2009. Results of operations in the third quarter of 2010 compared with the same quarter in the previous year primarily reflect an increase in provision for loan losses, an increase in noninterest expense and higher tax expense.

Net Interest Income

Net interest income decreased from $13.6 million for the quarter ended September 30, 2009 to $13.4 million for the quarter ended September 30, 2010. Average interest-earning assets declined from $1.63 billion for the quarter ended September 30, 2009 to $1.58 billion for the quarter ended September 30, 2010, a decrease of 3.3%. Average interest-bearing liabilities declined from $1.41 billion for the quarter ended September 30, 2009 to $1.40 billion for the quarter ended September 30, 2010, a decrease of 0.9%. On a fully tax equivalent basis, net interest spread was 3.28% and 3.10% for the quarters ended September 30, 2010 and 2009, respectively. Net interest margin on a tax equivalent basis increased to 3.48% for the quarter ended September 30, 2010 from 3.41% for the quarter ended September 30, 2009. The yield on average interest-earning assets was 5.04% and 5.43% for the quarters ended September 30, 2010 and 2009, respectively, while the interest rate paid on average interest-bearing liabilities for those periods was 1.76% and 2.33%, respectively.

The increase in the net interest margin was primarily due to the significant decline in funding costs through disciplined pricing controls and a declining interest rate environment. Partially offsetting declining funding costs was a significant increase in nonaccrual loans over the past year and the expiration of an interest rate swap on prime-indexed commercial loans.

The following two tables set forth certain information regarding the Company’s yield on interest-earning assets and cost of interest-bearing liabilities and the component changes in net interest income. The first table, Average Balances, Interest Earned or Paid, and Interest Yields/Rates, reflects the Company’s effective yield on earning assets and cost of funds. Yields and costs are computed by dividing income or expense for the year by the respective daily average asset or liability balance. Changes in net interest income from year to year can be explained in terms of fluctuations in volume and rate. The second table, Rate and Volume Variance Analysis, presents further information on those changes. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

•	changes in volume, which are changes in average volume multiplied by the average rate for the previous period;

•	changes in rates, which are changes in average rate multiplied by the average volume for the previous period;

•	changes in rate/volume, which are changes in average rate multiplied by the changes in average volume; and

•	total change, which is the sum of the previous columns.

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Three Months Ended September 30, 2010, June 30, 2010 and September 30, 2009
Tax Equivalent Basis(1)

	September 30, 2010			June 30, 2010			September 30, 2009
	Average	Amount	Average	Average	Amount	Average	Average	Amount	Average
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(Dollars in thousands)

ASSETS
Loans(2)	$1,342,835	$17,512	5.23%	$1,373,613	$17,465	5.10%	$1,330,199	$18,809	5.61%
Investment securities(3)	211,547	2,309	4.37	224,366	2,722	4.85	263,513	3,512	5.33
Interest-bearing deposits	23,859	17	0.29	25,300	10	0.16	38,995	18	0.18

Total interest-earning assets	1,578,241	$19,838	5.04%	1,623,279	$20,197	4.99%	1,632,707	$22,339	5.43%

Cash and due from banks	17,285			17,819			8,256
Other assets	108,461			111,383			83,589
Allowance for loan losses	(38,012)			(33,241)			(19,262)

Total assets	$1,665,975			$1,719,240			$1,705,290

LIABILITIES AND EQUITY
Savings accounts	$31,594	$10	0.13%	$30,721	$10	0.13%	$29,267	$11	0.15%
Interest-bearing demand deposits	323,242	634	0.79	326,706	648	0.80	366,632	1,095	1.18
Time deposits	859,968	4,039	1.88	891,645	4,946	2.22	845,311	5,691	2.67

Total interest-bearing deposits	1,214,804	4,683	1.55	1,249,072	5,604	1.80	1,241,210	6,797	2.17
Borrowed funds	150,478	1,156	3.08	153,264	1,146	3.00	130,098	1,260	3.84
Subordinated debt	34,323	314	3.67	34,323	298	3.48	30,930	240	3.08
Repurchase agreements	—	—	—	1,590	2	0.50	10,646	6	0.22

Total interest-bearing liabilities	1,399,605	$6,153	1.76%	1,438,249	$7,050	1.97%	1,412,884	$8,303	2.33%

Noninterest-bearing deposits	130,758			133,455			134,721
Other liabilities	10,509			10,587			12,198

Total liabilities	1,540,872			1,582,291			1,559,803
Shareholders’ equity	125,103			136,949			145,487

Total liabilities and shareholders’ equity	$1,665,975			$1,719,240			$1,705,290

Net interest spread(4)			3.28%			3.02%			3.10%
Tax equivalent adjustment		$303			$403			$481
Net interest income and net interest margin(5)		$13,685	3.48%		$13,147	3.25%		$14,036	3.41%

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

(2)	Loans include mortgage loans held for sale in addition to nonaccrual loans for which accrual of interest has not been recorded.

(3)	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.

(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate and Volume Variance Analysis
Tax Equivalent Basis(1)

	Three Months Ended
	September 30, 2010 vs. 2009
	Rate	Volume	Total
	Variance	Variance	Variance
	(Dollars in thousands)

Interest income:
Loans	$(1,208)	$(89)	$(1,297)
Investment securities	(636)	(567)	(1,203)
Federal funds sold	10	(11)	(1)

Total interest income	(1,834)	(667)	(2,501)

Interest expense:
Savings and interest-bearing demand deposits and other	(366)	(96)	(462)
Time deposits	(1,659)	7	(1,652)
Borrowed funds	(247)	143	(104)
Subordinated debt	46	28	74
Repurchase agreements and federal funds purchased	(6)	—	(6)

Total interest expense	(2,232)	82	(2,150)

Increase (decrease) in net interest income	$398	$(749)	$(351)

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

Interest income on loans decreased from $18.7 million for the quarter ended September 30, 2009 to $17.4 million for the quarter ended September 30, 2010, a decrease of 7.3%. This decrease was primarily due to lower loan yields, partially offset by growth in the loan portfolio. Average loan balances, which yielded 5.23% and 5.61% for the quarters ended September 30, 2010 and 2009, respectively, increased from $1.33 billion in the third quarter of 2009 to $1.34 billion in the third quarter of 2010. The Company’s interest rate swap on prime-indexed commercial loans, which expired in October 2009, increased loan interest income by $1.1 million in the third quarter of 2009, representing a benefit to net interest margin of 0.27% in that quarter. The Company received no such benefit in the third quarter of 2010.

Interest income on investment securities decreased from $3.1 million for the quarter ended September 30, 2009 to $2.2 million for the quarter ended September 30, 2010, a decline of 30.7%. This decrease was due to a decline in the size of the investment portfolio coupled with lower fixed income investment yields. Average investment balances, at book value, decreased from $263.5 million for the quarter ended September 30, 2009 to $211.5 million for the quarter ended September 30, 2010, and the tax equivalent yield on investment securities decreased from 5.33% to 4.37% over the same period. The decrease in average investment balances partially reflects management’s efforts to reduce the duration of the portfolio to mitigate exposure to a potential future rising interest rate environment. Additionally, yields have fallen as prepayments on higher yielding mortgage-backed securities and sales of certain long-dated municipal bonds have been re-invested generally at lower rates in shorter-dated U.S. government agency debt and other high quality bonds.

Interest expense on deposits decreased from $6.8 million for the quarter ended September 30, 2009 to $4.7 million for the quarter ended September 30, 2010, a decline of 31.1%. The decline is partially due to falling interest-bearing deposit rates from 2.17% for the quarter ended September 30, 2009 to 1.55% for the quarter ended September 30, 2010. For time deposits, which represented 70.8% and 68.1% of total average interest-bearing deposits for the quarters ended September 30, 2010 and 2009, respectively, the average rate decreased from 2.67% for the quarter ended September 30, 2009 to 1.88% for the quarter ended September 30, 2010, reflecting disciplined pricing controls and re-pricing of maturing time deposits in a low interest rate environment. Interest expense on borrowings remained relatively flat, totaling $1.5 million in both quarters ended September 30, 2010 and 2009. The average rate paid on average borrowings, including subordinated debt and repurchase agreements, decreased from 3.48% for the quarter ended September 30, 2009 to 3.19% for the quarter ended September 30, 2010.

Provision for Loan Losses

Provision for loan losses for the quarter ended September 30, 2010 totaled $6.8 million, an increase from $3.6 million for the quarter ended September 30, 2009 and a decrease from $20.0 million for the quarter ended June 30, 2010. The loan loss provision remains elevated compared to the same quarter in the previous year due to significantly higher levels of nonperforming assets as well as increased charge-off rates as the Company continued making progress resolving problem loans. On a linked-quarter basis, however, the loan loss provision declined as charge-offs were reduced and nonperforming assets fell.

Net charge-offs totaled $6.3 million, or 1.87% of average loans, in the third quarter of 2010, an increase from $2.7 million, or 0.80% of average loans, in the third quarter of 2009 and a decrease from $13.4 million, or 3.91% of average loans, in the second quarter of 2010. Nonperforming assets, which include nonperforming loans and other real estate, totaled 5.32% of total assets as of September 30, 2010, a decrease from 5.37% as of June 30, 2010 and an increase from 2.90% as of December 31, 2009. Nonperforming assets, including restructured loans, totaled 5.69% of total assets as of September 30, 2010, a decrease from 5.76% as of June 30, 2010 and an increase from 4.87% as of December 31, 2009. Further, loans past due more than 30 days, excluding nonperforming loans, increased to 1.00% of total loans as of September 30, 2010 compared to 0.72% of total loans as of June 30, 2010 and 0.67% as of December 31, 2009.

The elevated provision for loan losses, net charge-offs and nonperforming assets reflect the economic climate in the Company’s primary markets and consistent application of the Company’s policy to recognize losses as they occur. Given significant volatility and rapid changes in current market conditions, management cannot predict its provision or nonperforming loan levels into the future but anticipates that credit losses and problem loans may remain elevated, or even increase, throughout the remainder of 2010 and early 2011 as the Company continues working to resolve problem loans in these challenging market conditions.

Noninterest Income

Noninterest income remained relatively flat on a quarterly basis, totaling $2.5 million in both quarters ended September 30, 2010 and 2009. The following table presents the detail of noninterest income and related changes for the quarters ended September 30, 2010 and 2009:

	Three Months
	Ended
	September 30,
	2010	2009	$ Change	% Change
	(Dollars in thousands)

Noninterest income:
Service charges and other fees	$746	$990	$(244)	(24.6)%
Bank card services	521	409	112	27.4
Mortgage origination and other loan fees	442	410	32	7.8
Brokerage fees	271	155	116	74.8
Bank-owned life insurance	138	240	(102)	(42.5)
Net gain on investment securities	244	148	96	64.9
Other	138	155	(17)	(11.0)

Total noninterest income	$2,500	$2,507	$(7)	(0.3)%

Bank card services income increased by $112 thousand from a higher volume of debit card transactions. Brokerage fees increased by $116 thousand as a result of improved sales efforts. Further, net gains on investment securities, including sales of debt securities as well as appreciation in fair market value of an equity investment, increased by $96 thousand. Mortgage origination and other loan fees increased primarily due to increased residential mortgage refinancing activity in the third quarter of 2010 compared to the same quarter in the previous year.

Offsetting these increases in noninterest income, service charges and other fees declined by $244 thousand due to a reduction in the volume of overdrawn accounts and non-sufficient funds transactions. Additionally, BOLI income fell by $102 thousand after the Company surrendered certain BOLI contracts in the third quarter of 2010. Other income decreased primarily due to lower sublease income.

Noninterest Expense

Noninterest expense increased from $11.1 million for the quarter ended September 30, 2009 to $14.2 million for the quarter ended September 30, 2010, an increase of 28.0%. The following table presents the detail of noninterest expense and related changes for the quarters ended September 30, 2010 and 2009:

	Three Months Ended
	September 30,
	2010	2009	$ Change	% Change
	(Dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$5,918	$5,128	$790	15.4%
Occupancy	1,460	1,471	(11)	(0.7)
Furniture and equipment	867	771	96	12.5
Data processing and telecommunications	488	555	(67)	(12.1)
Advertising and public relations	435	394	41	10.4
Office expenses	320	386	(66)	(17.1)
Professional fees	626	358	268	74.9
Business development and travel	363	268	95	35.4
Amortization of core deposit intangible	235	287	(52)	(18.1)
Other real estate and other loan-related losses	1,833	370	1,463	395.4
Directors’ fees	236	295	(59)	(20.0)
FDIC deposit insurance	712	474	238	50.2
Other	717	341	376	110.3

Total noninterest expense	$14,210	$11,098	$3,112	28.0%

The increase in noninterest expense was primarily due to a $1.5 million increase in other real estate and loan-related costs, of which $1.0 million was related to valuation adjustments to and losses on the sale of other real estate with the remaining increase representing higher loan workout, appraisal and foreclosure costs to resolve problem assets. Additionally, salaries and employee benefits expense increased by $790 thousand due to lower deferred loan costs, which decrease expense, and increased employee health insurance expense.

Further, furniture and equipment expense increased by $96 thousand due to higher depreciation charges and equipment maintenance expense. Advertising and public relations expense increased by $41 thousand due in part from radio and television ads promoting the Company’s special financing program for home buyers. Professional fees increased by $268 thousand due to higher legal and audit expense. Business development and travel expenses increased primarily due to employee travel costs associated with the Company’s recently withdrawn public stock offering. FDIC deposit insurance expense increased by $238 thousand with higher deposit insurance assessment rates and growth in insured deposit accounts. Other noninterest expense increased by $376 thousand primarily due to legal fees and other professional fees associated with the Company’s recent public stock offering and withdrawn registration statement.

Partially offsetting the increases in noninterest expense, data processing and telecommunications costs fell by $67 thousand as the Company realized cost savings through renegotiation of certain vendor contracts. In addition, office expenses decreased by $66 thousand primarily due to cost savings initiatives within the Company’s branch network and operations areas, which particularly lowered printing costs. Core deposit intangible amortization decreased by $52 thousand as intangible assets acquired in previous acquisitions are amortized on an accelerated method over the expected benefit of the core deposit premium. Directors’ fees decreased by $59 thousand due in part to the board reduction and reorganization in late 2009. Lastly, occupancy expense remained relatively consistent in the period under comparison.

Income Taxes

Income taxes recorded in the three months ended September 30, 2010 were primarily impacted by net losses before income taxes, which created tax benefits, offset by valuation allowances recorded against deferred tax assets. The valuation allowance recorded against deferred tax assets increased by $5.5 million in the third quarter of 2010, from $3.3 million as of June 30, 2010 to $8.8 million as of September 30, 2010. There was no valuation allowance recorded against deferred tax assets in the third quarter of 2009.

Deferred tax assets represent timing differences in the recognition of certain tax benefits for accounting and income tax purposes, including the expected value of future tax savings that will be available to the Company to offset future taxable income through the carry forward of net operating losses. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In future periods, the Company may be able to reduce some or all of the valuation allowance upon a determination that it will be able to realize such tax savings.

Nine months ended September 30, 2010 compared to nine months ended September 30, 2009

Net loss attributable to common shareholders was $29.7 million, or $2.34 per share, for the nine months ended September 30, 2010 compared with net loss attributable to common shareholders of $1.3 million, or $0.12 per share, for the nine months ended September 30, 2009. Results of operations for the nine months ended September 30, 2010 compared with the same period in the previous year primarily reflect a significant increase in provision for loan losses and an increase in noninterest expense, partially offset by improved net interest income.

Net Interest Income

Net interest income increased from $35.9 million for the nine months ended September 30, 2009 to $38.7 million for the nine months ended September 30, 2010. Average interest-earning assets rose from $1.60 billion for the nine months ended September 30, 2009 to $1.61 billion for the nine months ended September 30, 2010, an increase of 0.9%. Average interest-bearing liabilities rose from $1.39 billion for the nine months ended September 30, 2009 to $1.43 billion for the nine months ended September 30, 2010, an increase of 2.9%. On a fully tax equivalent basis, net interest spread was 3.08% and 2.77% for the nine months ended September 30, 2010 and 2009, respectively. Net interest margin on a tax equivalent basis increased to 3.30% for the nine months ended September 30, 2010 from 3.11% for the nine months ended September 30, 2009. The yield on average interest-earning assets was 5.02% and 5.31% for the nine months ended September 30, 2010 and 2009, respectively, while the interest rate paid on average interest-bearing liabilities for those periods was 1.94% and 2.54%, respectively.

The increase in the net interest margin was primarily due to the significant decline in funding costs through disciplined pricing controls and a declining interest rate environment. Partially offsetting declining funding costs was a significant increase in nonaccrual loans over the prior year and the expiration of an interest rate swap on prime-indexed commercial loans. The following two tables set forth certain information regarding the Company’s yield on interest-earning assets and cost of interest-bearing liabilities and the component changes in net interest income:

CAPITAL BANK CORPORATION
Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Nine Months Ended September 30, 2010 and 2009
Tax Equivalent Basis(1)

	September 30, 2010			September 30, 2009
Average	Amount	Average	Average	Amount	Average
Balance	Earned	Rate	Balance	Earned	Rate
	(Dollars in thousands)

ASSETS
Loans(2)	$1,369,688	$52,539	5.13%	$1,293,974	$52,313	5.41%
Investment securities(3)	220,525	7,987	4.83	276,649	11,200	5.40
Interest-bearing deposits	23,142	37	0.21	28,001	34	0.16

Total interest-earnings assets	1,613,355	$60,563	5.02%	1,598,624	$63,547	5.31%

Cash and due from banks	18,177			15,171
Other assets	107,411			80,917
Allowance for loan losses	(33,136)			(17,731)

Total assets	$1,705,807			$1,676,981

LIABILITIES AND EQUITY
Savings accounts	$30,445	$30	0.13%	$29,225	$37	0.17%
Interest-bearing demand deposits	330,596	2,168	0.88	362,724	3,449	1.27
Time deposits	874,331	14,240	2.18	814,328	18,110	2.97

Total interest-bearing deposits	1,235,372	16,438	1.78	1,206,277	21,596	2.39
Borrowed funds	158,158	3,446	2.91	138,945	3,923	3.77
Subordinated debt	33,304	830	3.33	30,930	839	3.63
Repurchase agreements	2,068	5	0.32	12,156	20	0.22

Total interest-bearing liabilities	1,428,902	$20,719	1.94%	1,388,308	$26,378	2.54%

Noninterest-bearing deposits	132,058			130,061
Other liabilities	10,585			11,963

Total liabilities	1,571,545			1,530,332
Shareholders’ equity	134,262			146,649

Total liabilities and shareholders’ equity	$1,705,807			$1,676,981

Net interest spread(4)			3.08%			2.77%
Tax equivalent adjustment		$1,168			$1,269
Net interest income and net interest margin(5)		$39,844	3.30%		$37,169	3.11%

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

(2)	Loans include mortgage loans held for sale and nonaccrual loans for which accrual of interest has not been recorded.

(3)	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.

(4)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(5)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate and Volume Variance Analysis
Tax Equivalent Basis(1)

	Nine Months Ended
	September 30, 2010 vs. 2009
	Rate	Volume	Total
	Variance	Variance	Variance
	(Dollars in thousands)

Interest income:
Loans	$(2,607)	$2,833	$226
Investment securities	(1,180)	(2,033)	(3,213)
Federal funds sold	11	(8)	3

Total interest income	(3,776)	792	(2,984)

Interest expense:
Savings and interest-bearing demand deposits and other	(1,078)	(210)	(1,288)
Time deposits	(4,847)	977	(3,870)
Borrowed funds	(896)	419	(477)
Subordinated debt	(68)	59	(9)
Repurchase agreements and federal funds purchased	9	(24)	(15)

Total interest expense	(6,880)	1,221	(5,659)

Increase in net interest income	$3,104	$(429)	$2,675

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

Interest income on loans decreased from $52.2 million for the nine months ended September 30, 2009 to $52.1 million for the nine months ended September 30, 2010, a decrease of 0.3%. This decrease was primarily due to lower loan yields, partially offset by growth in the loan portfolio. Average loan balances, which yielded 5.13% and 5.41% in the nine months ended September 30, 2010 and 2009, respectively, increased from $1.29 billion in the nine months ended September 30, 2009 to $1.37 billion in the nine months ended September 30, 2010. The Company’s interest rate swap on prime-indexed commercial loans, which expired in October 2009, increased loan interest income by $3.4 million in the nine months ended September 30, 2009, representing a benefit to net interest margin of 0.28% during the period. The Company received no such benefit in the nine months ended September 30, 2010. A significant increase in loans placed on nonaccrual status during the nine months ended September 30, 2010 also negatively affected loan interest income during the period when compared with the same period one year prior. When loans are placed on nonaccrual status, any accrued but unpaid interest is immediately reversed and has a direct impact on net interest income and net interest margin.

Interest income on investment securities decreased from $10.0 million for the nine months ended September 30, 2009 to $7.3 million for the nine months ended September 30, 2010, a decline of 27.4%. This decrease was due to a decline in the size of the investment portfolio coupled with lower fixed income investment yields. Average investment balances, at book value, decreased from $276.6 million for the nine months ended September 30, 2009 to $220.5 million for the nine months ended September 30, 2010, and the tax equivalent yield on investment securities decreased from 5.40% to 4.83% over the same period. The decrease in average investment balances partially reflects management’s efforts to reduce the duration of the portfolio to mitigate exposure to a potential future rising interest rate environment. Additionally, yields have fallen as prepayments on higher yielding mortgage-backed securities and sales of certain long-dated municipal bonds have been re-invested at lower rates in shorter-dated U.S. government agency debt and other high quality bonds.

Interest expense on deposits decreased from $21.6 million for the nine months ended September 30, 2009 to $16.4 million for the nine months ended September 30, 2010, a decline of 23.9%. The decline is partially due to falling interest-bearing deposit rates from 2.39% for the nine months ended September 30, 2009 to

1.78% for the nine months ended September 30, 2010. For time deposits, which represented 70.8% and 67.5% of total average interest-bearing deposits for the nine months ended September 30, 2010 and 2009, respectively, the average rate decreased from 2.97% for the nine months ended September 30, 2009 to 2.18% for the nine months ended September 30, 2010, reflecting disciplined pricing controls and re-pricing of maturing time deposits in a low interest rate environment. Interest expense on borrowings decreased from $4.8 million for the nine months ended September 30, 2009 to $4.3 million for the nine months ended September 30, 2010, a decline of 10.5%. The average rate paid on average borrowings, including subordinated debt and repurchase agreements, decreased from 3.51% for the nine months ended September 30, 2009 to 2.96% for the nine months ended September 30, 2010.

Provision for Loan Losses

Provision for loan losses for the nine months ended September 30, 2010 totaled $38.5 million, an increase from $11.2 million for the nine months ended September 30, 2009. The loan loss provision has increased compared to the same period in the previous year due to significantly higher levels of nonperforming assets as well as increased charge-off rates as the Company continued making progress resolving problem loans.

Net charge-offs increased from $6.5 million, or 0.67% of average loans, in the first nine months of 2009 to $28.4 million, or 2.76% of average loans, in the first nine months of 2010. Nonperforming assets, which include nonperforming loans and other real estate, increased to 5.32% of total assets as of September 30, 2010 from 2.90% as of December 31, 2009 and from 1.55% as of September 30, 2009. Nonperforming assets, including restructured loans, increased to 5.69% of total assets as of September 30, 2010 from 4.87% as of December 31, 2009 and from 3.23% as of September 30, 2009. Loans past due more than 30 days, excluding nonperforming loans, totaled 1.00% of total loans as of September 30, 2010, an increase from 0.67% as of December 31, 2009 and a decrease from 1.20% as of September 30, 2009.

Noninterest Income

Noninterest income decreased from $8.3 million for the nine months ended September 30, 2009 to $7.5 million for the nine months ended September 30, 2010, a decline of 9.5%. The following table presents the detail of noninterest income and related changes for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended
	September 30,
	2010	2009	$ Change	% Change
	(Dollars in thousands)

Noninterest income:
Service charges and other fees	$2,468	$2,901	$(433)	(14.9)%
Bank card services	1,479	1,133	346	30.5
Mortgage origination and other loan fees	1,108	1,520	(412)	(27.1)
Brokerage fees	743	468	275	58.8
Bank-owned life insurance	632	1,663	(1,031)	(62.0)
Net gain on investment securities	641	164	477	290.9
Other	474	488	(14)	(2.9)

Total noninterest income	$7,545	$8,337	$(792)	(9.5)%

This decrease in noninterest income was primarily related to a nonrecurring BOLI gain of $913 thousand in the nine months ended September 30, 2009. In addition, service charges and other fees declined by $433 thousand due to a reduction in the volume of overdrawn accounts and non-sufficient funds transactions. Mortgage origination and other loan fees declined by $412 thousand primarily due to fewer prepayment penalties recognized on commercial loans in the nine months ended September 30, 2010, partially offset by increased residential mortgage refinancing activity. Other noninterest income remained relatively unchanged in the period under comparison.

Partially offsetting the decline in noninterest income was an increase of $477 thousand in net gains on investment securities, including sales of debt securities as well as appreciation in fair market value of an equity investment. Additionally, bank card services increased by $346 thousand from a higher volume of debit card transactions. Brokerage fees increased by $275 thousand as a result of improved sales efforts.

Noninterest Expense

Noninterest expense increased from $35.1 million for the nine months ended September 30, 2009 to $39.2 million for the nine months ended September 30, 2010, an increase of 11.5%. The following table presents the detail of noninterest expense and related changes for the nine months ended September 30, 2010 and 2009:

	Nine Months Ended
	September 30,
	2010	2009	$ Change	% Change
	(Dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$16,637	$16,945	$(308)	(1.8)%
Occupancy	4,418	4,192	226	5.4
Furniture and equipment	2,312	2,340	(28)	(1.2)
Data processing and telecommunications	1,530	1,759	(229)	(13.0)
Advertising and public relations	1,464	940	524	55.7
Office expenses	940	1,043	(103)	(9.9)
Professional fees	1,785	1,171	614	52.4
Business development and travel	937	843	94	11.2
Amortization of core deposit intangible	705	862	(157)	(18.2)
Other real estate and other loan-related losses	3,858	938	2,920	311.3
Directors’ fees	828	1,131	(303)	(26.8)
FDIC deposit insurance	2,028	1,882	146	7.8
Other	1,738	1,081	657	60.8

Total noninterest expense	$39,180	$35,127	$4,053	11.5%

The increase in noninterest expense was primarily due to a $2.9 million increase in other real estate and loan-related costs, of which $1.9 million was related to valuation adjustments to and losses on the sale of other real estate with the remaining increase representing higher loan workout, appraisal and foreclosure costs to resolve problem assets. Occupancy expense increased by $226 thousand primarily due to additional overhead costs incurred as new branches were opened in the Triangle region during the third quarter of 2009.

Further, advertising and public relations expense increased by $524 thousand due in part from radio and television ads promoting the Company’s special financing program for home buyers. Professional fees increased by $614 thousand due to higher legal and audit expense. Business development and travel expenses increased primarily due to marketing efforts associated with the Company’s recently withdrawn public stock offering. FDIC deposit insurance expense rose by $146 thousand with higher deposit insurance assessment rates and growth in insured deposit accounts partially offset by the FDIC’s special assessment on all insured depository institutions in the second quarter of 2009. Other noninterest expense increased by $657 thousand primarily due to legal fees and other professional fees associated with the Company’s recent public stock offering and withdrawn registration statement.

Partially offsetting the increases in noninterest expense, salaries and employee benefits expense decreased by $308 thousand partially due to the suspension of the Company’s 401(k) employer matching contributions in 2009 and partially due to higher levels of deferred loan costs, which decrease expense. Data processing and telecommunications costs dropped by $229 thousand as the Company realized cost savings through renegotiation of certain vendor contracts. Office expense decreased by $103 thousand primarily due to cost savings initiatives within the Company’s branch network and operations areas. Core deposit intangible amortization decreased by $157 thousand as intangible assets acquired in previous acquisitions are amortized on an accelerated method over the expected benefit of the core deposit premium. Directors’ fees decreased by $303 thousand due to acceleration of benefit payments on a retirement plan upon the death of a former director in 2009 and in part due to the board reduction and reorganization in late 2009. Lastly, furniture and equipment expense remained relatively consistent in the period under comparison.

Income Taxes

Income taxes recorded in the nine months ended September 30, 2010 were primarily impacted by net losses before income taxes, which created income tax benefits, offset by valuation allowances recorded against deferred tax assets. The valuation allowance recorded against deferred tax assets totaled $8.8 million in the first nine months of 2010 while there was no valuation allowance recorded against deferred tax assets in the first nine months of 2009.

Financial Condition

Overview

The Company’s financial condition is measured in terms of its asset and liability composition as well as asset quality. The fluctuation and composition of the balance sheet during the nine months ended September 30, 2010 reflects a decline in the loan portfolio as the Company focused on resolving problem loans and capital preservation.

Total assets as of September 30, 2010 were $1.65 billion, a decrease of $85.0 million from $1.73 billion as of December 31, 2009. Earning assets, which represented 95.7% and 94.6% of total assets as of September 30, 2010 and December 31, 2009, respectively, decreased from $1.64 billion as of December 31, 2009 to $1.58 billion as of September 30, 2010. Loans declined from $1.39 billion as of December 31, 2009 to $1.32 billion as of September 30, 2010, a decrease of 4.7%. The declining loan portfolio reflects an effort by the Company to de-leverage its balance sheet to preserve capital and reduce its exposure to certain sectors of the commercial real estate market. Allowance for loan losses was $36.2 million as of September 30, 2010 compared to $26.1 million as of December 31, 2009, representing approximately 2.74% and 1.88%, respectively, of total loans.

Total investment securities decreased by $49.4 million in the first nine months of 2010 as management continued to sell certain municipal bonds to reduce the duration of its fixed income portfolio and to mitigate its exposure to a potential future rising interest rate environment. The Company’s portfolio also experienced relatively high levels of paydowns on U.S. government sponsored mortgage-backed securities. The cash surrender value of BOLI policies decreased by $15.9 million in the first nine months of 2010 after the Company surrendered certain BOLI contracts on former employees and directors in the third quarter of 2010 for the purpose of repositioning the BOLI portfolio for capital, liquidity and tax planning purposes.

Total deposits declined from $1.38 billion as of December 31, 2009 to $1.36 billion as of September 30, 2010, a decrease of 1.4%. Savings accounts and time deposits increased by $2.2 million and $31.3 million, respectively, during the nine months ended September 30, 2010 while checking accounts and money market accounts decreased by $7.7 million and $44.4 million, respectively, in the same period. Time deposits represented 64.7% of total deposits at September 30, 2010 compared to 61.6% at December 31, 2009. Borrowings and repurchase agreements decreased by $44.5 million in the first nine months of 2010 as the Company paid off certain short-term borrowings with increased liquidity from paydowns on loans and investment securities as well as the surrender of certain BOLI contracts. Subordinated debt increased from $30.9 million as of December 31, 2009 to $34.3 million as of September 30, 2010 from the private placement offering in the first quarter of 2010.

Total shareholders’ equity decreased from $139.8 million as of December 31, 2009 to $116.1 million as of September 30, 2010. The Company’s accumulated deficit increased by $29.8 million in the first nine months of 2010, reflecting a $28.0 million net loss and dividends and accretion on preferred stock of

$1.8 million. Common stock increased primarily due to $5.1 million of proceeds from the issuance of shares of the Company’s common stock as part of the private placement offering. Accumulated other comprehensive income, which includes unrealized gains and losses on available-for-sale investment securities, net of tax, increased from $4.0 million as of December 31, 2009 to $4.3 million as of September 30, 2010.

Nonperforming Assets and Impaired Loans

Loans are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

The following table presents an analysis of nonperforming assets as of September 30, 2010 and December 31, 2009:

	September 30,		December 31,
	2010		2009
	(Dollars in thousands)

Nonperforming assets:
Nonaccrual loans:
Commercial real estate	$54,770		$25,593
Consumer real estate	4,824		3,330
Commercial owner occupied	5,194		6,607
Commercial and industrial	3,164		3,974
Consumer	24		8
Other loans	781		—

Total nonaccrual loans	68,757		39,512
Accruing loans greater than 90 days past due	1,169		—

Total nonperforming loans	69,926		39,512

Other real estate:
Construction, land development, and other land	10,313		2,863
1-4 family residential properties	2,764		2,060
1-4 family residential properties sold with 100% financing	1,749		3,314
Commercial properties	2,121		1,199
Closed branch office	918		1,296

Total other real estate	17,865		10,732

Total nonperforming assets	87,791		50,244
Performing restructured loans	6,066		34,177

Total nonperforming assets and restructured loans	$93,857		$84,421

Selected asset quality ratios:
Nonperforming loans to total loans	5.28%		2.84%
Nonperforming assets to total assets	5.32%		2.90%
Nonperforming assets and restructured loans to total assets	5.69%		4.87%
Allowance for loan losses to total loans	2.74%		1.88%
Allowance to nonperforming loans	0.52	X	0.66	X
Allowance to nonperforming loans, net of loans charged down to fair value	4.01	X	1.15	X

Other real estate, which includes foreclosed assets and other real property held for sale, increased to $17.9 million as of September 30, 2010 from $10.7 million as of December 31, 2009. As of September 30,

2010, other real estate included $0.9 million of real estate from a closed branch office held for sale and included $1.7 million of residential properties sold to individuals prior to September 30, 2010 where the Company financed 100% of the purchase price of the home at closing. These financed properties will remain in other real estate until regular payments are made by the borrowers that total at least 5% of the original purchase price, at which time the property will be moved out of other real estate and into the performing mortgage loan portfolio.

The increase in other real estate was primarily due to the repossession of commercial and residential construction and land development properties in the first nine months of 2010. The Company is actively marketing all of its foreclosed properties. Such properties are adjusted to fair value upon transfer of the loans or premises to other real estate. Subsequently, these properties are carried at the lower of carrying value or updated fair value. The Company obtains updated appraisals and/or internal evaluations for all other real estate. The Company considers all other real estate to be classified as Level 2 fair value estimates since values are established based on recent independent appraisals.

Impaired loans primarily consist of nonperforming loans and TDRs but can include other loans identified by management as being impaired. Impaired loans totaled $74.9 million and $77.3 million as of September 30, 2010 and December 31, 2009, respectively. The increase in impaired loans is primarily due to weakness experienced in the local economy and real estate markets from the recent economic recession.

The following table summarizes the Company’s impaired loans and TDRs as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
	(Dollars in thousands)

Impaired loans:
Impaired loans with related allowance for loan losses	$14,043	$60,490
Impaired loans for which the full loss has been charged off	60,882	16,775

Total impaired loans	74,925	77,265
Allowance for loan losses related to impaired loans	(3,065)	(6,112)

Net carrying value of impaired loans	$71,860	$71,153

Performing TDRs:
Commercial real estate	$1,045	$27,532
Consumer real estate	199	598
Commercial owner occupied	4,359	4,633
Commercial and industrial	285	1,288
Consumer	178	126

Total performing TDRs	$6,066	$34,177

Loans are classified as TDRs by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company only restructures loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest, and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. With respect to restructured loans, the Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest. Restructured loans where a concession has been granted through extension of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. Success in restructuring loan terms has been mixed but it has proven to be a useful tool in certain situations to protect collateral values and allow certain borrowers additional time to execute upon defined business plans. In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restructured agreement, the loan is placed on nonaccrual status and continues to be written down to the underlying collateral value.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. The Company will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If a loan is restructured a second time, after previously being classified as a TDR, that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status. Through September 30, 2010, the Company had not restored any nonaccrual loan classified as a TDR to accrual status.

All TDRs are considered to be impaired and are evaluated as such in the quarterly allowance calculation. As of September 30, 2010, allowance for loan losses allocated to performing TDRs totaled $1.5 million. Outstanding nonperforming TDRs and their related allowance for loan losses totaled $19.9 million and $0.9 million, respectively, as of September 30, 2010.

Allowance for Loan Losses

Determining the allowance for loan losses is based on a number of factors, many of which are subject to judgments made by management. At the origination of each commercial loan, management assesses the relative risk of the loan and assigns a corresponding risk grade. To ascertain that the credit quality is maintained after the loan is booked, a loan review officer performs an annual review of all unsecured loans over a predetermined loan amount, a sampling of loans within a lender’s authority, and a sampling of the entire loan pool. Loans are reviewed for credit quality, sufficiency of credit and collateral documentation, proper loan approval, covenant, policy and procedure adherence, and continuing accuracy of the loan grade. The Loan Review Officer reports directly to the Chief Credit Officer and the Audit Committee of the Company’s Board of Directors.

The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through quarterly evaluations of the loan portfolio. The allowance calculation consists of specific and general reserves. Specific reserves are applied to individually impaired loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Specific reserves on impaired loans that are collateral dependent are based on the fair value of the underlying collateral while specific reserves on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc. General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on the Company’s historical default and charge-off experience in each pool and management’s consideration of environmental factors such as changes in economic conditions, credit quality trends, collateral values, concentrations of credit risk, and loan review as well as regulatory exam findings.

Impaired loans on borrower relationships over $750 thousand totaled $62.0 million and $69.4 million as of September 30, 2010 and December 31, 2009, respectively, with specific reserves of $1.9 million and $5.7 million, respectively. Specific reserves represented 3.1% and 8.2% of impaired loan balances as of September 30, 2010 and December 31, 2009, respectively. Specific reserves represented 24.3% and 10.6% of impaired loan balances, net of impaired loans charged down to estimated market value, as of September 30, 2010 and December 31, 2009, respectively. These loans were evaluated for impairment and valued individually. Given the Company’s concentration in real estate lending, the vast majority of impaired loans are collateral dependent and are therefore valued based on underlying collateral values. In the case of unsecured loans that become impaired, principal balances are fully charged off. For impaired loans where legal action has been taken to foreclose, the loan is charged down to estimated fair value, and a specific reserve is not established.

For impaired loans on borrower relationships less than $750 thousand where legal action has been taken to foreclose, impairment is evaluated on an individual basis and the loan is charged down to estimated fair value. Impaired loans on relationships less than $750 thousand charged down to estimated fair value totaled $6.6 million and $3.1 million as of September 30, 2010 and December 31, 2009, respectively. For impaired loans on borrower relationships less than $750 thousand classified as TDRs, impairment is evaluated on an individual basis and a specific reserve is established for each relationship. Impaired loans less than $750 thousand classified as a TDR totaled $2.4 million as of September 30, 2010, with associated reserves of $0.5 million.

For most impaired loans evaluated individually, the fair value of underlying collateral is generally estimated based on a current independent appraised value, adjusted for estimated holding and selling costs. These are considered Level 2 fair value estimates. For certain impaired loans where appraisals are aged or where market conditions have significantly changed since the appraisal date, a further reduction is made to appraised value to arrive at the fair value of collateral. These are considered Level 3 fair value estimates. In other situations, management will use broker price opinions, internal valuations or other valuation sources. These are also considered Level 3 fair value estimates. Of the $71.9 million in estimated fair value of impaired loans evaluated and valued on an individual basis as of September 30, 2010, $67.5 million were valued based on current independent appraisals and $4.4 million were valued based on a combination of internal valuations and other valuation sources. Internal valuations are used primarily for equipment valuations or for certain real estate valuations where recent home sales data was used to estimate value for similar fully or partially built houses. For any impaired loan where a specific reserve has previously been established, or where a partial charge-off has been recorded, an updated appraisal that reflects a further decline in value will result in an additional reserve or partial charge-off during the current period.

Impaired loans on borrower relationships less than $750 thousand not evaluated individually for impairment totaled $3.9 million and $4.8 million as of September 30, 2010 and December 31, 2009, respectively, with associated reserves of $0.7 million and $0.4 million, respectively. Reserves on these loans were based on loss percentages applied to pools of loans stratified by common risk rating and loan type.

General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on the Company’s historical default and charge-off experience in each pool and management’s consideration of environmental factors. As of September 30, 2010, the Company used two years of charge-off history for purposes of calculating general reserve rates. Nonperforming loans and net charge-offs have significantly increased over recent quarters, particularly in the commercial real estate portfolio. Such increases have directly impacted loss percentages and the resulting allowance for loan losses for each loan pool.

The allowance is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The following table presents an analysis of changes in the allowance for loan losses for the three and nine month periods ended September 30, 2010 and 2009:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Dollars in thousands)

Allowance for loan losses, beginning of period	$35,762	$18,602	$26,081	$14,795
Net charge-offs:
Loans charged off:
Commercial real estate	2,244	978	17,568	3,217
Consumer real estate	236	137	2,522	1,345
Commercial owner occupied	287	495	2,173	668
Commercial and industrial	4,078	920	6,420	1,202
Consumer	18	145	212	222
Other loans	—	—	209	—

Total charge-offs	6,863	2,675	29,104	6,654

Recoveries of loans previously charged off:
Commercial real estate	503	1	598	11
Consumer real estate	22	—	50	14
Commercial owner occupied	10	—	10	—
Commercial and industrial	44	1	61	62
Consumer	8	18	19	41
Other loans	—	—	—	—

Total recoveries	587	20	738	128

Total net charge-offs	6,276	2,655	28,366	6,526

Provision for loan losses	6,763	3,564	38,534	11,242

Allowance for loan losses, end of period	$36,249	$19,511	$36,249	$19,511

Net charge-offs to average loans (annualized)	1.87%	0.80%	2.76%	0.67%

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Supplemental Commercial Real Estate Analysis

Residential Acquisition, Development and Construction Loan Analysis
by Type:

	Residential
	Land /	Residential
	Development	Construction	Total
	(Dollars in thousands)

September 30, 2010
Loans outstanding	$122,147	$86,529	$208,676
Nonaccrual loans	38,179	2,259	40,438
Allowance for loan losses	4,594	3,640	8,234
YTD net charge-offs	12,221	2,902	15,123

Loans outstanding to total loans	9.22%	6.53%	15.75%
Nonaccrual loans to loans in category	31.26	2.61	19.38
Allowance to loans in category	3.76	4.21	3.95
YTD net charge-offs to average loans in category (annualized)	11.44	4.13	8.54
December 31, 2009
Loans outstanding	$162,733	$100,724	$263,457
Nonaccrual loans	16,935	7,102	24,037
Allowance for loan losses	7,569	1,707	9,276

Loans outstanding to total loans	11.70%	7.24%	18.95%
Nonaccrual loans to loans in category	10.41	7.05	9.12
Allowance to loans in category	4.65	1.69	3.52

Residential Acquisition, Development and Construction Loan Analysis
by Region:

				Nonaccrual
		Percent of		Loans	Allowance	Allowance
	Loans	Total Loans	Nonaccrual	to Loans	for Loan	to Loans
	Outstanding	Outstanding	Loans	Outstanding	Losses	Outstanding
	(Dollars in thousands)

September 30, 2010
Triangle	$156,527	75.01%	$34,410	21.98%	$6,176	3.95%
Sandhills	24,907	11.94	977	3.92	870	3.49
Triad	4,676	2.24	—	—	217	4.64
Western	22,566	10.81	5,051	22.38	971	4.30

Total	$208,676	100.00%	$40,438	19.38%	$8,234	3.95%

December 31, 2009
Triangle	$185,319	70.34%	$14,349	7.74%	$7,325	3.95%
Sandhills	31,257	11.86	—	—	412	1.32
Triad	5,509	2.09	106	1.92	86	1.56
Western	41,372	15.71	9,582	23.16	1,453	3.51

Total	$263,457	100.00%	$24,037	9.12%	$9,276	3.52%

Other Commercial Real Estate Loan Analysis
by Type:

	Commercial
	Land /	Commercial		Other Non-
	Development	Construction	Multifamily	Residential CRE	Total
	(Dollars in thousands)

September 30, 2010
Loans outstanding	$121,996	$61,077	$40,545	$234,090	$457,708
Nonaccrual loans	9,761	—	—	4,571	14,332
Allowance for loan losses	3,420	1,439	581	4,808	10,248
YTD net charge-offs	1,537	(1)	10	301	1,847

Loans outstanding to total loans	9.21%	4.61%	3.06%	17.67%	34.55%
Nonaccrual loans to loans in category	8.00	—	—	1.95	3.13
Allowance to loans in category	2.80	2.36	1.43	2.05	2.24
YTD net charge-offs to average loans in category (annualized)	1.63	0.00	0.03	0.18	0.83
December 31, 2009
Loans outstanding	$128,745	$59,918	$43,379	$202,295	$434,337
Nonaccrual loans	529	—	325	702	1,556
Allowance for loan losses	1,732	462	474	3,043	5,711

Loans outstanding to total loans	9.26%	4.31%	3.12%	14.55%	31.24%
Nonaccrual loans to loans in category	0.41	—	0.75	0.35	0.36
Allowance to loans in category	1.35	0.77	1.09	1.50	1.31

Other Commercial Real Estate Loan Analysis
by Region:

				Nonaccrual
		Percent of		Loans	Allowance	Allowance
	Loans	Total Loans	Nonaccrual	to Loans	for Loan	to Loans
	Outstanding	Outstanding	Loans	Outstanding	Losses	Outstanding
	(Dollars in thousands)

September 30, 2010
Triangle	$293,894	64.21%	$13,633	4.64%	$6,597	2.24%
Sandhills	66,326	14.49	610	0.92	1,843	2.78
Triad	40,623	8.88	—	—	854	2.10
Western	56,865	12.42	89	0.16	954	1.68

Total	$457,708	100.00%	$14,332	3.13%	$10,248	2.24%

December 31, 2009
Triangle	$281,664	64.85%	$361	0.13%	$3,653	1.30%
Sandhills	60,593	13.95	605	1.00	937	1.55
Triad	35,987	8.29	41	0.11	576	1.60
Western	56,093	12.91	549	0.98	545	0.97

Total	$434,337	100.00%	$1,556	0.36%	$5,711	1.31%

The Company utilizes interest reserves on certain commercial real estate loans to fund the interest payments which are funded from loan proceeds. The decision to establish a loan-funded interest reserve upon origination of a loan is based on the feasibility of the project, the creditworthiness of the borrower and guarantors and the protection provided by the real estate and other collateral. For the lender, an interest reserve may provide an effective means for addressing the cash flow characteristics of a properly underwritten acquisition, development and construction loan. Similarly, for the borrower, interest reserves may provide the funds to service the debt until the property is developed, and cash flow is generated from the sale or lease of the developed property.

Although potentially beneficial to the lender and the borrower, the use of interest reserves carries certain risks. Of particular concern is the possibility that an interest reserve may not accurately reflect problems with a borrower’s willingness or ability to repay the debt consistent with the terms and conditions of the loan obligation. For example, a project that is not completed in a timely manner or falters once completed may appear to perform if the interest reserve keeps the loan current. In some cases, a lender may extend, renew or restructure the term of certain loans, providing additional interest reserves to keep the loan current. As a result, the financial condition of the project may not be apparent and developing problems may not be addressed in a timely manner. Consequently, a lender may end up with a matured loan where the interest reserve has been fully advanced, and the borrower’s financial condition has deteriorated. In addition, the project may not be complete, its sale or lease-up may not be sufficient to ensure timely repayment of the debt or the value of the collateral may have declined, exposing the lender to increasing credit losses.

To mitigate risks related to the use of interest reserves, the Company follows an interest reserve policy approved by its Board of Directors which sets underwriting standards for loans with interest reserves. These policies include loan-to-value (“LTV”) limits as well as guarantor strength and equity requirements. Additionally, strict monitoring requirements are followed. LTV limits have been established based on regulatory guidelines for each loan type, and any loan with an LTV (using an updated independent appraisal) exceeding those limits are immediately placed on nonaccrual status.

As of September 30, 2010, the Company had a total of 28 loans funded by an interest reserve with total outstanding balances of $63.4 million, representing approximately 5% of total outstanding loans. Total commitments on these loans equaled $74.6 million with total remaining interest reserves of $2.0 million, representing a weighted average term of approximately eight months of remaining interest coverage. The following table summarizes the Company’s residential and commercial acquisition, development and construction (“ADC”) loans with active interest reserves 1 as of September 30, 2010 and December 31, 2009:

	Outstanding	Committed	Number	Remaining
	Balance	Balance	of Loans	Reserves
	(Dollars in thousands)

September 30, 2010
Residential	$28,138	$29,102	14	$584
Commercial	35,281	45,487	14	1,448

Total	$63,419	$74,589	28	$2,032

December 31, 2009
Residential	$69,698	$75,068	31	$1,449
Commercial	72,565	103,734	19	3,547

Total	$142,263	$178,802	50	$4,996

(1)	Excludes loans where interest reserves have previously been depleted and the borrower is paying from other sources.

Capital Resources

Management of equity is a critical aspect of capital management in any business. The determination of the appropriate amount of equity is affected by a wide number of factors. The primary factor for a regulated financial institution is the amount of capital needed to meet regulatory requirements, although other factors, such as the “risk equity” the business requires and balance sheet leverage, also affect the determination.

To be categorized as well capitalized, the Company and the Bank each must maintain minimum capital amounts and ratios. The Company’s and the Bank’s actual capital amounts and ratios as of September 30, 2010 and the minimum requirements to be well capitalized are presented in the following table:

			Minimum Requirements
	Actual		To be Well Capitalized
	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Capital Bank Corporation:
Total capital (to risk-weighted assets)	$145,645	10.50%	$138,647	10.00%
Tier I capital (to risk-weighted assets)	124,678	8.99	83,188	6.00
Tier I capital (to average assets)	124,678	7.56	82,435	5.00
Capital Bank:
Total capital (to risk-weighted assets)	$143,973	10.40%	$138,481	10.00%
Tier I capital (to risk-weighted assets)	123,026	8.88	83,088	6.00
Tier I capital (to average assets)	123,026	7.47	82,388	5.00

Total shareholders’ equity decreased from $139.8 million as of December 31, 2009 to $116.1 million as of September 30, 2010. The Company’s accumulated deficit increased by $29.8 million in the first nine months of 2010, reflecting a $28.0 million net loss and dividends and accretion on preferred stock of $1.8 million. Common stock increased primarily due to $5.1 million of proceeds from the issuance of shares of the Company’s common stock as part of the private placement offering. Accumulated other comprehensive income, which includes unrealized gains and losses on available-for-sale investment securities, net of tax, increased from $4.0 million as of December 31, 2009 to $4.3 million as of September 30, 2010.

As of September 30, 2010, the Company had a leverage ratio of 7.56%, a Tier 1 capital ratio of 8.99%, and a total risk-based capital ratio of 10.50%. These ratios exceed the federal regulatory minimum requirements for a “well capitalized” bank. The Company’s tangible equity to tangible assets ratio decreased from 7.91% as of December 31, 2009 to 6.92% as of September 30, 2010, and its tangible common equity to tangible assets ratio declined from 5.53% as of December 31, 2009 to 4.42% as of September 30, 2010.

Recent Items Impacting Capital Resources

On December 12, 2008, the Company entered into a Letter Agreement and Securities Purchase Agreement — Standard Terms (the “Securities Purchase Agreement”) with the Treasury pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of the Company’s Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock of the Company. The Series A Preferred Stock ranked senior to the Company’s common shares and pays a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. The Company was prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends were paid on the Series A Preferred Stock for all past dividend periods (including the latest completed dividend period). The Series A Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock was callable at par after three years. The Treasury was also permitted to transfer the Series A Preferred Stock to a third party at any time.

On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

On March 18, 2010, the Company sold 849 investment units (the “Units”) for gross proceeds of $8.5 million. Each Unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10. The offering and sale of the Units was limited to accredited investors. As a result of the sale of the Units, the Company sold $3.4 million in aggregate principal amount of subordinated promissory notes due March 18, 2020 (the “Notes”) and

1,468,770 shares of the Company’s common stock valued at $5.1 million. The Company is obligated to pay interest on the Notes at 10% per annum payable in quarterly installments commencing on the third month anniversary of the date of issuance of the Notes. The Company may prepay the Notes at any time after March 18, 2015 subject to approval by the Federal Reserve and compliance with applicable law.

On July 30, 2010, the Company announced its intention to commence a public offering of 34.5 million shares of its common stock. On September 30, 2010, the Company announced that the public offering and the related registration statement had been withdrawn in order to pursue certain other alternatives.

On October 28, 2010, the Bank entered into an informal Memorandum of Understanding with the FDIC and the NC Commissioner. In accordance with the terms of the MOU, the Bank has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. In addition, the Bank must obtain regulatory approval prior to paying any dividends to the Company. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities.

In 2009, we began pursuing capital raising opportunities including the withdrawn public offerings and private placements summarized above in an attempt to inject additional capital into the Bank and to maintain compliance with required regulatory capital ratios. On November 4, 2010, the Company announced its entry into an Investment Agreement whereby NAFH has agreed to purchase 71.0 million shares of the Company’s common stock for a purchase price of $2.55 per share, for a total investment of approximately $181 million. NAFH also agreed to issue a non-transferable contingent value right for each share of the Company’s common stock outstanding as of a specified record date, which has since been agreed to be January 27, 2011, that will provide then-existing shareholders with the opportunity to receive up to $0.75 per share five years from the closing date of the Investment, depending on the level of loan charge-offs during that five-year period. As a result of the Investment, NAFH owns approximately 85% of the Company’s outstanding shares of common stock. Further, NAFH has the right to conduct a tender offer at any time to purchase up to 5.25 million shares of the Company’s common stock at a price not less than $2.55 per share.

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased. Following the TARP Repurchase, the Series A Preferred Stock and warrant are no longer outstanding, and accordingly the Company no longer expects to be subject to the restrictions imposed upon us by the terms of our Series A Preferred Stock, or certain regulatory provisions of EESA and ARRA that are imposed on TARP recipients.

Liquidity Management

Liquidity management involves the ability to meet the cash flow requirements of depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure the Company is positioned to meet immediate and future cash demands, management relies on internal analysis of its liquidity, knowledge of current economic and market trends and forecasts of future conditions. Regulatory agencies set certain minimum liquidity standards, including the setting of a reserve requirement by the Federal Reserve. The Company must submit weekly reports to the Federal Reserve to ensure compliance with those requirements. As of September 30, 2010, the Company met all of its regulatory liquidity requirements.

The Company had $68.1 million in its most liquid assets, cash and cash equivalents, as of September 30, 2010. The Company’s principal sources of funds are loan repayments, deposits, short-term borrowings, capital and, to a lesser extent, investment repayments. Core deposits (total deposits less certificates of deposits in the amount of $100 thousand or more), one of the most stable sources of liquidity, together with equity capital funded $1.15 billion, or 69.8%, of total assets as of September 30, 2010 compared to $1.18 billion, or 67.8%, of total assets as of December 31, 2009.

Additional sources of liquidity are available to the Company through the FRB and through membership in the FHLB system. As of September 30, 2010, the Company had a maximum and available borrowing capacity of $105.2 million and $6.5 million, respectively, through the FHLB. These funds can be made available with various maturities and interest rate structures. Borrowings with the FHLB are collateralized by a blanket lien on certain qualifying assets. The Company also maintains a credit line at the FRB’s discount window that is used for short-term funding needs and as an additional source of available liquidity. As of September 30, 2010, the Company had a maximum and available borrowing capacity of $96.2 million at the discount window. Available credit at the discount window is collateralized by eligible commercial construction and commercial and industrial loans. The Company also maintains off-balance sheet liquidity from other sources such as federal funds lines, repurchase agreement lines and through brokered deposit sources.

Analysis of Results of Operations and Financial Condition as of December 31, 2009

Executive Summary

The following is a brief summary of our significant results for the year ended December 31, 2009.

•	The Company’s net loss totaled $6.8 million for the year ended December 31, 2009 compared to a net loss of $55.7 million for the year ended December 31, 2008. Net loss attributable to common shareholders was $9.2 million, or $0.80 per diluted share, for 2009 compared to net loss attributable to common shareholders of $55.8 million, or $4.94 per diluted share, for 2008. The 2008 results included a goodwill impairment charge of $65.2 million. Results of operations for 2009 reflect a significant increase in provision for loan losses, higher FDIC insurance costs, and nonrecurring expenses related to the Company’s recent proposed public stock offering, partially offset by improved net interest income and a larger income tax benefit.

•	Net interest income increased by $6.3 million, rising from $42.6 million in 2008 to $48.9 million in 2009. This improvement was partially due to an increase in net interest margin from 3.07% in 2008 to 3.14% in 2009, coupled with 11.9% growth in average earning assets over the same period. Net interest margin benefited from a significant decline in funding costs, partially offset by a decrease in loan yields on the Company’s variable rate loans.

•	Provision for loan losses for the year ended December 31, 2009 totaled $23.1 million, an increase of $19.2 million from 2008. The increase in the loan loss provision was driven by continued deteriorating economic conditions and weakness in local real estate markets which resulted in significantly higher levels of nonperforming assets and impaired loans as well as downgrades to the credit ratings of certain loans in the portfolio. Further, a significant decline in commercial real estate values contributed to higher levels of specific reserves or charge-offs on impaired loans. Net charge-offs increased from $3.5 million, or 0.30% of average loans, during 2008 to $11.8 million, or 0.89% of average loans, during 2009.

The elevated provision for loan losses, net charge-offs and nonperforming loans reflect the economic climate in the Company’s primary markets and consistent application of the Company’s policy to recognize losses as they occur. Given significant volatility and rapid changes in current market conditions, management cannot predict its provision or nonperforming loan levels into the future but anticipates that credit losses and problem loans may remain elevated, or even increase, throughout 2010 as the Company continues working to resolve problem loans in these challenging market conditions.

•	Noninterest income decreased $1.5 million, or 14%, declining from $11.0 million in 2008 to $9.5 million in 2009. Included in this decrease was a gain of $374 thousand recorded on the sale of the Company’s Greensboro branch in 2008. For the year ended December 31, 2009, the Company recorded an other-than-temporary impairment charge of $498 thousand as well as losses related to the repurchase of mortgages and write-down of other real estate totaling $578 thousand. Service charge income, which includes overdraft and non-sufficient funds charges, fell by $662 thousand primarily from a decline in consumer spending during the recent economic recession. Partially offsetting the noninterest income decline was an $878 thousand increase in BOLI income, which was primarily due to collection of policy proceeds during 2009.

•	Noninterest expense decreased $57.5 million, or 54%, declining from $106.6 million in 2008 to $49.2 million in 2009, primarily due to a goodwill impairment charge of $65.2 million in 2008. Partially offsetting the noninterest expense decline was an increase in FDIC deposit insurance expense of $2.0 million and direct nonrecurring expenses related to the recent proposed public stock offering totaling $1.9 million. Salaries and employee benefits also increased $1.2 million primarily due to increased staffing requirements as new branches were opened during 2008 and 2009 in addition to the four branches purchased in the Fayetteville market during December 2008. Occupancy expense increased $1.2 million from higher levels of facilities costs related to the new branch locations.

Results of Operations

Year ended December 31, 2009 compared with year ended December 31, 2008

The Company’s net loss totaled $6.8 million for the year ended December 31, 2009 compared to a net loss of $55.7 million for the year ended December 31, 2008. Net loss attributable to common shareholders was $9.2 million, or $0.80 per diluted share, for 2009 compared to net loss attributable to common shareholders of $55.8 million, or $4.94 per diluted share, for 2008. Financial results for 2008 included a goodwill impairment charge of $65.2 million. Results of operations for 2009 reflect an increase of $19.2 million in provision for loan losses, an increase of $2.0 million in FDIC insurance costs, and nonrecurring expenses of $1.9 million related to the Company’s recent proposed public stock offering, partially offset by an improvement of $6.3 million in net interest income and an increase of $5.8 million in income tax benefits.

Net Interest Income.  Net interest income is the difference between total interest income and total interest expense and is the Company’s principal source of earnings. The amount of net interest income is determined by the volume of interest-earning assets, the level of rates earned on those assets, and the volume and cost of supporting funds. Net interest income increased from $42.6 million for the year ended December 31, 2008 to $48.9 million for the year ended December 31, 2009. Net interest spread is the difference between rates earned on interest-earning assets and the interest paid on deposits and other borrowed funds. Net interest margin is the total of net interest income divided by average earning assets. Average interest-earning assets for the year ended December 31, 2009 were $1.61 billion compared to $1.44 billion for the year ended December 31, 2008, an increase of 11.9%. On a fully taxable equivalent (“TE”) basis, net interest spread was 2.82% and 2.72% for the years ended December 31, 2009 and 2008, respectively. The net interest margin on a fully TE basis increased by 7 basis points to 3.14% for the year ended December 31, 2009 from 3.07% for the year ended December 31, 2008. The yield on average interest-earning assets declined to 5.27% from 6.02% for the years ended December 31, 2009 and 2008, respectively, while the interest rate on average interest-bearing liabilities for those periods declined to 2.45% from 3.30%, respectively.

The increase in net interest margin was primarily due to the significant decline in funding costs partially offset by a rapid decline in the prime lending rate late in 2008, which contributed to a decrease in loan yields. In response to the global economic recession and credit crisis, the Federal Open Market Committee (“FOMC”) cut the benchmark federal funds rate to a target range of 0.00% to 0.25% by the end of 2008. The prime lending rate, which generally tracks against the federal funds rate, declined to 3.25% by the end of 2008 where it remained throughout all of 2009. A significant portion of the Company’s variable rate loans are prime-based, and in a declining rate environment, loan yields suffered as a result. At the same time, management has taken steps to mitigate the impact of exceptionally low interest rates on the loan portfolio by increasing pricing, which includes higher fixed rates and higher spreads to variable benchmark rates, and by placing rate floors on variable rate commercial and consumer loans at origination or renewal. Management believes that these pricing measures will continue to benefit the Company’s net interest margin into the future.

On the funding side, liquidity concerns plagued several major financial institutions late in 2008 which caused retail deposit costs to remain relatively high while the federal funds rate was being cut by the FOMC. The combination of these factors placed significant pressure on the Company’s net interest margin which persisted throughout 2009. The resolution of liquidity concerns during 2009 allowed retail and wholesale funding costs to decline significantly during the year, and management believes that its prudent deposit pricing controls coupled with continued re-pricing of the Company’s time deposit portfolio will continue to benefit net interest margin.

The following two tables set forth certain information regarding the Company’s yield on interest-earning assets and cost of interest-bearing liabilities and the component changes in net interest income. The first table, Average Balances, Interest Earned or Paid, and Interest Yields/Rates, reflects the Company’s effective yield on earning assets and cost of funds. Yields and costs are computed by dividing income or expense for the year by the respective daily average asset or liability balance. Changes in net interest income from year to year can be explained in terms of fluctuations in volume and rate. The second table, Rate and Volume Variance Analysis, presents further information on those changes. For each category of interest-earning asset and interest-bearing liability, we have provided information on changes attributable to:

•	changes in volume, which are changes in average volume multiplied by the average rate for the previous period;

•	changes in rates, which are changes in average rate multiplied by the average volume for the previous period;

•	changes in rate/volume, which are changes in average rate multiplied by the changes in average volume; and

•	total change, which is the sum of the previous columns.

Average Balances, Interest Earned or Paid, and Interest Yields/Rates
For the Years Ended December 31, 2009, 2008 and 2007
Tax Equivalent Basis(1)

	2009			2008			2007
	Average	Amount	Average	Average	Amount	Average	Average	Amount	Average
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(Dollars in thousands)

ASSETS
Loans:(2)
Commercial	$1,139,042	$61,403	5.39%	$1,017,157	$62,678	6.16%	$877,876	$69,203	7.88%
Consumer(3)	177,695	9,009	5.07	157,713	9,816	6.22	163,983	12,863	7.84

Total loans	1,316,737	70,412	5.35	1,174,870	72,494	6.17	1,041,859	82,066	7.88
Investment securities(4)	269,240	14,483	5.38	254,216	14,026	5.52	246,736	13,476	5.46
Federal funds sold and interest-earning cash(5)	25,312	42	0.17	11,293	128	1.13	23,581	1,052	4.46

Total interest earning assets	1,611,289	$84,937	5.27%	1,440,379	$86,648	6.02%	1,312,176	$96,594	7.36%

Cash and due from banks	15,927			22,477			24,576
Other assets	83,283			133,566			129,629
Allowance for loan losses	(18,535)			(13,846)			(13,307)

Total assets	$1,691,964			$1,582,576			$1,453,074

	2009			2008			2007
	Average	Amount	Average	Average	Amount	Average	Average	Amount	Average
	Balance	Earned	Rate	Balance	Earned	Rate	Balance	Earned	Rate
	(Dollars in thousands)

LIABILITIES AND EQUITY
Savings deposits	$29,171	$47	0.16%	$29,756	$122	0.41%	$33,559	$194	0.58%
Interest-bearing demand deposits	363,522	4,527	1.25	336,899	6,655	1.98	359,373	12,165	3.39
Time deposits	822,003	23,463	2.85	691,140	26,265	3.80	568,604	27,341	4.81

Total interest-bearing deposits	1,214,696	28,037	2.31	1,057,795	33,042	3.12	961,536	39,700	4.13
Borrowed funds	143,241	5,147	3.59	168,501	7,234	4.29	134,590	6,920	5.14
Subordinated debt	30,930	1,055	3.41	30,930	1,761	5.69	30,930	2,387	7.72
Repurchase agreements	10,919	24	0.22	29,929	387	1.29	34,689	1,416	4.08

Total interest-bearing liabilities	1,399,786	$34,263	2.45%	1,287,155	$42,424	3.30%	1,161,745	$50,423	4.34%

Noninterest-bearing deposits	132,535			114,982			111,829
Other liabilities	12,148			11,352			14,940

Total liabilities	1,544,469			1,413,489			1,288,514
Shareholders’ equity	147,495			169,087			164,560

Total liabilities and shareholders’ equity	$1,691,964			$1,582,576			$1,453,074

Net interest spread(6)			2.82%			2.72%			3.02%
Tax equivalent adjustment		$1,796			$1,628			$2,057
Net interest income and net interest margin(7)		$50,674	3.14%		$44,224	3.07%		$46,171	3.52%

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

(2)	Loans receivable include nonaccrual loans for which accrual of interest has not been recorded.

(3)	Includes loans held for sale.

(4)	The average balance for investment securities excludes the effect of their mark-to-market adjustment, if any.

(5)	For comparison purposes, average balances have been adjusted for all periods presented to include cash held at the Federal Reserve as interest earning.

(6)	Net interest spread represents the difference between the average yield on interest-earning assets and the average cost of interest-bearing liabilities.

(7)	Net interest margin represents net interest income divided by average interest-earning assets.

Rate and Volume Variance Analysis
Tax Equivalent Basis(1)

	December 31, 2009 vs. 2008			December 31, 2008 vs. 2007
	Rate	Volume	Total	Rate	Volume	Total
	Variance	Variance	Variance	Variance	Variance	Variance
			(Dollars in thousands)

Interest income:
Loans	$(9,671)	$7,589	$(2,082)	$(17,846)	$8,274	$(9,572)
Investment securities	(351)	808	457	137	413	550
Federal funds sold	(109)	23	(86)	(785)	(139)	(924)

Total interest income	(10,131)	8,420	(1,711)	(18,494)	8,548	(9,946)

Interest expense:
Savings and interest-bearing demand deposits	(2,534)	331	(2,203)	(5,122)	(460)	(5,582)
Time deposits	(6,537)	3,735	(2,802)	(5,733)	4,657	(1,076)
Borrowed funds	(1,179)	(908)	(2,087)	(1,142)	1,456	314
Subordinated debt	(706)	—	(706)	(626)	—	(626)
Repurchase agreements and fed funds purchased	(321)	(42)	(363)	(967)	(62)	(1,029)

Total interest expense	(11,277)	3,116	(8,161)	(13,590)	5,591	(7,999)

Increase (decrease) in net interest income	$1,146	$5,304	$6,450	$(4,904)	$2,957	$(1,947)

(1)	The tax equivalent basis is computed using a federal tax rate of 34%.

Interest income on loans decreased from $72.5 million in 2008 to $70.2 million in 2009, a decline of $2.3 million, or 3.2%. This decrease was primarily due to declining yields on the Company’s loan portfolio, partially offset by growth in average loan balances over the same period. Declining yields on the loan portfolio reduced interest income by $9.7 million in 2009 compared to 2008, and the increase in average loan balances generated $7.6 million in additional interest income. Average loan balances, which yielded 5.35% and 6.17% for the years ended December 31, 2009 and 2008, respectively, increased from $1.17 billion in 2008 to $1.32 billion in 2009. In November 2006, the Company entered into a $100 million (notional) interest rate swap to help mitigate its exposure to interest rate volatility in the prime-based portion of its commercial loan portfolio. The swap, which expired in October 2009, increased loan interest income by $3.5 million and $2.6 million for the years ended December 31, 2009 and 2008, respectively, representing a benefit to net interest margin of 22 and 18 basis points, respectively.

Interest income on investment securities increased from $12.4 million in 2008 to $12.9 million in 2009, an increase of $523 thousand, or 4.2%. This increase was due to growth in the investment portfolio partially offset by lower yields earned on the portfolio. On a tax equivalent basis, growth in the investment portfolio contributed $808 thousand of additional interest income, and lower yields decreased interest income by $351 thousand. Average investment balances, at cost, increased from $254.2 million for the year ended December 31, 2008 to $269.2 million for the year ended December 31, 2009 while the tax equivalent yield on investment securities decreased from 5.52% to 5.38% over the same period. These lower investment yields primarily reflect principal paydowns as well as calls and sales of higher yielding mortgage-backed securities and other investments being re-invested at lower current market rates. Interest income on federal funds sold and interest-earning cash, which includes cash balances held at the FRB, declined $86 thousand from 2008 to 2009, or 67.2%. This decrease reflects sharply lower short-term investment rates. Average balances of federal funds and interest-earning cash increased from $11.3 million for the year ended December 31, 2008 to $25.3 million for the year ended December 31, 2009, and the average yield in this category decreased from 1.13% to 0.17% over the same period as a result of the significant decrease in short-term interest rates late in 2008.

Interest expense decreased from $42.4 million in 2008 to $34.3 million in 2009, a decline of $8.2 million, or 19.2%. This decrease is primarily due to declining interest rates, partially offset by growth in average interest-bearing liability balances. Declining interest rates reduced interest expense by $11.3 million in 2009 compared to 2008, and the increase in average balances resulted in $3.1 million of higher interest expense. Average total interest-bearing deposits, including savings, interest-bearing demand deposits and time deposits, increased from $1.06 billion for the year ended December 31, 2008 to $1.21 billion for the year ended December 31, 2009. The average rate paid on interest-bearing deposits decreased from 3.12% in 2008 to 2.31% in 2009, primarily due to declining interest rates in the wholesale and retail deposit markets. The interest rate on time deposits, which comprised 61.6% of total deposits as of December 31, 2009 and 61.1% of total deposits as of December 31, 2008, decreased from 3.80% in 2008 to 2.85% in 2009.

Average borrowings, including subordinated debt and repurchase agreements, decreased from $229.4 million for the year ended December 31, 2008 to $185.1 million for the year ended December 31, 2009. The average rate paid on borrowings, including subordinated debt and repurchase agreements, decreased from 4.09% in 2008 to 3.36% in 2009. This decrease reflects the effects of falling interest rates on the Company’s variable rate borrowings. In July 2003, the Company entered into interest rate swap agreements on $25.0 million (notional) of its outstanding FHLB advances to swap fixed rate borrowings to a variable rate. The net effect of the swaps, which either expired or were terminated in 2009, was a decrease to interest expense of $286 thousand in 2009 compared to a decrease of $23 thousand in 2008.

Provision for Loan Losses.  Provision for loan losses is the amount charged against earnings for the purpose of establishing an adequate allowance for loan losses. Loan losses are, in turn, charged to the allowance rather than being reported as a direct expense. Provision for loan losses was $23.1 million for the year ended December 31, 2009 compared to $3.9 million for the year ended December 31, 2008. The increase in the provision was driven by continued deteriorating economic conditions and weakness in local real estate markets which resulted in significantly higher levels of nonperforming assets and impaired loans as well as downgrades to the credit ratings of certain loans in the portfolio. Further, a significant decline in commercial real estate values contributed to higher levels of specific reserves or charge-offs on impaired loans.

Net charge-offs increased from $3.5 million, or 0.30% of average loans, during 2008 to $11.8 million, or 0.89% of average loans, during 2009. Nonperforming assets, which include loans on nonaccrual and other real estate owned, increased to 2.90% of total assets as of December 31, 2009 compared to 0.63% as of December 31, 2008. Further, nonperforming loans increased to 2.84% as a percent of total loans as of December 31, 2009 compared to 0.73% of total loans as of December 31, 2008. The elevated provision for loan losses, net charge-offs and nonperforming loans reflect the economic climate in the Company’s primary markets and consistent application of the Company’s policy to recognize losses as they occur. Given significant volatility and rapid changes in current market conditions, management cannot predict its provision or nonperforming loan levels into the future but anticipates that credit losses and problem loans may remain elevated, or even increase, throughout 2010 as the Company continues working to resolve problem loans in these challenging market conditions.

Noninterest Income.  Noninterest income decreased from $11.0 million in 2008 to $9.5 million in 2009, a decrease of 13.5%. Management continues to focus on noninterest income improvement strategies, which are based on core deposit growth, fee collection efforts, restructured pricing and innovative product enhancements. The following table presents the detail of noninterest income and related changes for the years ended December 31, 2009 and 2008:

	2009	2008	$ Change	% Change
	(Dollars in thousands)

Noninterest income:
Service charges and other fees	$3,883	$4,545	$(662)	(14.6)%
Bank card services	1,539	1,332	207	15.5
Mortgage origination and other loan fees	1,935	2,148	(213)	(9.9)
Brokerage fees	698	732	(34)	(4.6)
Bank-owned life insurance	1,830	952	878	92.2
Gain on sale of branch	—	374	(374)	(100.0)
Net gain on investment securities	103	249	(146)	(58.6)
Net impairment losses recognized in earnings	(498)	—	(498)	—
Other	27	669	(642)	(96.0)

Total noninterest income	$9,517	$11,001	$(1,484)	(13.5)%

Contributing to the decrease in noninterest income was a gain of $374 thousand recorded on the sale of the Company’s Greensboro branch in 2008. In 2009, the Company recorded an other-than-temporary credit impairment charge of $498 thousand related to an investment in trust preferred securities issued by a financial institution. Following an analysis of the financial condition of the issuer and a decision by the issuer to suspend interest payments on the securities, management determined the unrealized loss to be credit related and therefore wrote the securities down to estimated fair market value with the loss charged to earnings. The Company also recorded an aggregate write down of $217 thousand on certain foreclosed properties, reflecting declining real estate market values, and recognized a loss of $361 thousand on the repurchase of a mortgage loan previously sold to an investor in the secondary market. Both of these nonrecurring charges were recorded as reductions to noninterest income.

Service charge income, which includes overdraft and non-sufficient funds charges, decreased primarily from a decline in consumer spending during the recent economic recession. Bank card services, which includes income received from debit card transactions, increased primarily due to checking account growth. Mortgage origination and other loan fees include origination fees from brokered mortgage loans as well as prepayment penalties and other miscellaneous loan fees that are not recorded to interest income. Mortgage fees increased by $330 thousand, which was primarily a result of higher levels of brokered mortgage originations benefited by a continued favorable interest rate environment for residential mortgage refinancing and home purchase activity. Other loan fees declined by $543 thousand due to a drop in prepayment penalties charged as fewer business loans were prepaid given the current economic environment. Brokerage fees declined with increased concerns about the economic recession and volatility in the stock markets. Partially offsetting the noninterest income decline was an increase in BOLI income, which was primarily due to collection of a policy claim in 2009 upon the death of a former director.

Noninterest Expense.  Noninterest expense decreased from $106.6 million in 2008 to $49.2 million in 2009, a decrease of 53.9%. Noninterest expense represents the costs of operating the Company. Management regularly monitors all categories of noninterest expense in an effort to improve productivity and operating performance. The following table presents the detail of noninterest expense and related changes for the years ended December 31, 2009 and 2008:

	2009	2008	$ Change	% Change
	(Dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$22,112	$20,951	$1,161	5.5%
Occupancy	5,630	4,458	1,172	26.3
Furniture and equipment	3,155	3,135	20	0.6
Data processing and telecommunications	2,317	2,135	182	8.5
Advertising and public relations	1,610	1,515	95	6.3
Office expenses	1,383	1,317	66	5.0
Professional fees	1,488	1,479	9	0.6
Business development and travel	1,244	1,393	(149)	(10.7)
Amortization of deposit premiums	1,146	1,037	109	10.5
Miscellaneous loan handling costs	1,356	848	508	59.9
Directors fees	1,418	1,044	374	35.8
FDIC deposit insurance	2,721	685	2,036	297.2
Goodwill impairment charge	—	65,191	(65,191)	(100.0)
Other	3,580	1,424	2,156	151.4

Total noninterest expense	$49,160	$106,612	$(57,452)	(53.9)%

The primary reason for the significant decline in noninterest expense was the $65.2 million goodwill impairment charge in 2008.

Salaries and employee benefits rose primarily due to increased staffing requirements as new branches were opened during 2008 and 2009 in addition to the four branches purchased in the Fayetteville market during December 2008. Regular salaries and wages increased by $3.0 million as the average number of full-time equivalent employees increased from 342 in 2008 to 390 in 2009. Partially offsetting increased costs from additional headcount was a reduction in bonus expense of $1.0 million and 401(k) plan employer match expense of $385 thousand as the Company suspended its incentive plan and retirement plan matching contributions in light of current market conditions. Further, deferred loan costs increased by $863 thousand which resulted in decreased salaries expense. Loan cost deferrals are applied to each loan originated and renewed based on an estimated cost to process and underwrite those originations and renewals. Deferred costs increase the loan balance and are amortized as a component of interest income through the maturity of the respective loans.

Occupancy expense increased primarily from higher levels of facilities costs related to new branch locations but also from higher rent due to sale-leaseback agreements transactions on three existing branch facilities in September 2008. While slightly higher, furniture and equipment expense, advertising and public relations expense, office expenses, and professional fees remained relatively consistent from 2008 to 2009. Data processing and communications costs rose as management continued to update the Company’s technology infrastructure to support business growth. Business development and travel costs declined as management continued to closely monitor and control discretionary spending and as a second partner was recruited to sublease the corporate airplane. Amortization of deposit premiums increased from additional amortization required on the core deposit intangible recognized as part of the acquisition of four Fayetteville branches in December 2008. Miscellaneous loan handling costs increased partially due to loan growth but primarily due to higher levels of loan collection costs. Directors’ fees increased largely from an accelerated payout of deferred compensation benefits upon the death of a former director.

FDIC deposit insurance expense increased partially due to a mandatory special assessment of $765 thousand charged and collected in 2009. The remaining increase in FDIC deposit insurance expense was due to deposit growth as well as increases in assessment rates charged by the FDIC to cover higher monitoring costs and losses from insured financial institutions taken into receivership. The Company incurred $1.9 million of direct nonrecurring expenses related to its proposed public stock offering that was withdrawn on January 15, 2010. These expenses are recorded in other noninterest expense and represent investment banking, due diligence, legal and accounting costs as well as other miscellaneous filing and printing costs related to the proposed offering.

Income Taxes.  The Company’s income tax benefit increased from $1.2 million for the year ended December 31, 2008 to $7.0 million for the year ended December 31, 2009. This increase was due primarily to a larger pre-tax loss in 2009 compared to 2008, excluding the goodwill impairment charge in 2008. Also partially contributing to the increased tax benefit was a nonrecurring benefit of $504 thousand recorded from income tax refunds from federal and state tax authorities upon the amendment of multiple tax returns from previous years. These amended returns were filed during the third quarter of 2009 following a thorough review by the Company’s tax professionals of previously filed federal and state tax returns. The Company’s effective tax rate was 50.7% and 2.1% for the years ended December 31, 2009 and 2008, respectively. The increased effective tax rate was related to higher levels of tax exempt income relative to the pre-tax loss in each year. The goodwill impairment charge also reduced the Company’s effective tax rate in 2008.

Year ended December 31, 2008 compared with year ended December 31, 2007

The Company’s net loss totaled $55.7 million for the year ended December 31, 2008 compared to net income of $7.9 million for the year ended December 31, 2007. Net loss attributable to common shareholders was $55.8 million, or $4.94 per diluted share, for 2008 compared to net income available to common shareholders of $7.9 million, or $0.68 per diluted share, for 2007. The decline in earnings to a net loss in 2008 was primarily due to a goodwill impairment charge of $65.2 million. Further decreasing earnings was a $1.5 million decrease in net interest income, a $270 thousand increase in the provision for loan losses, and an additional $2.8 million increase in noninterest expense not related to the goodwill impairment charge. Partially offsetting the earnings decline was a $1.9 million increase in noninterest income and a $4.3 million decrease in income taxes.

Net Interest Income.  Net interest income decreased from $44.1 million for the year ended December 31, 2007 to $42.6 million for the year ended December 31, 2008. Average interest-earning assets for the year ended December 31, 2008 were $1.44 billion compared to $1.31 billion for the year ended December 31, 2007, an increase of 9.8%. On a fully TE basis, net interest spread was 2.72% and 3.02% for the years ended December 31, 2008 and 2007, respectively. The net interest margin on a fully TE basis decreased by 45 basis points to 3.07% for the year ended December 31, 2008 from 3.52% for the year ended December 31, 2007. The yield on average interest-earning assets declined to 6.02% from 7.36% for the years ended December 31, 2008 and 2007, respectively, while the interest rate on average interest-bearing liabilities for those periods declined to 3.30% from 4.34%, respectively.

The decrease in net interest margin was attributable to a rapid decline in the prime lending rate coupled with competitive pressures in the marketplace for retail deposits. The FOMC made seven downward adjustments to the benchmark federal funds rate during 2008, three of which occurred during the fourth quarter. These rate cuts decreased the benchmark rate from 4.25% at the end of 2007 to a target range of zero to 0.25% by the end of 2008. The prime lending rate, which generally tracks against the federal funds rate, declined from 7.25% at the end of 2007 to 3.25% by the end of 2008. The Company’s balance sheet has remained asset sensitive and, in a declining rate environment, interest-earning assets reprice downward faster than interest-bearing liabilities. On the funding side, liquidity concerns plagued several major financial institutions late in 2008 prompting those institutions to maintain relatively high interest rates on retail deposit products, thus creating competitive pricing pressures in the marketplace which further slowed the downward repricing of the Company’s interest-bearing liabilities.

Interest income on loans decreased from $82.1 million in 2007 to $72.5 million in 2008, a decline of $9.6 million, or 11.7%. This decrease was primarily due to declining yields on the Company’s loan portfolio, partially offset by growth in average loan balances. Declining yields on the loan portfolio reduced interest income by $17.8 million in 2008 compared to 2007, and the increase in average loan balances generated $8.3 million in additional interest income. Average loan balances, which yielded 6.17% and 7.88% for the years ended December 31, 2008 and 2007, respectively, increased from $1.04 billion in 2007 to $1.17 billion in 2008. In November 2006, the Company entered into a $100 million (notional) interest rate swap to help mitigate its exposure to interest rate volatility in the prime-based portion of its commercial loan portfolio. This swap, which expired in October 2009, decreased loan interest income by $348 thousand in 2007 and increased loan interest income by $2.6 million in 2008.

Interest income on investment securities increased from $11.4 million in 2007 to $12.4 million in 2008, an increase of $1.0 million, or 8.6%. This increase is due to growth in the investment portfolio as well as higher yields earned on the portfolio. On a tax equivalent basis, growth in the investment portfolio contributed $413 thousand of additional interest income, and higher yields increased interest income by $137 thousand. Average investment balances, at cost, increased from $246.7 million for the year ended December 31, 2007 to $254.2 million for the year ended December 31, 2008, and the tax equivalent yield on investment securities increased from 5.46% to 5.52% over the same period. These higher investment yields primarily reflect new mortgage-backed security purchases that provide higher yields. Interest income on federal funds sold and interest-earning cash, which includes cash balances held at the FRB, declined $924 thousand from 2007 to 2008, or 87.8%. This decrease reflects lower average balances and sharply lower yields on federal funds and interest-earning cash over the same period. Average balances of federal funds and interest-earning cash decreased from $23.6 million for the year ended December 31, 2007 to $11.3 million for the year ended December 31, 2008, and the average yield in this category decreased from 4.46% to 1.13% over the same time period as a result of the significant decrease in short-term interest rates during 2008.

Interest expense decreased from $50.4 million in 2007 to $42.4 million in 2008, a decline of $8.0 million, or 15.9%. This decrease is primarily due to declining interest rates, partially offset by growth in average interest-bearing liability balances over the same period. Declining interest rates reduced interest expense by $13.6 million in 2008 compared to 2007, and the increase in average balances resulted in $5.6 million of higher interest expense. Average total interest-bearing deposits, including savings, interest-bearing demand deposits and time deposits, increased from $961.5 million for the year ended December 31, 2007 to $1.06 billion for the year ended December 31, 2008. The average rate paid on interest-bearing deposits decreased from 4.13% in 2007 to 3.12% in 2008, primarily due to declining interest rates in the wholesale and retail deposit markets. The interest rate on time deposits, which comprised 61.1% of total deposits as of December 31, 2008 and 54.9% of total deposits as of December 31, 2007, decreased from 4.81% in 2007 to 3.80% in 2008.

Average borrowings, including subordinated debt and repurchase agreements, increased from $200.2 million for the year ended December 31, 2007 to $229.4 million for the year ended December 31, 2008. The average rate paid on borrowings, including subordinated debt and repurchase agreements, decreased from 5.36% in 2007 to 4.09% in 2008. This decrease reflects the effects of falling interest rates on the Company’s variable-rate borrowings. In July 2003, the Company entered into interest rate swap agreements on $25.0 million (notional) of its outstanding FHLB advances to swap fixed rate borrowings to a variable rate. The net effect of the swaps, which either expired or were terminated in 2009, was a decrease to interest expense of $23 thousand in 2008 compared to an increase in interest expense of $507 thousand in 2007.

Provision for Loan Losses.  Provision for loan losses was $3.9 million for the year ended December 31, 2008 compared to $3.6 million for the year ended December 31, 2007. The increase in the provision was partially due to loan growth and softening credit quality but was also partially due to enhancements in the methodology for calculating the allowance for loan losses, which reduced the allowance and related provision in 2007. The enhancements to the allowance methodology were implemented during 2007 based on updated guidance issued through an interagency policy statement by the FDIC, Federal Reserve and other regulatory agencies. Softening credit quality was reflected by moderately higher levels of net charge-offs in 2008 as well as certain other credit quality ratios.

Net charge-offs increased from $3.4 million, or 0.32% of average loans, during 2007 to $3.5 million, or 0.30% of average loans, during 2008. Nonperforming assets, which include loans on nonaccrual and other real estate owned, increased to 0.63% as a percent of total assets as of December 31, 2008 compared to 0.50% as of December 31, 2007. Further, nonperforming loans increased to 0.73% as a percent of total loans as of December 31, 2008 compared to 0.55% of total loans as of December 31, 2007.

Noninterest Income.  Noninterest income increased from $9.1 million in 2007 to $11.0 million in 2008, an increase of 20.4%. The following table presents the detail of noninterest income and related changes for the years ended December 31, 2008 and 2007:

	2008	2007	$ Change	% Change
		(Dollars in thousands)

Noninterest income:
Service charges and other fees	$4,545	$3,907	$638	16.3%
Bank card services	1,332	1,064	268	25.2
Mortgage origination and other loan fees	2,148	2,536	(388)	(15.3)
Brokerage fees	732	601	131	21.8
Bank-owned life insurance	952	841	111	13.2
Gain on sale of branch	374	—	374	—
Net gain on investment securities	249	(49)	298	608.2
Other	669	240	429	178.8

Total noninterest income	$11,001	$9,140	$1,861	20.4%

Service charge income, which includes overdraft and non-sufficient funds charges, increased from higher transaction volumes. The Company experiences increased transaction volumes in demand deposit accounts as the deposit portfolio grows, which has increased fee income, but management has also emphasized collection of service charges, which has decreased the number of fees waived. The Smart Checking product has also benefited the Company by generating additional fee income. Mortgage origination and other loan fees decreased largely due to unfavorable conditions in the residential mortgage market during 2008 caused by a weakened economy and housing market. Brokerage fees increased as the Company hired more seasoned investment advisors in 2008 who experienced greater referral success than in the past. Bank card services increased primarily due to higher levels of interchange income, reflecting checking account growth. Bank-owned life insurance income increased primarily due to collection of a policy claim in 2008 upon the death of a former director.

Noninterest income also included a net gain on sales of investment securities as management continued to align the investment portfolio to provide the proper balance of liquidity, yield and investment mixture. The Company also realized a gain of $374 thousand upon completion of the sale of its branch located in Greensboro, North Carolina, to another community bank in August 2008. Other noninterest income increased primarily due to lower levels of losses on sales of foreclosed properties, which reduce noninterest income.

Noninterest Expense.  Noninterest expense increased from $38.7 million in 2007 to $106.6 million in 2008, an increase of 175.7%. The following table presents the detail of noninterest expense and related changes for the years ended December 31, 2008 and 2007:

	2008	2007	$ Change	% Change
	(Dollars in thousands)

Noninterest expense:
Salaries and employee benefits	$20,951	$19,416	$1,535	7.9%
Occupancy	4,458	4,897	(439)	(9.0)
Furniture and equipment	3,135	2,859	276	9.7
Data processing and telecommunications	2,135	1,637	498	30.4
Advertising and public relations	1,515	1,442	73	5.1
Office expenses	1,317	1,389	(72)	(5.2)
Professional fees	1,479	1,289	190	14.7
Business development and travel	1,393	1,217	176	14.5
Amortization of deposit premiums	1,037	1,198	(161)	(13.4)
Miscellaneous loan handling costs	848	743	105	14.1
Directors fees	1,044	683	361	52.9
FDIC deposit insurance	685	270	415	153.7
Goodwill impairment charge	65,191	—	65,191	—
Other	1,424	1,626	(202)	(12.4)

Total noninterest expense	$106,612	$38,666	$67,946	175.7%

The Company’s annual goodwill impairment evaluation in 2008 resulted in a goodwill impairment charge of $65.2 million. This impairment charge, representing the full amount of goodwill on the balance sheet, was primarily due to a significant decline in the market value of the Company’s common stock during 2008 to below tangible book value for an extended period of time.

Salary and employee benefits rose primarily due to increased staffing requirements as new branches were opened in late 2007 and during 2008 in addition to the four branches purchased in the Fayetteville market during December 2008. Regular salaries and wages increased by $1.6 million partially due to normal annual compensation adjustments and partially due to an increase in the average number of full-time equivalent employees from 326 in 2007 to 342 in 2008. In addition, health insurance premiums rose $180 thousand partially from higher employee headcount but also partially from increased market rates for healthcare services. Stock-based compensation expense increased $111 thousand during this period as restricted stock grants awarded to certain key executives in December 2007 partially vested during 2008. Bonuses increased by $116 thousand from higher employee headcount. Commissions decreased by $355 thousand as the volume of mortgage applications and fee income declined during 2008. Employee relocation expense declined by $300 thousand due primarily to key officers hired in 2007 requiring relocation from other states. In addition, the Company incurred a one-time expense of $70 thousand related to a rescission offer the Company made to certain former and current employees who purchased Company common stock held in the 401(k) Plan.

Occupancy expense declined primarily due to increased rent expense and depreciation of leasehold improvements during 2007 from changes in the remaining economic life of certain leased facilities, reflecting management’s plans to close or restructure the facilities. Furniture and equipment expenses increased partially due to equipment and building upgrades as well as higher maintenance costs. Data processing and communications expense increased primarily due to system upgrades and enhancements to support growth in the Company’s primary business lines. Advertising expense increased primarily due to additional marketing as the Company entered new markets with the purchase of four Fayetteville branch offices in December 2008 as well as the opening of the Clayton branch in December 2008. Office expense declined primarily due to lower courier costs. Professional fees increased due to higher recruitment, consulting and legal fees. Business development and travel increased partially due to higher travel costs necessary to complete due diligence procedures and to fully integrate the Fayetteville branches purchased in December 2008. Amortization of deposit premiums acquired as the result of previous acquisitions decreased as these intangible assets from certain acquisitions became fully amortized. Miscellaneous loan handling costs increased primarily due to higher appraisal costs on commercial and consumer real estate.

Directors’ fees increased as mark-to-market adjustments from the decline in the Company’s stock price decreased expense more in 2007 than in 2008. Prior to November 2008, the Deferred Compensation Plan for Outside Directors was classified as a liability-based plan, and as such, the liability for this plan was recorded at fair market value each reporting period with changes in fair value recorded in earnings. This Plan was amended by the Board of Directors in November 2008 and was reclassified as an equity-based plan. Upon amendment of the Plan, compensation expense is no longer adjusted based on fair market value but will rather be recognized as expense and a corresponding increase to common stock as the compensation is earned. FDIC deposit insurance costs rose as the regulatory agency increased premiums to cover higher monitoring costs and claims.

Income Taxes.  Income taxes represented a benefit of $1.2 million for the year ended December 31, 2008 compared to tax expense of $3.1 million for the year ended December 31, 2007. The benefit was created primarily by a $3.2 million reduction in taxes in connection with the goodwill impairment charge. Because of this impairment charge, the Company reversed net deferred tax liabilities that arose from book/tax goodwill differences generated in previous business combinations. The remaining decrease in tax expense after the goodwill impairment charge was primarily due to lower pre-tax income generated in 2008 compared to 2007. The Company’s effective tax rate decreased from 28.4% in 2007 to 2.1% in 2008, which primarily reflects the goodwill impairment charge as well as an increase in tax exempt interest income relative to pre-tax income.

Financial Condition

Overview

The Company’s financial condition is measured in terms of its asset and liability composition, including asset quality. The growth and composition of the Company’s balance sheet from 2008 to 2009 reflect organic growth generated during the year by the Company’s primary business lines.

Total assets as of December 31, 2009 were $1.73 billion, an increase of $80.4 million, or 4.9%, from $1.65 billion as of December 31, 2008. The increase in total assets in 2009 was primarily due to a $124.6 million increase in the Company’s loan portfolio, net of allowance for loan losses. Earning assets were $1.64 billion as of December 31, 2009 compared to $1.56 billion as of December 31, 2008, which represented 94.6% and 94.3%, respectively, of total assets. As of December 31, 2009, investment securities were $245.5 million compared to $278.1 million as of December 31, 2008. Interest-earning cash, federal funds sold, and short term investments totaled $4.5 million as of December 31, 2009 compared to $26.6 million as of December 31, 2008. Allowance for loan losses was $26.1 million as of December 31, 2009 compared to $14.8 million as of December 31, 2008, representing approximately 1.88% and 1.18%, respectively, of total loans.

Total deposits as of December 31, 2009 were $1.38 billion, an increase of $62.7 million, or 4.8%, from $1.32 billion as of December 31, 2008. The increase was primarily due to a $46.1 million increase in checking and savings deposit accounts and a $45.2 million increase in time deposits, partially offset by a $28.6 million decrease in money market deposits. Time deposits represented 61.6% of total deposits at December 31, 2009 compared to 61.1% at December 31, 2008. Borrowings increased from $132.0 million as of December 31, 2008 to $167.0 million as of December 31, 2009.

Total shareholders’ equity decreased from $148.5 million as of December 31, 2008 to $139.8 million as of December 31, 2009. The Company’s accumulated deficit increased by $12.8 million for the year ended December 31, 2009, which was comprised of a $6.8 million net loss, common dividends of $3.6 million, and dividends and accretion on preferred stock of $2.4 million. Accumulated other comprehensive income, which includes the unrealized gain or loss on available-for-sale investment securities and the unrealized gain or loss related to the cash flow hedge, net of tax, was $4.0 million as of December 31, 2009, which was an increase of $3.1 million from the net unrealized gain of $0.9 million as of December 31, 2008.

Investment Securities

Investment securities represent the second largest component of earning assets and are used to generate interest income through the employment of excess funds, to provide liquidity, to fund loan demand or deposit liquidation, and to pledge as collateral for FHLB advances, public funds and repurchase agreements. The Company’s securities portfolio consists primarily of debt securities issued by U.S. government agencies, mortgage-backed securities issued by Fannie Mae and Freddie Mac, non-agency mortgage-backed securities, municipal bonds, and corporate bonds.

As securities are purchased, they are designated as available for sale or held to maturity based upon management’s intent, which incorporates liquidity needs, interest rate expectations, asset/liability management strategies and capital requirements. Investment securities available for sale are carried at their fair value and were in a net unrealized gain position of $6.5 million as of December 31, 2009, an improvement from a net unrealized loss position of $1.7 million as of December 31, 2008. Changes to the fair value of available-for-sale investment securities are recorded to other comprehensive income. After considering taxes, the mark-to-market adjustment on available-for-sale investments increased other comprehensive income, which is a component of shareholders’ equity, by $5.1 million in 2009. Future fluctuations in shareholders’ equity will occur due to changes in the fair value of available-for-sale investment securities. Investment securities held to maturity are carried at amortized cost and were in a net unrealized loss position of $54 thousand and $509 thousand as of December 31, 2009 and 2008, respectively.

As of December 31, 2009 and 2008, the recorded value of investments securities totaled $245.5 million and $278.1 million, respectively, with $235.4 million and $266.7 million, respectively, classified as available for sale and recorded at fair value and $3.7 million and $5.2 million, respectively, classified as held to maturity and recorded at amortized cost. In addition, the Company owned other investments which totaled $6.4 million and $6.3 million as of December 31, 2009 and 2008, respectively. Other investments primarily includes the Company’s investment in FHLB stock which does not have a readily determinable fair value and is recorded at cost and reviewed periodically for impairment. Factors affecting the growth of the investment portfolio include loan growth, funding levels, interest rates available for reinvestment of maturing securities, and changes to the interest rate yield curve.

The following table reflects the carrying value of the Company’s investment portfolio as of December 31, 2009, 2008 and 2007:

	2009	2008	2007
	(Dollars in thousands)

Available for sale:
U.S. agency obligations	$1,029	$5,448	$35,048
Municipal bonds	72,894	70,430	81,261
Mortgage-backed securities issued by GSEs	151,658	181,906	116,661
Non-agency mortgage-backed securities	7,797	5,809	7,367
Other securities	2,048	3,063	1,152

	235,426	266,656	241,489

Held to maturity:
U.S. agency obligations	—	—	3,999
Municipal bonds	300	300	300
Mortgage-backed securities issued by GSEs	1,576	2,103	2,450
Non-agency mortgage-backed securities	1,800	2,791	3,273

	3,676	5,194	10,022

Other investments	6,390	6,288	7,605

	$245,492	$278,138	$259,116

As of December 31, 2009, the Company’s investment portfolio had gross unrealized losses in available-for-sale municipal bonds, non-agency mortgage-backed securities, and other securities totaling $668 thousand, $567 thousand, and $204 thousand, respectively. Gross unrealized losses on held-to-maturity non-agency mortgage-backed securities totaled $145 thousand as of December 31, 2009.

Unrealized losses on the Company’s investments in non-agency mortgage-backed securities, or private label mortgage securities, are related to eight different securities. These losses are due to a combination of interest rate fluctuations and widened credit spreads. These mortgage securities are not issued and guaranteed by an agency of the federal government but are instead issued by corporate entities, primarily financial institutions, and therefore carry an element of credit risk. Management closely monitors the performance of these securities and the underlying mortgages, which includes a detailed review of credit ratings, prepayment speeds, delinquency rates, default rates, current loan-to-values, regional allocation of collateral, remaining terms, interest rates, loan types, etc. The Company has engaged a third party expert to provide a “stress test” of each private label security through a simulation model using assumptions to simulate certain credit events and recessionary conditions and their impact on the performance of each mortgage security. Unrealized losses on the Company’s investments in municipal bonds are related to 36 different securities. These losses are partially related to interest rate changes but are primarily related to concerns in the marketplace regarding credit quality of issuers and the viability of certain bond insurers. Management monitors the underlying credit of these bonds by reviewing the financial strength of the issuers and the sources of taxes and other revenues available to service the debt. Unrealized losses on other securities relate to an investment in subordinated debt of one corporate financial institution. Management monitors the financial strength of this institution by reviewing its quarterly financial reports and considers its capital, liquidity and earnings in this review.

Based on its assessment as of December 31, 2009, management determined that three of its investment securities were other-than-temporarily impaired. The first of these investments was a private label mortgage security with a book value and unrealized loss of $810,000 and $381,000, respectively, as of December 31, 2009. This impairment determination was based on the extent and duration of the unrealized loss as well as a recent credit rating downgrade from one rating agency to below investment grade. Based on its analysis of expected cash flows under the aforementioned stress test, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was the subordinated debt of a corporate financial institution referred to above with a book value and unrealized loss of $1.0 million and $203,000, respectively, as of December 31, 2009. This impairment determination was based on the extent of the unrealized loss as well as adverse economic and market conditions for community banks in general. Based on its review of capital, liquidity and earnings of this institution, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income. The third other-than-temporarily impaired investment was trust preferred securities of a corporate financial institution with an original book value and unrealized loss of $1.0 million and $498,000, respectively. Based on its financial review of this institution and notice by the issuer of the suspension of interest payments on the securities, management determined the unrealized loss to represent credit impairment and therefore charged the full amount of unrealized loss to earnings.

The table below reflects the carrying value and average yield on debt securities by contractual maturities as of December 31, 2009. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties. Mortgage-backed securities, which are not due at a single maturity date, have been included in their respective maturity groupings based on the contractual maturity date of the security, which is based on the final maturity date of the longest term mortgage within the security.

	Available for Sale		Held to Maturity
		Weighted		Weighted
	Carrying	Average	Carrying	Average
	Value	Yield	Value	Yield
	(Dollars in thousands)

U.S. agency securities:
Due within one year	$—	—%	$—	—%
Due after one year through five years	—	—	—	—
Due after five years through ten years	1,000	6.0	—	—
Due after ten years	—	—	—	—

	1,000	6.0	—	—

Municipal bonds(1):
Due within one year	—	—	—	—
Due after one year through five years	1,445	5.1	300	4.5
Due after five years through ten years	2,862	5.9	—	—
Due after ten years	68,249	6.1	—	—

	72,556	6.1	300	4.5

Mortgage-backed securities issued by GSEs:
Due within one year	—	—	—	—
Due after one year through five years	120	5.1	—	—
Due after five years through ten years	3,538	4.7	1,030	4.6
Due after ten years	141,105	5.3	546	5.4

	144,763	5.2	1,576	4.9

Non-agency mortgage-backed securities:
Due within one year	—	—	—	—
Due after one year through five years	—	—	—	—
Due after five years through ten years	1,940	4.9	—	—
Due after ten years	6,404	5.5	1,800	3.7

	8,344	5.3	1,800	3.7

Other securities(2):
Due within one year	—	—	—	—
Due after one year through five years	—	—	—	—
Due after five years through ten years	1,000	3.8	—	—
Due after ten years	502	—	—	—

	1,502	2.5	—	—

	$228,165	5.5%	$3,676	4.3%

(1)	Municipal bonds shown at tax equivalent yield.

(2)	Other security due after ten years is an other-than-temporarily impaired corporate bond for which the Company is no longer accruing interest.

As of December 31, 2009, the projected weighted average life of the Company’s U.S. agency bonds, municipal bonds and mortgage-backed securities was 0.6 years, 10.8 years and 5.6 years, respectively, assuming a flat interest rate environment.

Loans

Total loans were $1.39 billion and $1.25 billion as of December 31, 2009 and 2008, respectively. This increase reflects organic loan growth in 2009, primarily within the Company’s Triangle market. As of December 31, 2009, commercial real estate (non-owner occupied), consumer real estate, commercial owner occupied, commercial and industrial, consumer non-real estate and other loans (including agriculture and municipal loans) amounted to $697.8 million, $262.5 million, $194.4 million, $183.7 million, $9.7 million, and $41.9 million, respectively. As of December 31, 2008, such loans amounted to $655.2 million, $235.7 million, $148.4 million, $186.5 million, $11.2 million, and $17.4 million, respectively.

The commercial loan portfolio is comprised mainly of loans to small- and mid-sized businesses located within the Company’s four primary markets: Triangle, Sandhills, Triad and Western regions. The economic trends of the areas in North Carolina served by the Company are influenced by the significant businesses and industries within these regions. The ultimate collectability of the Company’s loan portfolio is highly susceptible to changes in the market conditions of these geographic regions.

The following table reflects contractual maturities in the commercial loan portfolio as of December 31, 2009 and 2008:

	2009		2008
		Weighted		Weighted
		Average		Average
	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Commercial real estate loans:
Due within one year	$403,784	4.7%	$370,463	4.1%
Due one through five years	262,496	5.7	265,953	5.1
Due after five years	31,514	6.6	18,742	6.8

	697,794	5.1	655,158	4.6

Commercial owner occupied loans:
Due within one year	27,757	5.8	34,517	5.5
Due one through five years	123,072	6.0	86,624	6.3
Due after five years	43,530	6.0	27,258	6.0

	194,359	6.0	148,399	6.1

Commercial and industrial loans:
Due within one year	97,432	4.9	84,402	4.1
Due one through five years	81,716	5.4	95,216	5.3
Due after five years	4,585	6.2	6,856	6.9

	183,733	5.2	186,474	4.8

Total commercial loans	$1,075,886	5.3%	$990,031	4.9%

The following table reflects the mixture of commercial loans by rate type for notes with contractual maturities greater than one year as of December 31, 2009 and 2008:

	2009		2008
		Weighted		Weighted
		Average		Average
	Amount	Yield	Amount	Yield
	(Dollars in thousands)

Commercial real estate loans due after one year:
Fixed rate	$162,406	6.6%	$139,069	6.9%
Floating rate	124,419	4.7	140,057	3.5
Adjustable rate	7,185	4.6	5,569	4.7

	294,010	5.8	284,695	5.2

Commercial owner occupied loans due after one year:
Fixed rate	128,592	6.5	86,016	7.0
Floating rate	29,931	4.2	26,330	3.9
Adjustable rate	8,079	4.2	1,536	6.8

	166,602	6.0	113,882	6.3

Commercial and industrial loans due after one year:
Fixed rate	32,577	6.9	36,540	7.2
Floating rate	47,356	4.7	61,842	4.3
Adjustable rate	6,368	3.2	3,690	5.1

	86,301	5.4	102,072	5.4

Total commercial loans due after one year	$546,913	5.8%	$500,649	5.5%

Given the nature of the Company’s primary markets, a significant portion of the loan portfolio is secured by commercial real estate. As of December 31, 2009, approximately 50% of the loan portfolio had non-owner occupied commercial real estate as a primary component of collateral. The real estate collateral in each case provides an alternate source of repayment in the event of default by the borrower. Real estate values in many markets have declined over the past year, which may continue to negatively impact the ability of certain borrowers to repay their loans. The Company continues to thoroughly review and monitor its commercial real estate concentration and sets limits by sector and region based on this internal review.

The Company utilizes interest reserves on certain commercial real estate loans to fund the interest payments, which are funded from loan proceeds. The decision to establish a loan-funded interest reserve upon origination of a loan is based on the feasibility of the project, the creditworthiness of the borrower and guarantors and the protection provided by the real estate and other collateral. Although potentially beneficial to the lender and the borrower, the use of interest reserves carries certain risks. Of particular concern is the possibility that an interest reserve may not accurately reflect problems with a borrower’s willingness or ability to repay the debt consistent with the terms and conditions of the loan obligation. To mitigate risks related to the use of interest reserves, the Company follows an interest reserve policy approved by its Board of Directors which sets underwriting standards for loans with interest reserves. These policies include LTV limits as well as guarantor strength and equity requirements. Additionally, strict monitoring requirements are followed. All loans containing interest reserves are detailed on monthly reports submitted to management and the Board of Directors for review. Quarterly monitoring consists of an in-depth analysis of all loans with interest reserves, history of funding, and projected remaining term of those reserves. Additionally, all acquisition, development and construction loans require a comprehensive quarterly status report to review budgetary tracking, collateral value and resulting LTV, overall performance of the project, and continued viability of the source(s) of repayment.

As of December 31, 2009, the Company had a total of 50 loans funded by an interest reserve with total outstanding balances of $142.3 million, representing approximately 10% of total outstanding loans. Total commitments on these loans equaled $178.8 million with total remaining interest reserves of $5.0 million, representing a weighted average term of approximately nine months of remaining interest coverage. These loans had a weighted average LTV ratio of 72% based on the most recent appraisals. The following table summarizes the Company’s residential and commercial acquisition, development and construction loans with active interest reserves as of December 31, 2009:

			Number
	Outstanding	Committed	of	Remaining
	Balance	Balance	Loans	Reserves
	(Dollars in thousands)

Residential	$69,698	$75,068	31	$1,449
Commercial	72,565	103,734	19	3,547

Total ADC loans with interest reserves(1)	$142,263	$178,802	50	$4,996

(1)	Excludes loans where interest reserves have previously been depleted and the borrower is paying from other sources.

Nonperforming Assets and Impaired Loans

Loans are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

The following table presents an analysis of nonperforming assets as of December 31, 2009 and 2008:

	2009	2008
	(Dollars in thousands)

Nonperforming loans:
Commercial real estate	$25,593	$5,970
Consumer real estate	3,330	2,013
Commercial owner occupied	6,607	784
Commercial and industrial	3,974	348
Consumer	8	—

Total nonperforming loans	39,512	9,115

Other real estate:
Construction, land development, and other land	2,863	802
1-4 family residential properties	2,060	345
1-4 family residential properties sold with 100% financing	3,314	—
Commercial properties	1,199	200
Closed branch office	1,296	—

Total other real estate	10,732	1,347

Total nonperforming assets	$50,244	$10,462

Nonperforming loans to gross loans	2.84%	0.73%
Nonperforming assets to total assets	2.90%	0.63%

Other real estate, which includes foreclosed assets and other real property held for sale, increased to $10.7 million as of December 31, 2009 from $1.3 million as of December 31, 2008. As of December 31, 2009, other real estate included $1.3 million of real estate from a closed branch office held for sale and included $3.3 million of residential properties sold to individuals prior to December 31, 2009 where the Company financed 100% of the purchase price of the home at closing. These financed properties will remain in other real estate until regular payments are made by the borrowers that total at least 5% of the original purchase price, which was expected to occur in 2010, at which time the property will be moved out of other real estate and into the performing mortgage loan portfolio.

The remaining increase in other real estate was primarily due to the repossession of commercial and residential real estate in 2009. The Company is actively marketing all of its foreclosed properties. Such properties are adjusted to fair value upon transfer of the loans or premises to other real estate. Subsequently, these properties are carried at the lower of carrying value or updated fair value. The Company obtains updated appraisals and/or internal evaluations for all other real estate. The Company considers all other real estate to be classified as Level 3 fair value estimates given certain adjustments made to appraised values.

Impaired loans primarily consist of nonperforming loans and TDRs but can include other loans identified by management as being impaired. Impaired loans totaled $77.3 million and $13.7 million as of December 31, 2009 and 2008, respectively. The significant increase in impaired loans is primarily due to weakness experienced in the local economy and real estate markets from the recent recession and credit crisis. The following table summarizes the Company’s impaired loans and TDRs as of December 31, 2009 and 2008:

	2009	2008
	(Dollars in thousands)

Impaired loans:
Impaired loans with related allowance for loan losses	$58,509	$13,723
Impaired loans for which the full loss has been charged off	18,756	—

Total impaired loans	77,265	13,723
Allowance for loan losses related to impaired loans	(6,112)	(945)

Net carrying value of impaired loans	$71,153	$12,778

Performing TDRs:
Commercial real estate	$27,532	$5,624
Consumer real estate	598	219
Commercial owner occupied	4,633	—
Commercial and industrial	1,288	—
Consumer	126	—
Other loans	—	—

Total performing TDRs	$34,177	$5,843

Loans are classified as TDRs by the Company when certain modifications are made to the loan terms and concessions are granted to the borrowers due to financial difficulty experienced by those borrowers. The Company only restructures loans for borrowers in financial difficulty that have designed a viable business plan to fully pay off all obligations, including outstanding debt, interest, and fees, either by generating additional income from the business or through liquidation of assets. Generally, these loans are restructured to provide the borrower additional time to execute upon their plans. With respect to restructured loans, the Company grants concessions by (1) reduction of the stated interest rate for the remaining original life of the debt or (2) extension of the maturity date at a stated interest rate lower than the current market rate for new debt with similar risk. The Company does not generally grant concessions through forgiveness of principal or accrued interest. Restructured loans where a concession has been granted through extention of the maturity date generally include extension of payments in an interest only period, extension of payments with capitalized interest and extension of payments through a forbearance agreement. These extended payment terms are also combined with a reduction of the stated interest rate in certain cases. Success in restructuring loan terms has been mixed but has proven to be a useful tool in certain situations to protect collateral values and allow certain borrowers additional time to execute upon defined business plans. In situations where a TDR is unsuccessful and the borrower is unable to follow through with terms of the restructured agreement, the loan is placed on nonaccrual status and continues to be written down to the underlying collateral value.

The Company’s policy with respect to accrual of interest on loans restructured in a TDR follows relevant supervisory guidance. That is, if a borrower has demonstrated performance under the previous loan terms and shows capacity to perform under the restructured loan terms, continued accrual of interest at the restructured interest rate is likely. If a borrower was materially delinquent on payments prior to the restructuring but shows the capacity to meet the restructured loan terms, the loan will likely continue as nonaccrual going forward. Lastly, if the borrower does not perform under the restructured terms, the loan is placed on nonaccrual status. The Company will continue to closely monitor these loans and will cease accruing interest on them if management believes that the borrowers may not continue performing based on the restructured note terms. If a loan is restructured a second time, after previously being classified as a TDR, that loan is automatically placed on nonaccrual status. The Company’s policy with respect to nonperforming loans requires the borrower to make a minimum of six consecutive payments in accordance with the loan terms before that loan can be placed back on accrual status. Further, the borrower must show capacity to continue performing into the future prior to restoration of accrual status. To date, the Company has not restored any nonaccrual loan classified as a TDR to accrual status.

All TDRs are considered to be impaired and are evaluated as such in the quarterly allowance calculation. As of December 31, 2009, allowance for loan losses allocated to performing TDRs totaled $3.5 million. Outstanding nonperforming TDRs and their related allowance for loan losses totaled $16.1 million and $0.7 million, respectively, as of December 31, 2009.

Allowance for Loan Losses

Determining the allowance for loan losses is based on a number of factors, many of which are subject to judgments made by management. At the origination of each commercial loan, management assesses the relative risk of the loan and assigns a corresponding risk grade. To ascertain that the credit quality is maintained after the loan is booked, a loan review officer performs an annual review of all unsecured loans over a predetermined loan amount, a sampling of loans within a lender’s authority, and a sampling of the entire loan pool. Loans are reviewed for credit quality, sufficiency of credit and collateral documentation, proper loan approval, covenant, policy and procedure adherence, and continuing accuracy of the loan grade. The Loan Review Officer reports directly to the Chief Credit Officer and the Audit Committee of the Company’s Board of Directors.

The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through quarterly evaluations of the loan portfolio. The allowance calculation consists of specific and general reserves. Specific reserves are applied to individually impaired loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Specific reserves on impaired loans that are collateral dependent are based on the fair value of the underlying collateral while specific reserves on loans that are not collateral dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc. General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on the Company’s historical default and charge-off experience in each pool and management’s consideration of environmental factors such as changes in economic conditions, credit quality trends, collateral values, concentrations of credit risk, and loan review as well as regulatory exam findings.

Management has allocated the allowance for loan losses by loan class for the past five years ended December 31, as shown in the following table:

	As of December 31,
	2009		2008		2007		2006		2005
		% of		% of		% of		% of		% of
		Total		Total		Total		Total		Total
	Amount	Allowance	Amount	Allowance	Amount	Allowance	Amount	Allowance	Amount	Allowance
	(Dollars in thousands)

Commercial	$14,187	54%	$9,749	66%	$10,231	75%	$8,744	59%	$6,460	64%
Construction	10,343	40	3,548	24	1,812	13	3,276	25	2,039	20
Consumer	481	2	620	4	631	5	408	3	311	3
Home equity lines	491	2	570	4	419	3	669	8	557	10
Mortgage	579	2	308	2	478	4	250	5	225	3

	$26,081	100%	$14,795	100%	$13,571	100%	$13,347	100%	$9,592	100%

In 2009, management changed its loan-related disclosure classifications in its financial reports to better reflect the underlying collateral risk within the loan portfolio and to more closely align its financial disclosures with regulatory classifications. For loan-related disclosures, management has presented data from all periods to reflect this updated classification. However, for the allocation of the allowance for loan losses, historical data for certain years was not available for purposes of applying a consistent allocation methodology. Thus, the Company has presented the allocation of the allowance for loan losses, consistent with the allocation methodology used in previous financial reports, for the past five years in the table above. The following table presents the allowance for loan losses, allocated according to the updated classifications and consistent with other loan-related disclosures, as of December 31, 2009 and 2008:

	2009			2008
		% of	% of		% of	% of
	Amount	Total Allowance	Loans	Amount	Total Allowance	Loans
	(Dollars in thousands)

Allowance for loan losses:
Commercial real estate	$14,987	58%	2.15%	$6,825	46%	1.04%
Consumer real estate	2,383	9	0.91	2,360	16	1.00
Commercial owner occupied	2,650	10	1.36	1,878	13	1.27
Commercial and industrial	5,536	21	3.01	3,233	22	1.73
Consumer	326	1	3.36	316	2	2.82
Other loans	199	1	0.48	183	1	1.05

Total allowance for loan losses(1)	$26,081	100%	1.88%	$14,795	100%	1.18%

(1)	The allowance for loan losses does not include the amount reserved for off-balance sheet items which is reflected in other liabilities.

As of December 31, 2009 and 2008, impaired loans on borrower relationships over $750 thousand totaled $69.4 million and $9.7 million, respectively, with specific reserves of $5.7 million and $0.2 million, respectively. Specific reserves represented 8.2% and 2.1% of impaired loan balances as of December 31, 2009 and 2008, respectively. Specific reserves represented 10.6% and 2.1% of impaired loan balances, net of impaired loans for which the full loss has been charged-off, as of December 31, 2009 and 2008, respectively. These loans were evaluated for impairment and valued individually. Given the Company’s concentration in real estate lending, the vast majority of impaired loans are collateral dependent and are therefore valued based on underlying collateral values. In the case of unsecured loans that become impaired, principal balances are fully charged off. For impaired loans where legal action has been taken to foreclose, the loan is charged down to estimated fair value, and a specific reserve is not established.

The Company employs a dedicated Special Assets Group (“SAG”) that monitors problem loans and formulates collection and/or resolution plans for those borrowers. The SAG and the lender who underwrote the problem loan remain updated on market conditions and inspect collateral on a regular basis. If there is reason to believe that collateral values have been negatively affected by market or other forces, an updated appraisal is ordered to assess the change in value. While not a formal policy, the Company’s management seeks to ensure that appraisals are not more than twelve months old for impaired loans.

The Company considers all impaired loans to be classified as Level 3 fair value estimates given certain adjustments made to appraised values. For each impaired loan evaluated individually, the fair value of underlying collateral is estimated based on the most recent appraised value (or other appropriate valuation type), adjusted for estimated holding and selling costs. For certain impaired loans where appraisals are aged or where market conditions have significantly changed since the appraisal date, a further reduction is made to appraised value to arrive at the fair value of collateral. Of the $69.4 million of impaired loans evaluated and valued on an individual basis as of December 31, 2009, $55.7 million was valued based on independent appraisals, $10.8 million was valued based on a combination of broker price opinions and internal valuations, $1.2 million was valued based on a recent sales contract and $1.7 million was valued based on a court settlement that will provide for repayment out of a deposit account. Internal valuations are primarily used for equipment valuations or for certain real estate valuations where recent home sales data was used to estimate value for similar fully or partially built houses. As part of the allowance for loan loss calculation each quarter, management uses the most recent appraisal available to estimate fair value. For any impaired loan where a specific reserve has previously been established, or where a partial charge-off has been recorded, an updated appraisal that reflects a further decline in value will result in an additional reserve or partial charge-off during the current period. Currently, all partially charged-off loans are all on nonaccrual status.

As of December 31, 2009 and 2008, impaired loans on relationships less than $750 thousand (loans not evaluated individually for impairment), totaled $7.9 million and $4.0 million, respectively, with associated reserves of $0.4 million and $0.7 million, respectively. Reserves on these loans were based on loss percentages applied to pools of loans stratified by common risk rating and loan type.

General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on the Company’s historical default and charge-off experience in each pool and management’s consideration of environmental factors. As of December 31, 2009, the Company used two years of default and charge-off history for purposes of calculating general reserves. Nonperforming loans and net charge-offs have significantly increased over recent quarters, particularly in the commercial real estate portfolio. Such increases have directly impacted loss percentages and the resulting allowance for loan losses for each loan pool.

The allowance is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of the principal is unlikely. The following table presents an analysis of changes in the allowance for loan losses for the previous five years ended December 31:

	2009	2008	2007	2006	2005
	(Dollars in thousands)

Allowance for loan losses, beginning of period	$14,795	$13,571	$13,347	$9,592	$10,721
Adjustment for loans acquired in acquisition	—	845	—	7,650	—
Net charge-offs:
Loans charged off:
Commercial real estate	8,026	1,991	1,292	1,278	262
Consumer real estate	2,016	125	2,264	268	404
Commercial and industrial	1,903	1,658	1,265	3,541	207
Consumer	252	794	403	172	276
Other loans	—	—	28	—	—

Total charge-offs	12,197	4,568	5,252	5,259	1,149

Recoveries of loans previously charged off:
Commercial real estate	200	650	455	129	77
Consumer real estate	107	28	1,295	54	18
Commercial and industrial	63	316	9	536	240
Consumer	49	77	111	58	28
Other loans	—	—	—	—	—

Total recoveries	419	1,071	1,870	777	363

Total net charge-offs	11,778	3,497	3,382	4,482	786

Provision (credit) for loan losses	23,064	3,876	3,606	587	(343)

Allowance for loan losses, end of period	$26,081	$14,795	$13,571	$13,347	$9,592

Key Allowance-Related Ratios:
Net charge-offs to average loans during the year	0.89%	0.30%	0.32%	0.46%	0.12%
Allowance for loan losses to gross loans	1.88%	1.18%	1.24%	1.32%	1.43%
Allowance for loan losses to gross loans, net of nonperforming loans for which the full loss has been charged-off	1.90%	1.18%	1.24%	1.32%	1.43%
Allowance coverage of nonperforming loans	66%	162%	227%	272%	119%
Allowance coverage of nonperforming loans, net of nonperforming loans for which the full loss has been charged-off	126%	162%	227%	272%	119%

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Supplemental Commercial Real Estate Analysis

Residential Acquisition, Development and Construction Loan
Analysis by Type and Region:

	As of December 31, 2009
	Residential Land /	Residential
	Development	Construction	Total
	(Dollars in thousands)

Loans outstanding	$162,733	$100,724	$263,457
Loans outstanding to total loans	11.70%	7.24%	18.95%
Average loan balance	$372	$200	$280
Nonaccrual loans	$16,935	$7,102	$24,037
Nonaccrual loans to loans in category	10.41%	7.05%	9.12%
Average nonaccrual loan balance	$941	$395	$668
Allowance for loan losses	$7,569	$1,707	$9,276
Allowance for loan losses to loans in category	4.65%	1.69%	3.52%

	As of December 31, 2009
				Nonaccrual
		Percent of		Loans to		ALLL to
	Loans	Total Loans	Nonaccrual	Loans	Allowance for	Loans
	Outstanding	Outstanding	Loans	Outstanding	Loan Losses	Outstanding
	(Dollars in thousands)

Triangle	$185,319	70.34%	$14,349	7.74%	$7,325	3.95%
Sandhills	31,257	11.86	—	—	412	1.32
Triad	5,509	2.09	106	1.92	86	1.56
Western	41,372	15.71	9,582	23.16	1,453	3.51

Total	$263,457	100.00%	$24,037	9.12%	$9,276	3.52%

Other Commercial Real Estate Loan Analysis
by Type and Region:

	As of December 31, 2009
				Other
	Commercial			Non-Residential,
	Land /	Commercial		Non-Owner
	Development	Construction	Multifamily	Occupied CRE	Total
	(Dollars in thousands)

Loans outstanding	$128,745	$59,918	$43,379	$202,295	$434,337
Loans outstanding to total loans	9.26%	4.31%	3.12%	14.55%	31.24%
Average loan balance	$560	$990	$347	$592	$571
Nonaccrual loans	$529	$—	$325	$702	$1,556
Nonaccrual loans to loans in category	0.41%	—	0.75%	0.35%	0.36%
Average nonaccrual loan balance	$265	$—	$108	$140	$156
Allowance for loan losses	$1,732	$462	$474	$3,043	$5,711
Allowance for loan losses to loans in category	1.35%	0.77%	1.09%	1.50%	1.31%

Other Commercial Real Estate Loan Analysis
by Type and Region:

	As of December 31, 2009
				Nonaccrual
		Percent of		Loans to	Allowance	ALLL to
	Loans	Total Loans	Nonaccrual	Loans	for	Loans
	Outstanding	Outstanding	Loans	Outstanding	Loan Losses	Outstanding
	(Dollars in thousands)

Triangle	$281,664	64.85%	$361	0.13%	$3,653	1.30%
Sandhills	60,593	13.95	605	1.00	937	1.55
Triad	35,987	8.29	41	0.11	576	1.60
Western	56,093	12.91	549	0.98	545	0.97

Total	$434,337	100.00%	$1,556	0.36%	$5,711	1.31%

Deposits

Total deposits increased from $1.32 billion as of December 31, 2008 to $1.38 billion as of December 31, 2009. This increase reflects organic growth in 2009, primarily within the Company’s Triangle market. Of these amounts, $141.1 million and $125.3 million represented noninterest-bearing demand deposits as of December 31, 2009 and 2008, respectively, and $1.24 billion and $1.19 billion represented interest-bearing deposits as of December 31, 2009 and 2008, respectively. Balances in time deposits of $100,000 and greater increased from $294.3 million as of December 31, 2008 to $341.4 million as of December 31, 2009. The average interest rate on time deposits of $100,000 or greater decreased from 3.68% as of December 31, 2008 to 2.74% as of December 31, 2009.

The following table reflects the scheduled maturities and average rates of time deposits as of December 31, 2009:

	Time Deposits		Time Deposits
	$100,000 or Greater		Less than $100,000
		Weighted		Weighted
		Average		Average
	Amount	Rate	Amount	Rate
	(Dollars in thousands)

Three months or less	$12,225	1.9%	$60,423	1.0%
Over three months to one year	134,161	3.6	231,592	2.6
Over one year to three years	187,966	2.2	204,640	2.1
Over three years	7,008	3.6	10,693	3.0

	$341,360	2.7%	$507,348	2.2%

Borrowings

Advances from the FHLB totaled $49.0 million and $72.0 million as of December 31, 2009 and 2008, respectively, and had a weighted average rate of 4.7% as of December 31, 2009 and 2008. In addition, FHLB overnight borrowings on the Company’s credit line at that institution totaled $18.0 million and zero as of December 31, 2009 and 2008, respectively. These advances as well as the Company’s credit line with the FHLB were collateralized by eligible 1-4 family mortgages, home equity loans, commercial loans, and mortgage-backed securities. Outstanding structured repurchase agreements totaled $50.0 million and $60.0 million as of December 31, 2009 and 2008, respectively. These repurchase agreements had a weighted average rate of 4.1% and 4.3% as of December 31, 2009 and 2008, respectively, and were collateralized by certain U.S. agency and mortgage-backed securities. The Company maintains a credit line at the FRB’s discount window that is used for short-term funding needs and as an additional source of liquidity. Primary credit borrowings totaled $50.0 million and zero as of December 31, 2009 and 2008, respectively. These borrowings as well as the Company’s credit line at the discount window were collateralized by eligible commercial construction as well as commercial and industrial loans. The Company had total average outstanding borrowings of $143.2 million and $168.5 million with effective borrowing costs of 3.59% and 4.29% in 2009 and 2008, respectively.

Further, the Company had $30.9 million of subordinated debentures outstanding as of December 31, 2009 and 2008. The subordinated debt issues pay interest at varying spreads to 90-day LIBOR, and the effective interest rate was 3.41% and 5.69% in 2009 and 2008, respectively.

Capital Resources

Total shareholders’ equity decreased from $148.5 million as of December 31, 2008 to $139.8 million as of December 31, 2009. The Company’s accumulated deficit increased by $12.8 million for the year ended December 31, 2009, which was comprised of a $6.8 million net loss, common dividends of $3.6 million, and dividends and accretion on preferred stock of $2.4 million. Accumulated other comprehensive income, which includes the unrealized gain or loss on available-for-sale investment securities and the unrealized gain or loss related to the cash flow hedge, net of tax, was $4.0 million as of December 31, 2009, which was an increase of $3.1 million from the net unrealized gain of $0.9 million as of December 31, 2008.

As of December 31, 2009, the Company had a leverage ratio of 8.94%, a Tier 1 capital ratio of 10.16%, and a total risk-based capital ratio of 11.41%. These ratios exceed the federal regulatory minimum requirements for a “well capitalized” bank (see the notes to our consolidated financial statements contained elsewhere in this prospectus, for additional information on regulatory capital requirements). The Company’s tangible equity to tangible assets ratio decreased from 8.77% as of December 31, 2008 to 7.91% as of December 31, 2009, and its tangible common equity to tangible assets ratio declined from 6.26% as of December 31, 2008 to 5.53% as of December 31, 2009.

On December 12, 2008, the Company entered into a Securities Purchase Agreement with the Treasury pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of Series A Preferred Stock and warrants to purchase up to 749,619 shares of common stock of the Company. The Series A Preferred Stock ranked senior to the Company’s common shares and paid a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. The Company was prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends were paid on the Series A Preferred Stock for all past dividend periods (including the latest completed dividend period). The Series A Preferred Stock was non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock was callable at par after three years. The Treasury was also permitted to transfer the Series A Preferred Stock to a third party at any time.

The Company’s Board of Directors has authorized the repurchase of up to 1 million shares of the Company’s common stock through public or private transactions. As a condition under the CPP, the Company’s share repurchases are currently limited to purchases in connection with the administration of any employee benefit plan, consistent with past practices, including purchases to offset share dilution in connection with any such plans. This restriction was effective until December 2011 or until the Treasury no longer owned any of the Series A Preferred Stock.

On January 15, 2010, the Company withdrew its registration statement with respect to its public offering of common stock due to unfavorable market conditions. On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

Liquidity Management

Liquidity management involves the ability to meet the cash flow requirements of depositors desiring to withdraw funds or borrowers needing assurance that sufficient funds will be available to meet their credit needs. To ensure the Company is positioned to meet immediate and future cash demands, management relies on internal analysis of its liquidity, knowledge of current economic and market trends and forecasts of future conditions. Regulatory agencies set certain minimum liquidity standards, including the setting of a reserve requirement by the FRB. The Company submits weekly reports to the FRB to ensure that it meets those requirements. As of December 31, 2009, the Company met all of its regulatory liquidity requirements.

The Company had $29.5 million in its most liquid assets, cash and cash equivalents as of December 31, 2009. The Company’s principal sources of funds are deposits, borrowings and capital. Core deposits (total deposits less certificates of deposits in the amount of $100,000 or more), one of the most stable sources of liquidity, together with equity capital funded $1.18 billion, or 67.8%, of total assets as of December 31, 2009 compared to $1.17 billion, or 70.7% of total assets as of December 31, 2008.

Changes in the Company’s on-balance sheet liquidity can be demonstrated by an analysis of its cash flows separated by operating activities, investing activities and financing activities. Operating activities generated $10.9 million of liquidity for the year ended December 31, 2009 compared to $12.4 million for the year ended December 31, 2008. The principal elements of operating activities are net income (loss), adjusted for significant noncash expenses such as the provision for loan losses, depreciation, amortization, deferred income taxes and changes in other assets and liabilities. Investing activities used $119.5 million of cash in the year ended December 31, 2009 compared to $97.6 million in the year ended December 31, 2008. The principal elements of investing activities are proceeds and principal repayments from investment securities offset by purchases of investment securities, net loan growth, and proceeds from the sale of premises and equipment offset by purchases of premises and equipment. While the Company does not own any investment securities with final contractual maturities falling within the next 12 months, management expects to receive principal repayments of $38.8 million on its debt securities in 2010. These projected principal repayments include cash flows from regularly scheduled payments on mortgage-backed securities as well as anticipated prepayments on mortgage-backed securities and other debt securities assuming a flat interest rate environment. During 2009, the Company purchased $31.8 million of investment securities, while proceeds from repayments/calls/maturities of investment securities totaled $72.2 million. Financing activities generated $83.7 million of cash for the year ended December 31, 2009 compared to $99.5 million for the year ended December 31, 2008. The principal elements of financing activities are net deposit growth, proceeds from borrowings offset by principal repayments on borrowings, and issuance of stock offset by repurchases of stock and dividends paid. The Company is not currently aware of any trends, events or uncertainties that had or were reasonably likely to have a material affect on its liquidity position.

Additional sources of liquidity are available to the Company through the FRB and through membership in the FHLB system. As of December 31, 2009, the Company had a maximum and available borrowing capacity of $108.5 million and $41.5 million, respectively, through the FHLB. These funds can be made available with various maturities and interest rate structures. Borrowings cannot exceed 20% of total assets or 20 times the amount of FHLB stock owned by the borrowing bank. Borrowings with the FHLB are collateralized by a blanket lien on certain qualifying assets. The Company also maintains a credit line at the FRB’s discount window that is used for short-term funding needs and as an additional source of available liquidity. As of December 31, 2009, the Company had a maximum and available borrowing capacity of $67.7million and $17.7 million, respectively, at the discount window. Available credit at the discount window is collateralized by eligible commercial construction and commercial and industrial loans. The Company also maintains off-balance sheet liquidity from other sources such as federal funds lines, repurchase agreement lines and through brokered deposit sources.

Off-Balance Sheet Arrangements

As part of its normal course of business to meet the financing needs of its customers, the Bank is at times party to financial instruments with off-balance sheet credit risks. These instruments include commitments to extend credit and standby letters of credit. See also the notes to our consolidated financial statements contained elsewhere in this prospectus for a discussion of the Company’s off-balance sheet arrangements.

The following table reflects maturities of contractual obligations as of December 31, 2009:

	Payments Due by Period
	Less than	1-3	3-5	More than	Total
	1 Year	Years	Years	5 Years	Committed
	(Dollars in thousands)

Contractual obligations:
Borrowings	$76,000	$31,000	$—	$60,000	$167,000
Subordinated debentures	—	—	—	30,930	30,930
Operating leases	3,227	5,634	5,439	6,811	21,111

	$79,227	$36,634	$5,439	$97,741	$219,041

The following table reflects expirations of commercial loan-related commitments as of December 31, 2009:

	Amount of Commitment Expiration by Period
	Less than	1-3	3-5	More than	Total
	1 Year	Years	Years	5 Years	Committed
	(Dollars in thousands)

Commercial commitments:
Commercial letters of credit	$9,020	$124	$—	$—	$9,144
Other commercial loan commitments	70,059	21,954	15,798	4,434	112,245

	$79,079	$22,078	$15,798	$4,434	$121,389

Impact of Inflation

The Company’s financial statements have been prepared in accordance with U.S. GAAP, which require the measurement of financial position and operating results in terms of historic dollars without consideration for changes in the relative purchasing power of money over time due to inflation. The rate of inflation has been relatively moderate over the past few years and has not materially impacted the Company’s results of operations; however, the effect of inflation on interest rates may in the future materially impact the Company’s operations, which rely on the spread between the yield on earning assets and rates paid on deposits and borrowings as the major source of earnings. Operating costs, such as salaries and wages, occupancy and equipment costs, can also be negatively impacted by inflation.

Management of Market Risk

The Company intends to reach its strategic financial objectives through the effective management of market risk. Like many financial institutions, the Company’s most significant market risk exposure is interest rate risk. The Company’s primary goal in managing interest rate risk is to minimize the effect that changes in interest rates have on earnings and capital. This is accomplished through the active management of asset and liability portfolios, which includes the strategic pricing of asset and liability accounts and ensuring a proper maturity combination of assets and liabilities. The goal of these activities is the development of maturity and repricing opportunities in the Company’s portfolios of assets and liabilities that will produce consistent net interest income during periods of changing interest rates. The Company’s Management Risk Committee and Board Risk Committee (referred to collectively as the “Risk Committee”) monitor loan, investment and liability portfolios to ensure comprehensive management of interest rate risk. These portfolios are analyzed to ensure proper fixed- and variable-rate mixes under several interest rate scenarios.

The asset/liability management process is intended to achieve relatively stable net interest margins and to assure adequate capital and liquidity levels by coordinating the amounts, maturities, or repricing opportunities of earning assets, deposits and borrowed funds. The Risk Committee has the responsibility to determine and achieve the most appropriate volume and combination of earning assets and interest-bearing liabilities, and ensure an adequate level of liquidity and capital, within the context of corporate performance objectives. The Risk Committee also sets policy guidelines and establishes long-term strategies with respect to interest rate risk exposure, capital and liquidity. The Risk Committee meets regularly to review the Company’s interest rate risk, capital levels and liquidity positions in relation to present and prospective market and business conditions, and adopts balance sheet management strategies intended to ensure that the potential impact of earnings, capital and liquidity as a result of fluctuations in interest rates is within acceptable guidelines.

When necessary, the Company utilizes derivative financial instruments to manage interest rate risk, to facilitate asset/liability management strategies, and to manage other risk exposures. As of December 31, 2010, the only derivative instruments maintained by the Company were interest rate lock commitments and forward loan sale commitments related to mortgage lending activities.

As a financial institution, most of the Company’s assets and liabilities are monetary in nature. This differs greatly from most commercial and industrial companies’ balance sheets, which are comprised primarily of fixed assets or inventories. Movements in interest rates and actions of the Federal Reserve to regulate the availability and cost of credit have a greater effect on a financial institution’s profitability than do the effects of higher costs for goods and services. Through its balance sheet management function, which is monitored by the Risk Committee, the Company believes it is positioned to respond to changing needs for liquidity, changes in interest rates and inflationary trends.

The Company utilizes an outside asset/liability management advisory firm to help management evaluate interest rate risk and develop asset/liability management strategies. One tool used is a computer simulation model which projects the Company’s performance under different interest rate scenarios. Analyses are prepared monthly, which evaluate the Company’s performance in a base strategy that reflects the Company’s current year operating plan. Three interest rate scenarios (Flat, Rising and Declining) are applied to the base strategy to determine the effect of changing interest rates on net interest income and equity. The analysis completed as of December 31, 2010 indicated that the Company’s interest rate risk exposure and equity at risk exposure over a twelve-month time horizon were within the guidelines established by the Company’s Board of Directors.

The table below measures the impact on net interest income (“NII”) and economic value of equity (“EVE”) of immediate +/- 1.00% and +/- 2.00% changes in interest rates, assuming the interest rate changes occurred on December 31, 2010. Actual results could differ from these estimates.

	Estimated % Change	Estimated % Change
	in NII	in EVE
	(over 12 months	(immediately
	following change)	following change)

Changes in rates:
+ 2.00%	12.6%	0.4%
+ 1.00%	2.4%	(2.5)%
No rate change	—	—
- 1.00%	(1.8)%	4.2%
- 2.00%	(5.5)%	24.1%

As a secondary measure of interest rate sensitivity, the Company also reviews its ratio of cumulative rate sensitive assets to rate sensitive liabilities (“Gap Ratio”). This ratio measures an entity’s balance sheet sensitivity to repricing assets and liabilities. A ratio over 1.0 indicates that an entity may be somewhat asset sensitive, and a ratio under 1.0 indicates that an entity may be somewhat liability sensitive. The table below presents the Company’s Gap Ratio as of December 31, 2010.

Cumulative Gap Ratio

1 year	1.89
2 years	1.23
3 years	0.98
4 years	1.02
5 years	0.98
Overall	1.09

The Company is asset sensitive through the one-year and two-year cumulative time periods. Many variable rate loans in the portfolio, while technically subject to immediate repricing in response to changing interest rates, have interest rate floors embedded in the terms of the note agreements. Given the current low prime rate, many of the Company’s variable rate loans will earn interest at the respective floor rates and will function similar to fixed rate loans until the prime rate is increased by a significant amount. The Risk Committee regularly monitors its interest rate sensitivity and reviews additional analysis incorporating the impact of floor rates on its Gap Ratio.

MANAGEMENT

Directors and Executive Officers

Set forth below is information concerning our directors and executive officers. The members of our Board of Directors are elected by the shareholders, and NAFH holds approximately 84.6% of the voting power for election of directors. So long as our Board of Directors consists of less than nine members, it will not be divided into separate classes and each member will be elected by our shareholders annually for a one-year term. Each director and executive officer will hold office until his death, resignation, retirement, removal, disqualification, or until his successor is elected (or appointed) and qualified. All ages below are as of January 28, 2011.

Name	Position

R. Eugene Taylor	President, Chief Executive Officer and Chairman of the Board
Christopher G. Marshall	Executive Vice President, Chief Financial Officer and Director
R. Bruce Singletary	Executive Vice President, Chief Risk Officer and Director
Charles F. Atkins	Director
Peter N. Foss	Director
William A. Hodges	Director
Oscar A. Keller III	Director

R. Eugene Taylor. Mr. Taylor, who is 63, is the Chairman and Chief Executive Officer of NAFH. Mr. Taylor assumed the title of Chief Executive Officer of Capital Bank Corporation and Capital Bank and was appointed Chairman of the Board of Directors of Capital Bank Corporation and Capital Bank on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Prior to founding NAFH in 2009, Mr. Taylor served as an advisor to Fortress Investment Group, a global investment management firm. Prior to his role at Fortress, Mr. Taylor worked at Bank of America where he served in leadership positions across the United States. In 2001, he was named President of Bank of America Consumer & Commercial Banking, and in 2005, he became President of Global Corporate & Investment Banking and was named Vice Chairman of the corporation. He also served on Bank of America’s Risk & Capital and Management Operating Committees. Mr. Taylor is the Chairman of the board of directors of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Taylor is a Florida native and received his Bachelor of Science in Finance from Florida State University.

Mr. Taylor is expected to bring to our Board of Directors valuable and extensive experience from managing and overseeing a broad range of operations during his tenure at Bank of America. His experience in leadership roles and activities in the Southeast qualify him to serve as the Chairman of our Board of Directors.

Christopher G. Marshall. Mr. Marshall, who is 51, is the Chief Financial Officer of NAFH. Mr. Marshall was appointed as a director on our Board of Directors and the board of directors of Capital Bank and as our Chief Financial Officer on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Marshall served as a Senior Advisor to the Chief Executive Officer and Chief Restructuring Officer of GMAC (Ally Bank) and as an advisor to the Blackstone Group, an investment and advisory firm. From 2006 through 2008, Mr. Marshall served as the CFO of Fifth Third Bancorp. Mr. Marshall served as Chief Operations Executive of Bank of America’s Global Consumer and Small Business Bank from 2004 to 2006 after holding various positions throughout Bank of America beginning in 2001. Prior to joining Bank of America, Mr. Marshall served as CFO and COO of Honeywell Global Business Services from 1999 to 2001. From 1995 to 1999, he served as CFO of AlliedSignal Technical Services Corporation. Prior to that, he held several managerial positions at TRW, Inc. from 1987 to 1995. Mr. Marshall is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Marshall earned a Bachelor of Science degree in Business Administration from the University of Florida and obtained a Master of Business Administration degree from Pepperdine University.

Mr. Marshall is expected to bring to our Board of Directors extensive experience from service in leadership positions, including his tenure as Chief Financial Officer of Fifth Third Bancorp, and in other operating roles at both financial and non-financial companies.

R. Bruce Singletary. Mr. Singletary, who is 60, is the Chief Risk Officer of NAFH. Mr. Singletary was appointed as a director on our Board of Directors and the board of directors of Capital Bank, and as Chief Risk Officer of both the Company and of Capital Bank on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Prior to joining NAFH, he spent 31 years at Bank of America and its predecessor companies with the last 19 years in various credit risk roles. Mr. Singletary originally joined C&S National Bank as a credit analyst in Atlanta, Georgia. In 1991, Mr. Singletary was named Senior Credit Policy Executive of C&S Sovran, which was renamed NationsBank in January 1992, for the geographic areas of Maryland, Virginia and the District of Columbia. Mr. Singletary led the credit function of NationsBank from 1990 to 1998. In 1998, Mr. Singletary relocated to Florida to establish a centralized underwriting function to serve middle market commercial clients in the Southeast. In 2000, Mr. Singletary assumed credit responsibility for Bank of America’s middle market leveraged finance portfolio for the eastern half of the United States. In 2004, Mr. Singletary served as Senior Risk Manager for commercial banking for Bank of America’s Florida Bank. Mr. Singletary is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Singletary earned a Bachelor of Science degree in Industrial Management from Clemson University and obtained a Masters of Business Administration degree from Georgia State University.

Mr. Singletary has substantial experience in the banking sector and brings a perspective reflecting many years of overseeing credit analysis at complex financial institutions, which qualify him to serve as a director.

Charles F. Atkins. Mr. Atkins, who is 61, has served as a director of Capital Bank since its inception in 1997 and was elected to serve as a director of the Company in 2003. He is currently, and has been for the past 21 years, President of Cam-L Properties, Inc., a commercial real estate development company located in Sanford, North Carolina.

Mr. Atkins has substantial experience with community banking, as he was an organizer of Capital Bank, and in his position with a real estate development company has developed an extensive understanding of certain real estate markets in which the Bank makes loans. During his tenure with the Company, he has obtained knowledge of the Company’s business, history and organization, which has enhanced his ability to serve as director.

Peter N. Foss. Mr. Foss, who is 67, serves on the Board of Directors of NAFH. Mr. Foss was appointed as a director on our Board of Directors on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Peter Foss has been President of the General Electric Olympic Sponsorship and Corporate Accounts since 2003. In addition, Mr. Foss has served as General Manager for Enterprise Selling, with additional responsibilities for Sales Force Effectiveness and Corporate Sales Programs. He has been with GE for 29 years, and prior to this assignment, served for six years as the President of GE Polymerland, a commercial organization representing GE Plastics in the global marketplace. Prior to Polymerland, Mr. Foss served in various commercial roles in the company, including introducing LEXAN® film in the 1970’s and was the Market Development Manager on the ULTEM® introduction team in 1982. He has also served as the Regional General Manager for four of the GE Plastics regions including leading the GE Plastics effort in Mexico in the mid 1990’s. Mr. Foss is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Foss earned a Bachelor of Science degree in Chemistry from Massachusetts College of Pharmacy, Boston.

Mr. Foss has gained extensive experience in managing and executing complex projects and has overseen large-scale sales efforts in his prior positions, as set forth above. This background gives him valuable perspective on operating concerns relevant to our business.

William A. Hodges. Mr. Hodges, who is 62, is a member of the Board of Directors of NAFH. Mr. Hodges was appointed as a director on our Board of Directors on January 28, 2011 upon NAFH’s designation pursuant to the Investment Agreement. Mr. Hodges has been President and Owner of LKW Development LLC, a Charlotte-based residential land developer and homebuilder, since 2005. Prior to that, Mr. Hodges worked for ten years in various functions at Bank of America. From 2004 to 2005, he served as Chairman of Bank of America’s Capital Commitment Committee. Mr. Hodges served as Managing Director and Head of Debt Capital Markets from 1998 to 2004 and as Managing Director and Head of the Real Estate Finance Group from 1996 to 1998. Prior to the Bank of America acquisition, he served as Market President and Head of Mid-Atlantic Commercial Banking for NationsBank from 1992 to 1996. Mr. Hodges began his career at North Carolina National Bank (NCNB), where he worked for twenty years in various roles, including Chief Credit Officer of Florida operations and as a manager in the Real Estate Banking and Special Assets Groups. Mr. Hodges is a director of TIB Financial Corp., a bank holding company in which NAFH has a majority interest. Mr. Hodges earned a bachelor’s degree in history from the University of North Carolina at Chapel Hill and a master’s degree in finance from Georgia State University.

Mr. Hodges’ substantial experience in the banking and real estate sectors allows him to bring to the board a valuable perspective on matters that are of key importance to the discussions regarding the financial and other risks faced by the Company.

Oscar A. Keller III. Mr. Keller, who is 66, has served as a director of Capital Bank since its inception in 1997 and as a director of the Company since its inception, and as Chairman of the Board of Directors of the Company from the Company’s inception through the closing of the Investment. Mr. Keller was also a founding director of Triangle Bank from 1988 to 1998, and served on its executive committee and audit committee. Furthermore, he served as a director of Triangle Leasing Corp. from 1989 to 1992. He is currently, and has been for the past 15 years, Chief Executive Officer of Earthtec of NC, Inc., an environmental treatment facility in Sanford, North Carolina. He also serves as a director of Capital Bank Foundation, Inc. Mr. Keller is also currently the Chairman of the Sanford Lee County Regional Airport Authority (Raleigh Executive Jet Port), Vice Chairman of Lee County Economic Development Corp. and a member of Triangle Regional Partnership Staying on Top 2 committee.

During his term as Chairman of the Board of Directors, Mr. Keller has had the opportunity to develop extensive knowledge of the Company’s business, history and organization which, along with his personal experience in markets that the Bank serves, has supplemented his ability to effectively contribute to the Board. Mr. Keller is a founder of the Bank and a well regarded community leader in Sanford, North Carolina.

Director Independence

Because NAFH holds approximately 84.6% of the voting power of the Company, under NASDAQ Listing Rules, the Company qualifies as a “controlled company” and, accordingly, is exempt from the requirement to have a majority of independent directors, as well as certain other governance requirements. However, as required under NASDAQ Listing Rules, the Audit Committee of the Board of Directors is comprised entirely of independent directors. Our Board of Directors has determined that Messrs. Atkins, Foss, Hodges and Keller meet the definition of “independent director” as that term is defined in NASDAQ Listing Rules. In determining director independence, the Board considers all relevant facts and circumstances, and the Board considers the issue not merely from the standpoint of a director, but also from that of persons or organizations with which the director has an affiliation. As members of management, Messrs. Taylor, Marshall and Singletary would not be considered independent under current NASDAQ Listing Rules.

EXECUTIVE COMPENSATION

Summary Compensation Table

The table below summarizes the total compensation paid or earned by each of the named executive officers for the years ended December 31, 2010 and 2009.

			All Other
			Compensation
Name and Principal Position(1)	Year	Salary	(2)	Total

B. Grant Yarber	2010	$370,000	$4,416	$374,416
Former President and Chief	2009	370,000	14,690	384,690
Executive Officer and current Market President for North Carolina of Capital Bank
David C. Morgan	2010	218,500	13,468	231,968
Former Executive Vice President	2009	218,500	19,759	238,259
and Chief Banking Officer and current Executive Vice President of Capital Bank
Mark J. Redmond	2010	195,000	11,604	206,604
Former Executive Vice President	2009	195,000	17,439	212,439
and Chief Credit Officer and current Executive Vice President of Capital Bank

(1)	During 2009 and 2010, Mr. Yarber served as President and Chief Executive Officer of the Company and the Bank, Mr. Morgan served as Executive Vice President and Chief Banking Officer of the Company and the Bank and Mr. Redmond served as Executive Vice President and Chief Credit Officer of the Company and the Bank. Effective as of the closing of the Investment, Mr. Yarber was appointed the Market President for North Carolina of Capital Bank and Mr. Morgan and Mr. Redmond each were appointed an Executive Vice President of Capital Bank.

(2)	The Company provides the named executive officers with certain group life, health, medical and other noncash benefits generally available to all salaried employees that are not included in this column pursuant to SEC rules. The amounts shown in this column for 2010 consist of (i) automobile allowances to certain executive officers; (ii) amounts for the personal portion of club dues; and (iii) dividends on unvested shares of restricted stock.

Executive Employment Agreements

The Company has entered into employment agreements with each of the named executive officers. The employment agreements provide named executive officers a base annual salary, which may be reviewed and adjusted at the discretion of Capital Bank in accordance with the Bank’s policies, procedures and practices as they may exist from time to time. Pursuant to the terms of the agreements, the named executive officers are eligible for performance bonuses and other benefits available to executives of the Company. Finally, the named executive officers have agreed to standard nondisclosure provisions, and Mr. Morgan and Mr. Redmond have also agreed to standard noncompete and nonsolicitation provisions.

On January 14, 2011, the Company entered into amendments to the employment agreements with each of the named executive officers. These amendments primarily clarify the roles of each officer after the closing of the Investment, change the term of each employment agreement and limit the circumstances under which the officers are entitled to compensation related to a change in control. The amendments change the term of each officer’s employment agreement to end on November 3, 2011, after which each officer will become an at-will employee eligible to receive separation benefits under any severance plan or policy applicable to similarly situated senior executives of the Bank. Prior to the amendments, the employment agreements of Mr. Morgan and Mr. Redmond had one-year terms that automatically renewed for additional one-year periods unless notice of non-renewal was provided 30 days before January 25 or September 17, respectively, during any renewal period. Mr. Yarber’s employment agreement previously did not have a fixed term. Lastly, the amendments remove the car allowance previously provided by the employment agreements of Mr. Morgan and Mr. Redmond.

Under the terms of the executive employment agreements, as amended, each named executive officer is entitled to severance benefits upon the occurrence of specified events, including upon termination both prior to or following a change in control of the Company, as more fully described under “— Change in Control Arrangements.”

Participation in the Treasury’s CPP

Also in connection with the Investment, pursuant to an agreement among NAFH, the Treasury, and the Company, the Company’s Series A Preferred Stock and warrant to purchase shares of common stock issued by the Company to the Treasury in connection with TARP were repurchased. Accordingly, as of January 28, 2011, the Company no longer participates in the Treasury’s CPP. During the time period in which the Company participated in the CPP, including 2009 and 2010, the Company was subject to certain executive compensation restrictions. Many of the restrictions placed on the Company by its participation in the CPP applied to what the Treasury refers to as the Company’s Senior Executive Officers (“SEOs”) and other highly-compensated employees. Each of the Company’s named executive officers was an SEO during the period of the Company’s participation in the CPP. The restrictions that applied to the Company during that period include:

•	Review of Arrangements To Ensure No Unnecessary or Excessive Risks: The Company was prohibited from providing incentive compensation arrangements that encouraged its senior executive officers to take unnecessary and excessive risks that threaten the value of the Company. The Compensation/Human Resources Committee was required to review senior executive officer compensation arrangements with the Company’s senior risk officer semi-annually to ensure that the SEOs were not encouraged to take unnecessary and excessive risks.

•	Binding SEO Agreements: Before the Treasury would enter into the purchase agreement for the preferred stock and warrants, each SEO at that time executed an agreement to waive certain compensation, severance and other benefits possible under their employment agreements to the extent necessary to comply with EESA requirements as well as waive claims against the Treasury or the Company resulting from changes to his compensation or benefits.

•	Limit on Severance and Golden Parachute Payments: The Company was prohibited from making payments to the Company’s five most highly-compensated employees upon a change in control of the Company or upon departure from the Company other than as a result of death or disability, except payments for services performed or benefits accrued and payments pursuant to qualified retirement plans or that are required by applicable law.

•	Prohibition on Cash Bonuses and Similar Payments: ARRA generally prohibited the accrual and payment of any “bonus, retention award, or incentive compensation,” except for limited grants of restricted stock subject to specified vesting terms and other limitations, to the five most highly-compensated employees.

•	Luxury Expenditures: The Company implemented a company-wide policy regarding excessive or luxury expenditures, including excessive expenditures on entertainment or events, office and facility renovations, aviation or other transportation services.

•	Clawback: The Company is required to “clawback” any bonus or incentive compensation received by the SEOs and the next 20 most highly-compensated employees based upon statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

•	Prohibition on Tax Gross-ups: The Company was prohibited from making tax gross-ups or other similar reimbursements for tax payments to our SEOs and the next 20 most highly-compensated employees.

Outstanding Equity Incentive Plan Awards at Fiscal Year End

The following table provides information on all Equity Incentive Plan awards held by the named executive officers as of December 31, 2010. All outstanding stock option awards were subject to service-based vesting and are for stock options exercisable into shares of the Company’s common stock.

Outstanding Equity Awards at Fiscal Year End (2010)

	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised
	Options	Options	Option	Option
	Exercisable	Unexercisable	Exercise	Expiration
Name	(1)	(1)(2)	Price	Date

B. Grant Yarber	10,000	—	$15.27	9/15/13
	10,000	—	15.80	12/12/13
	10,000	—	18.18	12/16/14
	6,000	9,000	6.00	12/18/18
David C. Morgan	5,000	—	15.80	12/12/13
	3,500	—	18.18	12/16/14
	6,000	9,000	6.00	12/18/18
Mark J. Redmond	5,000	—	17.31	5/03/15
	6,000	9,000	6.00	12/18/18

(1)	The options listed were granted under the Capital Bank Corporation Equity Incentive Plan. Each option expires on the earlier of the expiration date shown or 90 days after termination of the recipient’s employment. Options may be exercised to purchase vested shares only. Upon termination of employment, options are forfeited with respect to any shares not then vested.

(2)	These option awards were granted on December 18, 2008 and had a vesting schedule of 20% on each of the first five anniversaries of the grant date. On January 28, 2011, the named executive officers waived the accelerated vesting of their unvested stock options provided by the Equity Incentive Plan upon the completion of the change of control. These unvested stock options will remain outstanding after the closing of the Investment.

Supplemental Executive Plan

Each of the named executive officers participated in the Capital Bank Defined Benefit Supplemental Executive Retirement Plan (the “Supplemental Executive Plan”), prior to its termination at the time of the closing of the Investment. The Supplemental Executive Plan was adopted on May 24, 2005 to offer supplemental retirement benefits to key decision-making members of the senior management team employed by the Company at that time, whose deferral opportunities under the Capital Bank 401(k) Plan are capped, and to encourage long-term retention of plan participants. The Company paid the entire cost of benefits under the Supplemental Executive Plan, which are in addition to the defined contribution type plans (e.g., the 401(k) Plan) that encourage participants to set aside part of their current earnings to provide for their retirement.

On January 28, 2011, the Supplemental Executive Plan was amended to waive, with respect to unvested amounts only, any entitlement to change in control benefits that would otherwise be triggered by the Investment and to terminate the Supplemental Executive Plan upon the distribution of all of the participant’s vested and accrued benefits under the Supplemental Executive Plan.

As of January 28, 2011, Mr. Yarber and Mr. Morgan have accrued seven years of service and Mr. Redmond has accrued six years of service. Thus, Mr. Yarber and Mr. Morgan are 80% vested in their accrued benefits under the Supplemental Executive Plan. Mr. Redmond is 60% vested in his accrued benefits under the Supplemental Executive Plan. In connection with the closing of the Investment, the Company paid out the following benefits to the named executive officers that were previously vested and accrued under the Supplemental Executive Plan: B. Grant Yarber ($830,014); David C. Morgan ($200,119); and Mark J. Redmond ($88,953). In connection with the receipt of the vested and accrued benefits under the Supplemental Executive Plan, the named executive officers waived all rights with respect to the Supplemental Executive Plan.

Change in Control Arrangements

The Company has entered into an employment agreement with each of the named executive officers, which is intended to ensure the continuity of executive leadership, clarify the roles and responsibilities of executives and to make explicit the terms and conditions of executive employment. These employment agreements contain severance provisions, including in connection with a change in control of the Company. On January 14, 2011, the Company entered into amendments to the employment agreements with each of the named executive officers. For a brief summary of these agreements and amendments, see “— Executive Employment Agreements” above.

Other than in the event of a change in control of the Company, if the named executive officers are terminated without cause, or the named executive officers terminate their agreement for good reason (as amended), such officer would be entitled to:

•	a gross amount equal to his or her then current base salary plus the amount of the annual incentive award paid to the employee, if any, in the prior annual performance bonus year, payable in substantially equal amounts over the 12-month period following such termination, except for Mr. Yarber, who is entitled to payments for a period up to 24 months if Mr. Yarber has not obtained new employment with a comparable compensation package; and

•	the continued participation in all (or comparable substitute coverage for) life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by Capital Bank, in which the executive participated immediately prior to termination for a minimum of one year for the named executive officers, except Mr. Yarber, who is entitled to continued participation for a maximum of two years if Mr. Yarber has not obtained new employment with a comparable benefits package.

The Company may terminate employment for cause, in which event the Company would be required to pay only accrued compensation due at termination.

In the event of termination due to death or disability, Mr. Yarber is entitled to receive a gross amount equal to his then current base salary plus the amount of annual incentive award paid, if any, in the prior annual performance bonus year, payable in a lump sum following the date of death or disability.

The employment agreements include change in control severance provisions that require that there be both a change in control and an involuntary termination without “cause” or a voluntary termination for “good reason” prior to triggering any payment obligation. The January 14, 2011 amendments to the employment agreements of the named executive officers provide that the changes in the officers’ positions following the closing of the Investment do not constitute good reason under the employment agreements that would entitle each officer to terminate his employment and receive payments and benefits under such officer’s employment agreement.

In the event of termination following a change in control, subject to execution of a standard general release of claims, the named executive officers are entitled to receive all accrued compensation and any pro rata annual performance bonus to which they are entitled and earned up to the date of termination, and severance payments and benefits. Effective January 14, 2011, each named executive officers is only entitled to receive severance payments after the occurrence of a change in control and during the then remaining term (ending November 3, 2011) of such officer’s employment agreement. The named executive officers previously were entitled to receive severance payments for a period beginning 90 days before the occurrence of a change in control and for three years thereafter. Prior to January 14, 2011, if termination of employment occurred:

•	within twelve months after the occurrence of the change in control, the named executive officers were each entitled to a severance payment equal to 2.99 times the amount of the named executive officer’s respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year;

•	more than twelve months but not more than twenty-four months after the occurrence of the change in control, the named executive officers were each entitled to two times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year; and

•	more than twenty-four months but less than thirty-six months after the occurrence of the change in control, the named executive officers were each entitled to one times his respective current annual base salary plus the amount of annual incentive award paid to the named executive officer, if any, in the prior annual performance bonus year.

As a result of the amendments to the employment agreements on January 14, 2011, the second and third bulleted section above are no longer relevant to the named executive officers.

No payments were due to the named executive officers if their employment was terminated after more than thirty-six months following the occurrence of the change in control.

Generally, pursuant to their agreements, a change in control is deemed to occur:

•	if any person acquires 50% or more of the Company’s voting securities;

•	if a majority of the directors, as of the date of their agreements, are replaced;

•	if shareholders approve a reorganization, share exchange, merger or consolidation related to the Company or the Bank, following which the owners of the Company’s voting securities immediately prior to the closing of such transaction do not beneficially own more than 50% of voting securities of the Bank; or

•	if the shareholders of the Bank approve a complete liquidation or dissolution of the Bank, or a sale or other disposition of all or substantially all of the capital stock or assets of the Bank.

The January 14, 2011 amendments to the employment agreements of the named executive officers clarify that an event or transaction will not constitute a change in control if the holders of 50% or more of the equity interests of the “Parent” immediately prior to such event or transaction own, directly or indirectly, 50% or more of the equity interests of the Company or its successor immediately following such event or transaction. The amendments define “Parent” as the ultimate person or group (each as such term is used in Section 13(d)(3) of the Exchange Act) that together with their affiliates, directly or indirectly, owns or controls, by share ownership, contract or otherwise, a majority of the equity interests of the Company and the Bank.

Upon a qualifying termination of employment following a change in control, the named executive officers are also entitled to continued participation in all life insurance, retirement, health, accidental death and dismemberment, disability plans and other benefit programs and other services paid by the Bank, in which he or she participated in immediately prior to termination for the time periods he or she receives severance benefits as a result of a change in control.

New Executive Officers

Effective as of the closing of the Investment on January 28, 2011, the Company’s new executive officers, as described under “Management” in this prospectus, are the following: R. Eugene Taylor, President and Chief Executive Officer; Christopher G. Marshall, Executive Vice President and Chief Financial Officer; and R. Bruce Singletary, Executive Vice President and Chief Risk Officer. These individuals have not entered into employment agreements with the Company and are therefore at-will employees. None of the new executive officers are entitled to benefits directly from the Company and the Company does not maintain any plans, programs or arrangements that provide change in control benefits to any of Mr. Taylor, Mr. Marshall or Mr. Singletary. Mr. Yarber serves as Market President for North Carolina and Messrs. Morgan and Redmond serve as Executive Vice Presidents.

Director Compensation

Director Fees.  Directors who are also employees of the Company receive no compensation in their capacities as directors. However, outside directors receive an annual retainer fee of $10,000 ($30,000 in the case of the Chairman of the Board), as long as they attend at least 75% of the meetings of the Board. Directors are also paid $750 ($2,000 in the case of the Chairman of the Board) for each Board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends.

Deferred Compensation Plan.  Directors of the Company who are not also employees of the Company are eligible, pursuant to the Company’s Deferred Compensation Plan for Outside Directors (as Amended and Restated Effective November 20, 2008) (the “Directors’ Plan”), to defer receipt of any compensation paid to them for their services as a director, including retainer payments, if any, and amounts paid for attendance at meetings. Amounts deferred are credited to an account in the director’s name and converted to “stock units” quarterly on the date that they would otherwise have been paid in cash. Each stock unit is deemed to be equivalent to one share of common stock, and the number of stock units credited to a director’s account is determined by dividing 125% of the cash amounts credited during the quarter by the closing price of the Common Stock on the date they would otherwise have been paid in cash. Each participant’s account will similarly be credited in stock units for dividends paid on the common stock during the year, which amounts will be included in the cash amounts converted to stock units. A director is always 100% vested in all amounts credited to his or her account under the Directors’ Plan. Stock units credited under the Directors’ Plan do not provide any participant voting rights or any other rights or privileges enjoyed by shareholders of the Company.

During 2010, all of the Company’s directors participated in the Directors’ Plan and elected to defer all compensation paid to them for their services as a director. The number of stock units credited to the accounts of the directors as of December 31, 2010, is as follows: 24,031 stock units for Mr. Atkins; 17,249 stock units for Mr. Grimes; 21,532 stock units for Mr. Jones; 67,361 stock units for Mr. O. A. Keller, III; 10,878 stock units for Mr. W. Carter Keller, 16,776 for Mr. Koury; 18,655 stock units for Mr. Perkins; 18,162 stock units for Mr. Perry; 28,025 stock units for Mr. Ricker; and 30,399 stock units for Mr. Wornom.

Stock units deferred and credited to a director’s account for years beginning before January 1, 2005 automatically become payable upon the director’s death, disability or retirement as a director. Stock units deferred for years beginning on or after January 1, 2005 become payable upon the first to occur of the director’s death, disability, retirement, or the specified date the director has elected to receive a distribution under the deferral election pursuant to which the stock units were deferred. All stock units also become payable upon a change in control of the Company, as such term is defined in the Directors’ Plan. For the year ended December 31, 2010, the Company recognized $565,298 of expense related to the Directors’ Plan.

On January 28, 2011, 411,369 stock units became payable in connection with the closing of the Investment, which was deemed a change in control under the Directors’ Plan. No directors of the Company are currently participating in the Directors’ Plan, and it is not anticipated at this time that any current or future directors will be permitted to participate in the Directors’ Plan.

Supplemental Retirement Plan for Directors.  In May 2005, the Company established a Supplemental Retirement Plan for Directors, which was amended and restated effective December 18, 2008 to bring it into compliance with Internal Revenue Code Section 409A (the “Supplemental Director Plan”) for certain of the Company’s directors who were serving as directors at that time. The Supplemental Director Plan was intended to compensate Company directors for the additional time spent on Company activities over the several years prior to 2005 without any corresponding increases in the director fees. The Supplemental Director Plan provided for a fixed annual retirement benefit to be paid to a director for a number of years equal to the director’s total years of Board service, up to a maximum of ten years, with the Company and any company acquired by the Company prior to the effective date of the Supplemental Director Plan that did not have a separate director retirement plan. As of December 31, 2010, all participants had ten years of service. As of January 28, 2011, the total maximum payment under the Supplemental Director Plan was approximately $4.0 million, and the total remaining payment to the participants was approximately $3.15 million. All directors as of December 31, 2010, except W. Carter Keller, Ernest A. Koury, Jr. and B. Grant Yarber, were eligible to participate in the Supplemental Director Plan. For the year ended December 31, 2010, the Company recognized $237,800 of expense related to the Supplemental Director Plan.

In the event of a change in control (as defined in the Supplemental Director Plan) prior to a director’s termination of service on the Board, in lieu of the annual retirement benefits described above, the director was entitled to receive a lump sum payment equal to the present value of the total annual retirement benefit payments due had the director retired with ten years of service on the change in control date. As a result of the closing of the Investment being deemed a change in control under the Supplemental Director Plan, the Company’s directors received the following approximate lump sum payments in accordance with the terms of the Supplemental Director Plan: Charles F. Atkins — $129,696; John F. Grimes — $126,454; Robert L. Jones — $152,333; O. A. Keller, III — $864,641; George R. Perkins — $126,454; Don W. Perry — $215,624; Carl H. Ricker, Jr. — $259,124; and Samuel J. Wornom, III — $238,321. All of the participants in the Supplemental Director Plan at the time of closing of the Investment were fully vested and had earned the maximum possible years of service under the plan. No directors of the Company are currently participating in the Supplemental Director Plan, and it is not anticipated at this time that any current or future directors will be permitted to participate in the plan.

Equity Compensation.  The Company did not grant any option awards to its nonemployee directors during 2010. As of December 31, 2010, all options to purchase common stock held by the Company’s nonemployee directors were fully vested.

Other.  Each of our current and former directors is also covered by director and officer liability insurance and each of our current directors is entitled to reimbursement for reasonable out-of-pocket expenses in connection with meeting attendance.

2011 Compensation.  In 2011, Mr. Atkins and Mr. Keller will continue to receive an annual retainer fee of $10,000, as long as they attend at least 75% of the meetings of the Board. Directors are also paid $750 for each Board meeting they attend and $500 ($750 in the case of the Chairman of the committee, and $1,000 in the case of the Chairman of the Audit Committee) for each committee meeting the director attends. Mr. Atkins and Mr. Keller will no longer be eligible to participate in the Directors’ Plan or the Supplemental Director Plan following the closing of the Investment. The remaining five members of the Board following the closing of the Investment will not receive compensation in 2011.

The following table provides information related to the compensation of the Company’s nonemployee directors for the year ended December 31, 2010.

Director Compensation Table (2010)

Name	Stock Awards(1)	Total

Current Directors(2)
Charles F. Atkins(3)	$65,423	$65,423
O. A. Keller, III(3)	125,770	125,770
Former Directors(2)
John F. Grimes, III(3)	34,361	34,361
Robert L. Jones(3)	61,866	61,866
W. Carter Keller	37,813	37,813
Ernest A Koury, Jr.	35,938	35,938
George R. Perkins, III(3)	43,400	43,400
Don W. Perry(3)	37,499	37,499
Carl H. Ricker, Jr.(3)	66,896	66,896
Samuel J. Wornom, III(3)	49,823	49,823

(1)	During 2010, all of the Company’s directors participated in the Directors’ Plan and elected to defer all compensation paid to them for their services as a director. Amounts represent the compensation cost recognized in 2010 in accordance with Topic 718 of the FASB Accounting Standards Codification for fees deferred under the Directors’ Plan, which are converted to stock units quarterly using the closing price of the common stock on the date they would otherwise be paid in cash. For a further discussion of these awards, see Note 12 to the Company’s consolidated financial statements for the years ended December 31, 2009, 2008 and 2007 included in this prospectus and “Deferred Compensation Plan” above.

(2)	Effective as of the closing of the Investment, R. Eugene Taylor (Chairman), Christopher G. Marshall, Peter N. Foss, William A. Hodges, and R. Bruce Singletary were appointed to the Board of Directors. O. A. Keller, III and Charles F. Atkins, existing members of the Board of Directors, remained as such following the closing. All other members of the Board of Directors of the Company resigned effective January 28, 2011.

(3)	Compensation does not include stock options that are currently exercisable. As of December 31, 2010, nonemployee directors held stock options as follows: 7,000 stock options for Mr. Atkins; 2,000 stock options for Mr. Grimes; 8,500 stock options for Mr. Jones; 12,800 stock options for Mr. Keller, III; 7,000 stock options for Mr. Perkins; 7,500 stock options for Mr. Perry; 4,002 stock options for Mr. Ricker; and 9,750 stock options for Mr. Wornom.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of January 28, 2011 regarding shares of common stock of the Company owned of record or known by the Company to be owned beneficially by (i) each director, (ii) each executive officer named in the Summary Compensation Table in this prospectus, (iii) all those known by the Company to beneficially own more than 5% of the common stock, and (iv) all current directors and executive officers as a group. The persons listed below have sole voting and investment power with respect to all shares of common stock owned by them, except to the extent that such power may be shared with a spouse or as otherwise set forth in the footnotes. The mailing address of Mr. Atkins and Mr. Keller and each of the named executive officers is in care of the Company’s address, which is 333 Fayetteville Street, Suite 700, Raleigh, NC 27601. The mailing address of the remaining directors is in care of North American Financial Holdings, Inc.’s address, which is 4725 Piedmont Row Drive, Suite 110, Charlotte, NC 28201.

The percentages shown below have been calculated based on 83,877,846 total shares of common stock outstanding as of January 28, 2011.

	Aggregate Number	Number of Shares
	of Shares Beneficially	Acquirable	Percent
Name of Beneficial Owner	Owned(1)	within 60 Days(2)	of Class

5% Shareholders
North American Financial Holdings, Inc.	71,000,000	—	84.6%
Directors
R. Eugene Taylor(3)	71,000,000	—	84.6%
Charles F. Atkins(4)	137,013	39,058	*
Peter N. Foss(5)	—	—	—
William A. Hodges(5)	—	—	—
Christopher G. Marshall(3)	71,000,000	—	84.6%
R. Bruce Singletary(3)	71,000,000	—	84.6%
O. A. Keller, III(6)	380,248	94,683	*
Named Executive Officers
David C. Morgan(7)	6,432	23,500	*
Mark J. Redmond(8)	8,825	20,000	*
B. Grant Yarber(9)	27,246	45,000	*
All directors and executive officers as a group (7 persons)	71,517,261	222,241	85.5%

*	Less than one percent

(1)	The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the SEC. Accordingly, they may include securities owned by or for, among others, the spouse and/or minor children of the individual and any other relative who has the same home as such individual, as well as other securities as to which the individual has or shares voting or investment power. Beneficial ownership may be disclaimed as to certain of the securities.

(2)	Any shares that a person has the right to acquire within 60 days are deemed to be outstanding for the purpose of computing the percentage ownership of such person but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. This column reflects the number of shares of common stock that could be purchased by exercise of options to purchase common stock on January 28, 2011 or within 60 days thereafter and the number of stock units credited to the account of each nonemployee director participating in the Directors’ Plan. Such stock units are payable in shares of common stock following termination of service or, in certain circumstances, on a date designated by the participant, and do not have current voting or investment power. The number of stock units credited to the accounts of the directors as of January 28, 2011, is as follows: 39,058 stock units for Mr. Atkins and 94,683 stock units for Mr. O. A. Keller, III.

(3)	Each of Messrs. Taylor, Marshall and Singletary hereby disclaims beneficial ownership of the securities owned directly or indirectly by NAFH, except to the extent of his pecuniary interest therein, if any.

(4)	Includes 50,100 shares held by AGA Corporation, of which Mr. Atkins owns 19.8% of the outstanding stock; 12,999 shares held by AK&K Corporation, of which Mr. Atkins owns 25.0% of the outstanding stock; and 1,000 shares held by Taboys Corporation, a company wholly owned by Mr. Atkins. From time to time, the shares held by AGA Corporation and AK&K Corporation may be pledged in the ordinary course of business.

(5)	Excludes securities owned directly or indirectly by NAFH, beneficial ownership of which is hereby disclaimed by each of Messrs. Foss and Hodges, except to the extent of his pecuniary interest therein, if any.

(6)	Includes 21,633 shares held jointly with Mr. Keller’s wife; 25,950 shares held by Mr. Keller’s wife; 27,066 shares held in IRAs; and 4,800 shares held as custodian by Mr. Keller for his children and grandchildren. Also includes 43,250 shares held by Amos Properties, LLC, of which Mr. Keller, his wife, and W. Carter Keller (who is Mr. Keller’s son) each own 25.0% and with respect to which shares each of them may be considered to have shared voting and investment power.

(7)	Includes 1,730 shares held jointly with Mr. Morgan’s wife.

(8)	Includes 3,623 shares held in an IRA.

(9)	Includes 500 shares held jointly with Mr. Yarber’s wife, 600 shares held as custodian for Mr. Yarber’s minor children, 2,470 shares held in an IRA, and 5,300 shares held in the 401(k) Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Certain of the directors and executive officers of the Company, members of their immediate families and entities with which they are involved are customers of and borrowers from the Company. As of December 31, 2010, total loans outstanding to directors and executive officers of the Company, and their associates as a group, equaled approximately $86.9 million. All outstanding loans and commitments included in such transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Company, and did not involve more than the normal risk of collectability or present other unfavorable features.

The Company has had, and expects to have in the future, banking transactions in the ordinary course of its business with directors, officers and principal shareholders of the Company, and their associates, on the same terms, including interest rates and collateral on loans, as those prevailing at the same time for comparable transactions with persons not related to the Company. The Company generally considers credit relationships with directors and/or their affiliates to be immaterial and as not impairing the director’s independence so long as the terms of the credit relationship are similar to other comparable borrowers. The Company presumes extensions of credit that comply with Federal Reserve Regulation O to be consistent with director independence. In other words, the Company does not consider normal, arm’s-length credit relationships entered into in the ordinary course of business to negate a director’s independence.

Regulation O requires such loans to be made on substantially the same terms, including interest rates and collateral, and following credit underwriting procedures that are no less stringent than those prevailing at the time for comparable transactions by Capital Bank with persons not related to the Company. Such loans also may not involve more than the normal risk of repayment or present other unfavorable features. Additionally, no event of default may have occurred (that is, such loans are not disclosed as nonaccrual, past due, restructured, or potential problems). The Board of Directors must review any credit to a director or his or her related interests that has become criticized in order to determine the impact that such classification has on the director’s independence.

On January 28, 2011, NAFH purchased 71,000,000 shares of the Company’s common stock for $181,050,000 in cash, resulting in NAFH owning approximately 84.6% of the Company’s common stock. As the Company’s controlling shareholder, NAFH has the power to control the election of the Company’s directors, determine our corporate and management policies and determine the outcome of any corporate transaction or other matter submitted to the Company’s shareholders for approval. NAFH also has sufficient voting power to amend the Company’s organizational documents. In addition, five of our seven directors, our Chief Executive Officer, our Chief Financial Officer, and our Chief Risk Officer are affiliated with NAFH.

On March 18, 2010, the Company sold 849 units, priced at $10,000 and consisting of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10 (each, a “Unit”), for gross proceeds of $8,490,000. Certain of the Company’s officers and directors, and family members and affiliates of the Company’s officers and directors, purchased Unites in the offering, including current director Charles F. Atkins ($250,000); family members (including son and former director W. Carter Keller) of O. A. Keller, III (aggregating $260,000) and Amos Properties, LLC, a company partially owned by O. A. Keller, III, his spouse and W. Carter Keller ($250,000); former director George R. Perkins, III and his father (aggregating $1.3 million); former director Don W. Perry and Lee Brick & Tile Company, in which Mr. Perry holds a 4% interest (aggregating $350,000); and Cross Creek Associates, LP, a company in which former director Samuel J. Wornom, III holds a 26% interest ($200,000).

O. A. Keller, III, a director of the Company, is the father-in-law of a lawyer at the law firm Smith, Anderson, Blount, Dorsett, Mitchell & Jernigan, L.L.P. The Company paid legal fees to such firm for services rendered in 2010, 2009 and 2008 in the aggregate amount of approximately $2,415,877, $819,500 and $705,850, respectively.

The Company leases its South Asheville, North Carolina, office from Azalea Limited Partnership, a North Carolina limited partnership, of which Carl H. Ricker, Jr., a former director of the Company, is general partner. The South Asheville facility, acquired through the merger with High Street Corporation, comprising approximately 9,000 square feet of office space, is leased at a current rate of approximately $226,000 per year with a 2% increase per year. The lease commenced September 16, 1997 and is for an initial term of 15 years, followed by three 10-year renewal options at the Company’s discretion. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same as those prevailing for comparable transactions with other landlords in the marketplace.

The Company also entered into a lease in February 2004 with Azalea Limited Partnership for its Leicester Highway branch in Asheville, North Carolina. The initial term of the lease is for 15 years followed by three 5-year renewal options at the Company’s discretion. The Leicester Highway facility is approximately 4,200 square feet, and the annual lease expense for the second five years is approximately $124,000. The annual rent increases 10% commencing with the sixth year of the lease and another 10% starting with the eleventh year of the lease. The Company believes that these and other terms of the lease were negotiated at arm’s length and are substantially the same as those prevailing for comparable transactions with other landlords in the marketplace.

The Company paid lease payments to Azalea Limited Partnership in 2010, 2009 and 2008 in the aggregate amount of approximately $368,554, $358,920 and $348,405, respectively.

The Company entered into a lease agreement in November 2005 for its new headquarters in downtown Raleigh with 333 Ventures, LLC. Grubb & Ellis|Thomas Linderman Graham, a commercial real estate brokerage and property management company, of which J. Rex Thomas, a former director of the Company (resigning effective October 5, 2009), is the Chairman and Chief Executive Officer, represented the Company in the lease negotiations. Grubb & Ellis|Thomas Linderman Graham received a commission of approximately $227,000 from 333 Ventures, LLC for the services provided. The commission was paid as follows: $113,000 in 2005, $73,000 in 2006, $21,000 in 2007 and $20,963 in 2008. Mr. Thomas received 40% of the commission paid to Grubb & Ellis|Thomas Linderman Graham as compensation.

Grubb & Ellis|Thomas Linderman Graham represented the Bank in subleasing unutilized office space in the downtown Raleigh headquarters at Capital Bank Plaza, 333 Fayetteville Street. Fees earned during 2008 were $29,165, of which the broker, Jake Jones, was paid 50%. From time to time the Company utilizes Grubb & Ellis|Thomas Linderman Graham to assist in subleasing unutilized space in its facilities.

Grubb & Ellis|Thomas Linderman Graham also represented Capital Bank in the sale of three of its branch buildings to Southern Financial Properties, LLC, and Rex Thomas and Jim McMillan were the brokers on the transactions. Fees paid in 2008 at closing were $137,060, of which Mr. Thomas earned 25% or $34,265.

In 2008, the Bank entered into a Real Estate Purchase Agreement with Michael R. and Viola V. Moore, pursuant to which Capital Bank purchased residential real estate located in Ohio and owned by Mr. and Mrs. Moore for a purchase price of $345,000. Mr. Moore, the seller of the real estate, was the chief financial officer of the Company at the time of the transaction and currently serves as an Executive Vice President of Capital Bank.

THE RIGHTS OFFERING

The following describes the rights offering in general and assumes, unless specifically provided otherwise, that you are a record holder of our common stock on the record date. If you hold your shares in a brokerage account or through a broker, dealer, custodian bank or other nominee, please also refer to “— Method of Exercising Subscription Rights — Subscription by Beneficial Owners” and “— Notice to Brokers and Nominees” below.

The Subscription Rights

We are distributing to holders of our common stock as of 5:00 p.m., Eastern Standard time, on January 27, 2011, which is the record date for the rights offering, at no charge, non-transferable subscription rights to purchase shares of our common stock. You will receive 0.3882637 subscription rights for each share of common stock you owned as of 5:00 p.m., Eastern Standard time, on January 27, 2011. The subscription rights will not be evidenced by any certificates. If our shareholders do not exercise their subscription rights in full, we will not issue the full number of shares authorized for issuance in connection with the rights offering.

Each whole subscription right that you own will entitle you to purchase one share of our common stock at a subscription price of $2.55 per share. You may exercise some or all of your subscription rights, subject to an overall beneficial ownership limit of 4.9% for each participant, or you may choose not to exercise any of your subscription rights. Fractional subscription rights will be eliminated by rounding down to the nearest whole number of subscription rights and may not be exercised.

For example, if you owned 1,000 shares of our common stock as of 5:00 p.m., Eastern Standard time, on the record date, you would receive 388.2637 subscription rights and would have the right to purchase 388 shares of common stock (rounded down from 388.2637 subscription rights) for $2.55 per share.

No Over-Subscription Privilege or Backstop

There is no over-subscription privilege associated with the rights offering. In addition, no shareholder, including NAFH, will backstop the rights offering. This means that neither you nor any shareholder, including NAFH, will have the opportunity to purchase additional shares not purchased by other shareholders pursuant to their subscription rights.

Limitation on Exercise of Subscription Rights

Each participant in this offering is subject to an overall beneficial ownership limit of 4.9%, calculated based on the approximately 88,877,846 shares of common stock potentially outstanding after the completion of this rights offering. Any rights exercised by a rights holder for common stock subscribed for by that holder that would cause such holder to exceed the 4.9% ownership limit will not be considered exercised or subscribed for by that holder. The portion of the subscription price paid by a holder for common stock not considered subscribed for will be returned to that holder, without interest or penalty, as soon as practicable after completion of this offering.

We will also require each rights holder exercising its rights to represent to us in the subscription rights election form that, together with any of its affiliates or any other person with whom it is acting in concert or as a partnership, syndicate or other group for the purpose of acquiring, holding or disposing of our securities, it will not beneficially own more than 4.9% of our outstanding shares of common stock as a result of the exercise of rights. With respect to any shareholder who already beneficially owns in excess of 4.9% of our outstanding shares of common stock, we will require such holder to represent to us in the subscription rights election form that it will not, via the exercise of its rights, increase its proportionate interest in our common stock.

Any rights holder found to be in violation of either such representation will have granted to us in the subscription rights election form, with respect to any such excess shares, (1) an irrevocable proxy and (2) a right for a limited period of time to repurchase such excess shares at the lesser of the subscription price and the market price for such shares, each as set forth in more detail in the subscription rights election form.

Subscription Price

The subscription price per share of common stock is $2.55. The Investment Agreement required the subscription price to be $2.55 per share of common stock, which is the same per share purchase price paid by NAFH in the Investment. The subscription price is not necessarily related to our book value, results of operations, cash flows, financial condition or the future market value of our common stock. We cannot assure you that the market price of the common stock will not decline during or after the rights offering. We also cannot assure you that you will be able to sell shares of common stock purchased during the rights offering at a price equal to or greater than the subscription price. We do not intend to change the subscription price in response to changes in the trading price of our common stock prior to the closing of the rights offering. We urge you to obtain a current quote for our common stock before exercising your subscription rights and make your own assessment of our business and financial condition, our prospects for the future and the terms of the rights offering. To be effective, any payment related to the exercise of a subscription right must clear prior to the expiration of the rights offering period.

We are not charging any fees or sales commissions to issue subscription rights to you or to issue shares to you if you exercise your subscription rights. If you exercise your subscription rights through a broker or other holder of your shares, you are responsible for paying any fees that person may charge.

Expiration Time and Date; Closing; Amendments

The subscription rights will expire at 5:00 p.m., Eastern Standard time, on [          ], 2011. Although we have the option of extending the expiration of the rights offering period, we currently do not intend to do so. We will notify you of any extension of the expiration date by issuing a press release. You must properly complete the subscription rights election form and deliver it, along with the full subscription price, to the subscription agent before 5:00 p.m., Eastern Standard time, on the expiration date of the rights offering. All required documents must be received, and your payment must be received and clear, prior to the expiration of the rights offering period. After 5:00 p.m. on the expiration date, all unexercised subscription rights will be null and void. We will not be obligated to honor any purported exercise of subscription rights that the subscription agent receives after 5:00 p.m. on the expiration date, regardless of when you sent the documents regarding that exercise. All shares purchased in the rights offering will be issued in book-entry, or uncertificated, form. If your subscription payment exceeds the subscription price for the exercise of all of your subscription rights, or if you subscribe for more shares than you are eligible to purchase (including if you attempt to exercise a fractional subscription right), then the excess will be returned to you, without interest or penalty, as soon as practicable following the expiration date of the rights offering.

If you are a participant or other account holder in our 401(k) Plan, please refer to the deadlines set out in “— Special Instructions for Participants in Our 401(k) Plan.”

We reserve the right to amend, extend, cancel or otherwise modify the terms of the rights offering.

Reasons for the Rights Offering

We are conducting the rights offering (1) to raise equity capital and (2) to provide our existing shareholders with the opportunity to increase their ownership of shares of our common stock following the completion of the Investment by NAFH.

Anticipated Proceeds From the Rights Offering

The total proceeds to us from the rights offering will depend on the number of rights that are exercised. If we issue all 5,000,000 shares of common stock available in the rights offering, the total proceeds to us, before expenses, will be $12.75 million. We estimate that the expenses of the rights offering will be approximately $250,000, resulting in estimated net proceeds to us, assuming all of the shares available in the rights offering are sold, of approximately $12.5 million. We intend to use the net proceeds from the rights offering for general corporate purposes, which may include investment in the Bank.

Method of Exercising Subscription Rights

The exercise of subscription rights is irrevocable and may not be cancelled or modified. You may exercise your subscription rights as follows:

Subscription by Registered Holders.  To exercise your subscription rights, you must properly complete and execute the subscription rights election form, together with any required signature guarantees, and forward it, together with payment in full of the subscription price for each share of our common stock you are subscribing for, to the subscription agent at the address set forth under “— Subscription Agent,” prior to the expiration of the rights offering period. Your payment in any case must be received and cleared prior to the expiration of the rights offering period. See “— Receipt of Payment.”

Subscription by Beneficial Owners.  If you are a beneficial owner of shares of our common stock, meaning that you hold your shares in “street name” through a broker, dealer, custodian bank or other nominee, we will ask your broker, dealer, custodian bank or other nominee to notify you of the rights offering. If you wish to exercise your subscription rights, you will need to have your broker, dealer, custodian bank or other nominee act for you and exercise your subscription rights and deliver all documents and payment on your behalf, including a “Nominee Holder Certification,” prior to 5:00 p.m., Eastern Standard time, on the expiration date of the rights offering. If you hold certificates of our common stock directly and would prefer to have your broker, dealer, custodian bank or other nominee act for you, you should contact your nominee and request it to effect the transactions for you.

To indicate your decision with respect to your subscription rights, you should complete and return to your broker, dealer, custodian bank or other nominee, the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer, custodian bank or other nominee with the other subscription rights offering materials. If you wish to obtain a separate subscription rights election form, you should contact the nominee as soon as possible and request that a separate subscription rights election form be issued to you. You should contact your broker, dealer, custodian bank or other nominee if you do not receive this form, but you believe you are entitled to participate in the rights offering. We are not responsible if you do not receive the form from your broker, dealer, custodian bank or other nominee or if you receive it without sufficient time to respond.

Your subscription rights will not be considered exercised unless the subscription agent actually receives from you, your broker, dealer, custodian bank or other nominee, as the case may be, all of the required documents and your full subscription price payment (and your payment has cleared) prior to 5:00 p.m., Eastern Standard time, on [          ], 2011, the scheduled expiration date of the rights offering.

If you are a participant or other account holder in our 401(k) Plan, please refer to the information set out in “— Special Instructions for Participants in Our 401(k) Plan.”

Payment Method

Your payment of the subscription price must be made in U.S. dollars for the full number of shares of common stock that you wish to acquire in the rights offering. Your payment must be delivered in one of the following ways:

•	uncertified personal check payable to “Registrar and Transfer Company”; or

•	wire transfer of same day funds using the following wire instructions:

For the Benefit Of:	REGISTRAR AND TRANSFER COMPANY As Rights Offering Agent for Various Holders
Account Number:	276-053-5977
Bank:	TD Bank 6000 Atrium Way Mt. Laurel, NJ. 08054
ABA Number:	031-201-360

If you wish to make payment by wire transfer, you must reference the account number listed on your subscription rights election form.

If you wish to use any other form of payment, then you must obtain the prior approval of the subscription agent and make arrangements in advance with the subscription agent for the delivery of such payment.

Notwithstanding the foregoing, all subscription rights held in 401(k) Plan accounts that are exercised by participants and other account holders must be paid with money generated by the liquidation and transfer to the Capital Bank Corporation Subscription Fund in such person’s 401(k) Plan account as described below. See “— Special Instructions for Participants in Our 401(k) Plan.” If you are a participant in the 401(k) Plan exercising subscription rights held by your 401(k) Plan account, please do not send cash, checks or wire transfers to the subscription agent, the plan administrator, or any other party for the exercise of any subscription rights held by your 401(k) Plan account.

Receipt of Payment

Your payment will be considered received by the subscription agent only upon:

•	clearance of any uncertified personal check deposited by the subscription agent; or

•	receipt by the subscription agent of any wire transfer of same day funds.

Clearance of Uncertified Personal Checks

If you are paying by uncertified personal check, please note that payment will not be deemed to have been received by the subscription agent until the check has cleared, which could take at least five or more business days. If you wish to pay the subscription price by uncertified personal check, we urge you to make payment sufficiently in advance of the time the rights offering expires to ensure that your payment is received by the subscription agent and clears by the expiration of the rights offering period.

Instructions for Completing Your Subscription Rights Election Form

You should read the instruction letter accompanying the subscription rights election form carefully and strictly follow it. Do not send the subscription rights election form or payment to us. We will not consider your subscription received until the subscription agent has received delivery of a properly completed and duly executed subscription rights election form and payment of the full subscription amount and such payment has cleared. The risk of delivery of all documents and payment is on you or your nominee, not us or the subscription agent.

The method of delivery of the subscription rights election form and payment of the subscription amount to the subscription agent will be at the risk of the holders of subscription rights. We recommend that you send the election forms and payments by overnight courier or by first class mail, and that a sufficient number of days be allowed to ensure delivery to the subscription agent and clearance of payment before the expiration of the rights offering period. Because uncertified personal checks may take at least five or more business days to clear, we urge you to pay or arrange for payment by means of wire transfers of same day funds to avoid missing the opportunity to exercise your subscription rights should you decide to exercise your subscription rights.

Missing or Incomplete Subscription Information; Manner of Delivery

If you do not indicate the number of subscription rights being exercised, or do not forward full payment of the total subscription price for the number of subscription rights that you indicate are being exercised, then you will be deemed to have exercised your subscription rights with respect to the maximum number of whole subscription rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, the subscription agent will return the excess amount to you by mail, without interest or penalty, as soon as practicable after the expiration date of the rights offering.

If you deliver your subscription rights election form and other documents or payment in a manner different from that described in this prospectus, we may not honor the exercise of your subscription rights.

Special Instructions for Participants in Our 401(k) Plan

Subscription rights will be allocated to any participant or other account holder (such as a beneficiary) in the 401(k) Plan whose account under the 401(k) Plan held shares of our common stock as of the record date for the rights offering, based upon the number of shares held in the account as of the record date. Those participants (or other account holders) with 401(k) Plan accounts who are allocated subscription rights will have the ability to direct the 401(k) Plan trustee to exercise some or all of the subscription rights allocable to them.

If shares of our common stock were held in your account under the 401(k) Plan as of the record date, you will receive subscription solicitation materials from the subscription agent, which will include specific instructions for participating in the rights offering with respect to subscription rights held by the 401(k) Plan, a copy of this prospectus and a special election form, called the “401(k) Plan Participant Election Form.” If you wish to exercise your subscription rights, in whole or in part, your completed 401(k) Plan Participant Election Form must be received by the subscription agent by the close of business on [          ], 2011. If your 401(k) Plan Participant Election Form is not received by such special deadline, your election to exercise your subscription rights with respect to shares of our common stock that you hold through the 401(k) Plan will not be effective. This is a special deadline that applies to participants (and other account holders) in the 401(k) Plan (notwithstanding the different deadline set forth in this prospectus for shareholders generally) and solely with respect to the subscription rights held by the 401(k) Plan. Any subscription rights credited to your 401(k) Plan account will expire unless they are properly exercised by this special deadline. You should receive the 401(k) Plan Participant Election Form with the other rights offering materials. If you do not receive this form, you should contact our information agent, Eagle Rock Proxy Advisors, LLC, if you believe you are entitled to participate in the rights offering with respect to shares you hold under the 401(k) Plan.

If you elect to exercise some or all of the subscription rights in your 401(k) Plan account, you must also ensure that you have provided in your 401(k) Plan Participant Election Form instructions for the liquidation and transfer of the total amount of the funds required for such exercise to the Capital Bank Corporation Subscription Fund in your 401(k) Plan account and that such amount remains in the Capital Bank Corporation Subscription Fund until [          ], 2011). On or about [          ], 2011, the Capital Bank Corporation Subscription Fund will be liquidated and cash equal to the necessary subscription payment amount will be transferred to the subscription agent. However, notwithstanding any election forms received from participants (and other account holders) in the 401(k) Plan regarding the exercise of their subscription rights with respect to shares of common stock held in their 401(k) Plan accounts, no subscription rights held by the 401(k) Plan will be exercised if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share.

Notwithstanding your election to exercise all of your subscription rights, if the value of the Capital Bank Corporation Subscription Fund in your 401(k) Plan account does not equal or exceed the purchase price of the shares of common stock that you have elected to purchase in the rights offering, none of the subscription rights held by your 401(k) Plan account will be exercised for shares of common stock and you will be deemed not to have exercised your subscription rights with regard to any shares held in your 401(k) Plan account.

Any shares of our common stock purchased upon exercise of the subscription rights held by your 401(k) Plan account will be allocated to your account under the common stock investment option, where they will remain subject to your further investment directions in accordance with the terms of the 401(k) Plan.

Once you submit your completed 401(k) Plan Participant Election Form, you may not revoke your exercise instructions. If you elect to exercise your subscription rights, you should be aware that the market value of our common stock may go up or down during the period after you submit your 401(k) Plan Participant Election Form and before the time that our common stock is purchased under the subscription rights and allocated to your account under the 401(k) Plan. However, as discussed above, notwithstanding any election that you make pursuant to a 401(k) Plan Participant Election Form, the subscription rights held by your 401(k) Plan account will not be exercised if the closing price of our common stock on [          ], 2011, as reported by NASDAQ, is not greater than or equal to the subscription price of $2.55 per share. Also, if you have elected to participate in the rights offering and purchase shares of our common stock, but the Capital

Bank Corporation Subscription Fund in your 401(k) Plan account does not hold enough funds to purchase the number of shares you elected, then no shares of common stock will be purchased for your 401(k) Plan account.

All subscription payments received by the subscription agent on your behalf and not applied to the purchase of shares of our common stock will be returned to the 401(k) Plan and deposited in the Capital Bank Corporation Subscription Fund. Similarly, as described above, if on [          ], 2011 the closing price of our common stock is not greater than or equal to $2.55 per share and your subscription rights are therefore not exercised, all unused subscription payments will be returned to the 401(k) Plan and deposited in the Capital Bank Corporation Subscription Fund.

Neither we, the subscription agent, the information agent, nor the 401(k) Plan trustee, or anyone else will be under any duty to notify you of any defect or irregularity in connection with your submission of the 401(k) Plan Participant Election Form, and we will not be liable for failure to notify you of any defect or irregularity with respect to the completion of such form. We reserve the right to reject your exercise of subscription rights if your exercise is not in accordance with the terms of the rights offering or in the proper form. We will also not accept the exercise of your subscription rights if the issuance of shares of our common stock to you could be deemed unlawful under applicable law.

The 401(k) Plan Participant Election Form must be received by the subscription agent by the close of business on [          ], 2011. A self-addressed envelope has been included in the materials provided to our 401(k) Plan participants and other account holders along with this prospectus, which may be used to mail the 401(k) Plan Participant Election Form. In any event, you must use the address set forth below:

By mail: Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016-0645	By hand or overnight courier: Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016

Delivery to any address or by a method other than those set forth above does not constitute valid delivery.

Conditions and Cancellation

We reserve the right to amend, extend, cancel, or otherwise modify the rights offering at any time before completion of the rights offering and for any reason. If we cancel the rights offering, we will issue a press release notifying shareholders of the cancellation, all affected subscription rights will expire without value, and all subscription payments received by the subscription agent will be returned, without interest or penalty, as soon as practicable to those persons who subscribed for shares in the rights offering. In addition, we reserve the right to change, prior to the distribution of rights, the record date of the rights offering, and we may be required to do so to comply with the Company’s bylaws if we are unable to distribute the rights prior to the seventieth day following the original record date of January 27, 2011. In the event of any such change of the record date, NAFH will remain ineligible to participate in the rights offering.

Subscription Agent and Information Agent

Registrar and Transfer Company is acting as the subscription agent for the rights offering under an agreement with us. All subscription rights election forms, payments of the subscription price, and nominee holder certifications, to the extent applicable to your exercise of rights, must be delivered to Registrar and Transfer Company as follows:

By mail: Registrar and Transfer Company Attn: Reorg/Exchange Dept. P.O. Box 645 Cranford, New Jersey 07016-0645	By hand or overnight courier: Registrar and Transfer Company Attn: Reorg/Exchange Dept. 10 Commerce Drive Cranford, New Jersey 07016

You should direct any questions or requests for assistance concerning the method of subscribing for the shares of common stock or for additional copies of this prospectus to the information agent, Eagle Rock Proxy Advisors, LLC, by calling (877) 864-5053 toll-free or, if you are a bank or broker, (908) 497-2340.

We will pay the fees and expenses of Registrar and Transfer Company and Eagle Rock Proxy Advisors, LLC. We have also agreed to indemnify Eagle Rock Proxy Advisors, LLC against certain liabilities in connection with the rights offering.

Fees and Expenses

We will pay all fees charged by Registrar and Transfer Company as the subscription agent and Eagle Rock Proxy Advisors, LLC as the information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of the subscription rights. Neither we nor the subscription agent will pay such expenses.

Notice to Brokers and Nominees

If you are a broker, dealer, custodian bank or other nominee who holds shares of our common stock for the account of others on the rights offering record date, you should notify the respective beneficial owners of such shares of the rights offering as soon as possible to learn their intentions with respect to exercising their subscription rights. You should obtain instructions from the beneficial owners with respect to their subscription rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate subscription rights election form and submit it to the subscription agent together with the form entitled “Nominee Holder Certification” and with the proper payment. We will provide the Nominee Holder Certification form to you with your rights offering materials. If you did not receive this form, you should contact the subscription agent to request a copy. If you hold shares of our common stock for the account(s) of more than one beneficial owner, you may exercise the number of subscription rights to which all such beneficial owners in the aggregate otherwise would have been entitled had they been direct record holders of our common stock on the rights offering record date, provided that you, as a nominee record holder, make a proper showing to the subscription agent by submitting the Nominee Holder Certification form.

In the case of subscription rights that you hold of record on behalf of others through the Depository Trust Company (“DTC”), those subscription rights may be exercised by instructing DTC to transfer the subscription rights from your DTC account to the subscription agent’s DTC account, and by delivering to the subscription agent the required certification as to the number of shares subscribed for pursuant to the exercise of the subscription rights of the beneficial owners on whose behalf you are acting, together with payment of the full subscription price.

Questions About Exercising Subscription Rights

If you have any questions or require assistance regarding the method of exercising your subscription rights or requests for additional copies of this document or the Instructions For Use of Capital Bank Corporation Subscription Rights Election Form, you should contact our information agent, Eagle Rock Proxy Advisors, LLC, by calling (877) 864-5053 toll-free or, if you are a bank or broker, (908) 497-2340.

Transferability of Rights

The subscription rights granted to you may be exercised only by you. You may not sell, transfer or assign your subscription rights to anyone else.

Validity of Subscriptions

We will resolve, in our sole discretion, all questions regarding the validity and form of the exercise of your subscription rights, including time of receipt and eligibility to participate in the rights offering. Our determination will be final and binding. Once made, subscriptions and directions are irrevocable, and we will not accept any alternative, conditional or contingent subscriptions or directions. We reserve the absolute right to reject any subscriptions or directions not properly submitted or of which the acceptance would be unlawful. You must resolve any irregularities in connection with your subscriptions before the subscription period expires, unless waived by us in our sole discretion. Neither the subscription agent, the information agent nor we shall be under any duty to notify you or your representative of defects in your subscription(s). A subscription will be considered accepted, subject to our right to cancel the rights offering, only when a properly completed and duly executed subscription rights election form and any other required documents and payment of the full subscription amount have been received by the subscription agent (and any payment by uncertified personal check has cleared). Our interpretations of the terms and conditions of the rights offering will be final and binding.

Segregated Account; Return of Funds

The subscription agent will hold funds received in payment for shares of the common stock in a segregated account pending completion of the rights offering. The subscription agent will hold this money until the rights offering is completed or is cancelled. You will not be entitled to any interest on these funds. If the rights offering is cancelled for any reason, the subscription agent will return this money to subscribers, without interest or penalty, as soon as practicable.

Uncertificated Shares of Common Stock

All shares of our common stock that you purchase in the rights offering will be issued in book-entry, or uncertificated, form. When issued, the shares will be registered in the name of the subscription rights holder of record. As soon as practicable after the expiration of the rights offering, the subscription agent will arrange for issuance to each subscription rights holder of record that has validly exercised its subscription rights the shares of common stock purchased in the rights offering. Subject to state securities laws and regulations, we have the discretion to delay distribution of any shares you may have elected to purchase by exercise of your rights in order to comply with state securities laws.

Rights of Subscribers

You will have no rights as a shareholder with respect to the shares of our common stock purchased in the rights offering until your account, or your account at your broker, dealer, custodian bank or other nominee, is credited with such shares. You will have no right to revoke your subscription after you deliver your completed subscription rights election form, payment and any other required documents to the subscription agent. If the rights offering is not completed, the subscription agent will return all subscription payments, without interest or penalty, as soon as practicable.

Foreign Shareholders

We will not mail subscription rights election forms to shareholders whose addresses are outside the United States or who have an army post office or foreign post office address. To exercise subscription rights, our foreign shareholders and shareholders with an army post office or foreign post office address must notify the subscription agent prior to 5:00 p.m., Eastern Standard time, at least three business days prior to the expiration date of the rights offering and demonstrate to the satisfaction of the Company that the exercise of such subscription rights does not violate the laws of the jurisdiction of such shareholder.

No Revocation or Change

Once you submit the subscription rights election form to exercise any subscription rights, you are not allowed to revoke or change the exercise or request a refund of monies paid, unless we are required by law to grant revocation rights. All exercises of subscription rights are irrevocable, unless we are required by law to grant revocation rights, even if you learn information about us that you consider to be unfavorable. You should not exercise your subscription rights unless you are certain that you wish to purchase the shares of our common stock offered pursuant to the rights offering.

Regulatory Limitation

We will not be required to issue to you shares of our common stock pursuant to the rights offering if, in our opinion, you are required to obtain prior clearance or approval from, or submit a prior notice to, any state or federal regulatory authorities to own or control the shares and if, at the time the rights offering expires, we determine that you have not properly obtained such clearance or approval or submitted such notice. See also “— Limitation on Exercise of Subscription Rights.”

No Recommendation to Subscription Rights Holders

Neither our Board of Directors nor NAFH is making any recommendations regarding your exercise of the subscription rights. Shareholders who exercise subscription rights risk investment loss. We cannot assure you that the market price of our common stock will be above the subscription price at the time of exercise or at the expiration of the rights offering or that anyone purchasing shares at the subscription price will be able to sell those shares in the future at the same price or a higher price or at all. You are urged to decide whether or not to exercise your subscription rights based on your own assessment of our business and the rights offering. Among other things, you should carefully consider the risks described under the heading “Risk Factors” in this prospectus.

Listing

The subscription rights may not be sold, transferred or assigned to anyone else and will not be listed on NASDAQ or any other stock exchange or trading market. Our common stock currently trades on the NASDAQ Global Select Market under the symbol “CBKN,” and the shares to be issued in connection with the rights offering are expected to be eligible for trading on NASDAQ under the same symbol.

Shares of Common Stock Outstanding After the Rights Offering

As of the record date, there were 12,877,846 shares of our common stock outstanding. As of January 28, 2011, immediately following the closing of the Investment, there were 83,877,846 shares of our common stock outstanding. If all of our shareholders exercise their subscription rights in full, we will issue 5,000,000 shares of common stock in the rights offering, which represents approximately 5.6% of the 88,877,846 shares of common stock potentially outstanding upon the consummation of the rights offering.

Other Matters

We are not making the rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we distributing or accepting any offers to purchase any shares of our common stock from subscription rights holders who are residents of those states or other jurisdictions or who are otherwise prohibited by federal or state laws or regulations to accept or exercise the subscription rights. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in whole or in part, in order to comply with the securities laws or other legal requirements of those states or other jurisdictions. Subject to state securities laws and regulations, we also have the discretion to delay allocation and distribution of any shares you may elect to purchase by exercise of your subscription rights in order to comply with state securities laws. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions or if you are otherwise prohibited by federal or state laws or regulations from accepting or exercising the subscription rights, you will not be eligible to participate in the rights offering. However, we are not currently aware of any states or jurisdictions that would preclude participation in the rights offering.

DESCRIPTION OF CAPITAL STOCK

The following description of our capital stock is based upon our Articles of Incorporation, our Bylaws and applicable provisions of law. We have summarized certain portions of the Articles of Incorporation and Bylaws below. The summary is not complete. The Articles of Incorporation and Bylaws are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. You should read the Articles of Incorporation and Bylaws for the provisions that are important to you.

Common Stock

General

Our Articles of Incorporation authorize us to issue 300,000,000 shares of common stock, no par value per share, and 100,000 shares of preferred stock. As of January 28, 2011, there were 83,877,846 shares of our common stock outstanding held of record by approximately 2,219 shareholders. Our common stock is listed on the NASDAQ Global Select Market under the symbol “CBKN.”

Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Other than the subscription rights offered in this offering, our common shareholders have no preemptive, subscription or conversion rights. The issued and outstanding shares of our common stock are not subject to any redemption or sinking fund provisions. The rights, preferences and privileges of holders of our common stock are subject to any shares of our preferred stock we may issue in the future.

Voting Rights

Our common shareholders are entitled to vote together as a class on all matters submitted to a vote of our shareholders. Except for the election of directors by plurality, if a quorum is present, action on a matter is approved if the votes cast favoring the action exceed the votes cast against the action, unless the vote of a greater number is required by the North Carolina Business Corporation Act, the Articles of Incorporation or the Bylaws. Our common shareholders do not have cumulative voting rights.

Dividends

Our common shareholders are entitled to receive dividends only when, as and if approved by our Board of Directors from funds legally available for the payment of dividends, after payment on our subordinated debentures (and our trust preferred securities). We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Federal Reserve is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to North Carolina state laws relating to the payment of dividends.

Liquidation Rights

The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any liquidation, dissolution or winding up of us, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of our debts and liabilities and after we have paid to the holders of any class of stock having preference over the common stock in the event of liquidation, dissolution or winding up, the full preferential amounts, if any, to which they are entitled.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Registrar and Transfer Company.

Preferred Stock

Our Articles of Incorporation authorize us to issue 100,000 shares of preferred stock. As of the date of this prospectus, we do not have any preferred stock outstanding.

Our Board of Directors is authorized to issue one or more classes, or one or more series within a class, of preferred stock in the future and to fix the designations, preferences, rights, powers, including voting powers and par value, if any (or qualifications, limitations and restrictions) of such preferred stock. As a result, the Board of Directors could adversely affect the rights of the holders of common stock without a vote of such shareholders.

Anti-takeover Effects of Our Articles of Incorporation and Bylaws

The following is a summary of certain provisions of our Articles of Incorporation and Bylaws that may have the effect of discouraging, delaying or preventing a change of control, change in management or an unsolicited acquisition proposal that a shareholder might consider favorable, including proposals that might result in the payment of a premium over the market price for the shares held by our shareholders. This summary does not purport to be complete and is qualified in its entirety by reference to the documents referenced.

While these provisions of our Articles of Incorporation and Bylaws might be deemed to have some “anti-takeover” effect, the principal effect of these provisions is to protect our shareholders generally and to provide our Board of Directors and shareholders a reasonable opportunity to evaluate and respond to unsolicited acquisition proposals.

Authorized But Unissued Stock.  Our Articles of Incorporation authorize the issuance of 300,000,000 shares of common stock and 100,000 shares of preferred stock. A large quantity of authorized but unissued shares may deter potential takeover attempts because of the ability of our Board of Directors to authorize the issuance of some or all of these shares to a friendly party, or to the public, which would make it more difficult for a potential acquirer to obtain control. This possibility may encourage persons seeking to acquire us to negotiate directly with our Board of Directors. The authorized but unissued common stock also could facilitate acquisitions by us.

Our authorized but unissued shares of preferred stock could also have anti-takeover effects. Under certain circumstances, any or all of such preferred stock could be used as a method of discouraging, delaying or preventing a change in control of us. For example, our Board of Directors could designate and issue a series of preferred stock in an amount that sufficiently increases the number of outstanding shares to overcome a vote by the holders of common stock or with rights and preferences that include special voting rights to veto a change in control. The preferred stock could also be used in connection with the issuance of a shareholder rights plan, sometimes referred to as a “poison pill.” For example, a class or series of preferred stock could be designated that would be convertible into common stock upon the acquisition by a third party of a specified percentage of our voting stock. Typically, under most shareholder rights plans, if a third party acquires the specified percentage (usually 15% to 20%) of a corporation’s voting stock, the shareholders of that corporation (other than the shareholder who purchased the specified percentage interest in the corporation) have the right to purchase shares of the corporation’s common stock at a discount to the market price. This results in dilution to the third party, both economically and in terms of its percentage ownership of the corporation’s shares. Our Board of Directors is able to implement a shareholder rights plan without further action by our shareholders.

Use of the preferred stock in the foregoing manner could delay or frustrate a merger, tender offer or proxy contest, the removal of incumbent directors, or the assumption of control by shareholders, even if such proposed actions would be beneficial to our shareholders. This could include discouraging bids for us even if such bid represents a premium over our then-existing trading price and thereby prevent shareholders from receiving the maximum value for their shares.

Provision for Classified Board of Directors.  A classified board of directors may have an anti-takeover effect by making it more difficult for an entity that owns a majority of a company’s shares (or which is able successfully to solicit a majority) to force an immediate change in the composition of a majority of the company’s board of directors. Our Articles of Incorporation provide that, if there are at least nine directors, our Board of Directors will be divided into three classes, with each class elected to serve a term of three years. If the size of our Board of Directors increases to nine members, only one-third of our Board of Directors would be elected each year, and thus even a majority shareholder could not elect a majority of our Board of Directors in less than two years. Consequently, the staggered board would have the effect of delaying the time within which an acquirer may gain control of our Board of Directors. This delay factor would also likely encourage potential acquirers to negotiate with our Board of Directors prior to attempting to gain control of us.

Limited Ability To Call Special Meetings of Shareholders.  A potential acquirer may wish to call a special meeting of shareholders of a target to consider removing directors or to consider an acquisition offer. It could also call a meeting or series of meetings to harass management and disrupt the target’s business. Thus, limited rights of shareholders to call special meetings can have an anti-takeover effect. Shareholders of publicly traded North Carolina corporations, like us, are not entitled to call a special meeting of shareholders unless the corporation’s charter or bylaws authorize them to do so. Our Bylaws provide that only the chief executive officer, president, secretary, or Board of Directors may call special meetings of our shareholders.

Unanimous Requirement for Written Consent of Shareholders.  Shareholders of publicly traded North Carolina corporations may act without a meeting only by unanimous written consent. Our Bylaws also require unanimous written consent for shareholder action without a meeting. As a practical matter, the requirement of unanimity makes it exceedingly difficult for a potential acquirer to accomplish its objective through a written consent with respect to a public company that has a large number of shareholders.

No Cumulative Voting for Directors.  Cumulative voting permits a shareholder to cumulate his total shareholder votes for a single candidate in an election of directors. For example, a shareholder holding 1,000 shares in an election for five directors could cumulate all 5,000 votes for one director. Cumulative voting may make it easier for a potential acquirer or dissident shareholder to gain a board seat. Under North Carolina law, by virtue of our date of incorporation, our status as a public company and the fact that the Articles of Incorporation do not give our shareholders the right to cumulate their votes, our shareholders are not entitled to cumulate their votes. In addition, our Bylaws specifically deny cumulative voting rights.

PLAN OF DISTRIBUTION

On or about [          ], 2011, we will distribute the subscription rights, subscription rights election forms and copies of this prospectus to individuals who owned shares of common stock of record as of 5:00 p.m., Eastern Standard time, on January 27, 2011, the record date for the rights offering. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription rights election form and return it with payment for the shares to the subscription agent. See “The Rights Offering — Method of Exercising Subscription Rights.” If you have any questions, you should contact our information agent, Eagle Rock Proxy Advisors, LLC, by calling (877) 864-5053 toll-free or, if you are a bank or broker, (908) 497-2340. The subscription rights will not be listed on NASDAQ or any other stock exchange or trading market. The shares of common stock issuable upon exercise of the subscription rights will be listed on NASDAQ under the symbol “CBKN.”

We have agreed to pay the subscription agent and information agent customary fees plus certain expenses in connection with the rights offering. We have not employed any brokers, dealers or underwriters in connection with the solicitation of exercise of subscription rights. Except as described in this section, we are not paying any other commissions, underwriting fees or discounts in connection with the rights offering. We estimate that our total expenses in connection with the rights offering will be approximately $250,000.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax consequences of the rights offering to U.S. holders (as defined below). This summary is based upon provisions of the Code, applicable Treasury Regulations, administrative rulings, judicial authorities and other applicable existing U.S. federal income tax authorities, all of which are subject to change or differing interpretations, possibly with retroactive effect which could result in U.S. federal income tax consequences different from those discussed below. No assurance can be given that the Internal Revenue Service (“IRS”) will not challenge one or more of the tax results described in this discussion, and no ruling from the IRS has been, or is expected to be, sought with respect to the U.S. federal tax consequences of the rights offering.

This summary does not provide a complete analysis of all potential tax considerations. This summary is only applicable to U.S. holders of common stock who acquire the subscription rights pursuant to the terms of the rights offering, have held the common stock, and will hold the subscription rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. This summary does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as holders who may be subject to special tax treatment under the Code, including (without limitation) dealers in securities or currencies, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, tax-exempt entities or traders in securities that elect to use a mark-to-market method of accounting for their securities, persons holding subscription rights or common stock as part of a hedging, integrated or conversion transaction or a straddle, persons deemed to sell common stock, under the constructive sale provisions of the Code, persons whose “functional currency” is not the U.S. dollar, and foreign taxpayers. This summary does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any U.S. federal non-income, state, local or foreign tax consequences, estate or gift tax consequences, or alternative minimum tax consequences, nor does it address any tax considerations to persons other than U.S. holders.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of subscription rights or our common stock that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation, or other business entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state of the United States or the District of Columbia;

•	an estate, if its income is subject to U.S. federal income taxation regardless of its source; or

•	a trust, if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons (within the meaning of the Code) have the authority to control all of its substantial decisions or (ii) the trust has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) receives the subscription rights or exercises the subscription rights, the tax treatment of a partner in a partnership generally will depend upon the status of the partner and the activities of the partnership. Such a partner or partnership should consult its tax advisor as to the U.S. federal income tax consequences of the receipt, exercise or lapse of the subscription rights.

Holders of common stock are urged to consult their own tax advisors as to the specific tax consequences of the rights offering to them, including the applicable federal, state, local and foreign tax consequences of the rights offering to them and the effect of possible changes in tax laws.

Taxation of Subscription Rights

Receipt of Subscription Rights.  Your receipt of subscription rights pursuant to the rights offering should be treated as a nontaxable distribution with respect to your existing common stock for U.S. federal income tax purposes, and the following summary assumes you will qualify for such nontaxable treatment. If, however, the rights offering does not qualify as nontaxable, you would be treated as receiving a taxable distribution equal to the fair market value of the subscription rights on their distribution date. The distribution would be taxed as a dividend to the extent made out of our current or accumulated earnings and profits; any excess would be treated first as a return of your basis (investment) in your common stock to the extent thereof, and then as a capital gain. In such case, the expiration of the subscription rights would result in a capital loss.

If the fair market value of the subscription rights you receive is less than 15% of the fair market value of your existing common stock on the date you receive the subscription rights, the subscription rights will be allocated a basis of zero for U.S. federal income tax purposes, unless you elect to allocate basis between your existing common stock and the subscription rights in proportion to the relative fair market values of the existing common stock and the subscription rights determined on the date of receipt of the subscription rights. If you choose to allocate basis between your existing common stock and the subscription rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the subscription rights. Such an election is irrevocable. The fair market value of the subscription rights on the date the subscription rights are distributed is uncertain, and we have not obtained, and do not intend to obtain, an appraisal of the fair market value of the subscription rights on that date. In determining the fair market value of the subscription rights, you should consider all relevant facts and circumstances, including any difference between the subscription price of the subscription rights and the trading price of our common stock on the date that the subscription rights are distributed, the length of the period during which the subscription rights may be exercised and the fact that the subscription rights are non-transferable.

On the other hand, if the fair market value of the subscription rights you receive is 15% or more of the fair market value of your existing common stock on the date you receive the subscription rights, then you must allocate your basis in your existing common stock between the existing common stock and the subscription rights you receive in proportion to their fair market values determined on the date you receive the subscription rights.

Your holding period in a subscription right will include your holding period in the common stock with respect to which the subscription right was distributed.

Exercise of Subscription Rights.  Generally, you will not recognize gain or loss on the exercise of a subscription right in the rights offering. Your tax basis in new shares of common stock acquired when you exercise a subscription right in the rights offering will be equal to your adjusted tax basis in the subscription right plus the subscription price. The holding period of a share of common stock acquired when you exercise a subscription right in the rights offering will begin on the date of exercise.

If you exercise a subscription right received in the rights offering after disposing of the share of our common stock with respect to which such subscription right is received, then certain aspects of the tax treatment of the exercise of the subscription right are unclear, including (1) the allocation of tax basis between the common stock previously sold and the subscription right, (2) the impact of such allocation on the amount and timing of gain or loss recognized with respect to the common stock previously sold, and (3) the impact of such allocation on the tax basis of common stock acquired through exercise of the subscription right. If you exercise a subscription right received in the rights offering after disposing of the common stock with respect to which the subscription right is received, you should consult your tax advisor.

Non-Exercising Subscription Rights.  If you do not exercise your subscription rights, you should not recognize a capital loss for U.S. federal income tax purposes and any portion of the tax basis in your existing shares of common stock previously allocated to the subscription right not exercised should be re-allocated to the existing common stock.

LEGAL MATTERS

The validity of the shares of common stock issuable upon exercise of the rights and offered by this prospectus will be passed upon for us by Wachtell, Lipton, Rosen & Katz.

EXPERTS

The consolidated financial statements included in this prospectus and registration statement have been included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said reports.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s web site at http://www.sec.gov and on the investor relations page of our web site at http://www.capitalbank-us.com. Information on our web site is not part of this prospectus. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F Street NE, Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not contain all of the information and exhibits included in the registration statement. We refer you to the information and exhibits included in the registration statement for further information. This prospectus is qualified in its entirety by such information and exhibits.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS
CAPITAL BANK CORPORATION

Page

Consolidated Financial Statements
Consolidated Balance Sheets for the Years Ended December 31, 2009 and 2008	F-2
Consolidated Statements of Operations for the Years Ended December 31, 2009, 2008 and 2007	F-3
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income for the Years Ended December 31, 2009, 2008 and 2007	F-4
Consolidated Statements of Cash Flows for the Years Ended December 31, 2009, 2008 and 2007	F-5
Notes to Consolidated Financial Statements	F-6
Report of Independent Registered Public Accounting Firm	F-37
Unaudited Interim Consolidated Financial Statements
Condensed Consolidated Balance Sheets as of September 30, 2010 (Unaudited) and December 31, 2009	F-38
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended September 30, 2010 and 2009 (Unaudited)	F-39
Condensed Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss) for the Nine Months Ended September 30, 2010 and 2009 (Unaudited)	F-40
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 2010 and 2009 (Unaudited)	F-41
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-42

CAPITAL BANK CORPORATION

CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008

	December 31,	December 31,
	2009	2008
	(Dollars in thousands except per share data)

Assets
Cash and due from banks:
Interest earning	$4,511	$26,621
Noninterest earning	25,002	27,705
Federal funds sold and short term investments	—	129

Total cash and cash equivalents	29,513	54,455
Investment securities:
Investment securities — available for sale, at fair value	235,426	266,656
Investment securities — held to maturity, at amortized cost	3,676	5,194
Other investments	6,390	6,288

Total investment securities	245,492	278,138
Loans — net of unearned income and deferred fees	1,390,302	1,254,368
Allowance for loan losses	(26,081)	(14,795)

Net loans	1,364,221	1,239,573
Premises and equipment, net	23,756	24,640
Bank-owned life insurance	22,746	22,368
Deposit premium, net	2,711	3,857
Deferred income tax	12,096	9,342
Accrued interest receivable	6,590	6,225
Other assets	27,543	15,634

Total assets	$1,734,668	$1,654,232

Liabilities
Deposits:
Demand, noninterest bearing	$141,069	$125,281
Savings and interest bearing checking	204,042	173,711
Money market deposit accounts	184,146	212,780
Time deposits less than $100,000	507,348	509,231
Time deposits $100,000 and greater	341,360	294,311

Total deposits	1,377,965	1,315,314
Repurchase agreements and federal funds purchased	6,543	15,010
Borrowings	167,000	132,000
Subordinated debentures	30,930	30,930
Other liabilities	12,445	12,464

Total liabilities	1,594,883	1,505,718
Commitments and contingencies
Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,127	39,839
Common stock, no par value; 50,000,000 shares authorized; 11,348,117 and 11,238,085 shares issued and outstanding	139,909	139,209
Accumulated deficit	(44,206)	(31,420)
Accumulated other comprehensive income	3,955	886

Total shareholders’ equity	139,785	148,514

Total liabilities and shareholders’ equity	$1,734,668	$1,654,232

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands except per share data)

Interest income:
Loans and loan fees	$70,178	$72,494	$82,066
Investment securities:
Taxable interest income	9,849	8,935	7,731
Tax-exempt interest income	3,026	3,169	3,237
Dividends	46	294	451
Federal funds and other interest income	42	128	1,052

Total interest income	83,141	85,020	94,537

Interest expense:
Deposits	28,037	33,042	39,700
Borrowings and repurchase agreements	6,226	9,382	10,723

Total interest expense	34,263	42,424	50,423

Net interest income	48,878	42,596	44,114
Provision for loan losses	23,064	3,876	3,606

Net interest income after provision for loan losses	25,814	38,720	40,508

Noninterest income:
Service charges and other fees	3,883	4,545	3,907
Bank card services	1,539	1,332	1,064
Mortgage origination and other loan fees	1,935	2,148	2,536
Brokerage fees	698	732	601
Bank-owned life insurance	1,830	952	841
Gain on sale of branch	—	374	—
Net gain (loss) on investment securities	103	249	(49)
Total other-than-temporary impairment losses	(1,082)	—	—
Portion of impairment losses recognized in other comprehensive loss	584	—	—

Net impairment losses recognized in earnings	(498)	—	—
Other	27	669	240

Total noninterest income	9,517	11,001	9,140

Noninterest expense:
Salaries and employee benefits	22,112	20,951	19,416
Occupancy	5,630	4,458	4,897
Furniture and equipment	3,155	3,135	2,859
Data processing and telecommunications	2,317	2,135	1,637
Advertising and public relations	1,610	1,515	1,442
Office expenses	1,383	1,317	1,389
Professional fees	1,488	1,479	1,289
Business development and travel	1,244	1,393	1,217
Amortization of deposit premiums	1,146	1,037	1,198
Miscellaneous loan handling costs	1,356	848	743
Directors fees	1,418	1,044	683
FDIC deposit insurance	2,721	685	270
Goodwill impairment charge	—	65,191	—
Other	3,580	1,424	1,626

Total noninterest expense	49,160	106,612	38,666

Net (loss) income before tax (benefit) expense	(13,829)	(56,891)	10,982
Income tax (benefit) expense	(7,013)	(1,207)	3,124

Net (loss) income	$(6,816)	$(55,684)	$7,858

Dividends and accretion on preferred stock	2,352	124	—
Net (loss) income attributable to common shareholders	$(9,168)	$(55,808)	$7,858

Earnings (loss) per common share — basic	$(0.80)	$(4.94)	$0.69

Earnings (loss) per common share — diluted	$(0.80)	$(4.94)	$0.68

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY
AND COMPREHENSIVE INCOME (LOSS)
For the Years Ended December 31, 2009, 2008 and 2007

	Preferred Stock		Common Stock		Other Comprehensive	Retained Earnings
	Shares	Amount	Shares	Amount	(Loss) Income	(Deficit)	Total
	(Dollars in thousands except share data)

Balance at January 1, 2007	—	$—	11,393,990	$139,484	$(1,557)	$23,754	$161,681
Comprehensive income:
Net income						7,858	7,858
Net unrealized gain on investment securities, net of tax of $407					649		649
Net unrealized gain related to cash flow hedge, net of tax of $752					1,069		1,069

Total comprehensive income							9,576

Repurchase of outstanding common stock			(303,082)	(4,523)			(4,523)
Issuance of common stock for options exercised			46,540	674			674
Stock option expense				21			21
Directors’ deferred compensation			32,329	498			498
Dividends on common stock ($0.32 per share)						(3,627)	(3,627)

Balance at December 31, 2007	—	$—	11,169,777	$136,154	$161	$27,985	$164,300
Comprehensive loss:
Net loss						(55,684)	(55,684)
Net unrealized loss on investment securities, net of tax benefit of $9					(13)		(13)
Net unrealized gain related to cash flow hedge, net of tax of $464					738		738

Total comprehensive loss							(54,959)

Issuance of preferred stock with warrants, net of issuance costs	41,279	39,827		1,333			41,160
Accretion of preferred stock discount		12				(12)	—
Repurchase of outstanding common stock			(10,166)	(92)			(92)
Issuance of common stock for options exercised			26,591	206			206
Restricted stock awards			24,000	288			288
Stock option expense				32			32
Modification of directors’ deferred compensation plan				943			943
Directors’ deferred compensation			27,883	345			345
Dividends on preferred stock						(112)	(112)
Dividends on common stock ($0.32 per share)						(3,597)	(3,597)

Balance at December 31, 2008	41,279	$39,839	11,238,085	$139,209	$886	$(31,420)	$148,514
Comprehensive loss:
Net loss						(6,816)	(6,816)
Net unrealized gain on investment securities, net of tax of $3,169					5,051		5,051
Net unrealized loss related to cash flow hedge, net of tax benefit of $1,215					(1,936)		(1,936)
Prior service cost recognized on SERP, net of amortization					(46)		(46)

Total comprehensive loss							(3,747)

Accretion of preferred stock discount		288				(288)	—
Restricted stock awards			16,692	107			107
Stock option expense				50			50
Directors’ deferred compensation			93,340	543			543
Dividends on preferred stock						(2,064)	(2,064)
Dividends on common stock ($0.32 per share)						(3,618)	(3,618)

Balance at December 31, 2009	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785

The accompanying notes are an integral part of these consolidated financial statements.

CAPITAL BANK CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Years Ended December 31, 2009, 2008 and 2007

	2009	2008	2007
	(Dollars in thousands)

Cash flows from operating activities:
Net (loss) income	$(6,816)	$(55,684)	$7,858
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	23,064	3,876	3,606
Loss on repurchase of mortgages	361	—	—
Amortization of deposit premium	1,146	1,037	1,198
Depreciation	2,893	2,639	3,020
Goodwill impairment charge	—	65,191	—
Stock-based compensation	702	477	58
Net (gain) loss on investment securities	(103)	(249)	49
Other-than-temporary impairment of investment securities	498	—	—
Net amortization of premium/discount on investment securities	180	80	80
Loss (gain) on disposal of premises, equipment and other real estate	88	81	244
Loss on write-down of other real estate	217	—	—
Deferred income tax (benefit) expense	(4,708)	(3,715)	(1,091)
Gain on sale of branch	—	(374)	—
Funding of loans held-for-sale	—	—	(106,640)
Proceeds from sale of loans held-for-sale	—	—	113,913
Increase in cash surrender value of bank-owned life insurance	(378)	(779)	(841)
Net (increase) decrease in accrued interest receivable and other assets	(6,042)	1,344	(737)
Net (decrease) increase in accrued interest payable and other liabilities	(220)	(1,553)	1,415

Net cash provided by operating activities	10,882	12,371	22,132

Cash flows from investing activities:
Loan originations, net of principal repayments	(162,132)	(124,503)	(97,005)
Additions to premises and equipment	(3,326)	(4,750)	(3,857)
Proceeds from sales of premises, equipment and other real estate	5,686	7,693	(387)
Net cash paid in branch sale	—	(7,757)	—
Net cash received in business combination	—	50,573	—
Net (purchases) sales of FHLB and Silverton Bank stock	(20)	1,272	296
Purchase of securities — available for sale	(31,842)	(91,243)	(110,973)
Proceeds from principal repayments/calls/maturities of securities — available for sale	70,650	66,272	90,733
Proceeds from principal repayments/calls/maturities of securities — held to maturity	1,503	4,824	802

Net cash used in investing activities	(119,481)	(97,619)	(120,391)

Cash flows from financing activities:
Net increase in deposits	62,651	125,134	43,308
Net (decrease) increase in repurchase agreements	(8,467)	(24,890)	5,662
Proceeds from borrowings	183,000	302,600	50,000
Principal repayments of borrowings	(148,000)	(335,600)	(13,000)
Net (repayments) proceeds of federal funds borrowed	—	(5,395)	5,395
Dividends paid	(5,527)	(3,592)	(3,417)
Issuance of preferred stock, net of issuance costs	—	41,160	—
Issuance of common stock for options exercised, including related tax benefits	—	206	674
Repurchase of common stock	—	(92)	(4,523)

Net cash provided by financing activities	83,657	99,531	84,099

Net change in cash and cash equivalents	$(24,942)	$14,283	$(14,160)
Cash and cash equivalents at beginning of period	54,455	40,172	54,332

Cash and cash equivalents at end of period	$29,513	$54,455	$40,172

Supplemental Disclosure of Cash Flow Information
Transfers of loans and premises to other real estate	$15,356	$2,645	$2,862

Cash (received) paid for:
Income taxes	$(4,521)	$2,815	$6,443

Interest	$35,364	$41,983	$50,223

The accompanying notes are an integral part of these consolidated financial statements.

1.	Summary of Significant Accounting Policies

Organization and Nature of Operations

Capital Bank Corporation (the “Company”) is a financial holding company incorporated under the laws of North Carolina on August 10, 1998. The Company’s primary wholly-owned subsidiary is Capital Bank (the “Bank”), a state-chartered banking corporation that was incorporated under the laws of North Carolina on May 30, 1997 and commenced operations on June 20, 1997. In addition, the Company has interest in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”).

The Bank is a community bank engaged in general commercial banking, providing a full range of banking services. The majority of the Bank’s customers are individuals and small- to medium-size businesses. The Bank’s primary source of revenue is interest earned from loans to customers, interest earned from invested cash and securities, and noninterest income derived from various fees. The Bank operates throughout North Carolina with 32 banking offices in Asheville (4), Burlington (3), Cary (2), Clayton, Fayetteville (4), Graham, Hickory, Holly Springs, Mebane, Morrisville, Oxford, Pittsboro, Raleigh (5), Sanford (3), Siler City, Wake Forest and Zebulon. The Company’s corporate headquarters is located at 333 Fayetteville Street in Raleigh, North Carolina.

The Trusts were formed for the sole purpose of issuing trust preferred securities and are not consolidated with the financial statements of the Company. The proceeds from such issuances were loaned to the Company in exchange for the subordinated debentures, which are the sole assets of the Trusts. A portion of the proceeds from the issuance of the subordinated debentures were used by the Company to repurchase shares of Company common stock. The Company’s obligation under the subordinated debentures constitutes a full and unconditional guarantee by the Company of the Trust’s obligations under the trust preferred securities. The Trusts have no operations other than those that are incidental to the issuance of the trust preferred securities (see Note 9, Subordinated Debentures).

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Assets held by the Company in trust are not assets of the Company and are not included in the consolidated financial statements.

Use of Estimates in the Preparation of Financial Statements

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities, at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. The more significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairment on investment securities, income tax valuation allowances, and impairment of long-lived assets. Actual results could differ from those estimates.

Cash and Cash Equivalents

Cash and cash equivalents include demand and time deposits (with original maturities of 90 days or less) at other institutions, federal funds sold and other short-term investments. Generally, federal funds are purchased and sold for one-day periods. At times, the Company places deposits with high credit quality financial institutions in amounts, which may be in excess of federally insured limits. Depository institutions are required to maintain reserve and clearing balances with the Federal Reserve Bank (“FRB”). Accordingly, the Company has amounts restricted for this purpose of $6.1 million and $4.7 million included in cash and due from banks on the consolidated balance sheet as of December 31, 2009 and 2008, respectively.

Investment Securities

Investments in certain securities are classified into three categories and accounted for as follows:

•	Held to Maturity — Debt securities that the institution has the positive intent and ability to hold to maturity are classified as held to maturity and reported at amortized cost; or

•	Trading Securities — Debt and equity securities that are bought and held principally for the purpose of selling in the near term are classified as trading securities and reported at fair value, with unrealized gains and losses included in earnings; or

•	Available for Sale — Debt and equity securities not classified as either held-to-maturity securities or trading securities are classified as available-for-sale securities and reported at fair value, with unrealized gains and losses reported as other comprehensive income, a separate component of shareholders’ equity.

The initial classification of securities is determined at the date of purchase. Gains and losses on sales of investment securities, computed based on specific identification of the adjusted cost of each security, are included in noninterest income at the time of the sales. Premiums and discounts on debt securities are recognized in interest income using the level interest yield method over the period to maturity, or when the debt securities are called.

At each reporting date, the Company evaluates each held to maturity and available for sale investment security in a loss position for other-than-temporary impairment. The review includes an analysis of the facts and circumstances of each individual investment such as (1) the length of time and the extent to which the fair value has been below cost, (2) changes in the earnings performance, credit rating, asset quality, or business prospects of the issuer, (3) the ability of the issuer to make principal and interest payments, (4) changes in the regulatory, economic, or technological environment of the issuer, and (5) changes in the general market condition of either the geographic area or industry in which the issuer operates.

Regardless of these factors, if the Company has developed a plan to sell the security or it is likely that the Company will be forced to sell the security in the near future, then the impairment is considered other-than-temporary and the carrying value of the security is permanently written down to the current fair value with the difference between the new carrying value and the amortized cost charged to earnings. If the Company does not intend to sell the security and it is not more likely than not that the Company will be required to sell the security before recovery of its amortized cost basis less any current period credit loss, the other-than-temporary impairment is separated into the following: (1) the amount representing the credit loss and (2) the amount related to all other factors. The amount of the total other-than-temporary impairment related to the credit loss is recognized in earnings, and the amount of the total other-than-temporary impairment related to other factors is recognized in other comprehensive income, net of applicable taxes.

Other investments primarily include Federal Home Loan Bank of Atlanta (“FHLB”) stock, which does not have a readily determinable fair value because its ownership is restricted and lacks a market for trading. This investment is carried at cost and is periodically evaluated for impairment.

Loans

Loans are stated at the amount of unpaid principal, net of any unearned income, charge-offs, net deferred loan origination fees and costs, and unamortized premiums or discounts. Interest on loans is calculated by using the simple interest method on daily balances of the principal amount outstanding. Deferred loan fees and costs are amortized to interest income over the contractual life of the loan using the level interest yield method.

Nonperforming Assets

Loans are generally classified as nonaccrual if they are past due as to maturity or payment of principal or interest for a period of more than 90 days, unless such loans are well secured and in the process of collection. If a loan or a portion of a loan is classified as doubtful or as partially charged off, the loan is generally classified as nonaccrual. Loans that are on a current payment status or past due less than 90 days may also be classified as nonaccrual if repayment in full of principal and/or interest is in doubt. Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) are reasonably assured of repayment within an acceptable period of time, and there is a sustained period of repayment performance of interest and principal by the borrower in accordance with the contractual terms.

While a loan is classified as nonaccrual and the future collectability of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to the principal outstanding, except in the case of loans with scheduled amortizations where the payment is generally applied to the oldest payment due. When the future collectability of the recorded loan balance is expected, interest income may be recognized on a cash basis. In the case where a nonaccrual loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Receipts in excess of that amount are recorded as recoveries to the allowance for loan losses until prior charge-offs have been fully recovered.

Assets acquired as a result of foreclosure are recorded at estimated fair value in other real estate. Any excess of cost over estimated fair value at the time of foreclosure is charged to the allowance for loan losses. Valuations are periodically performed on these properties, and any subsequent write-downs are charged against other noninterest income. Routine maintenance and other holding costs are included in noninterest expense. As of December 31, 2009 and 2008, there were $10.7 million and $1.3 million, respectively, of foreclosed properties and other real estate included in other assets on the Consolidated Balance Sheets.

Allowance for Loan Losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that the collectability of principal is unlikely. Subsequent recoveries, if any, are credited to the allowance. The allowance for loan losses represents management’s best estimate of probable credit losses that are inherent in the loan portfolio at the balance sheet date and is determined by management through quarterly evaluations of the loan portfolio.

The allowance calculation consists of specific and general reserves. Specific reserves are applied to individually impaired loans. A loan is considered impaired, based on current information and events, if it is probable that the Company will be unable to collect the scheduled payments of principal and interest when due according to the contractual terms of the loan agreement. Specific reserves on impaired loans that are collateral-dependent are based on the fair value of the underlying collateral while specific reserves on loans that are not collateral-dependent are based on either an observable market price, if available, or the present value of expected future cash flows discounted at the historical effective interest rate. Management evaluates loans that are classified as doubtful, substandard or special mention to determine whether or not they are impaired. This evaluation includes several factors, including review of the loan payment status and the borrower’s financial condition and operating results such as cash flows, operating income or loss, etc. General reserves are determined by applying loss percentages to pools of loans that are grouped according to loan type and internal risk ratings. Loss percentages are based on the Company’s historical loss experience in each pool and management’s consideration of environmental factors such as changes in economic conditions, credit quality trends, collateral values, concentrations of credit risk, and loan review as well as regulatory exam findings.

The evaluation of the allowance for loan losses is inherently subjective, and management uses the best information available to establish this estimate. However, if factors such as economic conditions differ substantially from assumptions, or if amounts and timing of future cash flows expected to be received on impaired loans vary substantially from the estimates, future adjustments to the allowance for loan losses may be necessary. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for loan losses. Such agencies may require the Company to recognize additions to the allowance for loan losses based on their judgments about all relevant information available to them at the time of their examination. Any adjustments to original estimates are made in the period in which the factors and other considerations indicate that adjustments to the allowance for loan losses are necessary.

Loans classified as impaired totaled $77.3 million and $13.7 million as of December 31, 2009 and 2008, respectively. As of December 31, 2009 and 2008, the allowance for loan losses totaled $6.1 million and $0.9 million, respectively, for these impaired loans.

Bank-Owned Life Insurance

The Company has purchased life insurance policies on certain key employees and directors. These policies are recorded in other assets at their cash surrender value, or the amount that can be realized. Income from these policies and changes in the net cash surrender value are recorded in noninterest income.

Premises and Equipment

Premises and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed by the straight-line method based on estimated service lives of assets. Useful lives range from 3 to 10 years for furniture and equipment, and 10 to 40 years for buildings. The cost of leasehold improvements is being amortized using the straight-line method over the terms of the related leases. Repairs and maintenance are charged to expense as incurred. Upon disposition, the asset and related accumulated depreciation and/or amortization are relieved, and any gains or losses are reflected in earnings.

Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value may not be recoverable. An impairment loss is recognized if the sum of the undiscounted future cash flows is less than the carrying amount of the asset. Assets to be disposed of are transferred to other real estate owned and are reported at the lower of the carrying amount or fair value less costs to sell.

Goodwill and Other Intangible Assets

Goodwill represents the cost in excess of the fair value of net assets acquired (including identifiable intangibles) in transactions accounted for as business combinations. Goodwill has an indefinite useful life and is evaluated for impairment annually, or more frequently if events and circumstances indicate that the asset might be impaired. An impairment loss is recognized to the extent that the carrying amount exceeds the asset’s fair value. The goodwill impairment analysis is a two-step test. The first, used to identify potential impairment, involves comparing each reporting unit’s estimated fair value to its carrying value, including goodwill. If the estimated fair value of a reporting unit exceeds its carrying value, goodwill is considered not to be impaired. If the carrying value exceeds estimated fair value, there is an indication of potential impairment and the second step is performed to measure the amount of impairment.

If required, the second step involves calculating an implied fair value of goodwill for each reporting unit for which the first step indicated impairment. The implied fair value of goodwill is determined in a manner similar to the amount of goodwill calculated in a business combination, by measuring the excess of the estimated fair value of the reporting unit, as determined in the first step, over the aggregate estimated fair values of the individual assets, liabilities and identifiable intangibles as if the reporting unit was being acquired in a business combination. If the implied fair value of goodwill exceeds the carrying value of goodwill assigned to the reporting unit, there is no impairment. If the carrying value of goodwill assigned to a reporting unit exceeds the implied fair value of the goodwill, an impairment charge is recorded for the excess. The Company’s annual goodwill impairment evaluation in 2008 resulted in a goodwill impairment charge of $65.2 million which was recorded to noninterest expense for the year ended December 31, 2008. This impairment charge, representing the full amount of goodwill on the consolidated balance sheet, was primarily due to a significant decline in the market value of the Company’s common stock during 2008 to below tangible book value for an extended period of time.

Other intangible assets include premiums paid for acquisitions of core deposits and other identifiable intangible assets. Intangible assets other than goodwill, which are determined to have finite lives, are amortized based upon the estimated economic benefits received.

Income Taxes

Deferred tax asset and liability balances are determined by application to temporary differences of the tax rate expected to be in effect when taxes will become payable or receivable. Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the consolidated financial statements that will result in taxable or deductible amounts in future years. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date. A valuation allowance is recorded for deferred tax assets if the Company determines that it is more likely than not that some portion or all of the deferred tax assets will not be realized.

A tax position is recognized as a benefit only if it is more likely than not that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The Company had no tax benefits determined to be uncertain tax positions, and therefore disallowed, as of December 31, 2009 and 2008.

Derivative Instruments

The Company uses derivative instruments to manage and mitigate interest rate risk, to facilitate asset and liability management strategies, and to manage other risk exposures. A derivative is a financial instrument that derives its cash flows, and therefore its value, by reference to an underlying instrument, index, or referenced interest rate. The only type of derivative instrument the Company has utilized in the past has been interest rate swaps.

Derivatives are recorded on the consolidated balance sheet at fair value. For fair value hedges, the change in the fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Any difference in these two changes in fair value results in hedge ineffectiveness that results in a net impact to earnings. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of a hedge that is ineffective is recognized immediately as other noninterest income or expense.

Derivative contracts are written in amounts referred to as notional amounts. Notional amounts only provide the basis for calculating payments between counterparties and do not represent amounts to be exchanged between parties and are not a measure of financial risk. Like other financial instruments, derivatives contain an element of credit risk, which is the possibility that the Company will incur a loss because a counterparty fails to meet its contractual obligations. Potential credit losses are minimized through careful evaluation of counterparty credit standing, selection of counterparties from a limited group of high quality institutions, and other contract provisions.

Advertising Costs

The Company expenses advertising costs as they are incurred and advertising communications costs the first time the advertising takes place. The Company may establish accruals for committed advertising costs as incurred within the course of a current year.

Stock-Based Compensation

Compensation cost is recognized for stock options and restricted stock awards issued to employees in addition to stock issued through a deferred compensation plan for non-employee directors. Compensation cost is measured as the fair value of these awards on their date of grant. A Black-Scholes option pricing model is utilized to estimate the fair value of stock options, while the market price of the Company’s common stock at the date of grant is used as the fair value of restricted stock awards. Compensation cost is recognized over the required service period, generally defined as the vesting period for stock options awards and as the restriction period for restricted stock awards.

Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which if changed can materially affect fair value estimates. The expected life of options used in the option pricing model is the period the options are expected to remain outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life of the option, the expected dividend yield is based on the Company’s historical annual dividend payout, and the risk-free rate is based on the implied yield available on U.S. Treasury issues.

Fair Value Measurements

Fair value is defined as the exchange price that would be received to sell an asset or paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company follows the fair value hierarchy which gives the highest priority to quoted prices in active markets (observable inputs) and the lowest priority to the management’s assumptions (unobservable inputs). For assets and liabilities recorded at fair value, the Company’s policy is to maximize the use of observable inputs and minimize the use of unobservable inputs when developing fair value measurements.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Available-for-sale investment securities and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets.

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine fair value. An adjustment to the pricing method used within either Level 1 or Level 2 inputs could generate a fair value measurement that effectively falls to a lower level in the hierarchy. These levels are described as follows:

•	Level 1 — Valuations for assets and liabilities traded in active exchange markets, such as the New York Stock Exchange.

•	Level 2 — Valuations for assets and liabilities that can be obtained from readily available pricing sources via independent providers for market transactions involving similar assets or liabilities. The Company’s principal market for these securities is the secondary institutional markets, and valuations are based on observable market data in those markets.

•	Level 3 — Valuations for assets and liabilities that are derived from other valuation methodologies, including option pricing models, discounted cash flow models and similar techniques, and not based on market exchange, dealer, or broker traded transactions. Level 3 valuations incorporate certain assumptions and projections in determining the fair value assigned to such assets or liabilities.

The determination of where an asset or liability falls in the fair value hierarchy requires significant judgment. The Company evaluates its hierarchy disclosures at each reporting period and based on various factors, it is possible that an asset or liability may be classified differently from quarter to quarter. However, the Company expects changes in classifications between levels will be rare.

Earnings per Share

Basic earnings per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS. Weighted average shares outstanding for 2009, 2008 and 2007 were as follows:

	2009	2008	2007
	(Dollars in thousands except share data)

Earnings (loss) attributable to common shareholders	$(9,168)	$(55,808)	$7,858

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding — basic	11,470,314	11,302,769	11,424,171
Incremental shares from assumed exercise of stock options	—	—	68,557

Weighted average number of shares outstanding — diluted	11,470,314	11,302,769	11,492,728

Due to the net loss attributable to common shareholders for the years ended December 31, 2009 and 2008, the Company excluded potential shares from its EPS calculations since the effect of including those potential shares would have been antidilutive to the per share amounts. For the year ended December 31, 2007, options to purchase 203,924 shares of common stock were used in the diluted calculation, and options to purchase 180,151 shares of common stock were excluded from the diluted calculation because the option price exceeded the average fair market value of the associated shares of common stock.

Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities and derivatives that qualify as cash flow hedges to the extent that the hedge is effective. Information concerning the Company’s other comprehensive income (loss) for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(Dollars in thousands)

Unrealized gains (losses) on available-for-sale investment securities	$8,220	$(22)	$1,056
Unrealized (loss) gain on change in fair value of cash flow hedge	(3,151)	1,202	1,821
Prior service cost recognized on SERP, net of amortization	(46)	—	—
Income tax expense	(1,954)	(455)	(1,159)

Other comprehensive income	$3,069	$725	$1,718

Segment Information

Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company has determined that it has one significant operating segment, which is the providing of general commercial financial services to individuals and businesses primarily located in North Carolina. The Company’s various products and services are those generally offered by community banks, and the allocation of its resources is based on the overall performance of the institution versus individual regions, branches or products and services.

Reclassifications

Certain amounts previously reported have been reclassified to conform to the current year’s presentation. These reclassifications impacted certain noninterest income and noninterest expense items as well as the breakout between interest earning and noninterest earning cash and had no effect on total assets, net income, or shareholders’

equity previously reported. The noninterest income and noninterest expense reclassifications were made in an effort to classify certain items more consistently with regulatory reporting requirements, and the cash reclassification was made after the FRB began paying interest on required reserves and excess balances late in 2008.

Current Accounting Developments

In January 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2010-06, Improving Disclosures about Fair Value Measurements, to amend FASB Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures. The amendments in this update require more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Adoption of the amendments in this update will have no impact on the Company’s financial position or results of operations.

In December 2009, the FASB issued ASU 2009-16, Accounting for Transfers of Financial Assets, to amend ASC Topic 860, Transfers and Servicing, for the issuance of FASB Statement No. 166, Accounting for Transfers of Financial Assets — an amendment of FASB Statement No. 140. The amendments in this update eliminate the exceptions for qualifying special-purpose entities from the consolidation guidance and the exception that permitted sale accounting for certain mortgage securitizations when a transferor has not surrendered control over the transferred financial assets. In addition, the amendments require enhanced disclosures about the risks that a transferor continues to be exposed to because of its continuing involvement in transferred financial assets. The amendments in this update are the result of FASB Statement No. 166 and are effective for annual reporting periods beginning after November 15, 2009 and interim and annual reporting periods thereafter. The Company is currently evaluating the impact that adoption of the amendments in this update will have on its consolidated financial statements.

In August 2009, the FASB issued ASU 2009-05, Measuring Liabilities at Fair Value, to amend ASC Topic 820 to clarify how entities should estimate the fair value of liabilities. The amendments to this update include clarifying guidance for circumstances in which a quoted price in an active market is not available, the effect of the existence of liability transfer restrictions, and the effect of quoted prices for the identical liability, including when the identical liability is traded as an asset. The amended guidance on measuring liabilities at fair value is effective for the first interim or annual reporting period beginning after August 28, 2009. The Company is currently evaluating the impact that adoption of the amendments in this update will have on its consolidated financial statements.

In June 2009, the FASB issued Statement of Financial Accounting Standards (“SFAS”) No. 168, The FASB Accounting Standards Codificationtm and the Hierarchy of Generally Accepted Accounting Principles. This Statement was incorporated into ASC Topic 105 and became the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative GAAP for SEC registrants. Adoption of the Accounting Standards Codification had no impact on the Company’s financial condition or results of operations.

In May 2009, the FASB issued SFAS No. 165, Subsequent Events. This Statement was incorporated into ASC Topic 855 and establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. ASC Topic 855 became effective for the quarterly period ended June 30, 2009, and adoption had no impact on the Company’s financial condition or results of operations. In connection with the adoption of ASC Topic 855, the Company has evaluated all subsequent events and has disclosed all material subsequent events in Note 21 (Subsequent Events).

In April 2009, the FASB issued Staff Position (“FSP”) FAS 157-4, Determining Fair Value of a Financial Asset When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying

Transactions That Are Not Orderly. This FSP was incorporated into ASC Topic 820 and provides additional guidance for estimating fair value when the volume and level of activity for the asset or liability have significantly decreased and also provides guidance on identifying circumstances that indicate a transaction is not orderly. Provisions of this FSP incorporated into ASC Topic 820 became effective for the quarterly period ended June 30, 2009, and adoption had no impact on the Company’s financial condition or results of operations.

In April 2009, the FASB issued FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments. This FSP was incorporated into ASC Topic 320 and amends the other-than-temporary impairment guidance in U.S. GAAP for debt securities to make the guidance more operational and to improve the presentation and disclosure of other-than-temporary impairments on debt and equity securities in the financial statements. The FSP did not amend existing recognition and measurement guidance related to other-than-temporary impairments of equity securities. Provisions of this FSP incorporated into ASC Topic 320 became effective for the quarterly period ended June 30, 2009. See discussion of the Company’s other-than-temporary impairment analysis and its impact on the Company’s financial condition and results of operations in Note 3 (Investment Securities).

In March 2008, the FASB issued SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133. This Statement was incorporated into ASC Topic 815 and is intended to improve financial reporting about derivative instruments and hedging activities by requiring enhanced disclosures to enable investors to better understand their effects on an entity’s financial condition, financial performance, and cash flows. Provisions of this Statement incorporated into ASC Topic 815 became effective for the quarterly period ended March 31, 2009, and adoption had no impact on the Company’s financial condition or results of operations. See Note 14 (Derivative Financial Instruments) for disclosures required by these provisions of ASC Topic 815.

2.	Mergers and Acquisitions

On December 12, 2008, the Company acquired the four Fayetteville, North Carolina, area branches of Omni National Bank in a cash transaction. Omni National Bank was the banking subsidiary of Omni Financial Services, Inc., before being closed by the Office of the Comptroller of the Currency (“OCC”) on March 27, 2009. As a result of this transaction, the Company assumed deposits and purchased selected loans. In addition, the Company acquired the real estate assets and fixed capital equipment associated with the four branches, plus two offsite ATMs. Upon completion of the transaction, the Fayetteville-area branches began operating as full-service Capital Bank branches.

As required for business combinations accounted for under the purchase method, the assets acquired and liabilities assumed were recorded at their respective fair values as of the acquisition date. The Company recorded $5.4 million of goodwill and a deposit premium of $1.3 million associated with this transaction. The deposit premium was recorded based on its estimated fair value and is being amortized over an estimated useful life of eight years using an accelerated method. Because this business combination was a purchase of four branch offices, which comprised the North Carolina operations of Omni National Bank, along with certain loans and all existing deposit relationships, pro forma results have not been included.

A summary of estimated fair values of assets acquired and liabilities assumed is as follows:

As of
December 12, 2008
(Dollars in thousands)

Loans, net of allowance for loan losses	$41,428
Premises and equipment	3,445
Deposit premium	1,325
Goodwill	5,415
Other assets	137
Deposits	(101,924)
Other liabilities	(399)

Net cash received in transaction	$(50,573)

3.	Investment Securities

Investment securities as of December 31, 2009 and 2008 are summarized as follows:

	Amortized	Unrealized	Unrealized	Fair
	Cost	Gains	Losses	Value
	(Dollars in thousands)

December 31, 2009
Available for sale:
U.S. agency obligations	$1,000	$29	$—	$1,029
Municipal bonds	72,556	1,006	668	72,894
Mortgage-backed securities issued by GSEs	144,762	6,896	—	151,658
Non-agency mortgage-backed securities	8,345	19	567	7,797
Other securities	2,252	—	204	2,048

	228,915	7,950	1,439	235,426

Held to maturity:
Municipal bonds	$300	$7	$—	$307
Mortgage-backed securities issued by GSEs	1,576	84	—	1,660
Non-agency mortgage-backed securities	1,800	—	145	1,655

	3,676	91	145	3,622

Other investments	6,390	—	—	6,390

Total at December 31, 2009	$238,981	$8,041	$1,584	$245,438

December 31, 2008
Available for sale:
U.S. agency obligations	$5,000	$448	$—	$5,448
Municipal bonds	75,489	38	5,097	70,430
Mortgage-backed securities issued by GSEs	178,198	3,778	70	181,906
Non-agency mortgage-backed securities	6,429	—	620	5,809
Other securities	3,250	—	187	3,063

	268,366	4,264	5,974	266,656

Held to maturity:
Municipal bonds	$300	$1	$—	$301
Mortgage-backed securities issued by GSEs	2,103	54	—	2,157
Non-agency mortgage-backed securities	2,791	—	564	2,227

	5,194	55	564	4,685

Other investments	6,288	—	—	6,288

Total at December 31, 2008	$279,848	$4,319	$6,538	$277,629

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position for which other-than-temporary impairments have not been recognized in earnings, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of December 31, 2009 and 2008:

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

December 31, 2009
Available for sale:
Municipal bonds	$21,194	$448	$2,382	$220	$23,576	$668
Non-agency mortgage-backed securities	3,711	93	2,791	474	6,502	567
Other securities	—	—	1,546	204	1,546	204

	24,905	541	6,719	898	31,624	1,439

Held to maturity:
Non-agency mortgage-backed securities	—	—	1,655	145	1,655	145

Total at December 31, 2009	$24,905	$541	$8,374	$1,043	$33,279	$1,584

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

December 31, 2008
Available for sale:
Municipal bonds	$57,368	$4,425	$5,717	$672	$63,085	$5,097
Mortgage-backed securities issued by GSEs	2,357	24	929	46	3,286	70
Non-agency mortgage-backed securities	1,763	32	4,047	588	5,810	620
Other securities	—	—	1,063	187	1,063	187

	61,488	4,481	11,756	1,493	73,244	5,974

Held to maturity:
Non-agency mortgage-backed securities	291	9	1,936	555	2,227	564

Total at December 31, 2008	$61,779	$4,490	$13,692	$2,048	$75,471	$6,538

At each quarterly reporting period, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a marketable security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors, including the severity and duration of the impairment and recent events specific to the issuer or industry, including any changes in credit ratings.

Based on its assessment as of December 31, 2009, management determined that three of its investment securities were other-than-temporarily impaired. The first of these investments was a private label mortgage security with a book value and unrealized loss of $810,000 and $381,000, respectively, as of December 31, 2009. This impairment determination was based on the extent and duration of the unrealized loss as well as a recent credit rating downgrade from one rating agency to below investment grade. Based on its analysis of expected cash flows, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was subordinated debt of a corporate financial institution with a book value and unrealized loss of $1.0 million and $203,000, respectively, as of December 31, 2009. This impairment determination was based on the extent of the unrealized loss as well as adverse economic and market conditions for community banks in general. Based on its review of capital, liquidity and earnings of this institution, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income. The third other-than-temporarily impaired investment was trust preferred securities of a corporate financial institution with an original book value and unrealized loss of $1.0 million and $498,000, respectively. Based on its financial review of this institution and notice by the issuer of suspension of interest payments on the securities, management determined the unrealized loss to represent credit impairment and therefore charged the full amount of unrealized loss to earnings.

The securities in an unrealized loss position as of December 31, 2009 not determined to be other-than-temporarily impaired are all still performing and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider such securities to be other-than-temporarily impaired as of December 31, 2009.

Other investment securities primarily include an investment in FHLB stock, which has no readily determinable market value and is recorded at cost. As of December 31, 2009 and 2008, the Company’s investment in FHLB stock totaled $6.0 million. The following factors have been evaluated and considered by management in determining whether any impairment of FHLB stock has occurred: (1) The Company currently has sufficient liquidity to meet all operational needs for the foreseeable future and does not need to dispose of this stock below the recorded amount; (2) Redemptions of FHLB stock occur at the discretion of the FHLB, subject to outstanding borrowing levels, and totaled $225,000, at par, during 2009; (3) Rating agencies have concluded that debt ratings are likely to remain unchanged and the FHLB has the ability to absorb economic losses, given the expectation that the various FHLBanks have a very high degree of government support; (4) Unrealized losses related to securities owned by the FHLB are manageable given its capital levels; (5) All of the FHLBanks are currently meeting their debt obligations; and (6) The FHLB declared and paid second and third quarter dividends on its stock in 2009.

Based on the evaluation described above, management has concluded that the Company’s investment in FHLB stock was not impaired as of December 31, 2009 and that ultimate recoverability of the par value of this investment is probable. During the year ended December 31, 2009, the Company recorded an investment loss of $320,000 related to an equity investment in Silverton Bank, a correspondent financial institution that was closed by the OCC on May 1, 2009. The loss represented the full amount of the Company’s investment in Silverton Bank and was recorded as a reduction to noninterest income on the Consolidated Statements of Operations.

The amortized cost and estimated market values of debt securities as of December 31, 2009 by contractual maturities are summarized in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Debt securities:
Due within one year	$—	$—	$—	$—
Due after one year through five years	1,565	1,638	300	307
Due after five years through ten years	10,340	10,346	1,030	1,091
Due after ten years	216,260	222,693	2,346	2,224

Total debt securities	228,165	234,677	3,676	3,622
Total equity securities	750	749	—	—

Total investment securities	$228,915	$235,426	$3,676	$3,622

During the years ended December 31, 2009, 2008 and 2007, the Company recognized gross gains and (losses) of $522,000 and ($419,000), respectively; $323,000 and ($74,000), respectively; $28,000 and ($77,000), respectively; on sales of available-for-sale investment securities. Proceeds received from these sales totaled $23.5 million, $48.6 million and $81.9 million in 2009, 2008 and 2007, respectively. As of December 31, 2009 and 2008, investment securities with book values totaling $149.7 million and $224.3 million, respectively, were pledged to secure public deposits, repurchase agreements, swap agreements, FHLB advances and other borrowings.

4.	Loans and Allowance for Loan Losses

The composition of the loan portfolio by loan classification as of December 31, 2009 and 2008 was as follows:

	2009	2008
	(Dollars in thousands)

Commercial real estate:
Construction and land development	$452,120	$454,094
Commercial non-owner occupied	245,674	201,064

Total commercial real estate	697,794	655,158

Consumer real estate:
Residential mortgage	165,374	139,975
Home equity lines	97,129	95,713

Total consumer real estate	262,503	235,688

Commercial owner occupied	194,359	148,399
Commercial and industrial	183,733	186,474
Consumer	9,692	11,215
Other loans	41,851	17,357

	1,389,932	1,254,291
Deferred loan fees and origination costs, net	370	77

	$1,390,302	$1,254,368

Loans pledged as collateral for certain borrowings totaled $279.6 million and $247.8 million as of December 31, 2009 and 2008, respectively.

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be borrowers. Total loans to such groups and activity during the year ended December 31, 2009 is summarized as follows:

(Dollars in thousands)

Balance as of December 31, 2008	$76,056
Advances	31,878
Repayments	(4,608)

Balance as of December 31, 2009	$103,326

In addition, such groups had available unused lines of credit in the amount of $3.3 million as of December 31, 2009. These transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Company. Certain deposits are held by related parties, and the rates and terms of these accounts are consistent with those of non-related parties. Further, the Company paid an aggregate of $1.2 million, $1.1 million and $0.7 million to companies owned by members of the board of directors or immediate family members for leased space, equipment, construction and consulting services during 2009, 2008 and 2007, respectively.

A summary of activity in the allowance for loan losses for the years ended December 31, 2009, 2008 and 2007 is as follows:

	2009	2008	2007
	(Dollars in thousands)

Balance at beginning of year	$14,795	$13,571	$13,347
Acquired in business combination	—	845	—
Provision for loan losses	23,064	3,876	3,606
Loans charged off, net of recoveries	(11,778)	(3,497)	(3,382)

Balance at end of year	$26,081	$14,795	$13,571

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Consolidated Balance Sheets. As of December 31, 2009 and 2008, the reserve for unfunded lending commitments totaled $351,000 and $292,000, respectively.

The following is a summary of information related to nonperforming assets as of December 31, 2009 and 2008:

	2009	2008
	(Dollars in thousands)

Nonperforming assets:
Nonaccrual loans	$39,512	$9,115
Accruing loans greater than 90 days past due	—	—

Total nonperforming loans	39,512	9,115
Other real estate	10,732	1,347

Total nonperforming assets	$50,244	$10,462

For the years ended December 31, 2009, 2008 and 2007, no interest income was recognized on loans while in nonaccrual status. Cumulative interest payments collected on nonaccrual loans and applied as a reduction to the principal balance of the respective loans totaled $366,000 and $280,000 as of December 31, 2009 and 2008, respectively.

5.	Premises and Equipment

Premises and equipment as of December 31, 2009 and 2008 were as follows:

	2009	2008
	(Dollars in thousands)

Land	$6,210	$6,898
Buildings and leasehold improvements	16,072	16,635
Furniture and equipment	21,300	19,665
Automobiles	179	159
Construction in progress	1,308	406

	45,069	43,763
Less accumulated depreciation and amortization	(21,313)	(19,123)

	$23,756	$24,640

Depreciation expense for the years ended December 31, 2009, 2008 and 2007 was $2.9 million, $2.6 million, and $3.0 million, respectively.

6.	Goodwill and Other Intangible Assets

The changes in carrying amounts of goodwill and other intangible assets (deposit premium intangibles) for the years ended December 31, 2009, 2008 and 2007 were as follows:

		Deposit Premium
			Accumulated
	Goodwill	Gross	Amortization	Net
	(Dollars in thousands)

Balance at January 1, 2007	$59,776	$7,089	$(2,322)	$4,767
Amortization expense	—	—	(1,198)	(1,198)

Balance at December 31, 2007	59,776	7,089	(3,520)	3,569
Amortization expense	—	—	(1,037)	(1,037)
Branch acquisition in December 2008	5,415	1,325	—	1,325
Goodwill impairment charge	(65,191)	—	—	—

Balance at December 31, 2008	—	8,414	(4,557)	3,857
Amortization expense	—	—	(1,146)	(1,146)

Balance at December 31, 2009	$—	$8,414	$(5,703)	$2,711

Deposit premiums are amortized over periods of up to ten years using an accelerated method approximating the period of economic benefits received. Estimated amortization expense for the next five years is as follows: 2010 — $1.0 million; 2011 — $0.7 million; 2012 — $0.5 million; 2013 — $0.3 million; 2014 — $0.1 million; and thereafter — $0.1 million.

Goodwill is reviewed for potential impairment at least annually at the reporting unit level. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The Company’s annual goodwill impairment evaluation in 2008 resulted in a goodwill impairment charge of $65.2 million, which was recorded to noninterest expense for the year ended December 31, 2008. This impairment charge, representing the full amount of goodwill on the Consolidated Balance Sheets, was primarily due to a significant decline in the market value of the Company’s common stock during 2008 to below tangible book value for an extended period of time.

Other intangible assets (deposit premiums intangibles) are evaluated for impairment if events and circumstances indicate a potential for impairment. Such an evaluation of other intangible assets is based on undiscounted cash flow projections. No impairment charges were recorded for other intangible assets in 2009, 2008 and 2007.

7.	Deposits

As of December 31, 2009, the scheduled maturities of time deposits are as follows:

		Weighted
		Average
	Amount	Rate
	(Dollars in thousands)

2010	$438,401	2.6%
2011	52,404	2.3
2012	340,202	2.1
2013	6,952	3.9
2014	10,567	2.8
Thereafter	182	3.0

	$848,708	2.4%

In the normal course of business, certain directors and executive officers of the Company, including their immediate families and companies in which they have an interest, may be deposit customers.

Deposit overdrafts of $94,000 and $158,000 were included in total loans as of December 31, 2009 and 2008, respectively.

8.	Borrowings

The following is an analysis of federal funds purchased and securities sold under agreements to repurchase as of December 31, 2009 and 2008:

	End of Period		Daily Average Balance		Maximum
		Weighted		Interest	Outstanding at
	Balance	Average Rate	Balance	Rate	Any Month End
	(Dollars in thousands)

2009
Repurchase agreements and federal funds purchased	$6,543	0.2%	$10,919	0.2%	$14,158
2008
Repurchase agreements and federal funds purchased	$15,010	0.2%	$30,426	1.3%	$42,424

Interest expense on federal funds purchased totaled $2,000, $34,000 and $56,000 for the years ended December 31, 2009, 2008 and 2007, respectively. Interest expense on securities sold under agreements to repurchase totaled $21,000, $353,000 and $1.4 million in 2009, 2008 and 2007, respectively. Repurchase agreements were collateralized by mortgage-backed securities with a total book value of $14.8 million as of December 31, 2009.

The following table presents information regarding the Company’s outstanding borrowings as of December 31, 2009 and 2008:

	2009	2008
	(Dollars in thousands)

FHLB advances without call options or where call options expired prior to December 31, 2009; fixed interest rates ranging from 4.56% to 5.50%; maturity dates ranging from November 29, 2010 to November 7, 2011	$39,000	$57,000
FHLB advance with next quarterly call option on February 22, 2010; fixed interest rate of 3.63%; matures on August 21, 2017	10,000	10,000
FHLB advance with quarterly adjustable rate; original maturity date of April 30, 2013; prepaid without penalty at rate reset date in 2009	—	5,000

	2009	2008
	(Dollars in thousands)

FHLB overnight borrowings; interest rate of 0.36% as of December 31, 2009, subject to change daily	18,000	—
Structured repurchase agreements without call options or where call options expired prior to December 31, 2009; fixed interest rate of 3.72% on repurchase agreement outstanding as of December 31, 2009; remaining agreement matures on December 18, 2017	10,000	20,000
Structured repurchase agreements with various forms of call options remaining; fixed interest rates ranging from 3.56% to 4.75% as of December 31, 2009; maturity dates ranging from November 6, 2016 to March 24, 2019	40,000	40,000
Federal Reserve Bank primary credit facility; fixed interest rate of 0.50% as of December 31, 2009; maturity dates ranging from January 11, 2010 to March 30, 2010	50,000	—

	$167,000	$132,000

Advances from the FHLB totaled $49.0 million and $72.0 million as of December 31, 2009 and 2008, respectively, and had a weighted average rate of 4.7% as of December 31, 2009 and 2008. In addition, FHLB overnight borrowings on the Company’s credit line at that institution totaled $18.0 million and zero as of December 31, 2009 and 2008, respectively. These advances as well as the Company’s credit line with the FHLB were collateralized by eligible 1 - 4 family mortgages, home equity loans and commercial loans totaling $118.0 million and $108.3 million as of December 31, 2009 and 2008, respectively. In addition, the Company pledged certain mortgage-backed securities with a book value of $46.4 million and $72.5 million as of December 31, 2009 and 2008, respectively. As of December 31, 2009, the Company had $41.5 million of available borrowing capacity with the FHLB.

Outstanding structured repurchase agreements totaled $50.0 million and $60.0 million as of December 31, 2009 and 2008, respectively. These repurchase agreements had a weighted average rate of 4.1% and 4.3% as of December 31, 2009 and 2008, respectively, and were collateralized by certain U.S. agency and mortgage-backed securities with a book value of $57.4 million and $65.0 million as of December 31, 2009 and 2008, respectively.

The Company maintains a credit line at the FRB discount window that is used for short-term funding needs and as an additional source of liquidity. Primary credit borrowings as well as the Company’s credit line at the discount window were collateralized by eligible commercial construction as well as commercial and industrial loans totaling $161.6 million and $139.4 million as of December 31, 2009 and 2008, respectively. As of December 31, 2009, the Company had $17.7 million of available borrowing capacity with the FRB.

As of December 31, 2009, the scheduled maturities of borrowings are as follows:

		Weighted
	Balance	Average Rate
	(Dollars in thousands)

2010	$76,000	0.9%
2011	31,000	5.0
2012	—	—
2013	—	—
2014	—	—
Thereafter	60,000	4.0

	$167,000	2.8%

9.	Subordinated Debentures

The Company formed Capital Bank Statutory Trust I, Capital Bank Statutory Trust II and Capital Bank Statutory Trust III (the “Trusts”) in June 2003, December 2003 and December 2005, respectively. Each issued $10 million of its floating-rate capital securities (the “trust preferred securities”), with a liquidation amount of $1,000 per capital security, in pooled offerings of trust preferred securities. The Trusts sold their common securities to the Company for an aggregate of $900,000, resulting in total proceeds from each offering equal to $10.3 million, or $30.9 million in aggregate. The Trusts then used these proceeds to purchase $30.9 million in principal amount of the Company’s Floating Rate Junior Subordinated Deferrable Interest Debentures (the “Debentures”). Following payment by the Company of a placement fee and other expenses of the offering, the Company’s net proceeds from the offerings aggregated $30.0 million.

The trust preferred securities have a 30-year maturity and are redeemable after five years by the Company with certain exceptions. Prior to the redemption date, the trust preferred securities may be redeemed at the option of the Company after the occurrence of certain events, including without limitation events that would have a negative tax effect on the Company or the Trusts, would cause the trust preferred securities to no longer qualify as Tier 1 capital, or would result in the Trusts being treated as an investment company. The Trusts’ ability to pay amounts due on the trust preferred securities is solely dependent upon the Company making payment on the Debentures. The Company’s obligation under the Debentures constitutes a full and unconditional guarantee by the Company of the Trusts’ obligations under the trust preferred securities.

The securities associated with each trust are floating rate, based on 90-day LIBOR, and adjust quarterly. Trust I securities adjust at LIBOR + 3.10%, Trust II securities adjust at LIBOR + 2.85% and Trust III securities adjust at LIBOR +1.40%.

The Debentures, which are subordinate and junior in right of payment to all present and future senior indebtedness and certain other financial obligations of the Company, are the sole assets of the Trusts, and the Company’s payment under the Debentures is the sole source of revenue for the Trusts.

The assets and liabilities of the Trusts are not consolidated into the consolidated financial statements of the Company. Interest on the Debentures is included in the Consolidated Statements of Operations as interest expense. The Debentures are presented as a separate category of long-term debt on the Consolidated Balance Sheet entitled “Subordinated Debentures.” For regulatory purposes, the $30 million of trust preferred securities qualifies as Tier 1 capital, subject to certain limitations, or Tier 2 capital in accordance with regulatory reporting requirements. The Company recorded interest expense on the Debentures of $1.0 million, $1.7 million and $2.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

10.	Leases

The Company has non-cancelable operating leases for its corporate office, certain branch locations and corporate aircraft that expire at various times through 2019. Certain of the leases contain escalating rent clauses, for which the Company recognizes rent expense on a straight-line basis. The Company subleases certain office space and the corporate aircraft to outside parties. Future minimum lease payments under the leases and sublease receipts for years subsequent to December 31, 2009 are as follows:

		Sublease
	Lease Payments	Receipts
	(Dollars in thousands)

2010	$3,227	$441
2011	2,781	346
2012	2,853	258
2013	2,770	233
2014	2,669	240
Thereafter	6,811	310

	$21,111	$1,828

Rent expense under operating leases was $3.3 million, $2.7 million and $2.7 million for the years ended December 31, 2009, 2008 and 2007, respectively.

11.	Employee Benefit Plans

401(k) Retirement Plan

The Company maintains the Capital Bank 401(k) Retirement Plan (the “Plan”) for the benefit of its employees, which includes provisions for employee contributions, subject to limitation under the Internal Revenue Code, and discretionary matching contributions by the Company. The Plan provides that employee’s contributions are 100% vested at all times, and the Company’s matching contributions vest 20% after the second year of service, an additional 20% after the third and fourth years of service and the remaining 40% after the fifth year of service. Through May 31, 2009, the Company matched 100% of employee contributions up to 6% of an employee’s salary. Effective June 1, 2009, the Company suspended its discretionary matching contributions to the Plan. Aggregate matching contributions, which are recorded in salaries and employee benefits expense on the Consolidated Statements of Operations, for the years ended December 31, 2009, 2008 and 2007 were $387,000, $772,000 and $757,000, respectively.

Supplemental Retirement Plans

In May 2005, the Company established two supplemental retirement plans for the benefit of certain executive officers and certain directors of the Company. The Capital Bank Defined Benefit Supplemental Executive Retirement Plan (“Executive Plan”) covers the Company’s chief executive officer and certain other members of senior management. Under the Executive Plan, the participants will receive a supplemental retirement benefit equal to a targeted percentage of the participant’s average annual salary during the last three years of employment. Under the Executive Plan, benefits vest over an eight-year period with the first 20% vesting after four years of service and 20% vesting annually thereafter. The Capital Bank Supplemental Retirement Plan for Directors (“Director Plan”) covers certain directors and provides for a fixed annual retirement benefit to be paid for a number of years equal to the director’s total years of service, up to a maximum of ten years. As of December 31, 2009, there were four executives participating in the Executive Plan and fourteen current and former directors participating in the Director Plan.

For the years ended December 31, 2009, 2008 and 2007, the Company recognized $236,000, $154,000 and $128,000, respectively, of expense related to the Executive Plan; and $353,000, $315,000 and $313,000, respectively, of expense related to the Director Plan. The obligations associated with the two plans are included in other liabilities on the Consolidated Balance Sheets and totaled $0.8 million and $0.5 million (Executive Plan) and $1.5 million and $1.2 million (Director Plan) as of December 31, 2009 and 2008, respectively.

12.	Stock-Based Compensation

The Company uses the following forms of stock-based compensation as an incentive for certain employees and non-employee directors: stock options, restricted stock, and stock issued through a deferred compensation plan for non-employee directors.

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of up to 1,150,000 options to purchase shares of the Company’s stock to officers and directors. As of December 31, 2009, options for 315,850 shares of common stock were outstanding and options for 575,559 shares of common stock remained available for future issuance. In addition, there were 566,071 options which were assumed under various plans from previously acquired financial institutions, of which 50,733 remain outstanding. Grants of options are made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants must be made with an exercise price at no less than fair market value on the date of grant, must be exercised no later than 10 years from the date of grant, and may be subject to some vesting provisions.

A summary of the activity during the years ending December 31, 2009, 2008 and 2007 of the Company’s stock option plans, including the weighted average exercise price (“WAEP”) is presented below:

	2009		2008		2007
	Shares	WAEP	Shares	WAEP	Shares	WAEP

Outstanding at beginning of year	377,083	$11.71	384,075	$12.56	389,715	$11.75
Granted	—	—	63,500	6.24	52,000	15.56
Exercised	—	—	(26,591)	6.62	(46,540)	8.13
Forfeited and expired	(10,500)	10.09	(43,901)	14.31	(11,100)	16.70

Outstanding at end of year	366,583	$11.76	377,083	$11.71	384,075	$12.56

Options exercisable at year end	285,983	$12.33	273,783	$12.41	332,075	$12.09

The following table summarizes information about the Company’s stock options as of December 31, 2009:

		Weighted Average
	Number	Remaining Contractual	Number	Intrinsic
Exercise Price	Outstanding	Life in Years	Exercisable	Value

$6.00 — $9.00	129,631	4.34	81,631	$—
$9.01 — $12.00	79,702	2.08	77,702	—
$12.01 — $15.00	20,000	6.63	10,400	—
$15.01 — $18.00	83,000	5.54	62,000	—
$18.01 — $18.37	54,250	4.99	54,250	—

	366,583	4.34	285,983	$—

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock volatility, which when changed can materially affect fair value estimates. The expected life of the options used in this calculation is the period the options are expected to be outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life; the expected dividend yield is based on the Company’s historical annual dividend payout; and the risk-free rate is based on the implied yield available on U.S. Treasury issues. The following weighted-average assumptions were used in determining fair value for options granted in the years ended December 31, 2009, 2008 and 2007, respectively:

	2009	2008	2007

Dividend yield	—	6.3%	2.0%
Expected volatility	—	26.3%	21.5%
Risk-free interest rate	—	2.2%	4.4%
Expected life	—	7 years	7 years

There were no options granted in the year ended December 31, 2009. The weighted average fair value of options granted for the years ended December 31, 2008 and 2007 was $0.77 and $3.96, respectively.

As of December 31, 2009, the Company had unamortized compensation expense related to unvested stock options of $140,000, which is expected to be amortized over the remaining vesting period of the respective option grants. For the years ended December 31, 2009, 2008 and 2007, the Company recorded compensation expense of $50,000, $32,000 and $21,000, respectively, related to stock options.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees at its discretion. Restricted stock grants in 2008 and 2007 totaled 20,000 shares and 24,000 shares, respectively, which vest over three and five year periods, respectively. There were no restricted stock grants during the year ended December 31, 2009. Unvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting. As of December 31, 2009, the Company had 24,000 shares of unvested restricted stock grants, which represents unrecognized compensation expense of $194,000 to be recognized over the remaining vesting period of the respective grants. Total compensation expense related to these restricted stock awards for the years ended December 31, 2009, 2008 and 2007 was $109,000, $98,000 and $0, respectively.

Deferred Compensation for Non-employee Directors

The Company administers the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may elect to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director does not elect to defer all or part of his fees, then he is not considered a participant in the Deferred Compensation Plan. The amount deferred is equal to 125 percent of total director fees. Each participant is fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceases to serve as a director for any reason. For the years ended December 31, 2009, 2008 and 2007, the Company recognized compensation expense of $543,000, $322,000 and $37,000, respectively, related to the Deferred Compensation Plan.

Prior to amendment on November 20, 2008, the Deferred Compensation Plan was classified as a liability-based plan due to certain plan provisions which would have allowed plan participants to receive payments in either cash or shares of common stock. The Deferred Compensation Plan was reclassified to an equity-based plan when amended after the plan terms were modified to require all participants in the Deferred Compensation Plan to receive deferred payments in shares of common stock. Upon amendment in 2008, the liability for plan benefits was adjusted to a fair market value of $943,000 and was reclassified to equity. Benefits under this plan are now recognized as compensation expense and a corresponding increase to equity based on fair value of the deferred stock at date of grant.

13.	Income Taxes

Income taxes charged to operations for the years ended December 31, 2009, 2008 and 2007 consisted of the following components:

	2009	2008	2007
	(Dollars in thousands)

Current income tax (benefit) expense	$(2,305)	$2,508	$4,215
Deferred income tax benefit	(4,708)	(3,715)	(1,091)

Total income tax (benefit) expense	$(7,013)	$(1,207)	$3,124

Income taxes for the years ended December 31, 2009, 2008 and 2007 were allocated as follows:

	2009	2008	2007
	(Dollars in thousands)

(Loss) income from continuing operations	$(7,013)	$(1,207)	$3,124
Shareholders’ equity, for net unrealized gains on investment securities and cash flow hedge	1,954	455	1,159
Shareholders’ equity, for related tax benefits on stock options exercised	—	(30)	(284)

	$(5,059)	$(782)	$3,999

A reconciliation of the difference between income tax expense and the amount computed by applying the statutory federal income tax rate of 34% is as follows:

	Amount			Percent of Pretax Loss/Income
	2009	2008	2007	2009	2008	2007
	(Dollars in thousands)

Tax (benefit) expense at statutory rate on (loss) income before taxes	$(4,702)	$(19,342)	$3,734	34.00%	34.00%	34.00%
State taxes, net of federal benefit	(558)	18	500	4.03	(0.03)	4.55
Increase (reduction) in taxes resulting from:
Tax exempt interest	(1,184)	(1,085)	(1,061)	8.56	1.91	(9.66)
Nontaxable life insurance income	(622)	(324)	(324)	4.50	0.57	(2.95)
Goodwill impairment charge	—	19,360	—	—	(34.03)	—
Other, net	53	166	275	(0.38)	(0.29)	2.50

	$(7,013)	$(1,207)	$3,124	50.71%	2.13%	28.44%

Significant components of deferred tax assets and liabilities as of December 31, 2009 and 2008 are as follows:

	2009	2008
	(Dollars in thousands)

Deferred tax assets:
Allowance for loan losses	$10,191	$5,817
Deferred compensation	2,485	2,346
Intangible assets	1,743	1,606
Net operating loss carryforwards	—	148
Deferred rent	242	214
Deferred gain on sale-leaseback	359	400
Nonaccrual interest	141	232
AMT credit carryforward	596	—
Stock offering costs	640	—
Other	496	196

Total deferred tax assets	16,893	10,959

Deferred tax liabilities:
Depreciation	834	592
FHLB stock dividends	343	343
Net unrealized gain on investment securities and cash flow hedge	2,510	556
Deferred loan origination costs	493	—
Prepaid expenses	328	—
Other	289	126

Total deferred tax liabilities	4,797	1,617

Net deferred tax assets	$12,096	$9,342

As of December 31, 2009 and 2008, the Company had net deferred tax assets of $12.1 million and $9.3 million, respectively. A valuation allowance is provided when it is more likely than not that some portion of the deferred tax asset will not be realized. In management’s opinion, it is more likely than not that the results of future operations will generate sufficient taxable income to recognize the deferred tax assets. In making this assessment, management considered the following: the Company’s cumulative previous three-year pre-tax book income (excluding the goodwill impairment in 2008), forecasted levels of pre-tax book income and taxable income, the lack of any net operating loss in deferred tax assets, the existence of 2008 taxable income available for potential future loss carryback, and the availability of several realistic tax planning strategies.

The Company and its subsidiaries are subject to U.S. federal income tax as well as North Carolina income tax. The Company has concluded all U.S. federal income tax matters for years through 2006.

14.	Derivative Financial Instruments

The Company maintains positions in derivative financial instruments as necessary to manage interest rate risk, to facilitate asset/ liability management strategies, and to manage other risk exposures. As of December 31, 2009, the Company maintained no active derivative positions; however, the following paragraphs provide a description of the Company’s interest rate swaps that were either terminated or expired in 2009.

In October 2006, the Company entered into a $100.0 million (notional) three-year interest rate swap agreement to convert a portion of its prime-based loan portfolio to a fixed rate of 7.81%. Prior to its expiration on October 9, 2009, the Company accounted for this swap as a cash flow hedge of the volatility in cash flows resulting from changes in interest rates. For cash flow hedges, changes in the fair value of the derivative are, to the extent that the hedging relationship is effective, recorded as other comprehensive income and are subsequently recognized in earnings at the same time that the hedged item is recognized in earnings. Any portion of the change in fair value of a cash flow hedge related to hedge ineffectiveness is recognized immediately as other noninterest income. The fair value of this cash flow hedge was $3.2 million as of December 31, 2008 and was recorded in other assets on the Consolidated Balance Sheets. Unrealized gains/losses, net of taxes, are recorded in other comprehensive income on the Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income. Prior to its expiration, no portion of the cash flow hedge was considered to be ineffective, and no portion of the change in fair value of the cash flow hedge was charged to other noninterest income during the years ended December 31, 2009, 2008 and 2007.

In July 2003, the Company entered into $25.0 million (notional) of interest rate swap agreements to convert portions of its fixed-rate FHLB advances to variable interest rates. Prior to their expiration and/or termination in 2009, the Company accounted for these interest rate swaps as a hedge of the fair value of the designated FHLB advances. For fair value hedges, the change in the fair value of the derivative and the corresponding change in fair value of the hedged risk in the underlying item being hedged are accounted for in earnings. Because of the effectiveness of the swap agreements against the related debt instruments, the adjustments needed to record the swaps at fair value were offset by the adjustments needed to record the related debt instruments at fair value, and the net difference between those amounts were not material for the years ended December 31, 2008 and 2007.

15.	Commitments, Contingencies and Concentrations of Credit Risk

To meet the financial needs of its customers, the Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are comprised of unused lines of credit, overdraft lines and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of December 31, 2009 and 2008 was as follows:

	2009	2008
	(Dollars in thousands)

Unused lines of credit and overdraft lines	$231,691	$263,663
Standby letters of credit	9,144	4,233

Total commitments	$240,835	$267,896

Because the majority of the Company’s lending is concentrated in Alamance, Buncombe, Catawba, Chatham, Cumberland, Granville, Johnston, Lee and Wake counties in North Carolina, economic conditions in those and surrounding counties significantly impact the ability of borrowers to repay their loans. As of December 31, 2009 and 2008, $1.2 billion (83%) and $1.0 billion (83%), respectively, of the total loan portfolio was secured by real estate, including commercial owner occupied loans. The credits in the loan portfolio are well diversified, and the Company does not have any significant concentrations to any one credit relationship. Credit risk is managed through a number of methods, including loan grading of commercial loans, approval of larger loans by the loan committee of the Board of Directors, and class and purpose coding of loans. The Company’s lending policies require either independent appraisals or internal real estate evaluations, depending on the dollar amount, on real estate collateral used to secure loans.

The Company has limited partnership investments in two related private investment funds which totaled $1.8 million and $1.7 million as of December 31, 2009 and 2008, respectively, and were included in other assets on the Consolidated Balance Sheets. Remaining capital commitments for these funds totaled $1.6 million as of December 31, 2009.

The Company discovered that the 1st State Bancorp, Inc. Employee Stock Ownership Plan (“ESOP”), which was to be terminated immediately prior to the Company’s merger with 1st State Bank in 2006, was not correctly terminated. Among other things, management has discovered that certain required filings with the Internal Revenue Service (“IRS”) related to the termination of the ESOP were never made, insufficient withholding taxes may have been submitted to the IRS, and incorrect distributions may have been made from the ESOP, resulting in potential overpayment of certain accounts and underpayment of others. The Company is currently in the process of determining the source and extent of these potential errors and has engaged outside counsel and an independent third party record keeper to assist with correcting the errors and preparing the necessary filings with the IRS and U.S. Department of Labor (“DOL”). The Company may be subject to penalties and interest from the IRS due to the delinquent filings and insufficient payment of taxes and potential liability to participants in the ESOP. The Company may also be required to reimburse certain funds if improperly distributed from the ESOP.

For the year ended December 31, 2009, the Company recorded total expense of $244,000 related to this ESOP matter, which represented corrective amounts that the Company contributed to the ESOP as well as professional fees incurred through the end of the year. Such expense was recorded in other noninterest expense on the Consolidated Statements of Operation. The Company is still in the process of determining the final corrective amounts to be contributed to the ESOP, and in future periods, may record expense related to additional contributions and/or penalties and interest from the IRS or DOL as additional facts become known.

16.	Fair Value Measurements

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Investment securities, available for sale, and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment securities, available for sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 include corporate debt instruments that are not actively traded.

Derivative instruments held or issued by the Company for risk management purposes are traded in over-the-counter markets where quoted market prices are not readily available. For those derivatives, the Company measures fair value using models that use primarily market observable inputs, such as yield curves and option volatilities, and include the value associated with counterparty credit risk. The Company classifies derivatives instruments held or issued for risk management purposes as Level 2.

Loans are not recorded at fair value on a recurring basis. However, from time to time, a loan is considered impaired, and a valuation allowance is established based on the estimated value of the loan. The fair value of impaired loans is estimated using one of several methods, including collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring an allowance represent loans for which the fair value of the expected repayments or collateral exceed the recorded investments in such loans. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies the impaired loan as nonrecurring Level 3.

Other real estate, which includes foreclosed assets, is adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records other real estate as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company classifies other real estate as nonrecurring Level 3.

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2009 and 2008 are summarized below:

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(Dollars in thousands)

December 31, 2009
Investment securities, available for sale	$748	$233,378	$1,300	$235,426
December 31, 2008
Investment securities, available for sale	$1,063	$263,593	$2,000	$266,656
Cash flow interest rate swap	—	3,151	—	3,151

	$1,063	$266,744	$2,000	$269,807

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the year ended December 31, 2009:

Level 3
Investment Securities
(Dollars in thousands)

Balance at December 31, 2008	$2,000
Total unrealized losses included in:
Net income	(498)
Other comprehensive income	(202)
Purchases, sales and issuances, net	—
Transfers in and (out) of Level 3	—

Balance at December 31, 2009	$1,300

Assets and liabilities measured at fair value on a nonrecurring basis as of December 31, 2009 and 2008 are summarized below:

	Quoted Prices in	Significant Other	Significant
	Active Markets for	Observable	Unobservable
	Identical Assets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(Dollars in thousands)

December 31, 2009
Impaired loans	$—	$—	$71,153	$71,153
Other real estate	—	—	10,732	10,732

	$—	$—	$81,885	$81,885

December 31, 2008
Impaired loans	$—	$—	$12,778	$12,778
Other real estate	—	—	1,347	1,347

	$—	$—	$14,125	$14,125

17.	Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and due from banks and federal funds sold are equal to the carrying value due to the nature of the financial instruments. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the net loan portfolio has been estimated using the present value of future cash flows, discounted at an interest rate giving consideration to estimated prepayment risk. The credit risk component of the loan portfolio has been set at the recorded allowance for loan losses balance for purposes of estimating fair value. Thus, there is no difference between the carrying amount and estimated fair value attributed to credit risk in the portfolio. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable. Derivative financial instruments are carried on the consolidated balance sheets at fair value based on external pricing sources.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

The carrying values and estimated fair values of the Company’s financial instruments as of December 31, 2009 and 2008 are as follows:

	2009		2008
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Dollars in thousands)

Financial Assets:
Cash and cash equivalents	$29,513	$29,513	$54,455	$54,455
Investment securities	245,492	245,438	278,138	277,629
Loans	1,364,221	1,368,233	1,239,573	1,235,216
Accrued interest receivable	6,590	6,590	6,225	6,225
Cash flow hedge	—	—	3,151	3,151
Financial Liabilities:
Non-maturity deposits	$529,257	$529,257	$511,772	$511,772
Time deposits	848,708	861,378	803,542	810,691
Repurchase agreements and federal funds purchased	6,543	6,543	15,010	15,010
Borrowings	167,000	171,278	132,000	136,220
Subordinated debt	30,930	12,200	30,930	10,700
Accrued interest payable	1,824	1,824	2,925	2,925

The carrying amount and estimated fair value of the fair value interest rate swaps on certain fixed-rate FHLB advances was $619,000 as of December 31, 2008. Since these swaps were considered to be effective hedges, there were offsetting adjustments to the fair value of the underlying FHLB advances for the same amount at that date. These interest rate swaps were either terminated or matured during the year ended December 31, 2009 and were no longer outstanding at the balance sheet date. There is no material difference between the carrying amount and estimated fair value of off-balance-sheet commitments totaling $240.8 million and $267.9 million as of December 31, 2009 and 2008, respectively, which are primarily comprised of unfunded loan commitments and standby letters of credit. The Company’s remaining assets and liabilities are not considered financial instruments.

18.	Capital Purchase Program

On December 12, 2008, the Company entered into a Securities Purchase Agreement — Standard Terms (“Securities Purchase Agreement”) with the U.S. Treasury Department (“Treasury”) pursuant to which, among other things, the Company sold to the Treasury for an aggregate purchase price of $41.3 million, 41,279 shares of Series A Fixed Rate Cumulative Perpetual Preferred Stock of the Company (“Series A Preferred Stock”) and warrants to purchase up to 749,619 shares of common stock (“Warrants”) of the Company.

The Series A Preferred Stock ranks senior to the Company’s common shares and pays a compounding cumulative dividend, in cash, at a rate of 5% per annum for the first five years, and 9% per annum thereafter on the liquidation preference of $1,000 per share. The Company is prohibited from paying any dividend with respect to shares of common stock or repurchasing or redeeming any shares of the Company’s common shares unless all accrued and unpaid dividends are paid on the Series A Preferred Stock for all past dividend periods (including the latest completed dividend period). The Series A Preferred Stock is non-voting, other than class voting rights on matters that could adversely affect the Series A Preferred Stock. The Series A Preferred Stock

is callable at par after three years. Prior to the end of three years, the Series A Preferred Stock may be redeemed with the proceeds from one or more qualified equity offerings of any Tier 1 perpetual preferred or common stock of at least $10.3 million. In connection with the adoption of ARRA, subject to the approval of the Treasury and the Federal Reserve, the Company may redeem the Series A Preferred Stock at any time regardless of whether or not it has replaced such funds from any other source. The Treasury may also transfer the Series A Preferred Stock to a third party at any time. The Series A Preferred Stock qualifies as Tier 1 capital in accordance with regulatory capital requirements (see Note 19, Regulatory Matters and Restrictions).

The Warrants have a term of 10 years and are exercisable at any time, in whole or in part, at an exercise price of $8.26 per share (subject to certain anti-dilution adjustments).

The $41.3 million in proceeds was allocated to the Series A Preferred Stock and the Warrants based on their relative fair values at issuance (approximately $40.0 million was allocated to the Series A Preferred Stock and approximately $1.3 million to the Warrants). The difference between the initial value allocated to the Series A Preferred Stock of approximately $40.0 million and the liquidation value of $41.3 million will be charged to retained earnings and accreted to preferred stock over the first five years of the contract as an adjustment to the dividend yield using the effective yield method. Thus, at the end of the five year accretion period, the preferred stock balance will equal the liquidation value of $41.3 million. The amount charged to retained earnings is deducted from the numerator in calculating basic and diluted earnings per common share. During the years ended December 31, 2009 and 2008, the Company recorded accretion of the preferred stock discount of $288,000 and $12,000, respectively.

The fair value of the Series A Preferred Stock was estimated using a discount rate of 11%, which approximated the dividend yield on the S&P U.S. Preferred Stock Index on the issuance date, and an expected life of five years. The fair value of each Warrant issued was estimated to be $1.42 on the date of issuance using the Black-Scholes option pricing model. The following assumptions were used in determining fair value for the Warrants:

Warrant Assumptions

Dividend yield	4.4%
Expected volatility	26.4%
Risk-free interest rate	2.6%
Expected life	10 years

19.	Regulatory Matters and Restrictions

The Company and the Bank are subject to various regulatory capital requirements administered by federal and state banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial position and results of operation. Quantitative measures established by regulation to ensure capital adequacy require the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below. As of December 31, 2008, the most recent completed examination from regulators, the Company and the Bank were categorized as “well capitalized” by regulatory authorities. There are no conditions or events since that date that management believes could have an adverse effect on the Company or the Bank’s capital rating. Management believes that as of December 31, 2009, the Company meets all capital requirements to which it is subject.

The Bank, as a North Carolina banking corporation, may pay dividends only out of undivided profits as determined pursuant to North Carolina General Statutes Section 53 — 87. However, state and federal regulatory authorities may limit payment of dividends by any bank for other reasons, including when it is determined that such a limitation is in the public interest and is necessary to ensure financial soundness of the Bank. During 2009, the Office of the Commissioner of Banks authorized a one-time transfer of funds from the Bank’s permanent surplus account to undivided profits for the purpose of paying dividends to the Company.

On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders.

To be categorized as well capitalized, the Company and the Bank must maintain minimum amounts and ratios. The Company’s and the Bank’s actual capital amounts and ratios as of December 31, 2009 and 2008 and the minimum requirements are presented in the following table:

			Minimum Requirements to be:
	Actual		Adequately Capitalized		Well Capitalized
	Amount	Ratio	Amount	Ratio	Amount	Ratio
	(Dollars in thousands)

Capital Bank Corporation:
2009
Total capital (to risk-weighted assets)	$173,261	11.41%	$121,460	8.00%	$151,826	10.00%
Tier I capital (to risk-weighted assets)	154,227	10.16	60,730	4.00	91,095	6.00
Tier I capital (to average assets)	154,227	8.94	69,043	4.00	86,304	5.00
2008
Total capital (to risk-weighted assets)	$187,385	13.24%	$113,228	8.00%	$141,535	10.00%
Tier I capital (to risk-weighted assets)	172,298	12.17	56,614	4.00	84,921	6.00
Tier I capital (to average assets)	172,298	10.58	65,137	4.00	81,421	5.00
Capital Bank:
2009
Total capital (to risk-weighted assets)	$172,748	11.40%	$121,231	8.00%	$151,539	10.00%
Tier I capital (to risk-weighted assets)	153,714	10.14	60,615	4.00	90,923	6.00
Tier I capital (to average assets)	153,714	8.92	68,934	4.00	86,167	5.00
2008
Total capital (to risk-weighted assets)	$185,699	13.15%	$112,934	8.00%	$141,168	10.00%
Tier I capital (to risk-weighted assets)	170,612	12.09	56,467	4.00	84,701	6.00
Tier I capital (to average assets)	170,612	10.47	65,195	4.00	81,494	5.00

20.	Parent Company Financial Information

Condensed financial information of the financial holding company of the Bank as of December 31, 2009 and 2008 and for the years ended December 31, 2009, 2008 and 2007 is presented below:

Condensed Balance Sheets

	As of December 31,
	2009	2008
	(Dollars in thousands)

Assets:
Cash	$1,523	$330
Equity investment in subsidiary	168,633	176,827
Other assets	2,810	3,583

Total assets	$172,966	$180,740

Liabilities:
Subordinated debentures	$30,930	$30,930
Dividends payable	1,166	1,011
Other liabilities	1,085	285

Total liabilities	33,181	32,226
Shareholders’ equity	139,785	148,514

Total liabilities and shareholders’ equity	$172,966	$180,740

Condensed Statements of Operations

	For the Years Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Dividends from wholly-owned subsidiaries	$6,409	$2,750	$6,000
Undistributed net (loss) income of subsidiaries	(11,245)	(57,256)	3,411
Other income	46	106	186
Interest expense	1,072	1,800	2,444
Other expenses	1,974	92	95

Net (loss) income before tax benefits	(7,836)	(56,292)	7,058
Income tax benefit	(1,020)	(608)	(800)

Net (loss) income	$(6,816)	$(55,684)	$7,858

Condensed Statements of Cash Flows

	For the Years Ended December 31,
	2009	2008	2007
	(Dollars in thousands)

Operating activities:
Net (loss) income	$(6,816)	$(55,684)	$7,858
Equity in undistributed net loss (income) of subsidiaries	11,245	57,256	(3,411)
Net change in other assets and liabilities	1,591	(412)	(265)

Net cash provided by operating activities	6,020	1,160	4,182

Investing activities:
Additional investment in subsidiary	—	(41,279)	—

Net cash used in investing activities	—	(41,279)	—

Financing activities:
Proceeds from issuance of preferred stock	—	41,279	—
Preferred stock offering costs	—	(119)	—
Proceeds from issuance of common stock	700	872	1,193
Payments to repurchase common stock	—	(92)	(4,523)
Dividends paid	(5,527)	(3,592)	(3,417)

Net cash (used in) provided by financing activities	(4,827)	38,348	(6,747)

Net change in cash and cash equivalents	1,193	(1,771)	(2,565)
Cash and cash equivalents, beginning of year	330	2,101	4,666

Cash and cash equivalents, end of year	$1,523	$330	$2,101

21.	Subsequent Events

On January 15, 2010, the Company withdrew its registration statement with respect to its public offering of common stock due to unfavorable market conditions. The Company incurred $1.9 million of direct nonrecurring expenses related to the proposed public stock offering, which was recorded to other noninterest expense on the Consolidated Statements of Operations for the year ended December 31, 2009. This amount reflects the entire cost of the proposed offering and represents investment banking, legal and accounting costs as well as other miscellaneous filing and printing costs directly related to the proposed offering. Additionally, the Company entered into a letter of intent with a private equity fund on December 13, 2009 regarding an investment in the Company’s common stock. That investment was not consummated, and the letter of intent expired.

On February 1, 2010, the Company announced that its Board of Directors voted to suspend payment of the Company’s quarterly cash dividend to its common shareholders to preserve capital.

22.	Selected Quarterly Financial Data (Unaudited)

Selected unaudited quarterly balances and results of operations as of and for the years ended December 31, 2009 and 2008 are as follows:

	Three Months Ended
	December 31	September 30	June 30	March 31
	(Dollars in thousands except per share data)

2009
Total assets	$1,734,668	$1,734,950	$1,695,342	$1,665,611
Investment securities	245,492	262,499	268,224	286,310
Loans (gross)	1,390,302	1,357,243	1,293,340	1,277,064
Allowance for loan losses	26,081	19,511	18,602	18,480
Deposits	1,377,965	1,385,250	1,380,842	1,340,974
Shareholders’ equity	139,785	149,525	143,306	142,674
Net interest income	$12,978	$13,555	$12,164	$10,181
Provision for loan losses	11,822	3,564	1,692	5,986
Noninterest income	1,180	2,507	3,724	2,106
Noninterest expense	14,033	11,098	12,465	11,564

Net (loss) income before taxes	(11,697)	1,400	1,731	(5,263)
Income tax (benefit) expense	(4,452)	(2,143)	382	(800)

Net (loss) income	$(7,245)	$3,543	$1,349	$(4,463)

Dividends and accretion on preferred stock	588	590	587	587
Net (loss) income attributable to common shareholders	$(7,833)	$2,953	$762	$(5,050)

Earnings (loss) per common share — basic	$(0.68)	$0.26	$0.07	$(0.45)

Earnings (loss) per common share — diluted	$(0.68)	$0.26	$0.07	$(0.45)

2008
Total assets	$1,654,232	$1,594,402	$1,592,034	$1,575,301
Investment securities	278,138	244,310	246,468	258,086
Loans (gross)	1,254,368	1,194,149	1,178,157	1,150,497
Allowance for loan losses	14,795	14,017	13,910	13,563
Deposits	1,315,314	1,197,721	1,182,615	1,150,897
Shareholders’ equity	148,514	166,521	165,731	167,967
Net interest income	$9,932	$10,827	$10,928	$10,909
Provision for loan losses	1,701	760	850	565
Noninterest income	2,293	3,507	2,936	2,265
Noninterest expense	76,282	10,757	9,930	9,643

Net (loss) income before taxes	(65,758)	2,817	3,084	2,966
Income tax (benefit) expense	(3,680)	805	869	799

Net (loss) income	$(62,078)	$2,012	$2,215	$2,167

Dividends and accretion on preferred stock	124	—	—	—
Net (loss) income attributable to common shareholders	$(62,202)	$2,012	$2,215	$2,167

Earnings per common share — basic	$(5.50)	$0.18	$0.20	$0.19

Earnings per common share — diluted	$(5.50)	$0.18	$0.20	$0.19

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
of Capital Bank Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Capital Bank Corporation (a North Carolina corporation) and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of operations, changes in shareholders’ equity and comprehensive income (loss) and cash flows for each of the three years in the period ended December 31, 2009. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Capital Bank Corporation and subsidiaries as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2009, in conformity with accounting principles generally accepted in the United States of America.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of Capital Bank Corporation’s internal control over financial reporting as of December 31, 2009, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated March 10, 2010 (not separately included herein), expressed an unqualified opinion.

/s/ GRANT THORNTON LLP

Raleigh, North Carolina
March 10, 2010

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS
September 30, 2010 and December 31, 2009

	September 30,	December 31,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

Assets
Cash and cash equivalents:
Cash and due from banks	$18,086	$25,002
Interest-bearing deposits with banks	49,983	4,511

Total cash and cash equivalents	68,069	29,513
Investment securities:
Investment securities — available for sale, at fair value	184,724	235,426
Investment securities — held to maturity, at amortized cost	2,822	3,676
Other investments	8,500	6,390

Total investment securities	196,046	245,492
Mortgage loans held for sale	8,528	—
Loans:
Loans — net of unearned income and deferred fees	1,324,932	1,390,302
Allowance for loan losses	(36,249)	(26,081)

Net loans	1,288,683	1,364,221
Other real estate	17,865	10,732
Premises and equipment, net	24,855	23,756
Bank-owned life insurance	6,895	22,746
Core deposit intangible, net	2,006	2,711
Deferred income tax	15,152	12,096
Other assets	21,600	23,401

Total assets	$1,649,699	$1,734,668

Liabilities
Deposits:
Demand, noninterest checking	$125,438	$141,069
NOW accounts	183,014	175,084
Money market deposit accounts	139,772	184,146
Savings accounts	31,117	28,958
Time deposits	880,010	848,708

Total deposits	1,359,411	1,377,965
Repurchase agreements and federal funds purchased	—	6,543
Borrowings	129,000	167,000
Subordinated debentures	34,323	30,930
Other liabilities	10,862	12,445

Total liabilities	1,533,596	1,594,883
Shareholders’ Equity
Preferred stock, $1,000 par value; 100,000 shares authorized; 41,279 shares issued and outstanding (liquidation preference of $41,279)	40,345	40,127
Common stock, no par value; 50,000,000 shares authorized; 12,880,954 and 11,348,117 shares issued and outstanding	145,461	139,909
Accumulated deficit	(73,955)	(44,206)
Accumulated other comprehensive income	4,252	3,955

Total shareholders’ equity	116,103	139,785

Total liabilities and shareholders’ equity	$1,649,699	$1,734,668

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For the Three and Nine Months Ended September 30, 2010 and 2009

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
	(Unaudited)
	(Dollars in thousands except per share data)

Interest income:
Loans and loan fees	$17,357	$18,720	$52,080	$52,224
Investment securities:
Taxable interest income	1,854	2,348	5,851	7,708
Tax-exempt interest income	285	759	1,369	2,286
Dividends	22	13	58	26
Federal funds and other interest income	17	18	37	34

Total interest income	19,535	21,858	59,395	62,278

Interest expense:
Deposits	4,683	6,797	16,438	21,596
Borrowings and repurchase agreements	1,470	1,506	4,281	4,782

Total interest expense	6,153	8,303	20,719	26,378

Net interest income	13,382	13,555	38,676	35,900
Provision for loan losses	6,763	3,564	38,534	11,242

Net interest income after provision for loan losses	6,619	9,991	142	24,658

Noninterest income:
Service charges and other fees	746	990	2,468	2,901
Bank card services	521	409	1,479	1,133
Mortgage origination and other loan fees	442	410	1,108	1,520
Brokerage fees	271	155	743	468
Bank-owned life insurance	138	240	632	1,663
Net gain on investment securities	244	148	641	164
Other	138	155	474	488

Total noninterest income	2,500	2,507	7,545	8,337

Noninterest expense:
Salaries and employee benefits	5,918	5,128	16,637	16,945
Occupancy	1,460	1,471	4,418	4,192
Furniture and equipment	867	771	2,312	2,340
Data processing and telecommunications	488	555	1,530	1,759
Advertising and public relations	435	394	1,464	940
Office expenses	320	386	940	1,043
Professional fees	626	358	1,785	1,171
Business development and travel	363	268	937	843
Amortization of core deposit intangible	235	287	705	862
Other real estate and other loan-related losses	1,833	370	3,858	938
Directors’ fees	236	295	828	1,131
FDIC deposit insurance	712	474	2,028	1,882
Other	717	341	1,738	1,081

Total noninterest expense	14,210	11,098	39,180	35,127

Net income (loss) before income taxes	(5,091)	1,400	(31,493)	(2,132)
Income tax expense (benefit)	3,975	(2,143)	(3,510)	(2,561)

Net income (loss)	$(9,066)	$3,543	$(27,983)	$429

Dividends and accretion on preferred stock	588	590	1,766	1,764

Net income (loss) attributable to common shareholders	$(9,654)	$2,953	$(29,749)	$(1,335)

Net income (loss) per common share — basic	$(0.74)	$0.26	$(2.34)	$(0.12)

Net income (loss) per common share — diluted	$(0.74)	$0.26	$(2.34)	$(0.12)

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY AND COMPREHENSIVE INCOME (LOSS)
For the Nine Months Ended September 30, 2010 and 2009

					Other
	Preferred Stock		Common Stock		Comprehensive	Accumulated
	Shares	Amount	Shares	Amount	Income	Deficit	Total
	(Unaudited)
	(Dollars in thousands except share data)

Balance at January 1, 2009	41,279	$39,839	11,238,085	$139,209	$886	$(31,420)	$148,514
Comprehensive income:
Net income						429	429
Net unrealized gain on securities, net of tax of $3,778					6,022		6,022
Net unrealized loss on cash flow hedge, net of tax benefit of $1,072					(1,709)		(1,709)
Prior service cost recognized on SERP, net of amortization of $6					(48)		(48)

Total comprehensive income							4,694

Accretion of preferred stock discount		216				(216)	—
Restricted stock awards			20,000	120			120
Stock option expense				38			38
Directors’ deferred compensation			42,284	417			417
Dividends on preferred stock						(1,548)	(1,548)
Dividends on common stock ($0.24 per share)						(2,710)	(2,710)

Balance at September 30, 2009	41,279	$40,055	11,300,369	$139,784	$5,151	$(35,465)	$149,525
Balance at January 1, 2010	41,279	$40,127	11,348,117	$139,909	$3,955	$(44,206)	$139,785
Comprehensive loss:
Net loss						(27,983)	(27,983)
Net unrealized gain on securities, net of tax of $182					291		291
Amortization of prior service cost on SERP					6		6

Total comprehensive loss							(27,686)

Accretion of preferred stock discount		218				(218)	—
Issuance of common stock			1,468,770	5,065			5,065
Restricted stock forfeiture			(400)	(2)			(2)
Stock option expense				37			37
Directors’ deferred compensation			64,467	452			452
Dividends on preferred stock						(1,548)	(1,548)

Balance at September 30, 2010	41,279	$40,345	12,880,954	$145,461	$4,252	$(73,955)	$116,103

The accompanying notes are an integral part of these condensed consolidated financial statements.

CAPITAL BANK CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For the Nine Months Ended September 30, 2010 and 2009

	Nine Months Ended
	September 30,
	2010	2009
	(Unaudited)
	(Dollars in thousands)

Cash flows from operating activities:
Net (loss) income	$(27,983)	$429
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Provision for loan losses	38,534	11,242
Amortization of core deposit intangible	705	862
Depreciation	1,939	2,271
Stock-based compensation	581	546
Gain on investment securities, net	(641)	(164)
Amortization of premium/discount on investment securities, net	52	117
Increase in mortgage loans held for sale	(8,528)	—
Write-down in value of other real estate	1,682	—
Loss on disposal of premises, equipment and other real estate	299	79
Increase in cash surrender value of bank-owned life insurance	(632)	(203)
Deferred income tax (benefit) expense	(3,238)	886
Net decrease (increase) in accrued interest receivable and other assets	1,707	(746)
Net (decrease) increase in accrued interest payable and other liabilities	(669)	118

Net cash provided by operating activities	3,808	15,437

Cash flows from investing activities:
Decrease (increase) in loans, net	20,679	(118,709)
Additions to premises and equipment	(3,051)	(2,710)
Proceeds from sales of premises, equipment and real estate owned	7,224	3,452
Proceeds from surrender of bank-owned life insurance	16,483	—
Purchases of FHLB stock, net	(1,980)	(20)
Purchase of securities — available for sale	(66,035)	(31,842)
Proceeds from principal repayments/calls/maturities of securities — available for sale	117,670	56,048
Proceeds from principal repayments/calls/maturities of securities — held to maturity	853	1,300

Net cash provided by (used in) investing activities	91,843	(92,481)

Cash flows from financing activities:
(Decrease) increase in deposits, net	(18,554)	69,936
Decrease in repurchase agreements, net	(6,543)	(5,546)
Proceeds from borrowings	189,000	120,000
Principal repayments of borrowings	(227,000)	(105,000)
Proceeds from issuance of subordinated debentures	3,393	—
Proceeds from issuance of common stock	5,065	—
Dividends paid	(2,456)	(4,107)

Net cash (used in) provided by financing activities	(57,095)	75,283

Net change in cash and cash equivalents	38,556	(1,761)
Cash and cash equivalents at beginning of period	29,513	54,455

Cash and cash equivalents at end of period	$68,069	$52,694

Supplemental Disclosure of Cash Flow Information
Transfer of loans and premises to other real estate owned	$16,325	$10,605

Cash paid (received) for:
Income taxes	$(248)	$(4,297)

Interest	$20,832	$27,412

The accompanying notes are an integral part of these condensed consolidated financial statements.

1.	Significant Accounting Policies and Interim Reporting

The accompanying unaudited condensed consolidated financial statements include the accounts of Capital Bank Corporation (the “Company”) and its wholly owned subsidiary, Capital Bank (the “Bank”). In addition, the Company has interests in three trusts, Capital Bank Statutory Trust I, II, and III (hereinafter collectively referred to as the “Trusts”). The Trusts have not been consolidated with the financial statements of the Company. The interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”). They do not include all of the information and footnotes required by such accounting principles for complete financial statements, and therefore should be read in conjunction with the audited consolidated financial statements and accompanying footnotes in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. The more significant estimates that are particularly susceptible to significant change relate to the determination of the allowance for loan losses, other-than-temporary impairment on investment securities, income taxes, and impairment of long-lived assets, including intangible assets. Actual results could differ from those estimates.

In the opinion of management, all adjustments necessary for a fair presentation of the financial position and results of operations for the periods presented have been included, and all significant intercompany transactions have been eliminated in consolidation. Certain amounts reported in prior periods have been reclassified to conform to the current presentation. Such reclassifications have no effect on total assets, net income or shareholders’ equity as previously reported. The results of operations for the nine months ended September 30, 2010 are not necessarily indicative of the results of operations that may be expected for the year ending December 31, 2010.

The condensed consolidated balance sheet at December 31, 2009 has been derived from the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

The accounting policies followed by the Company are as set forth in Note 1 of the Notes to Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Current Accounting Developments

In July 2010, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2010-20, Disclosures about the Credit Quality of Financing Receivables and the Allowance for Credit Losses, to amend FASB Accounting Standards Codification (“ASC”) Topic 320, Receivables. The amendments in this update are intended to provide disclosures that facilitate financial statement users’ evaluation of the nature of credit risk inherent in the entity’s portfolio of financing receivables, how that risk is analyzed and assessed in arriving at the allowance for credit losses, and the changes and reasons for those changes in the allowance for credit losses. The disclosures as of the end of a reporting period are effective for interim and annual periods ending on or after December 15, 2010. The disclosures about activity that occurs during a reporting period are effective for interim and annual reporting periods beginning on or after December 15, 2010. Management does not anticipate that adoption of this update will have a material impact on the Company’s financial position or results of operations.

In April 2010, the FASB issued ASU 2010-18, Effect of a Loan Modification When the Loan Is Part of a Pool That Is Accounted for as a Single Asset, to amend ASC Topic 320, Receivables. The amendments in this update provide that for acquired troubled loans which meet the criteria to be accounted for within a pool, modifications to one or more of these loans does not result in the removal of the modified loan from the pool even if the modification would otherwise be considered a troubled debt restructuring. The pool of assets in which the loan is included will continue to be considered for impairment. The amendments do not apply to loans not meeting the criteria to be accounted for within a pool. These amendments were effective for modifications of loans accounted for within pools occurring in the first interim or annual period ending on or after July 15, 2010. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In February 2010, the FASB issued ASU 2010-09, Amendments to Certain Recognition and Disclosure Requirements, to amend ASC Topic 855, Subsequent Events. The amendments in this update removed the requirement to disclose the date through which subsequent events have been evaluated and became effective immediately upon issuance. Adoption of this update did not have a material impact on the Company’s financial position or results of operations.

In January 2010, the FASB issued ASU 2010-06, Improving Disclosures about Fair Value Measurements, to amend ASC Topic 820, Fair Value Measurements and Disclosures. The amendments in this update require more robust disclosures about the different classes of assets and liabilities measured at fair value, the valuation techniques and inputs used, the activity in Level 3 fair value measurements, and the transfers between Levels 1, 2, and 3. The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements. Those disclosures are effective for fiscal years beginning after December 15, 2010, and for interim periods within those fiscal years. Management does not anticipate that adoption of this update will have a material impact on the Company’s financial position or results of operations.

2.	Earnings (Loss) Per Share

Basic earnings (loss) per share (“EPS”) excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS assumes the conversion, exercise or issuance of all potential common stock instruments, such as stock options and warrants, unless the effect is to reduce a loss or increase earnings. Basic EPS is adjusted for outstanding stock options and warrants using the treasury stock method in order to compute diluted EPS. The weighted average number of shares outstanding for the three and nine months ended September 30, 2010 and 2009 were as follows:

Three Months Ended September 30, 2010 and 2009

	2010	2009
	(Dollars in thousands)

Net income (loss) attributable to common shareholders	$(9,654)	$2,953

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding — basic	13,060,739	11,469,064
Incremental shares from assumed exercise of stock options and warrants	—	—

Weighted average number of shares outstanding — diluted	13,060,739	11,469,064

Net income (loss) per common share — basic	$(0.74)	$0.26

Net income (loss) per common share — diluted	$(0.74)	$0.26

For the three months ended September 30, 2010 and 2009, outstanding options to purchase 313,420 and 377,083 shares, respectively, of common stock were excluded from the diluted calculation because the option exercise prices exceeded the average fair market value of the associated shares of common stock. For both the three months ended September 30, 2010 and 2009, outstanding warrants to purchase 749,619 shares of common stock were excluded from the diluted calculation because the warrant exercise price exceeded the average fair market value of the associated shares of common stock. There were no dilutive stock options or warrants outstanding for the three months ended September 30, 2010 and 2009.

Nine Months Ended September 30, 2010 and 2009

	2010	2009
	(Dollars in thousands)

Net loss attributable to common shareholders	$(29,749)	$(1,335)

Shares used in the computation of earnings per share:
Weighted average number of shares outstanding — basic	12,702,625	11,450,640
Incremental shares from assumed exercise of stock options and warrants	—	—

Weighted average number of shares outstanding — diluted	12,702,625	11,450,640

Net loss per common share — basic	$(2.34)	$(0.12)

Net loss per common share — diluted	$(2.34)	$(0.12)

For the nine months ended September 30, 2010 and 2009, outstanding options to purchase 313,420 and 377,083 shares, respectively, of common stock were excluded from the diluted calculation because the option price exceeded the average fair market value of the associated shares of common stock. For both the nine months ended September 30, 2010 and 2009, outstanding warrants to purchase 749,619 shares of common stock were excluded from the diluted calculation because the warrant exercise price exceeded the average fair market value of the associated shares of common stock. There were no dilutive stock options or warrants outstanding for the nine months ended September 30, 2010 and 2009.

3.	Comprehensive Income (Loss)

Comprehensive income (loss) represents the change in the Company’s equity during the period from transactions and other events and circumstances from non-owner sources. Total comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). The Company’s other comprehensive income (loss) and accumulated other comprehensive income (loss) are comprised of unrealized gains and losses on certain investments in debt securities and derivatives that qualify as cash flow hedges to the extent that the hedge is effective. Information concerning the Company’s other comprehensive income (loss) for the three and nine months ended September 30, 2010 and 2009 is as follows:

Three Months Ended September 30, 2010 and 2009

	2010	2009
	(Dollars in thousands)

Unrealized gain on securities — available for sale	$65	$7,556
Unrealized loss on change in fair value of cash flow hedge	—	(1,125)
Amortization of prior service cost on SERP	2	1
Income tax effect	(25)	(2,479)

Other comprehensive income	$42	$3,953

Nine Months Ended September 30, 2010 and 2009

	2010	2009
	(Dollars in thousands)

Unrealized gain on securities — available for sale	$473	$9,800
Unrealized loss on change in fair value of cash flow hedge	—	(2,781)
Prior service cost recognized on SERP, net of amortization	6	(48)
Income tax effect	(182)	(2,706)

Other comprehensive income	$297	$4,265

4.	Investment Securities

Investment securities as of September 30, 2010 and December 31, 2009 are summarized as follows:

		Unrealized	Unrealized
	Amortized Cost	Gains	Losses	Fair Value
	(Dollars in thousands)

September 30, 2010
Available for sale:
U.S. agency obligations	$35,012	$273	$—	$35,285
Municipal bonds	22,892	396	125	23,163
Mortgage-backed securities issued by GSEs	110,336	6,960	—	117,296
Non-agency mortgage-backed securities	6,248	37	362	5,923
Other securities	3,252	8	203	3,057

	177,740	7,674	690	184,724

Held to maturity:
Municipal bonds	300	3	—	303
Mortgage-backed securities issued by GSEs	1,219	79	—	1,298
Non-agency mortgage-backed securities	1,303	2	42	1,263

	2,822	84	42	2,864

Other investments	8,500	—	—	8,500

Total	$189,062	$7,758	$732	$196,088

December 31, 2009
Available for sale:
U.S. agency obligations	$1,000	$29	$—	$1,029
Municipal bonds	72,556	1,006	668	72,894
Mortgage-backed securities issued by GSEs	144,762	6,896	—	151,658
Non-agency mortgage-backed securities	8,345	19	567	7,797
Other securities	2,252	—	204	2,048

	228,915	7,950	1,439	235,426

Held to maturity:
Municipal bonds	300	7	—	307
Mortgage-backed securities issued by GSEs	1,576	84	—	1,660
Non-agency mortgage-backed securities	1,800	—	145	1,655

	3,676	91	145	3,622

Other investments	6,390	—	—	6,390

Total	$238,981	$8,041	$1,584	$245,438

The following table summarizes the gross unrealized losses and fair value of the Company’s investments in an unrealized loss position for which other-than-temporary impairments have not been recognized in earnings, aggregated by investment category and length of time that individual securities have been in a continuous unrealized loss position, as of September 30, 2010 and December 31, 2009:

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

September 30, 2010
Available for sale:
Municipal bonds	$1,647	$18	$2,734	$107	$4,381	$125
Non-agency mortgage-backed securities	—	—	4,148	362	4,148	362
Other securities	—	—	797	203	797	203

	1,647	18	7,679	672	9,326	690

Held to maturity:
Non-agency mortgage-backed securities	—	—	745	42	745	42

Total	$1,647	$18	$8,424	$714	$10,071	$732

	Less than 12 Months		12 Months or Greater		Total
		Unrealized		Unrealized		Unrealized
	Fair Value	Losses	Fair Value	Losses	Fair Value	Losses
	(Dollars in thousands)

December 31, 2009
Available for sale:
Municipal bonds	$21,194	$448	$2,382	$220	$23,576	$668
Non-agency mortgage-backed securities	3,711	93	2,791	474	6,502	567
Other securities	—	—	1,546	204	1,546	204

	24,905	541	6,719	898	31,624	1,439

Held to maturity:
Non-agency mortgage-backed securities	—	—	1,655	145	1,655	145

Total	$24,905	$541	$8,374	$1,043	$33,279	$1,584

At the end of each quarter, the Company makes an assessment to determine whether there have been any events or economic circumstances to indicate that a marketable security on which there is an unrealized loss is impaired on an other-than-temporary basis. The Company considers many factors, including the severity and duration of the impairment and recent events specific to the issuer or industry, including any changes in credit ratings.

Unrealized losses on the Company’s investments in non-agency mortgage-backed securities, or private label mortgage securities, are related to five different securities. These losses are due to a combination of changes in credit spreads and other market factors. These mortgage securities are not issued and guaranteed by an agency of the federal government but are instead issued by private financial institutions and therefore carry an element of credit risk. Management closely monitors the performance of these securities and the underlying mortgages, which includes a detailed review of credit ratings, prepayment speeds, delinquency rates, default rates, current loan-to-values, geography of collateral, remaining terms, interest rates, loan types, etc. The Company has engaged a third party expert to provide a quarterly “stress test” of each private label mortgage security through a model using assumptions to simulate certain credit events and recessionary conditions and their impact on the performance of each mortgage security.

Unrealized losses on the Company’s investments in municipal bonds are related to six different securities. These losses are primarily related to concerns in the marketplace regarding credit quality of certain municipalities in light of the recent economic recession and high unemployment rates as well as expectations of future market interest rates. Management monitors the underlying credit of these bonds by reviewing the financial strength of the issuers and the sources of taxes and other revenues available to service the debt. Unrealized losses on other securities relate to an investment in subordinated debt of one corporate financial institution. Management monitors the financial strength of this institution by reviewing its quarterly financial reports and considers its capital, liquidity and earnings in this review.

As of September 30, 2010, two investment securities remained in an other-than-temporarily impaired position. The first of these investments was a private label mortgage security with a book value and unrealized loss of $723,000 and ($331,000), respectively, as of September 30, 2010. This impairment determination was initially made at December 31, 2009 and was based on the extent and duration of the unrealized loss as well as recent credit rating downgrades from rating agencies to below investment grade. Based on its analysis of expected cash flows, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. The second of these investments was subordinated debt of a private financial institution with a book value and unrealized loss of $1.0 million and ($203,000), respectively, as of September 30, 2010. This impairment determination was initially made at December 31, 2009 and was based on the extent of the unrealized loss as well as adverse economic and market conditions for financial institutions in general. Based on its review of capital, liquidity and earnings of this institution, management expects to receive all contractual principal and interest from this security and therefore did not consider any of the unrealized loss to represent credit impairment. Unrealized losses from these two investments were related to factors other than credit and were recorded to other comprehensive income.

The securities in an unrealized loss position as of September 30, 2010 not determined to be other-than-temporarily impaired are all still performing and are expected to perform through maturity, and the issuers have not experienced significant adverse events that would call into question their ability to repay these debt obligations according to contractual terms. Further, because the Company does not intend to sell these investments and it is not more likely than not that the Company will be required to sell the investments before recovery of their amortized cost bases, which may be maturity, the Company does not consider such securities to be other-than-temporarily impaired as of September 30, 2010.

Other investment securities primarily include an investment in Federal Home Loan Bank (“FHLB”) stock, which has no readily determinable market value and is recorded at cost. As of September 30, 2010 and December 31, 2009, the Company’s investment in FHLB stock totaled $8.0 million and $6.0 million, respectively. Based on its quarterly evaluation, management has concluded that the Company’s investment in FHLB stock was not impaired as of September 30, 2010 and that ultimate recoverability of the par value of this investment is probable. During the nine months ended September 30, 2009, the Company recorded an investment loss of $320,000 related to an equity investment in Silverton Bank, a correspondent financial institution that was closed by the Office of the Comptroller of the Currency in 2009. The loss represented the full amount of the Company’s investment in Silverton Bank and was recorded as a reduction to noninterest income on the Condensed Consolidated Statements of Operations.

The amortized cost and estimated market values of debt securities as of September 30, 2010 by final contractual maturities are summarized in the table below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
	(Dollars in thousands)

Debt securities:
Due within one year	$—	$—	$300	$303
Due after one year through five years	29,906	30,196	—	—
Due after five years through ten years	13,365	13,441	811	869
Due after ten years	132,719	139,329	1,711	1,692

Total debt securities	175,990	182,966	2,822	2,864
Total equity securities	1,750	1,758	—	—

Total investment securities	$177,740	$184,724	$2,822	$2,864

During the nine months ended September 30, 2010, the Company recognized gross gains and (losses) of $519,000 and ($8,000), respectively, on sales of available-for-sale investment securities. These gains and losses are included in net gain on investment securities in the Condensed Consolidated Statements of Operations. Also included in net gain on investment securities for the nine months ended September 30, 2010 was $130,000 of appreciation on the fair value of a publicly traded equity security that was marked-to-market through the Condensed Consolidated Statement of Operations. During the nine months ended September 30, 2009, the Company recognized gross gains of $484,000 on sales of available-for-sale investment securities. Included as a reduction to net gain on investment securities for the nine months ended September 30, 2009 was a $320,000 loss on an equity investment in Silverton Bank. Proceeds received from sales of available-for-sale investment securities totaled $77.6 million and $20.5 million in the nine months ended September 30, 2010 and 2009, respectively.

5.	Loans and Allowance for Loan Losses

The composition of the loan portfolio by loan classification as of September 30, 2010 and December 31, 2009 was as follows:

	September 30,	December 31,
	2010	2009
	(Dollars in thousands)

Commercial real estate:
Construction and land development	$391,749	$452,120
Commercial non-owner occupied	274,635	245,674

Total commercial real estate	666,384	697,794

Consumer real estate:
Residential mortgage	171,792	165,374
Home equity lines	92,944	97,129

Total consumer real estate	264,736	262,503

Commercial owner occupied	178,920	194,359
Commercial and industrial	165,526	183,733
Consumer	6,683	9,692
Other loans	41,601	41,851

	1,323,850	1,389,932
Deferred loan fees and origination costs, net	1,082	370

	$1,324,932	$1,390,302

A summary of activity in the allowance for loan losses for the nine months ended September 30, 2010 and 2009 is as follows:

	2010	2009
	(Dollars in thousands)

Balance at beginning of period	$26,081	$14,795
Loans charged off	(29,104)	(6,654)
Recoveries of loans previously charged off	738	128

Net charge-offs	(28,366)	(6,526)
Provision for loan losses	38,534	11,242

Balance at end of period	$36,249	$19,511

The allowance for credit losses includes the allowance for loan losses, detailed above, and the reserve for unfunded lending commitments, which is included in other liabilities on the Condensed Consolidated Balance Sheets. As of September 30, 2010 and December 31, 2009, the reserve for unfunded lending commitments totaled $475,000 and $351,000, respectively.

The following is a summary of information related to nonperforming assets as of September 30, 2010 and December 31, 2009:

	September 30,	December 31,
	2010	2009
	(Dollars in thousands)

Nonperforming assets:
Nonaccrual loans	$68,757	$39,512
Accruing loans greater than 90 days past due	1,169	—

Total nonperforming loans	69,926	39,512
Other real estate	17,865	10,732

Total nonperforming assets	$87,791	$50,244

For the nine months ended September 30, 2010 and 2009, no interest income was recognized on loans while in nonaccrual status. Cumulative interest payments collected on active nonaccrual loans and applied as a reduction to the principal balance of the respective loans totaled $510,000 and $366,000 as of September 30, 2010 and December 31, 2009, respectively.

6.	Stock-Based Compensation

The Company uses the following forms of stock-based compensation as an incentive for certain employees and non-employee directors: stock options, restricted stock, and stock issued through a deferred compensation plan for non-employee directors.

Stock Options

Pursuant to the Capital Bank Corporation Equity Incentive Plan (“Equity Incentive Plan”), the Company has a stock option plan providing for the issuance of options for the purchase of up to 1,150,000 shares of the Company’s common stock to officers and directors. As of September 30, 2010, options for 293,600 shares of common stock were outstanding and options for 598,859 shares of common stock remained available for future issuance. In addition, options for 566,071 shares of common stock were assumed by the company under various plans from previously acquired financial institutions, of which options for 19,820 shares remain outstanding. Grants of options are made by the Board of Directors or the Compensation/Human Resources Committee of the Board. All grants must be made with an exercise price at no less than fair market value on the date of grant, must be exercised no later than 10 years from the date of grant, and may be subject to certain vesting provisions.

The following table summarizes the activity in the Company’s stock option plans, including the weighted average exercise price (“WAEP”), during the nine months ended September 30, 2010:

			Weighted Average
	Number	Weighted Average	Remaining Contractual	Aggregate
	of Shares	Exercise Price	Term in Years	Intrinsic Value

Outstanding at beginning of period	366,583	$11.76
Granted	19,250	4.38
Exercised	—	—
Forfeited and expired	(72,413)	8.53

Outstanding at end of period	313,420	$12.05	4.73	$—

Options exercisable at end of period	225,870	$13.74	3.37	$—

The following table summarizes information about the Company’s stock options as of September 30, 2010:

		Weighted Average
	Number	Remaining Contractual	Number	Intrinsic
Exercise Price	Outstanding	Life in Years	Exercisable	Value

$3.85 - $6.00	79,250	8.57	12,000	$—
$6.01 - $9.00	10,040	0.25	10,040	—
$9.01 - $12.00	74,880	1.45	73,380	—
$12.01 - $15.00	20,000	5.88	12,000	—
$15.01 - $18.37	129,250	4.44	118,450	—

	313,420	4.73	225,870	$—

The fair values of options granted are estimated on the date of the grants using the Black-Scholes option pricing model. Option pricing models require the use of highly subjective assumptions, including expected stock price volatility, which when changed can materially affect fair value estimates. The expected life of the options used in this calculation is the period the options are expected to be outstanding. Expected stock price volatility is based on the historical volatility of the Company’s common stock for a period approximating the expected life; the expected dividend yield is based on the Company’s historical annual dividend payout; and the risk-free rate is based on the implied yield available on U.S. Treasury issues. The following weighted-average assumptions were used in determining fair value for options granted in the nine months ended September 30, 2010 and 2009:

	September 30,	September 30,
	2010	2009

Dividend yield	0.0%	—
Expected volatility	33.0%	—
Risk-free interest rate	3.1%	—
Expected life	7 years	—

The weighted average fair value of the 19,250 options granted in the nine months ended September 30, 2010 was $1.80 per option. There were no options granted in the nine months ended September 30, 2009.

As of September 30, 2010, the Company had unamortized compensation expense related to unvested stock options of $102,000, which is expected to be fully amortized over the next four years. For the nine months ended September 30, 2010 and 2009, the Company recorded compensation expense of $37,000 and $38,000, respectively, related to stock options.

Restricted Stock

Pursuant to the Equity Incentive Plan, the Board of Directors may grant restricted stock to certain employees and Board members at its discretion. There have been no restricted stock grants since 2008. Nonvested shares are subject to forfeiture if employment terminates prior to the vesting dates. The Company expenses the cost of the stock awards, determined to be the fair value of the shares at the date of grant, ratably over the period of the vesting. Nonvested restricted stock for the nine months ended September 30, 2010 is summarized in the following table:

		Weighted Average
		Grant Date
	Shares	Fair Value

Nonvested at beginning of period	24,000	$8.08
Granted	—	—
Vested	—	—
Forfeited	(400)	6.00

Nonvested at end of period	23,600	$8.12

As of September 30, 2010, the Company had 23,600 shares of nonvested restricted stock grants, which represents unrecognized compensation expense of $102,000 to be recognized over the remaining vesting period of the respective grants. Total compensation expense related to these restricted stock awards for the nine months ended September 30, 2010 and 2009 totaled $92,000 and $91,000, respectively.

Deferred Compensation for Non-employee Directors

The Company administers the Capital Bank Corporation Deferred Compensation Plan for Outside Directors (“Deferred Compensation Plan”). Eligible directors may elect to participate in the Deferred Compensation Plan by deferring all or part of their directors’ fees for at least one calendar year, in exchange for common stock of the Company. If a director does not elect to defer all or part of his fees, then he is not considered a participant in the Deferred Compensation Plan. The amount deferred is equal to 125% of total director fees. Each participant is fully vested in his account balance. The Deferred Compensation Plan provides for payment of share units in shares of common stock of the Company after the participant ceases to serve as a director for any reason. For the nine months ended September 30, 2010 and 2009, the Company recognized compensation expense of $452,000 and $417,000, respectively, related to the Deferred Compensation Plan.

7.	Derivative Instruments

The Company enters into interest rate lock commitments with customers and commitments to sell mortgages to investors. The period of time between the issuance of a mortgage loan commitment and the closing and sale of the mortgage loan is generally less than 60 days. Interest rate lock commitments and forward loan sale commitments represent derivative instruments which are carried at fair value. These derivative instruments do not qualify for hedge accounting. The fair values of the Company’s interest rate lock commitments and forward loan sales commitments are based on current secondary market pricing and are included on the Condensed Consolidated Balance Sheets in mortgage loans held for sale and on the Condensed Consolidated Statements of Operations in mortgage origination and other loan fees.

As of September 30, 2010, the Company had $16.0 million of commitments outstanding to originate mortgage loans held for sale at fixed rates and $24.5 million of forward commitments under best efforts contracts to sell mortgages to four different investors. The fair value adjustments of the interest rate lock commitments and forward loan sales commitments were not considered material as of September 30, 2010. Thus, there was no impact to the Condensed Consolidated Statements of Operations for the three or nine months ended September 30, 2010. There were no such commitments outstanding as of December 31, 2009 or September 30, 2009.

8.	Commitments and Contingencies

To meet the financial needs of its customers, the Company is party to financial instruments with off-balance-sheet risk in the normal course of business. These financial instruments are comprised of various types of commitments to extend credit, including unused lines of credit and overdraft lines, as well as standby letters of credit. These instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet.

The Company’s exposure to credit loss in the event of nonperformance by the other party is represented by the contractual amount of those instruments. The Company uses the same credit policies in making these commitments as it does for on-balance-sheet instruments. The amount of collateral obtained, if deemed necessary by the Company, upon extension of credit is based on management’s credit evaluation of the borrower. Collateral held varies but may include trade accounts receivable, property, plant and equipment, and income-producing commercial properties. Since many unused lines of credit expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

The Company’s exposure to off-balance-sheet credit risk as of September 30, 2010 and December 31, 2009 is as follows:

	September 30,	December 31,
	2010	2009
	(Dollars in thousands)

Commitments to extend credit	$179,254	$231,691
Standby letters of credit	9,866	9,144

Total commitments	$189,120	$240,835

The Company has limited partnership investments in two related private investment funds which totaled $1.8 million as of both September 30, 2010 and December 31, 2009. These investments are recorded on the cost basis and were included in other assets on the Condensed Consolidated Balance Sheets. Remaining capital commitments to these investment funds totaled $1.6 million as of September 30, 2010.

9.	Fair Value Measurement

The Company utilizes fair value measurements to record fair value adjustments to certain assets and liabilities and to determine fair value disclosures. Investment securities, available for sale, and derivatives are recorded at fair value on a recurring basis. Additionally, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, impaired loans and certain other assets. These nonrecurring fair value adjustments typically involve application of lower of cost or market accounting or write-downs of individual assets. The following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Investment securities, available for sale, are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange, such as the New York Stock Exchange, U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities and corporate entities as well as municipal bonds. Securities classified as Level 3 include corporate debt instruments that are not actively traded.

Mortgage loans held for sale are carried at the lower of cost or market value. The fair values of mortgage loans held for sale are based on commitments on hand from investors within the secondary market for loans with similar characteristics. As such, the fair value adjustment for mortgage loans held for sale is classified as nonrecurring Level 2.

Loans are not recorded at fair value on a recurring basis. However, from time to time, a loan is considered impaired, and a valuation allowance is established based on the estimated value of the loan. The fair value of impaired loans that are collateral dependent is based on collateral value. For impaired loans that are not collateral dependent, estimated value is based on either an observable market price, if available, or the present value of expected future cash flows. Those impaired loans not requiring an allowance represent loans for which the estimated fair value exceeds the recorded investments in such loans. When the fair value of an impaired loan is based on an observable market price or a current appraised value, the Company records the impaired loan as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies the impaired loan as nonrecurring Level 3.

Other real estate, which includes foreclosed assets, is adjusted to fair value upon transfer of loans and premises to other real estate. Subsequently, other real estate is carried at the lower of carrying value or fair value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records other real estate as nonrecurring Level 2. When an appraised value is not available, or management determines the fair value of the collateral is further impaired below the appraised value, and there is no observable market price, the Company classifies other real estate as nonrecurring Level 3.

Assets and liabilities measured at fair value on a recurring basis as of September 30, 2010 and December 31, 2009 are summarized below:

		Significant Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(Dollars in thousands)

September 30, 2010
Investment securities — available for sale:
U.S. agency obligations	$—	$35,285	$—	$35,285
Municipal bonds	—	23,163	—	23,163
Mortgage-backed securities issued by GSEs	—	117,296	—	117,296
Non-agency mortgage-backed securities	—	5,923	—	5,923
Other securities	1,757	—	1,300	3,057

Total	$1,757	$181,667	$1,300	$184,724

December 31, 2009
Investment securities — available for sale:
U.S. agency obligations	$—	$1,029	$—	$1,029
Municipal bonds	—	72,894	—	72,894
Mortgage-backed securities issued by GSEs	—	151,658	—	151,658
Non-agency mortgage-backed securities	—	7,797	—	7,797
Other securities	748	—	1,300	2,048

Total	$748	$233,378	$1,300	$235,426

The table below presents a reconciliation and income statement classification of gains and losses for all assets measured at fair value on a recurring basis using significant unobservable inputs (Level 3) for the nine months ended September 30, 2010:

Level 3
(Dollars in thousands)

Balance at beginning of period	$1,300
Total unrealized losses included in:
Net income	—
Other comprehensive income	—
Purchases, sales and issuances, net	—
Transfers in and (out) of Level 3	—

Balance at end of period	$1,300

Assets and liabilities measured at fair value on a nonrecurring basis as of September 30, 2010 and December 31, 2009 are summarized below:

		Significant Other	Significant
	Quoted Prices in	Observable	Unobservable
	Active Markets	Inputs	Inputs
	(Level 1)	(Level 2)	(Level 3)	Total
	(Dollars in thousands)

September 30, 2010
Impaired loans	$—	$67,501	$4,359	$71,860
Other real estate	—	17,865	—	17,865
December 31, 2009
Impaired loans	$—	$36,972	$34,181	$71,153
Other real estate	—	10,732	—	10,732

10.	Fair Value of Financial Instruments

Due to the nature of the Company’s business, a significant portion of its assets and liabilities consist of financial instruments. Accordingly, the estimated fair values of these financial instruments are disclosed. Quoted market prices, if available, are utilized as an estimate of the fair value of financial instruments. Because no quoted market prices exist for a significant part of the Company’s financial instruments, the fair value of such instruments has been derived based on management’s assumptions with respect to future economic conditions, the amount and timing of future cash flows and estimated discount rates. Different assumptions could significantly affect these estimates. Accordingly, the net amounts ultimately collected could be materially different from the estimates presented below. In addition, these estimates are only indicative of the values of individual financial instruments and should not be considered an indication of the fair value of the Company taken as a whole.

Fair values of cash and due from banks and federal funds sold are equal to the carrying value due to the liquid nature of the financial instruments. Estimated fair values of investment securities are based on quoted market prices, if available, or model-based values from pricing sources for mortgage-backed securities and municipal bonds. Fair value of the net loan portfolio has been estimated using the present value of future cash flows, discounted at an interest rate giving consideration to estimated prepayment risk. The credit risk component of the loan portfolio has been set at the recorded allowance for loan losses balance for purposes of estimating fair value. Thus, there is no difference between the carrying amount and estimated fair value attributed to credit risk in the portfolio. Carrying amounts for accrued interest approximate fair value given the short-term nature of interest receivable and payable.

Fair values of time deposits and borrowings are estimated by discounting the future cash flows using the current rates offered for similar deposits and borrowings with the same remaining maturities. Fair value of subordinated debt is estimated based on current market prices for similar trust preferred issues of financial institutions with equivalent credit risk. The estimated fair value for the Company’s subordinated debt is significantly lower than carrying value since credit spreads (i.e., spread to LIBOR) on similar trust preferred issues are currently much wider than when these securities were originally issued. Interest-bearing deposit liabilities and repurchase agreements with no stated maturities are predominately at variable rates and, accordingly, the fair values have been estimated to equal the carrying amounts (the amount payable on demand).

The carrying values and estimated fair values of the Company’s financial instruments as of September 30, 2010 and December 31, 2009 are as follows:

	September 30, 2010		December 31, 2009
	Carrying	Estimated	Carrying	Estimated
	Amount	Fair Value	Amount	Fair Value
	(Dollars in thousands)

Financial Assets:
Cash and cash equivalents	$68,069	$68,069	$29,513	$29,513
Investment securities	196,046	196,088	245,492	245,438
Mortgage loans held for sale	8,528	8,528	—	—
Loans	1,288,683	1,283,521	1,364,221	1,368,233
Accrued interest receivable	6,120	6,120	6,590	6,590
Financial Liabilities:
Non-maturity deposits	$479,401	$479,401	$529,257	$529,257
Time deposits	880,010	888,071	848,708	861,378
Repurchase agreements	—	—	6,543	6,543
Borrowings	129,000	137,540	167,000	171,278
Subordinated debentures	34,323	15,593	30,930	12,200
Accrued interest payable	1,710	1,710	1,824	1,824

There was no material difference between the carrying amount and estimated fair value of off-balance-sheet commitments totaling $189.1 million and $240.8 million as of September 30, 2010 and December 31, 2009, respectively, which are primarily comprised of unfunded loan commitments and standby letters of credit. The Company’s remaining assets and liabilities are not considered financial instruments.

11.	Private Placement Offering

On March 18, 2010, the Company sold 849 investment units (“Units”) for gross proceeds of $8.5 million. Each Unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of the Company’s common stock valued at $6,003.10. The offering and sale of the Units was limited to accredited investors. As a result of the sale of the Units, the Company sold $3.4 million in aggregate principal amount of subordinated promissory notes due March 18, 2020 (the “Notes”) and 1,468,770 shares of the Company’s common stock valued at $5.1 million. The Notes were recorded in subordinated debentures on the Condensed Consolidated Balance Sheets. The Company is obligated to pay interest on the Notes at 10% per annum payable in quarterly installments commencing on the third month anniversary of the date of issuance of the Notes. The Company may prepay the Notes at any time after March 18, 2015 subject to approval by the Federal Reserve and compliance with applicable law.

The Company’s obligation to repay the Notes is subordinate to all indebtedness owed by the Company to its current and future secured creditors and general creditors, including the Federal Reserve and the Federal Deposit Insurance Corporation, and certain other financial obligations of the Company.

12.	Subsequent Events

On October 28, 2010, the Company entered into an informal Memorandum of Understanding (“MOU”) with the Federal Depository Insurance Corporation and the North Carolina Commissioner of Banks. An MOU is characterized by regulatory authorities as an informal action that is not published or publicly available and that is used when circumstances warrant a milder form of action than a formal supervisory action, such as a formal written agreement or order. In accordance with the terms of the MOU, the Company has agreed to, among other things, (i) increase regulatory capital to achieve and maintain a minimum Tier 1 leverage capital ratio of at least 8% and a total risk-based capital ratio of at least 12%, (ii) monitor and reduce its commercial real estate concentration, (iii) timely identify and reduce its overall level of problem loans, (iv) establish and maintain an adequate allowance for loan losses, and (v) ensure adherence to loan policy guidelines. The MOU will remain in effect until modified, terminated, lifted, suspended or set aside by the regulatory authorities.

On November 4, 2010, the Company announced its entry into an Investment Agreement whereby North American Financial Holdings, Inc. (“NAFH”) has agreed to purchase 71.0 million shares of the Company’s common stock for a purchase price of $2.55 per share, for a total investment of approximately $181 million. NAFH also agreed to issue a non-transferable contingent value right that will attach to each share of the Company’s common stock outstanding as of a specified record date (other than shares of common stock held by NAFH) that will provide existing shareholders with the opportunity to receive up to $0.75 per share five years from the closing date of the proposed transaction, depending on the level of loan charge-offs during that five-year period. After giving effect to the NAFH investment, NAFH would own approximately 85% of the Company’s outstanding shares of common stock. The Company also intends to conduct a rights offering to legacy shareholders of rights to purchase up to 5.0 million shares of common stock at a price of $2.55 per share. Further, NAFH would have the right to conduct a tender offer at any time to purchase up to 5.25 million shares of the Company’s common stock at a price not less than $2.55 per share. Upon closing of the investment, R. Eugene Taylor, NAFH’s CEO, and Christopher G. Marshall, NAFH’s CFO, will be added to the management team as the Company’s CEO and CFO and members of the Company’s Board of Directors upon closing of the investment transaction. B. Grant Yarber and Michael R. Moore are expected to remain in senior executive roles at Capital Bank. The Company’s Board of Directors will be reconstituted with a combination of two existing members and new NAFH-designated Board members.

The investment is subject to satisfaction or waiver of certain closing conditions, including shareholder approval of the terms of the investment and an increase in our authorized shares of common stock under our Articles of Incorporation, reaching an agreement with the U.S. Department of the Treasury to repurchase the preferred stock and warrant issued under the Troubled Asset Relief Program Capital Purchase Program on terms acceptable to NAFH, and the receipt by NAFH and the Company of the requisite governmental and regulatory approvals.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.

The following table sets forth the fees and expenses payable by us in connection with the sale of the securities being registered hereunder, all of which will be borne by us. All amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$1,480
Subscription and information agent fees and expenses	$30,000
Legal fees and expenses	$152,520
Accounting fees and expenses	$20,000
Printing costs	$28,000
Mailing and other miscellaneous expenses	$18,000

Total	$250,000

Item 14.	Indemnification of Directors and Officers.

Sections 55-8-50 through 55-8-58 of the North Carolina Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, because of the fact that such person was a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) and reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, agent or employee (i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interest of the corporation or (2) that in all other cases his conduct at least was not opposed to the corporation’s best interest, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with a proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

In addition, Section 55-8-57 of the North Carolina Business Corporation Act permits a corporation to indemnify or agree to indemnify any of its directors, officers, employees or agents against liability and expenses (including attorneys’ fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in any of the foregoing capacities; provided, however, that a corporation may not indemnify or agree to indemnify a person against liability or expenses such person may incur on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

Our Bylaws provide for indemnification, to the fullest extent permitted by law, of our directors and officers and anyone who at our request, was serving as an officer, director, agent, partner, trustee, administrator or employee of another entity against any threatened, pending or completed civil, criminal, administrative, investigative or arbitrative action, suit or proceeding, or any appeal of such an action, seeking to hold him or her liable by reason of the fact that he or she was acting in such capacity. We also may provide such indemnification for our employees and agents as we deem appropriate.

The rights of indemnification found in our Bylaws cover:

•	reasonable expenses, including without limitation all attorneys’ fees actually and necessarily incurred by him or her in connection with any action, suit or proceeding;

•	all reasonable payments in satisfaction of any judgment, money decree, fine, penalty or settlement; and

•	all reasonable expense incurred in enforcing the indemnification rights.

Sections 55-8-52 and 55-8-56 of the North Carolina Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was a party. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8-56.

Finally, Section 55-8-57 of the North Carolina Business Corporation Act provides that a corporation may purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such persons, whether or not the corporation is otherwise authorized by the North Carolina Business Corporation Act to indemnify such party. Our directors and officers are currently covered under directors’ and officers’ insurance policies maintained by us. As permitted by North Carolina law, our Articles of Incorporation limit the personal liability of directors for monetary damages for breaches of duty as a director, provided that such limitation will not apply to (i) acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with our best interests, (ii) any liability for unlawful distributions under Section 55-8-33 of the North Carolina Business Corporation Act, or (iii) any transaction from which the director derived an improper personal benefit. In addition, our Articles of Incorporation stipulate that the liability of a director is eliminated or limited to the fullest extent permitted by the North Carolina Business Corporation Act, as it may be amended in the future.

On January 28, 2011, we entered into indemnification agreements (each, an “Indemnification Agreement”) with each of our directors and senior executive officers (each an “Indemnitee”). The Indemnification Agreements provide the Indemnitees with, among other things, indemnification against liabilities relating to their services as directors and officers of Capital Bank Corporation and/or the Bank and the advancement of expenses under certain circumstances, in each case to the fullest extent permitted by law. The Indemnification Agreements also require us and the Bank to take reasonable best efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, the Indemnitees.

In connection with our merger with 1st State Bancorp, Inc. in 2006, we agreed to, or to cause the Bank to, obtain and maintain 1st State Bancorp, Inc.’s directors’ and officers’ liability insurance policies or comparable policies for a period of six years after January 3, 2006. In connection with the Investment, we agreed to indemnify, defend and hold harmless, and provide advancement of defense costs and other expenses to, each person who was at any time prior to the closing of the Investment, an officer or director of our company or any of our subsidiaries against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person was a director or officer of our company or any of our subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the closing of the Investment, whether asserted or claimed prior to, at or after the closing of the Investment.

In the ordinary course of our business we may from time to time enter into additional contracts under which we and our directors and officers are provided with standard rights of indemnification against liability that they may incur in their capacities as such and in connection with activities performed under the terms of such contracts.

Item 15.	Recent Sales of Unregistered Securities.

On December 12, 2008, we entered into a Letter Agreement and Securities Purchase Agreement — Standard Terms with the Treasury pursuant to which we sold, and the Treasury purchased, for an aggregate purchase price of $41,279,000 in cash (i) 41,279 shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, liquidation preference of $1,000 per share, and (ii) a ten-year warrant to purchase 749,619 shares of our common stock at an exercise price, subject to anti-dilution adjustments, of $8.26 per share. The securities were sold in a private placement exempt from registration pursuant to Section 4(2) of the Securities Act. We did not engage in a general solicitation or advertising with regard to the issuance and sale of such securities and did not offer securities to the public in connection with this issuance and sale.

On March 18, 2010, we sold 849 units for gross proceeds of $8,490,000. Each unit was priced at $10,000 and consisted of a $3,996.90 subordinated promissory note and a number of shares of common stock valued at $6,003.10. As a result of the sale of the units, we sold $3,393,368 in aggregate principal amount of subordinated promissory notes due March 18, 2020 and 1,468,770 shares of common stock. The aggregate offering price of the common stock was $5,096,631.90, with a per share offering price of $3.47. Offers and sales of the units were made pursuant to Regulation D of the Securities Act and only made to accredited investors. There was no underwriting discount or commission.

On January 28, 2011, pursuant to the terms of the Investment Agreement, we issued to NAFH for $181,050,000 in cash, 71,000,000 shares of our common stock at a purchase price of $2.55 per share. The issuance of securities pursuant to the Investment was a private placement to an “accredited investor” (as that term is defined under Rule 501 of Regulation D) exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act and Rule 506 of Regulation D promulgated thereunder, as a transaction by an issuer not involving a public offering.

Item 16.	Exhibits.

Exhibit No.	Description

2.01	Merger Agreement, dated June 29, 2005, by and among Capital Bank Corporation and 1st State Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2005)
2.02	List of Schedules Omitted from Merger Agreement included as Exhibit 2.01 above (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed with the SEC on June 29, 2005)
3.01	Articles of Incorporation of Capital Bank Corporation, as amended
3.02	Bylaws of Capital Bank Corporation, as amended to date (incorporated by reference to Exhibit 3.02 to our Annual Report on Form 10-K filed with the SEC on March 29, 2002)
4.01	Specimen Common Stock Certificate of Capital Bank Corporation (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-4 (File No. 333-65853) filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)
4.02	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the registrant have been omitted but will be furnished to the SEC upon request.
5.01	Opinion of Wachtell, Lipton, Rosen & Katz (to be filed by amendment)
10.01	Equity Incentive Plan (incorporated by reference to Exhibit 10.02 to our Annual Report on Form 10-K filed with the SEC on March 28, 2003)
10.02	Form of Stock Award Agreement under the Capital Bank Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 28, 2007)
10.03	Form of Incentive Stock Option Agreement under the Capital Bank Corporation Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to our Registration Statement on Form S-8 (File No. 333-160699) filed with the SEC on July 20, 2009)
10.04	Amended and Restated Deferred Compensation Plan for Outside Directors (incorporated by reference to Appendix A to our Proxy Statement for Annual Meeting held on May 26, 2005)

Exhibit No.	Description

10.05	Amended and Restated Deferred Compensation Plan for Outside Directors, effective November 20, 2008 (incorporated by reference to Exhibit 10.04 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.06	Capital Bank Defined Benefit Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 27, 2005)
10.07	Amended and Restated Capital Bank Defined Benefit Supplemental Executive Retirement Plan, effective December 18, 2008 (incorporated by reference to Exhibit 10.06 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.08	Capital Bank Supplemental Retirement Plan for Directors (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on May 27, 2005)
10.09	Amended and Restated Capital Bank Supplemental Retirement Plan for Directors, effective December 18, 2008 (incorporated by reference to Exhibit 10.08 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.10	Amended and Restated Employment Agreement, dated September 17, 2008, by and between Capital Bank Corporation, Capital Bank and B. Grant Yarber (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 22, 2008)
10.11	Amendment to Amended and Restated Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and B. Grant Yarber (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.12	Employment Agreement, dated January 31, 2008, by and between Michael R. Moore and Capital Bank Corporation (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 31, 2008)
10.13	Amendment to Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and Michael R. Moore (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.14	Employment Agreement, dated January 25, 2008, by and between David C. Morgan and Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 31, 2008)
10.15	Amendment to Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and David C. Morgan (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.16	Amended and Restated Employment Agreement, dated September 17, 2008, by and between Capital Bank Corporation, Capital Bank and Mark Redmond (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on September 22, 2008)
10.17	Amendment to Amended and Restated Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and Mark Redmond (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.18	Letter Agreement, dated November 18, 2008, by and between Capital Bank and Ralph J. Edwards (incorporated by reference to Exhibit 10.14 to our Annual Report on Form 10-K filed with the SEC on March 10, 2010)
10.19	Lease Agreement, dated November 16, 1999, between Crabtree Park, LLC and Capital Bank Corporation (incorporated by reference to Exhibit 10.01 to our Annual Report on Form 10-K filed with the SEC on March 27, 2000)
10.20	Lease Agreement, dated November 1, 2005, by and between Capital Bank Corporation and 333 Ventures, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 28, 2005)
10.21	Agreement, dated November 2001, between Fiserv Solutions, Inc. and Capital Bank Corporation (incorporated by reference to Exhibit 10.08 to our Annual Report on Form 10-K filed with the SEC on March 29, 2002)

Exhibit No.	Description

10.22	Letter Agreement, dated December 12, 2008, including Securities Purchase Agreement — Standard Terms incorporated by reference therein, by and between Capital Bank Corporation and the United States Department of Treasury (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.23	Form of Waiver with Senior Executive Officers (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.24	Form of Letter Agreement Limiting Executive Compensation with Senior Executive Officers (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.25	Summary of Material Terms of the Capital Bank Annual Incentive Plan (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the SEC on May 8, 2008)
10.26	Purchase and Assumption Agreement, dated September 25, 2008, by and between Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, and Omni National Bank (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the SEC on November 7, 2008)
10.27	Real Estate Purchase Agreement, dated October 6, 2008, by and between Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, Michael R. Moore and Viola V. Moore (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 9, 2008)
10.28	Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 4, 2010)
10.29	First Amendment to Investment Agreement, dated January 14, 2011, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.30	Contingent Value Rights Agreement, dated January 28, 2011, of Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
10.31	Registration Rights Agreement dated January 28, 2011, by and between Capital Bank Corporation and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
10.32	Form of Indemnification Agreement by and between Capital Bank Corporation and its directors and certain officers (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
10.33	Form of Indemnification Agreement by and between Capital Bank and its directors and certain officers (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
21.01	Subsidiaries of the Registrant
23.01	Consent of Grant Thornton LLP
23.02	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.01) (to be filed by amendment)
24.01	Power of Attorney (contained on signature page)
99.1	Form of Capital Bank Corporation Subscription Rights Election Form
99.2	Form of Instructions for Use of Capital Bank Corporation Subscription Rights Election Form
99.3	Form of Letter to Registered Holders of Common Stock
99.4	Form of Letter to Brokers and Other Nominee Holders
99.5	Form of Beneficial Owner Election Form
99.6	Form of Nominee Holder Certification

Exhibit No.	Description

99.7	Form of Letter to Participants in Capital Bank 401(k) Retirement Plan
99.8	Form of Capital Bank 401(k) Retirement Plan Subscription Rights Election Form

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(6) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(7) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Raleigh, State of North Carolina, on February 2, 2011.

CAPITAL BANK CORPORATION

By:	/s/ R. Eugene Taylor
R. Eugene Taylor
Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints R. Eugene Taylor and Christopher G. Marshall, and each of them acting individually, his true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement (including any amendment or supplement thereto), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ R. Eugene Taylor R. Eugene Taylor	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	February 2, 2011

/s/ Christopher G. Marshall Christopher G. Marshall	Executive Vice President, Chief Financial Officer and Director (Principal Financial Officer and Principal Accounting Officer)	February 2, 2011

/s/ R. Bruce Singletary R. Bruce Singletary	Executive Vice President, Chief Risk Officer and Director	February 2, 2011

/s/ Peter N. Foss Peter N. Foss	Director	February 2, 2011

/s/ William A. Hodges William A. Hodges	Director	February 2, 2011

/s/ O. A. Keller, III O. A. Keller, III	Director	February 2, 2011

/s/ Charles F. Atkins Charles F. Atkins	Director	February 2, 2011

EXHIBIT INDEX

Exhibit No.	Description

2.01	Merger Agreement, dated June 29, 2005, by and among Capital Bank Corporation and 1st State Bancorp, Inc. (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the SEC on June 29, 2005)
2.02	List of Schedules Omitted from Merger Agreement included as Exhibit 2.01 above (incorporated by reference to Exhibit 2.2 to our Current Report on Form 8-K filed with the SEC on June 29, 2005)
3.01	Articles of Incorporation of Capital Bank Corporation, as amended
3.02	Bylaws of Capital Bank Corporation, as amended to date (incorporated by reference to Exhibit 3.02 to our Annual Report on Form 10-K filed with the SEC on March 29, 2002)
4.01	Specimen Common Stock Certificate of Capital Bank Corporation (incorporated by reference to Exhibit 4.1 to our Registration Statement on Form S-4 (File No. 333-65853) filed with the SEC on October 19, 1998, as amended on November 10, 1998, December 21, 1998 and February 8, 1999)
4.02	In accordance with Item 601(b)(4)(iii)(A) of Regulation S-K, certain instruments respecting long-term debt of the registrant have been omitted but will be furnished to the SEC upon request.
5.01	Opinion of Wachtell, Lipton, Rosen & Katz (to be filed by amendment)
10.01	Equity Incentive Plan (incorporated by reference to Exhibit 10.02 to our Annual Report on Form 10-K filed with the SEC on March 28, 2003)
10.02	Form of Stock Award Agreement under the Capital Bank Corporation Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 28, 2007)
10.03	Form of Incentive Stock Option Agreement under the Capital Bank Corporation Equity Incentive Plan (incorporated by reference to Exhibit 99.3 to our Registration Statement on Form S-8 (File No. 333-160699) filed with the SEC on July 20, 2009)
10.04	Amended and Restated Deferred Compensation Plan for Outside Directors (incorporated by reference to Appendix A to our Proxy Statement for Annual Meeting held on May 26, 2005)
10.05	Amended and Restated Deferred Compensation Plan for Outside Directors, effective November 20, 2008 (incorporated by reference to Exhibit 10.04 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.06	Capital Bank Defined Benefit Supplemental Executive Retirement Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on May 27, 2005)
10.07	Amended and Restated Capital Bank Defined Benefit Supplemental Executive Retirement Plan, effective December 18, 2008 (incorporated by reference to Exhibit 10.06 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.08	Capital Bank Supplemental Retirement Plan for Directors (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on May 27, 2005)
10.09	Amended and Restated Capital Bank Supplemental Retirement Plan for Directors, effective December 18, 2008 (incorporated by reference to Exhibit 10.08 to our Annual Report on Form 10-K filed with the SEC on March 16, 2009)
10.10	Amended and Restated Employment Agreement, dated September 17, 2008, by and between Capital Bank Corporation, Capital Bank and B. Grant Yarber (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on September 22, 2008)
10.11	Amendment to Amended and Restated Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and B. Grant Yarber (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.12	Employment Agreement, dated January 31, 2008, by and between Michael R. Moore and Capital Bank Corporation (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on January 31, 2008)
10.13	Amendment to Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and Michael R. Moore (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.14	Employment Agreement, dated January 25, 2008, by and between David C. Morgan and Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 31, 2008)

Exhibit No.	Description

10.15	Amendment to Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and David C. Morgan (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.16	Amended and Restated Employment Agreement, dated September 17, 2008, by and between Capital Bank Corporation, Capital Bank and Mark Redmond (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on September 22, 2008)
10.17	Amendment to Amended and Restated Employment Agreement, dated January 14, 2011, among Capital Bank, Capital Bank Corporation, and Mark Redmond (incorporated by reference to Exhibit 10.5 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.18	Letter Agreement, dated November 18, 2008, by and between Capital Bank and Ralph J. Edwards (incorporated by reference to Exhibit 10.14 to our Annual Report on Form 10-K filed with the SEC on March 10, 2010)
10.19	Lease Agreement, dated November 16, 1999, between Crabtree Park, LLC and Capital Bank Corporation (incorporated by reference to Exhibit 10.01 to our Annual Report on Form 10-K filed with the SEC on March 27, 2000)
10.20	Lease Agreement, dated November 1, 2005, by and between Capital Bank Corporation and 333 Ventures, LLC (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 28, 2005)
10.21	Agreement, dated November 2001, between Fiserv Solutions, Inc. and Capital Bank Corporation (incorporated by reference to Exhibit 10.08 to our Annual Report on Form 10-K filed with the SEC on March 29, 2002)
10.22	Letter Agreement, dated December 12, 2008, including Securities Purchase Agreement — Standard Terms incorporated by reference therein, by and between Capital Bank Corporation and the United States Department of Treasury (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.23	Form of Waiver with Senior Executive Officers (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.24	Form of Letter Agreement Limiting Executive Compensation with Senior Executive Officers (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on December 15, 2008)
10.25	Summary of Material Terms of the Capital Bank Annual Incentive Plan (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended March 31, 2008 filed with the SEC on May 8, 2008)
10.26	Purchase and Assumption Agreement, dated September 25, 2008, by and between Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, and Omni National Bank (incorporated by reference to Exhibit 10.1 to our Quarterly Report on Form 10-Q for the period ended September 30, 2008 filed with the SEC on November 7, 2008)
10.27	Real Estate Purchase Agreement, dated October 6, 2008, by and between Capital Bank, a wholly-owned subsidiary of Capital Bank Corporation, Michael R. Moore and Viola V. Moore (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on October 9, 2008)
10.28	Investment Agreement, dated November 3, 2010, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on November 4, 2010)
10.29	First Amendment to Investment Agreement, dated January 14, 2011, among Capital Bank Corporation, Capital Bank and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on January 18, 2011)
10.30	Contingent Value Rights Agreement, dated January 28, 2011, of Capital Bank Corporation (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
10.31	Registration Rights Agreement dated January 28, 2011, by and between Capital Bank Corporation and North American Financial Holdings, Inc. (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)

Exhibit No.	Description

10.32	Form of Indemnification Agreement by and between Capital Bank Corporation and its directors and certain officers (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
10.33	Form of Indemnification Agreement by and between Capital Bank and its directors and certain officers (incorporated by reference to Exhibit 10.4 to our Current Report on Form 8-K filed with the SEC on February 1, 2011)
21.01	Subsidiaries of the Registrant
23.01	Consent of Grant Thornton LLP
23.02	Consent of Wachtell, Lipton, Rosen & Katz (contained in Exhibit 5.01) (to be filed by amendment)
24.01	Power of Attorney (contained on signature page)
99.1	Form of Capital Bank Corporation Subscription Rights Election Form
99.2	Form of Instructions for Use of Capital Bank Corporation Subscription Rights Election Form
99.3	Form of Letter to Registered Holders of Common Stock
99.4	Form of Letter to Brokers and Other Nominee Holders
99.5	Form of Beneficial Owner Election Form
99.6	Form of Nominee Holder Certification
99.7	Form of Letter to Participants in Capital Bank 401(k) Retirement Plan
99.8	Form of Capital Bank 401(k) Retirement Plan Subscription Rights Election Form